Form 10-K405, Exhibit 13
period 1999-09-30
1ST STATE BANCORP INC
filed 1999-12-23
CIK 1074078

                                                                      EXHIBIT 13

1st STATE BANCORP, INC.



     [LOGO]



                                                              1999 ANNUAL REPORT

1st STATE BANCORP, INC.
==============================================================================

     1st State Bancorp, Inc. serves as the holding company for its wholly owned subsidiary, 1st State Bank. 1st State Bancorp is primarily engaged in the business of directing, planning and coordinating the business activities of 1st State Bank. In the future, 1st State Bancorp may conduct operations or acquire or organize other operating subsidiaries, including other financial institutions, though we have no current plans in this regard. Currently, 1st State Bancorp does not maintain offices separate from those of 1st State Bank nor employ any persons other than its officers who are not separately compensated for their service.

     Founded in 1914, 1st State Bank is a community and customer oriented North Carolina-chartered commercial bank headquartered in Burlington, North Carolina. We operate six full service offices located in north central North Carolina on the Interstate 85 corridor between the Piedmont Triad and Research Triangle. We conduct most of our business in Alamance County, North Carolina.

     Our business consists principally of attracting deposits from the general public and investing these funds in loans secured by single-family residential and commercial real estate, secured and unsecured commercial loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of the interest we pay on deposits and borrowed funds. We also earn income from miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds.

MARKET INFORMATION
==============================================================================

     1st State Bancorp's common stock began trading under the symbol "FSBC" on the Nasdaq National Market System on April 26, 1999. There are currently 3,163,125 shares of common stock outstanding and approximately 1,170 holders of record of the common stock. Following are the high and low bid prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends declared on the common stock during each quarter.

                                 High        Low         Dividends Per Share
                                 ----        ---         -------------------

     Fiscal 1999
     -----------

     Third quarter............  $19.625     $19.000          $0.08
     Fourth quarter...........   19.750      19.188           0.08


     The stated high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized" under prompt corrective action regulations.

TABLE OF CONTENTS

===========================================================================================================
1st State Bancorp, Inc..................................................................                (i)
Market Information......................................................................                (i)
Letter to Stockholders..................................................................                 1
Selected Consolidated Financial and Other Data..........................................                 3
Management's Discussion and Analysis of Financial Condition and Results of Operations...                 5
Consolidated Financial Statements.......................................................                21
Corporate Information................................................................... Inside Back Cover

                                      (i)

     Much has been written lately about the upcoming year 2000 and its potential impact on computer systems. It has been acknowledged generally that the banking industry is year 2000 compliant. We have taken all the actions we feel are prudent to ensure uninterrupted service to our customers into the next century. We are continuing to monitor third party vendors, refine our contingency plans and assure our customers of our state of readiness.

     We believe that the greatest strength of our Company is our people and their ability to meet the needs of our market. Unlike most bank employees, our people are empowered with the authority to make decisions. This structure is true for both loans and deposit products. We are committed to maintaining the flexibility needed to serve our commercial and consumer customers in the Alamance County area. The stability and accessability of our employees differentiates us from other financial institutions. We will continue to provide the training necessary for our people to better serve our customers.

     Your Board of Directors approved a quarterly dividend policy in June 1999. Cash dividends of $0.08 per share were paid to shareholders in August and November. It is the Board's stated intention to pay regular quarterly cash dividends to allow stockholders to directly participate in the Company's success.

     On behalf of staff, officers and directors, thank you for being a stockholder of 1st State Bancorp, Inc. We believe the Company has a bright future. We look forward to continuing to serve our customers and to enhance stockholder value through growth, profitability improvement and capital management.


                              Very truly yours,

                              /s/ James C. McGill
                              James C. McGill
                              President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
==============================================================================

Selected Financial Condition Data

                                                                        At September 30,
                                                       --------------------------------------------------
                                                         1999      1998      1997      1996        1995
                                                       -------   --------  --------  --------    --------
                                                                        (In thousands)
Total assets.........................................  $332,926  $288,223  $258,509  $235,138   $222,916
Loans receivable.....................................   195,292   196,782   197,122   173,849    171,093
Loans held for sale, at lower of cost or fair value..    12,143     7,540       684     2,377         --
Cash and cash equivalents............................    15,657    31,077    14,990     9,754      7,550
Investment securities:
  Available for sale.................................    11,036     9,858    11,320    16,024     16,307
  Held to maturity...................................    84,228    30,195    23,482    21,685     17,649
Deposit accounts.....................................   234,095   235,694   229,341   209,707    200,769
Advances from Federal Home Loan Bank.................    22,000    20,000     1,000     1,000         --
Stockholders' equity.................................    71,615    25,966    23,277    20,629     19,151


Selected Operating Data

                                                                      Year Ended September 30,
                                                       -------------------------------------------------
                                                          1999     1998      1997      1996       1995
                                                       --------  --------  --------  --------   --------
                                                                        (In thousands)
Total interest income................................  $ 21,474  $ 20,708  $ 19,061  $ 17,395    $ 16,146
Total interest expense...............................    10,640    11,071     9,799     9,453       8,584
                                                       --------  --------  --------  --------    --------
Net interest income..................................    10,834     9,637     9,262     7,942       7,562
Provision for loan losses............................       245       477       261       281         454
                                                       --------  --------  --------  --------    --------
Net interest income after provision
 for loan losses.....................................    10,589     9,160     9,001     7,661       7,108
Other income.........................................     1,654     1,497     1,468     1,179       1,600
Operating expenses...................................     9,818     6,774     6,473     6,403       5,006
                                                       --------  --------  --------  --------    --------
Income before income taxes...........................     2,425     3,883     3,996     2,437       3,702
Income taxes.........................................       870     1,362     1,447       841       1,378
                                                       --------  --------  --------  --------    --------
Net income...........................................  $  1,555  $  2,521  $  2,549  $  1,596    $  2,324
                                                       ========  ========  ========  ========    ========

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                               At or for the
                                                                           Year Ended September 30,
                                                            ---------------------------------------------------
                                                              1999       1998      1997       1996        1995
                                                            -------    -------   -------    -------     -------
Performance Ratios:
   Return on average assets (net income divided
      by average total assets)............................    0.50%      0.92%      1.03%    0.70%      1.07%
   Return on average equity (net income
      divided by average equity)..........................    3.30      10.20      11.34     7.92      12.94
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost).........................    3.11       3.45       3.70     3.41       3.43
   Net interest margin (net interest income divided by
      average interest-earning assets)....................    3.71       3.77       4.00     3.68       3.68
   Ratio of average interest-earning assets
      to average interest-bearing liabilities.............  116.58     107.42     106.99   106.25     105.61
   Ratio of operating expenses to average total
      assets (1)..........................................    2.18       2.48       2.62     2.80       2.30

Asset Quality Ratios:
   Nonperforming assets to total assets
      at end of period....................................    0.11       0.09       0.10     0.12       1.64
   Nonperforming loans to total loans
      at end of period....................................    0.18       0.13       0.13     0.16       2.11
   Allowance for loan losses to total
      loans at end of period..............................    1.74       1.61       1.38     1.42       1.28
   Allowance for loan losses to nonperforming
      loans at end of period..............................  943.82   1,227.38   1,063.32   866.67      60.72
   Provision for loan losses to total loans...............    0.12       0.24       0.13     0.16       0.26
   Net charge-offs to average loans outstanding...........    0.01         --         --       --         --

Capital Ratios:
   Shareholders' equity to total assets at end of period..   21.51       9.01       9.00     8.77       8.59
   Average equity to average assets.......................   15.09       9.05       9.10     8.80       8.25

________________
(1) Excludes $3.0 million contribution to fund 1st State Bank Foundation, Inc. in 1999.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
==============================================================================

     References in this document to the "Bank," "we," "us," and "our" refer to 1st State Bank. Where appropriate, "us" or "our" refers collectively to 1st State Bancorp, Inc. and 1st State Bank. References in this document to "the Company" refer to 1st State Bancorp, Inc.

General

     1st State Bancorp, Inc. was formed in November 1998 and became the holding company for 1st State Bank on April 23, 1999. As a result, portions of this discussion (as of dates and for periods prior to April 23, 1999) relate to the financial condition and results of operations of 1st State Bank.

     Our business consists principally of attracting deposits from the general public and investing these funds in loans secured by single-family residential and commercial real estate, secured and unsecured commercial loans and consumer loans. Our profitability depends primarily on our net interest income which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Our profitability also is affected by the level of other income and operating expenses. Other income consists of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit insurance premiums, data processing, advertising and other expenses.

     Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

     Our business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We believe that we can be more effective in servicing our customers than many of our nonlocal competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management team.

     Beginning in the late 1980's, we have sought to gradually increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans, which have higher interest rates and shorter terms and adjust more frequently to changes in interest rates than single-family residential mortgage loans. At September 30, 1999, commercial real estate, commercial and consumer loans totaled $40.8 million, $32.5 million and $6.7 million, respectively, which represented 19.8%, 15.8% and 3.2%, respectively, of gross loans. At September 30, 1999, $90.9 million, or 44.1% of gross loans, consisted of residential real estate mortgage loans.

Forward-Looking Statements

     When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in our market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in our market area, competition and information provided by third-party vendors that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We wish to advise readers that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     We do not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Year 2000 Readiness Disclosure

     The following information constitutes "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act.

     Our operations, like those of most financial institutions, are substantially dependent upon computer systems for our lending and deposit activities. We are addressing the potential problems associated with the possibility that the computers which control our data processing activities, facilities and networks may not be programmed to read four-digit dates and, upon the arrival of the year 2000, may recognize the two-digit code "00" as the year 1900 rather than 2000. This could cause systems to fail to function or generate erroneous information.

     We formed a Year 2000 Committee early in 1998 with senior representatives from every functional area of our Bank. At the direction of the Board, this Committee is leading our efforts to ensure that we are ready for the Year 2000. Our board of directors has approved 1st State Bancorp, Inc.'s five phase Year 2000 Plan that was developed in accordance with the guidelines set forth by the Federal Financial Institutions Examination Council.

     The first phase, awareness, was intended to provide on-going information to our employees, directors and customers of the impact of the Year 2000 issue. We have conducted Year 2000 training for all directors and employees.

     The second phase, assessment, required us to review all systems that we believe to be potential risks in order to minimize any Year 2000 operating difficulties. This review included all major computer and non-computer based systems, such as vaults, security systems and telephone systems and resulted in us identifying one vendor (Open Solutions, Inc.) and one system (The Complete Banking System) as mission critical.

     In April 1998, we converted to a new computer system for processing all loan, deposit and general ledger transactions. In conjunction with this conversion, we purchased and installed new hardware and software throughout 1st State Bank. The hardware and software purchased are Year 2000 compliant or have been made compliant with minor modifications or upgrades. The combined cost of this hardware and software was $1.2 million, which was capitalized during the year ended September 30, 1998 in accordance with our capitalization policy. The assessment phase is complete, although it is updated periodically as necessary.

     We have contacted all of our significant commercial borrowers and have determined that they are progressing appropriately with their efforts on Year 2000 issues. We do not believe this poses a significant risk to us at this time.

In addition, we take into consideration a commercial loan applicant's Year 2000 preparedness and will reject any application where the applicant's Year 2000 preparedness could hinder its ability to repay the loan.

     The third phase, renovation, includes making the necessary enhancements to ensure that our systems are Year 2000 compliant as well as obtaining certification from our vendors that their systems are Year 2000 compliant. As noted above, the hardware and software purchased as part of our system conversion is Year 2000 compliant. We have contacted significant third parties with whom we interface to complete customer transactions. These vendors have advised us that they have completed the renovation phase of their mission critical processes, and that their validation processes are either complete, or substantially complete.

     The fourth phase, validation, involves developing a testing strategy by establishing priorities based on the risks that a data processing failure may have on mission critical operations. Hardware used to operate mission critical processes has been successfully tested. In addition, we have received representations from our mission critical third party vendor that they are Year 2000 compliant. Testing of mission critical software applications and external testing with significant third parties has been completed.

     The fifth and final phase, implementation, began in the second quarter of calendar 1999 and will be completed in the first quarter of calendar 2000. In accordance with regulatory guidelines at September 30, 1999, we have developed a business resumption contingency plan and designed a method of plan validation. We have validated this plan.

     We estimate that the total future cost of Year 2000 compliance, excluding internal staffing costs, will not be significant. Year 2000 expenses were $8,000 for the year ended September 30, 1999 which included the cost of an independent consultant that was retained to assist us in evaluating our Year 2000 Plan and assist us in testing. We believe that our policies, plans and actions are in compliance with regulatory guidelines and milestone dates.

     Our customers may also experience Year 2000 problems, which could adversely affect their ability to comply with their obligations to us. We have assessed all significant commercial loan customers to determine their Year 2000 readiness. Although Year 2000 readiness varies among our customers, we do not expect that Year 2000 problems will have such a serious impact on our customers as to cause them to suffer material adverse financial consequences.

     We believe that the potential effects on our internal operations from Year 2000 issues can and will be addressed prior to the Year 2000. However, as unforeseen circumstances arise, the Year 2000 issue could disrupt our normal business operations. The most reasonably likely worst case Year 2000 scenarios foreseeable at this time would include our not being able to systematically process, in some combination, various types of customer transactions. This could affect our ability to accept deposits or process withdrawals, originate new loans or accept loan payments in the automated manner we currently utilize. Depending upon how long this scenario lasted, this could have a material adverse effect on our operations. Our contingency plan addresses alternative methods to enable us to continue to offer basic services to our customers. The costs of our Year 2000 project and our benchmark dates are based on our best estimates, which are based on a number of assumptions including future events. We cannot guarantee that these estimates will be achieved at the cost disclosed or within the time frames indicated.

Liquidity and Capital Resources

     1st State Bancorp has no business other than that of 1st State Bank and investing its assets. We believe that our current assets, consisting of invested cash and short-term investments, earnings on those assets and principal and interest payments on 1st State Bancorp's loan to the employee stock ownership plan, together with dividends that may be paid from 1st State Bank to 1st State Bancorp, will provide sufficient funds for its initial operations and liquidity needs; however, it is possible that 1st State Bancorp may need additional funds in the future. We cannot assure you, however, that 1st State Bancorp's sources of funds will be sufficient to satisfy its liquidity needs in the future. 1st State

Bank is subject to certain regulatory limitations on the payment of dividends to 1st State Bancorp. For a discussion of these regulatory dividend limitations, see "Market Information."

     At September 30, 1999, we had stockholders' equity of $71.6 million, as compared to $26.0 million at September 30, 1998. We reported net income for the year ended September 30, 1999 of $1.6 million, as compared to $2.5 million and $2.5 million for the years ended September 30, 1998 and 1997, respectively. At September 30, 1999 and 1998, we had a Tier 1 risk-based capital to risk-weighted assets ratio of 36.6% and 14.5%, respectively. At September 30, 1999, we had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $71.5 million, $71.5 million and $74.0 million, respectively. At September 30, 1999, we exceeded all regulatory minimum capital requirements.

     Our primary sources of funds are deposits, principal and interest payments on loans, proceeds from the sale of loans, and to a lesser extent, advances from the FHLB of Atlanta. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and local competition.

     Our primary investing activities have been the origination of loans and the purchase of investment securities. During the years ended September 30, 1999, 1998 and 1997, we had $113.8 million, $105.4 million and $79.2 million, respectively, of loan originations. During the years ended September 30, 1999, 1998 and 1997, we purchased investment securities in the amounts of $77.7 million, $34.6 million and $7.0 million, respectively. Our primary financing activities are the attraction of savings deposits and, during the year ended September 30, 1999, obtaining FHLB advances.

     FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect the safety and soundness of the bank. The FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Bank's liquidity ratio as 33.3% of total assets at September 30, 1999, which management believes is adequate.

     North Carolina banks must maintain a reserve fund in an amount and/or ratio set by the Banking Commission to account for the level of liquidity necessary to
assure the safety and soundness of the State banking system.   As of September
30, 1999, the Bank's liquidity ratio was in excess of the North Carolina regulations.

     Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 1999 and 1998, cash and cash equivalents totaled $15.7 million and $31.1 million, respectively. We have other sources of liquidity should we need additional funds. During the years ended September 30, 1999, 1998 and 1997, we sold loans totaling $40.4 million, $27.8 million and $9.2 million, respectively. Additional sources of funds include FHLB of Atlanta advances. During the year ended September 30, 1998, we obtained $20 million of FHLB of Atlanta advances with maturities matched to the repricing of a comparable amount of loans to reduce our exposure to potentially rising interest rates. For more information regarding this strategy, see " -- Asset/Liability Management." At September 30, 1999, we had $22.0 million of FHLB of Atlanta advances outstanding, compared to $20.0 million at September 30, 1998. Other sources of liquidity include loans and investment securities designated as available for sale, which totaled $12.1 million and $11.0 million, respectively, at September 30, 1999.

     We anticipate that we will have sufficient funds available to meet our current commitments. At September 30, 1999, we had $6.4 million in commitments to originate new loans, $43.9 million in unfunded commitments to extend credit under existing equity line and commercial lines of credit and $469,000 in standby letters of credit. At September 30, 1999, certificates of deposit which are scheduled to mature within one year totaled $130.7 million. We believe that a significant portion of such deposits will remain with us.

Asset/Liability Management

     Net interest income, the primary component of our net income, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. We strive to achieve consistent net interest income and to reduce our exposure to changes in interest rates by matching the terms to repricing of our interest-sensitive assets and liabilities. The matching of our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net interest income. Factors beyond our control, such as market interest rates and competition, may also have an impact on our interest income and interest expense.

     In the absence of any other factors, the overall yield or return associated with our earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market interest rates, we can significantly influence our net interest income.

     Our President reports to our board of directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The board of directors reviews the maturities of our assets and liabilities and establishes policies and strategies designed to regulate our flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing our assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. Our management is responsible for administering the policies and determinations of the board of directors with respect to our asset and liability goals and strategies.

     Our principal strategy in managing our interest rate risk has been to increase interest rate sensitive assets such as commercial loans and consumer loans. At September 30, 1999, we had $32.5 million of commercial loans and $6.7 million of consumer loans, which amounted to 15.8% and 3.2%, respectively, of our gross loan portfolio, as compared to $25.2 million of commercial loans and $6.3 million of consumer loans, respectively, at September 30, 1998, which amounted to 12.2% and 3.1%, respectively, of our gross loan portfolio at that date. In addition, in managing our portfolio of investment securities in recent periods we emphasized the purchase of short-term securities so as to reduce our exposure to increases in interest rates. In addition, at September 30, 1999, we had $12.1 million of loans held for sale, and, pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we had investment securities with an aggregate amortized cost of $11.2 million and an aggregate fair value of $11.0 million as available for sale. We are holding these loans and investment securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

     We also have shortened the average repricing period of our assets by retaining in our portfolio single-family residential mortgage loans only in cases where the loan carries an adjustable rate or the loan has an interest rate that is sufficient to compensate us for the risk of maintaining long-term, fixed-rate loans in our portfolio. During the past two years, we have sold a significant portion of our fixed-rate, single-family residential mortgage loans with terms of 15 years or more we have originated, and at September 30, 1999, most of our single-family residential mortgage loans classified as held for investment were originated at least three years previously when market interest rates were higher. At September 30, 1999, we held approximately $31.7 million of adjustable-rate residential mortgage loans, which represented approximately 15.4% of our gross loan portfolio. Depending on conditions existing at any given time, as part of our interest rate risk management strategy, we may sell newly originated fixed-rate residential mortgage loans with original maturities of 15 years or more in the secondary market.

     In addition, in early 1998, as market interest rates were falling and our yields on newly originated loans were decreasing, we became increasingly concerned that if interest rates were to increase significantly from the low rates then prevailing our cost of funds could be expected to increase while we would continue to earn the same low yield on our fixed-rate loans. To reduce our interest rate risk, in February 1998, we obtained $20.0 million in fixed-rate FHLB of Atlanta advances. These advances were structured with maturities estimated to coincide with the expected repricing of approximately $20.0 million of our loans. Through this strategy, we were able to establish a positive interest rate spread on the $20.0 million of assets and FHLB of Atlanta advances. The strategy of obtaining FHLB advances with maturities matched to a comparably sized portfolio of interest-earning assets has helped us to significantly reduce our interest rate risk in times of rising interest rates with respect to that portion of our assets and liabilities.

Market Risk

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

     Our market risk arises primarily from interest rate risk inherent in our lending and deposit-taking activities. We do not maintain a trading account for any class of financial instrument nor do we engage in hedging activities or purchase high-risk derivative instruments. Furthermore, we are not subject to foreign currency exchange rate risk or commodity price risk.

     We measure our interest rate risk by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our net interest income and net portfolio value of sudden and sustained 1% to 3% increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net interest income of 15%, 20% and 25% in the event of 1%, 2% and 3% increases and decreases in the market interest rates, respectively. Limits have also been established for changes in net portfolio value of decreases of 15%, 25% and 50% in the event of 1%, 2% and 3% increases in market interest rates, respectively, and decreases of 10%, 15% and 20% in the event of 1%, 2% and 3% decreases in market interest rates, respectively. The following table presents the projected change in net interest income and net portfolio value for the various rate shock levels at September 30, 1999.


                        Net Portfolio Value                Net Interest Income
 Change             -----------------------------       ------------------------------
in Rates            $ Amount  $ Change  % Change        $ Amount   $ Change  % Change
--------            --------  --------  ---------       ---------  --------  ---------
                                          (Dollars in thousands)
+ 300  bp           $75,739   $(7,381)     (8.88)%       $13,281   $ 2,049     18.24%
+ 200  bp            78,314    (4,806)     (5.78)         12,668     1,436     12.78
+ 100  bp            80,803    (2,317)     (2.79)         11,993       761      6.78
Static               83,120         0          0          11,232         0         0
- 100  bp            84,221     1,101       1.32          10,404      (828)    (7.37)
- 200  bp            82,971      (149)     (0.18)          9,489    (1,743)   (15.52)
- 300  bp            80,971    (2,149)     (2.59)          8,539    (2,693)   (23.98)

     The above table indicates that at September 30, 1999, in the event of sudden and sustained increases in prevailing market interest rates, we would expect our estimated net interest income to increase and our net portfolio value to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, we would expect our estimated net interest income and net portfolio value to decrease, except that we would expect our net portfolio value to increase in the event of a sudden and sustained decrease in interest rates of 100 basis points. Our board of directors reviews our net interest income and net portfolio value position quarterly, and, if estimated changes in net interest income and net portfolio value are not within the targets established by the board, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board approved targets. At September 30, 1999, our estimated changes in net interest income and net portfolio value were within the targets established by the board of directors.

     Computations of prospective effects of hypothetical interest rate changes, such as the above computations, are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the above table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in our portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Also, borrowers may have difficulty in repaying their adjustable-rate debt if interest rates increase.

Analysis of Net Interest Income

     Net interest income represents the difference between income derived from interest-earning assets and the interest expense on interest-bearing liabilities. Net interest income is affected by the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities, known as "interest rate spread," and the relative volume of interest-earning assets and interest-bearing liabilities.

     The following table sets forth certain information relating to our consolidated statements of income for the years ended September 30, 1999, 1998 and 1997 and reflects the average yield on assets and average cost of liabilities at the date and for the periods indicated. We derived yields and costs by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from daily balances.

                                                                             Year Ended September 30,
                                                 -------------------------------------------------------------------------------
                              At September 30,
                                    1999                     1999                         1998                         1997
                             ------------------- ----------------------------  ---------------------------  --------------------
                                                                     Average                       Average
                                        Yield/   Average              Yield/   Average              Yield/   Average
                              Balance    Cost    Balance   Interest    Cost    Balance   Interest    Cost    Balance   Interest
                             ---------  -------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                   (Dollars in thousands)
Assets:
  Loans receivable (1).....   $207,435    7.93%  $198,603   $16,113     8.11%  $199,203   $17,185     8.63%  $186,413   $16,167
  Investment securities (2)     96,524    6.04     68,182     4,160     6.10     35,938     2,320     6.46     39,101     2,557
  Interest-bearing
   overnight deposits......      7,246    5.50     25,139     1,201     4.78     20,409     1,203     5.89      6,116       337
                              --------           --------   -------            --------   -------            --------   -------
    Total interest-earning
     assets................    311,205    7.24    291,924    21,474     7.36    255,550    20,708     8.10    231,630    19,061
                                                            -------                       -------                       -------
Non-interest-earning assets     21,721             20,290                        17,499                        15,362
                              --------           --------                      --------                      --------
    Total assets...........   $332,926           $312,214                      $273,049                      $246,992
                              ========           ========                      ========                      ========

Liabilities and net worth:
  Deposits.................   $225,876    4.12   $230,363   $ 9,540     4.14   $224,334    10,331     4.61   $215,494     9,743
  FHLB advances............     22,000    5.42     20,044     1,100     5.49     13,559       740     5.46      1,000        56
                              --------           --------   -------            --------   -------            --------   -------
    Total interest-bearing
     liabilities...........    247,876    4.24    250,407    10,640     4.25    237,893    11,071     4.65    216,494     9,799
                                        ------              -------   ------              -------   ------              -------
Non-interest-bearing
 liabilities...............     13,435             14,696                        10,436                         8,026
                              --------           --------                      --------                      --------
    Total liabilities......    261,311            265,103                       248,329                       224,520
Net worth..................     71,615             47,111                        24,720                        22,472
                              --------           --------                      --------                      --------
    Total liabilities and
     net worth.............   $332,926           $312,214                      $273,049                      $246,992
                              ========           ========                      ========                      ========

Net interest income........                                 $10,834                       $ 9,637                       $ 9,262
                                                            =======                       =======                       =======
Interest rate spread.......               3.00%                         3.11%                         3.45%
                                        ======                        ======                        ======
Net interest margin (3)....                                             3.71%                         3.77%
                                                                      ======                        ======
Ratio of average
 interest-earning assets
  to average interest-bearing
   liabilities.............             125.55%                       116.58%                       107.42%
                                        ======                        ======                        ======

                                     Year Ended September 30
                                     -----------------------
                                              1997
                                            -------
Assets:                                     Average
                                             Yield/
                                              Cost
                                            -------
  Loans receivable (1)..............          8.67%
  Investment securities (2).........          6.54
  Interest-bearing
   overnight deposits...............          5.51

    Total interest-earning
     assets.........................          8.23

Non-interest-earning assets.........

    Total assets....................


Liabilities and net worth:
  Deposits..........................          4.52
  FHLB advances.....................          5.60

    Total interest-bearing
     liabilities....................          4.53
                                            ------
Non-interest-bearing
 liabilities........................

    Total liabilities...............
Net worth...........................
    Total liabilities and
     net worth......................

Net interest income.................

Interest rate spread................          3.70%
                                            ======
Net interest margin (3).............          4.00%
                                            ======
Ratio of average interest-earning
 assets to average interest-bearing
   liabilities......................        106.99%
                                            ======

_________________
(1) Includes nonaccrual loans and loans held for sale, net of discounts and allowance for loan losses.
(2)  Includes FHLB of Atlanta Stock.
(3) Represents net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, we have provided information on changes attributable to:

     .    changes in volume, which are changes in volume multiplied by old rate

     .    changes in rates, which are changes in rate multiplied by old volume

     . changes in rate-volume, which are changes in rate multiplied by the changes in volume and

     .    total change, which is the sum of the previous columns.

                                                                Year Ended September 30,
                                     --------------------------------------------------------------------------
                                      1999            vs.         1998           1998          vs.        1997
                                     ------------------------------------       -------------------------------
                                             Increase (Decrease)                      Increase (Decrease)
                                                   Due to                                  Due to
                                     ------------------------------------       -------------------------------
                                                         Rate/                                    Rate/
                                     Volume     Rate    Volume    Total         Volume    Rate   Volume   Total
                                     -------  --------  -------  --------       -------  ------  -------  -----
                                                                      (In thousands)
Interest income:
  Loans receivable (1).............  $  (52)  $(1,023)   $   3   $(1,072)       $1,109   $ (85)    $ (6)   $1,018
  Investment securities (2)........   2,081      (127)    (114)    1,840          (207)    (33)       3      (237)
  Other interest-earning assets....     279      (228)     (53)       (2)          788      23       55       866
                                     ------   -------    -----   -------        ------   -----     ----    ------
    Total interest-earning assets..   2,308    (1,378)    (164)      766         1,690     (95)      52     1,647
                                     ------   -------    -----   -------        ------   -----     ----    ------

Interest expense:
  Deposits.........................     278    (1,041)     (28)     (791)          400     181        7       588
  FHLB advances....................     354         4        2       360           703      (1)     (18)      684
                                     ------   -------    -----   -------        ------   -----     ----    ------
     Total interest-bearing
         liabilities...............     632    (1,037)     (26)     (431)        1,103     180      (11)    1,272
                                     ------   -------    -----   -------        ------   -----     ----    ------
Change in net interest income......  $1,676   $  (341)   $(138)  $ 1,197        $  587   $(275)    $ 63    $  375
                                     ======   =======    =====   =======        ======   =====     ====    ======

---------------
(1) Includes nonaccrual loans and loans held for sale net of discounts, fees and allowance for loan losses.
(2)  Includes FHLB of Atlanta stock.

Comparison of Financial Condition at September 30, 1999 and 1998

     Total assets increased by $44.7 million or 15.5%, from $288.2 million at September 30, 1998 to $332.9 million at September 30, 1999. The increase in assets was due primarily to the proceeds from the public stock offering which was completed on April 23, 1999. The growth in total assets exceeded the Company's loan growth for the year ended September 30, 1999; therefore, the level of investments increased by $55.2 million or 137.7%, from $40.1 million at September 30, 1998 to $95.3 million at September 30, 1999. Increases in the Company's investment portfolio depend largely on loan demand. The relatively low level of interest rates during the year ended September 30, 1999 caused the Company to sell most of its fixed rate mortgage production and prompted customers to refinance their mortgage loans which increased the Company's mortgage prepayments. Cash and cash equivalents decreased $15.4 million or 49.5% from $31.1 million at September 30, 1998 to $15.7 million at September 30, 1999 as we shifted excess overnight funds into investments to earn increased interest income. Loans held for sale increased $4.6 million or 61.3% from $7.5 million at September 30, 1998 to $12.1 million at September 30, 1999. These loans will be sold to fund future loan demand.

Comparison of Operating Results for the Years Ended September 30, 1999 and 1998

     Net Income. We had $1.6 million of net income for the year ended September 30, 1999, compared to $2.5 million of net income for the year ended September 30, 1998, representing a decrease of $967,000, or 38.3%. During the year ended September 30, 1999, increases in net interest income and other income were offset by increases in operating expenses. Included in operating expenses for the year ended September 30, 1999 was the $3.0 million contribution to fund the charitable foundation.

     Net Interest Income. Net interest income was $10.8 million for the year ended September 30, 1999, as compared to $9.6 million for the year ended September 30, 1998, representing an increase of $1.2 million, or 12.5%. During the year ended September 30, 1999, we were able to increase our net interest income by increasing our levels of interest-earning assets and interest-bearing liabilities. The average balance of interest-earning assets increased by $36.3 million, or 14.2%, from $255.6 million for the year ended September 30, 1998 to $291.9 million for the year ended September 30, 1999 primarily due to increases in the average balances of investment securities and interest-bearing overnight deposits. In addition, the average balance of interest-bearing liabilities increased by $12.5 million, or 5.3%, from $237.9 million for the year ended September 30, 1998 to $250.4 million for the year ended September 30, 1999 primarily due to increases in the average balance of deposits and FHLB advances. The effect of the increases in the average balances of assets and liabilities was offset in part by a decrease in our interest rate spread from 3.45% for the year ended September 30, 1998 to 3.11% for the year ended September 30, 1999. During the quarter ended December 31, 1998 the Federal Reserve lowered interest rates three times, and the prime interest rate decreased from 8.50% on September 29, 1998 to 7.75% on November 18, 1998. The Federal Reserve boosted rates twice during the quarter ended September 30, 1999. The average prime rate for the year ended September 30, 1999 was 7.88%, a decrease of 0.62% from 8.50%, the average for the year ended September 30, 1998. These lower interest rates decreased the yields which we earned on loans, investments and interest-bearing deposits during the year ended September 30, 1999. We were able to lower our cost of funds by decreasing the rates of interest paid on our deposits to partially offset this decrease.

     Interest Income. Total interest income was $21.5 million for the year ended September 30, 1999, as compared to $20.7 million for the year ended September 30, 1998, representing an increase of $765,000, or 3.7%. This increase was attributable to the $36.3 million, or 14.2% increase in the average balance of interest-earning assets during the year and, offset in part by a 74 basis point decrease in the average yield on interest-earning assets.

     Interest on loans receivable decreased by $1.1 million, or 6.4%, from $17.2 million for the year ended September 30, 1998 to $16.1 million for the year ended September 30, 1999. The average yield on loans receivable decreased 52 basis points during the year ended September 30, 1999. The decrease was due primarily to a 0.62% decrease in the average prime rate from 8.50% for the year ended September 30, 1998 to 7.88% for the year ended September 30, 1999. The average balance of loans receivable for the year September 30, 1998 decreased by $600,000, or 0.3%, from $199.2 million to $198.6 million for the year ended September 30, 1999 despite increases in loan originations. In response to lower market interest rates, we sold a higher percentage of single family residential loans and many of our mortgage loan customers refinanced their existing mortgage loans.

     Interest on investment securities increased by $1.9 million, or 82.6%, from $2.3 million for the year ended September 30, 1998 to $4.2 million for the year ended September 30, 1999. The increase was attributable to a $32.3 million, or 90.0%, increase in the average balance of investment securities from $35.9 million for the year ended September 30, 1998 to $68.2 million for the year ended September 30, 1999. Offsetting the increased average balances of investment securities was a 36 basis point decrease in the average yield on investment securities due to falling market interest rates during the first half of the year ended September 30, 1999. As rates declined, a higher than normal level of our investment securities were called by the issuers and we were faced with lower reinvestment rates.

     Interest on interest-bearing overnight deposits was $1.2 million for each of the years ended September 30, 1999 and 1998. The average balance of interest-bearing deposits increased $4.7 million, or 23.0%, from $20.4 million for the year ended September 30, 1998 to $25.1 million for the year ended September 30, 1999. The volume increase was offset by a decrease of 111 basis points in the yield on other interest-earning assets.

     Interest Expense. Total interest expense was $10.6 million for the year ended September 30, 1999, as compared with $11.1 million for the year ended September 30, 1998, representing a decrease of $432,000, or 3.9%. Such decrease was due primarily to a 40 basis point decrease in the average cost of funds which was partially offset by a $12.5 million, or 5.3%, increase in average interest-bearing liabilities from $237.9 million for the year ended September 30, 1998 to $250.4 million for the year ended September 30, 1999.

     Interest on deposits decreased by $791,000, or 7.7%, from $10.3 million for the year ended September 30, 1998 to $9.5 million for the year ended September 30, 1999. The decrease was attributable to a 47 basis point decrease in the average cost of deposits. As market interest rates decreased we lowered the interest rates on our deposit products. Offsetting the decreased cost of funds was an increase in average deposits of $6.1 million, or 27%, from $224.3 million for the year ended September 30, 1998 to $230.4 million for the year ended September 30, 1999.

     Interest expense on borrowings increased $360,000, or 48.6%, from $740,000 for the year ended September 30, 1998 to $1.1 million for the year ended September 30, 1999. The increase was primarily due to a $6.4 million, or 47.1%, increase in average borrowings from $13.6 million for the year ended September 30, 1998 to $20.0 million for the year ended September 30, 1999. We borrowed $20 million from the FHLB Atlanta in February 1998. The long-term advance was outstanding for all of the year ended September 30,1999 which accounts for the majority of the increase in the average balance.

     Provision for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses at a level we consider adequate to provide for probable loan losses, based on prior loss experience, volume and type of lending we conduct, industry standards and past due loans in our loan portfolio. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. We provided $245,000 and $477,000 for loan losses during the years ended September 30, 1999 and 1998, respectively. The decreased provision during the year ended September 30, 1999 reflects slower loan growth and a change in the mix of our commercial, construction, and commercial real estate loans compared to the prior year. At September 30, 1999, construction loans and asset based loans were $16.5 million and $8.6 million, respectively, which amounted to 8.0% and 4.2%, respectively, of the gross loan portfolio. Comparatively, at September 30, 1998, construction loans and asset based loans were $18.6 million and $9.4 million, respectively, which amounted to 9.0% and 4.5%, respectively, of the gross loan portfolio.

     The allowance for loan losses was $3.5 million at September 30, 1999, as compared to $3.2 million at September 30, 1998. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees was 1.74% and 1.61% at September 30, 1999 and 1998, respectively. We are continuing to see signs that our local economy may be softening. We are continuing to make loans to smaller businesses, churches and non-profit organizations. We believe that these borrowers are more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. We continue to see the negative impact of the NAFTA legislation on the textile industry and borrowers employed by local textile companies. The textile industry currently provides 10,000 jobs in Alamance County. Finally, we continue to see increased consumer debt levels and rising consumer bankruptcy rates nationally and in North Carolina. These factors have had a negative effect on our consumer and mortgage loan portfolios during 1999. Collectively, these factors prompted us to increase the allowance for loan losses during 1999.

     Other Income. Total other income increased by $156,000, or 10.43%, from $1.5 million for the year ended September 30, 1998 to $1.7 million for the year ended September 30, 1999. Of such increase, $64,000 was attributable to increased commissions from sales of annuities and mutual funds. Our sales of annuities and mutual funds were $11.6 million and $10.1 million for the years ended September 30, 1999 and 1998, respectively. During the year ended September 30, 1999, mortgage banking income, net decreased by $112,000. As interest rates increased during the second half of the year, we recorded a $328,397 lower of cost or market adjustment on the loans held for sale. At September 30, 1999, we had loans held for sale with a carrying value of $12.1 million. During the years ended September 30, 1999 and 1998, we recognized net losses of $198,000 and $119,000 on the sale of $40.4 million and $27.8 million of mortgage loans, respectively. Of these loans sold, the Bank retained the servicing rights on $7.8 million and $4.1 million, respectively. We received fees to compensate us for releasing the servicing rights on the remaining loans sold. These fees, which amounted to $850,000 and $351,000 for the years ended September 30, 1999 and 1998, respectively, more than offset the aforementioned losses recognized on the sale of these loans. Customer service fees on loan and deposit accounts decreased by $26,000, or 4.6%, from $566,000 for the year ended September 30, 1998 to $540,000 for the year ended September 30, 1999. During the year ended September 30, 1998 we recognized net securities losses of $246,000 from an other than temporary decline in the value of an investment in marketable equity securities. The fair value of the marketable equity securities depends largely on changes in interest rates as the underlying securities are debt securities. At September 30, 1999, we had an unrealized loss of $134,000 on our marketable equity securities. These unrealized losses were the result of increased interest rates and are not considered an other than temporary decline in value. However, future changes in interest rates could cause additional declines in values that are other than temporary.

     Operating Expenses. Total operating expenses increased by $3.0 million, or 44.1%, from $6.8 million for the year ended September 30, 1998 to $9.8 million for the year ended September 30, 1999. Included in the $9.8 million of operating expenses for the year ended September 30, 1999 is the $3.0 million contribution to establish the 1st State Bank Foundation, Inc. Excluding this one-time nonrecurring expense, operating expenses would have been $6.8 million which was $43,000, or 0.6%, over the prior year. Compensation and related benefits decreased by $155,000, or 3.4%, from $4.6 million for the year ended September 30, 1998 to $4.5 million for the year ended September 30, 1999. Deferred compensation expense decreased $697,000, or 70.7%, from $987,000 for the year ended September 30, 1999 to $289,000 for the year ended September 30, 1998 due to a decrease in expense attributable to the implementation and vesting of a Deferred Compensation Plan for directors and executive officers. Partially offsetting this decrease were increased benefit expenses of $286,000 from the implementation of the ESOP. Salaries and wages, including incentives and bonuses, increased $371,000, or 12.3%, from $3.0 million for the year ended September 30, 1998 to $3.4 million for the year ended September 30, 1999. Occupancy and equipment expense decreased $86,000 or 8.2%, from $1.0 million for the year ended September 30, 1998 to $959,000 for the year ended September 30, 1999. We converted to an inhouse data processing system during April 1998. The higher expense in 1998 included a writedown of $85,000 for obsolete equipment which was replaced in the computer conversion. Other expenses increased $348,000 from $870,000 for the year ended September 30, 1999 to $1.2 million for the year ended September 30, 1999. This increase was primarily due to added expenses from being a public company including increased audit fees, legal fees, office supplies, marketing expenses and stockholders relations expense.

     Income Taxes. Our income tax expense was $870,000 and $1.4 million for the years ended September 30, 1999 and 1998, respectively. Our effective tax rate was 35.9% for the year ended September 30, 1999 and 35.1% for the year ended September 30, 1998. In 1999, we did not recognize any state tax benefit on the charitable contribution to fund the Foundation because North Carolina tax law does not provide for the carryforward of charitable contributions. This increased our effective tax rate for 1999.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997

     Net Income. We had $2.5 million of net income for each of the years ended September 30, 1998 and 1997. During the year ended September 30, 1998, increases in net interest income and other income were offset by increases in the provision for loan losses and operating expenses.

     Net Interest Income. Net interest income was $9.6 million for the year ended September 30, 1998, as compared to $9.3 million for the year ended September 30, 1997, representing an increase of $375,000, or 4.1%. During the year ended September 30, 1998, we were able to increase our net interest income by leveraging our capital and increasing our levels of interest-earning assets and interest-bearing liabilities. The average balance of interest-earning assets increased by $23.9 million, or 10.3%, from $231.6 million for the year ended September 30, 1997 to $255.6 million for the year ended September 30, 1998 primarily due to increases in the average balances of loans receivable and interest-bearing overnight deposits. In addition, the average balance of interest-bearing liabilities increased by $21.4 million, or 9.9%, from $216.5 million for the year ended September 30, 1997 to $237.9 million for the year ended September 30, 1998 primarily due to increases in the average balances of deposits and FHLB advances. The effect of the increases in the average balances of assets and liabilities was offset in part by a decrease in our interest rate spread from 3.70% for the year ended September 30, 1997 to 3.45% for year ended September 30, 1998. In February 1998, we obtained $20.0 million in fixed-rate FHLB of Atlanta advances. These advances were structured with maturities estimated to coincide with the expected repricing of approximately $20.0 million of our loans. Through this strategy, we were able to establish a positive interest rate spread on the $20.0 million of assets and FHLB of Atlanta advances. The proceeds of advances increased our cash and cash equivalents pending deployment of the proceeds into loans. Interest rates declined between the time we obtained the advances and September 30, 1998, with the result that our cost of funds were negatively affected because the advances had a higher rate of interest than other sources of funds while cash and cash equivalents had a lower yield than our other interest-earning assets. As a result, we earned a lesser interest rate spread than we would have otherwise earned had we not obtained the advances. However, the strategy of obtaining FHLB advances with maturities matched to a comparably sized portfolio of interest-earning assets has helped us to significantly reduce our interest rate risk in times of rising interest rates with respect to that portion of our assets and liabilities.
See "--Asset/Liability Management" for our strategies in managing our interest rate spread. However, during the year ended September 30, 1998, we continued our efforts to increase the yield on interest-earning assets by increasing originations of loans that are based on the prime rate, such as commercial loans and home equity lines of credit, and to lower our cost of funds by successfully attracting lower cost deposits such as checking accounts and money market accounts.

     Interest Income. Total interest income was $20.7 million for the year ended September 30, 1998, as compared to $19.1 million for the year ended September 30, 1997, representing an increase of $1.6 million, or 8.6%. Such increase was due primarily to a $23.9 million, or 10.3%, increase in the average balance of the interest-earning assets during such year which was offset in part by a 13 basis point decrease in the average yield on interest-earning assets.

     Interest on loans receivable increased by $1.0 million, or 6.3%, from $16.2 million for the year ended September 30, 1997 to $17.2 million of the year ended September 30, 1998. The increase was due primarily to an increase of $12.8 million, or 6.9%, in the average balance of loans receivable from $186.4 million for the year ended September 30, 1997 to $199.2 million for the year ended September 30, 1998, reflecting increased single-family residential mortgage loan and commercial loan originations. The increase in the average balance of loans receivable more than offset a 4 basis point decrease in the average yield on loans receivable due to falling market interest rates during the year ended September 30, 1998. Offsetting the decreased yield attributable to declining market interest rates were our increased originations of commercial loans and construction loans, which carry interest rates based on the prime rate, enabling us to earn a higher yield on interest-earning assets, as commercial loans generally earn higher interest rates than single-family residential mortgage loans, although those loans entail greater credit risk.

     Interest on investment securities decreased by $237,000, or 9.3%, from $2.6 million for the year ended September 30, 1997 to $2.3 million for the year ended September 30, 1998. The decrease was attributable to a $3.2 million, or 8.1%, decrease in the average balance of investment securities from $39.1 million for the year ended September 30, 1997 to $35.9 million for the year ended September 30, 1998, combined with an 8 basis point decrease in the average yield on investment securities. As market interest rates fell during the year ended September 30, 1998, a higher than normal level of our investment securities were called by the issuers.

     Interest on interest-bearing overnight deposits increased by $867,000 from $336,000 for the year ended September 30, 1997 to $1.2 million for the year ended September 30, 1998. The increase was due primarily to a $14.3 million increase in the average balance of other interest-earning assets from $6.1 million for the year ended September

30, 1997 to $20.4 million for the year ended September 30, 1998, as a result of the temporary investment of the proceedings from the $20.0 million of FHLB of Atlanta advances obtained in February 1998, as well as to a 38 basis point increase in the yield on other interest-earning assets.

     Interest Expense. During the years ended September 30, 1998 and 1997, interest expense consisted primarily of interest on deposit accounts. Interest on deposit accounts increased by $588,000, or 6.0%, from $9.7 million for the year ended September 30, 1997 to $10.3 million for the year ended September 30, 1998. The increase was due to an $8.8 million, or 4.1%, increase in the average balance of deposits from $215.5 million for the year ended September 30, 1997 to $224.3 million for the year ended September 30, 1998. In addition, there was a 9 basis point increase in the average cost of deposits. The increase in the average cost of deposits reflected our decision to increase our deposit rates to match competition in our market. In addition, during the year ended September 30, 1998, we had interest expense of $740,000 on our increased balance of FHLB of Atlanta advances, as compared to $56,000 of interest expense during the year ended September 30, 1997.

     Provisions for Loan Losses. We provided $477,000 and $261,000 for loan losses during the years ended September 1998 and 1997, respectively. The allowance for loan losses was $3.2 million at September 30, 1998, as compared to $2.8 million at September 30, 1997. The ratio for the allowance for loan losses to total loans, net of loans in process and deferred loan fees, was 1.61% and 1.38% at September 30, 1998 and 1997, respectively. The increased provision during the year ended September 30, 1998 reflects the increased risk in our loan portfolio attributable to the higher percentage of loans invested in commercial loans, commercial real estate loans and construction loans. At September 30, 1998, commercial loans, commercial real estate loans and construction loans totaled $25.2 million, $38.8 million and $18.6 million, respectively, which amounted to 12.2%, 18.8% and 9.0%, respectively, of the gross loan portfolio. Comparatively, at September 30, 1997, commercial loans, commercial real estate loans and construction loans totaled $22.9 million, $34.3 million and $12.6 million, respectively, which amounted to 11.3%, 17.0% and 6.2%, respectively, of the gross loan portfolio. Single-family real estate loans totaled $100.9 million and $108.4 million at September 30, 1998 and 1997, respectively, which represented 48.8% and 53.8%, respectively, of the gross loan portfolio at such dates. Furthermore, we continued to originate asset-based loans, which are loans where repayment is based largely on the liquidation of assets such as inventory and accounts receivable. These loans carry an even higher incremental risk of loss, as their repayment is often dependent on the financial performance of the persons that owe money to our borrower. At September 30, 1998 and 1997, we had $9.4 million and $8.1 million, respectively, of loans that we considered to be asset-based loans.

     In addition, changes in the economy during fiscal year 1998 have altered the credit risk profile of some of our customers and as a result, we increased our provision to reflect this additional credit risk. We believe that our local economy may be nearing the end of a business cycle, which affects all of our borrowers through a softening economy. We have been further affected by this trend in that in recent years we have increased lending to smaller businesses, churches and non-profit organizations, and we have increased the origination of asset-based loans. We consider these borrowers to be more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. The NAFTA legislation passed by Congress also appears to be having a negative impact on the textile industry of Alamance County, affecting or potentially affecting borrowers in the textile industry and borrowers employed by local textile companies. Finally, we believe increased consumer debt levels and rising consumer bankruptcy rates nationally and in North Carolina have had a negative effect on our consumer and mortgage loan portfolios during 1998. Collectively, these factors prompted us to increase the allowance for loan losses during 1998.

     Other Income. Total other income was $1.5 million for the years ended September 30, 1998 and 1997. During the year ended September 30, 1998, mortgage banking income, net increased by $256,000. As interest rates decreased during the year, we decided to sell a greater volume of new residential mortgage loan originations to reduce our exposure to interest rate risk. For most of these transactions, we incurred a loss on the sale of the loan. During the years ended September 30, 1998 and 1997, we recognized net losses on the sale of mortgage loans of $119,000 and $16,000, respectively. These losses were offset by other sources of income from mortgage banking transactions. For example, in many cases, we elected to sell the rights to service the loan, resulting in the collection of an additional premium to release the servicing rights. These premiums, which amounted to $351,000 and $121,000 for the years ended September 30, 1998 and 1997, respectively, more than offset the aforementioned marketing losses on the sale of the loans during these periods. In addition, during the year ended September 30, 1998, commissions from sales of annuities and mutual funds increased by $38,000 as customers shifted retirement funds into non-insured investments. Also, customer service fees on loan and deposit accounts increased by $66,000, or 13.1%, from $500,000 for the year ended September 30, 1997 to $566,000 for the year ended September 30, 1998 as a result of increased levels of deposit and loan accounts. Offsetting these increases was a $269,000 securities loss during the year ended September 30, 1998 from an other than temporary decline in the value of marketable equity securities. During the mid 1980s, we made an investment in a mutual fund classified as a marketable equity security which invests in mortgage-backed securities and U.S. Government and agency securities. This investment is classified as available for sale, and in prior years we have reflected a net unrealized loss on investment securities on our consolidated balance sheets attributable to the then current unrealized loss associated with this mutual fund investment. During the year ended September 30, 1998, we determined that the value of the investment in marketable equity securities would not recover in the foreseeable future and we recognized an expense attributable to the other than temporary decline in fair value. The fair value of marketable equity securities depends largely on changes in interest rates as the underlying securities are debt securities. Future changes in interest rates could cause additional declines in value that are other than temporary.

     Operating Expenses. Total operating expenses increased by $302,000, or 4.7%, from $6.5 million for the year ended September 30, 1997 to $6.8 million for the year ended September 30, 1998. Compensation and related benefits increased by $267,000, or 6.2%, from $4.3 million for the year ended September 30, 1997 to $4.6 million for the year ended September 30, 1998, due to an increase in expense attributable to normal salary increases and increases in the number of employees. During the year ended September 30, 1998 and 1997, we incurred $987,000 and $1.1 million, respectively, in compensation and related expenses attributable to the implementation and vesting of a Deferred Compensation Plan for directors and executive officers. Occupancy and equipment expenses increased by $105,000, or 11.1%, from $940,000 for the year ended September 30, 1997 to $1.0 million for the year ended September 30, 1998 due to an $85,000 write-down of obsolete equipment. Deposit insurance premiums increased by $38,000, or 36.9%, from $104,000 for the year ended September 30, 1997 to $142,000 for the year ended September 30, 1998 due to increased levels of deposits.

     Income Taxes. Our income tax expense was $1.4 million for each of the years ended September 30, 1998 and 1997. Our effective tax rate was 35.1% for the year ended September 30, 1998 and 36.2% for the year ended September 30, 1997.

Impact of Inflation and Changing Prices

     Our financial statements and the accompanying notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Accounting Matters

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB No. 133" delayed the effective date of this statement for one year. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company plans to adopt SFAS 133 in fiscal year 2000 without any impact on its consolidated financial statements as the Company does not have any derivative financial instruments and is not involved in any hedging activities.

     Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134 ("SFAS 134"). SFAS 134 establishes accounting and reporting standards for certain mortgage banking activities. It also conforms the subsequent accounting for securities retained after the securitization of other types of assets. This statement is effective for financial statements for fiscal year beginning after December 15, 1998. The Company adopted SFAS 134 in fiscal year 1999 without any impact on its consolidated financial statements.

                         Independent Auditors' Report



The Board of Directors
1st State Bancorp, Inc.
Burlington, North Carolina

We have audited the accompanying consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st State Bancorp, Inc. and subsidiary at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                             /s/ KPMG LLP

October 29, 1999
Raleigh, North Carolina

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                          September 30, 1999 and 1998

                                                                                        1999                1998
                                                                                    ------------         -----------
                                  Assets
Cash and cash equivalents                                                           $ 15,657,202          31,077,054
Investment securities (note 3):
    Held to maturity (fair value of $82,541,457 and $30,415,447
       at September 30, 1999 and 1998, respectively)                                  84,228,343          30,195,094
    Available for sale (cost of $11,241,966 and $9,705,529 at
       September 30, 1999 and 1998, respectively)                                     11,035,966           9,857,780
Loans held for sale, at lower of cost or fair value                                   12,143,063           7,539,919
Loans receivable (net of allowance for loan losses of $3,454,373 and $3,227,775 at September 30, 1999 and 1998, respectively)
    (notes 4, 5 and 9)                                                               195,292,344         196,782,275
Federal Home Loan Bank stock, at cost (notes 6 and 9)                                  1,259,600           1,346,500
Premises and equipment (note 7)                                                        7,282,361           7,513,347
Accrued interest receivable                                                            2,652,134           1,807,588
Other assets (note 11)                                                                 3,374,915           2,103,659
                                                                                    ------------         -----------
                   Total assets                                                     $332,925,928         288,223,216
                                                                                    ============         ===========
                         Liabilities and Net Worth
Liabilities:
    Deposit accounts (note 8)                                                       $234,094,735         235,693,715
    Advances from Federal Home Loan Bank (note 9)                                     22,000,000          20,000,000
    Advance payments by borrowers for property taxes and insurance                       232,973             299,939
    Other liabilities (notes 11 and 12)                                                4,983,039           6,263,957
                                                                                    ------------         -----------
                   Total liabilities                                                 261,310,747         262,257,611
                                                                                    ------------         -----------
Stockholders' equity (notes 10 and 12):
    Preferred stock, $0.01 par value, 1,000,000 shares authorized;
       none issued                                                                            --                  --
    Common stock, $0.01 par value, 7,000,000 shares authorized;
       3,163,125 shares issued and outstanding in 1999                                    31,631                  --
    Additional paid in capital                                                        49,216,648                  --
    Unearned ESOP shares                                                              (4,469,611)                 --
    Deferred compensation                                                              2,373,485                  --
    Treasury stock for deferred compensation                                          (2,373,485)                 --
    Retained income - substantially restricted                                        26,959,913          25,872,605
    Accumulated other comprehensive income (loss) - net unrealized
       gain (loss) on investment securities available for sale                          (123,400)             93,000
                                                                                    ------------         -----------
                   Total stockholders' equity                                         71,615,181          25,965,605
                                                                                    ------------         -----------
                   Total liabilities and stockholders' equity                       $332,925,928         288,223,216
                                                                                    ============         ===========

See accompanying notes to consolidated financial statements.

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                       Consolidated Statements of Income

             For the Years Ended September 30, 1999, 1998 and 1997

                                                                       1999                 1998               1997
                                                                    -----------          ----------         ----------
Interest income:
    Interest and fees on loans                                      $16,112,667          17,184,941         16,167,269
    Interest and dividends on investments                             4,159,750           2,319,980          2,557,133
    Overnight deposits                                                1,201,191           1,203,594            336,426
                                                                    -----------          ----------         ----------
                  Total interest income                              21,473,608          20,708,515         19,060,828
                                                                    -----------          ----------         ----------
Interest expense:
    Deposit accounts (note 8)                                         9,539,532          10,330,999          9,743,038
    FHLB advances (note 9)                                            1,100,361             740,439             55,910
                                                                    -----------          ----------         ----------
                  Total interest expense                             10,639,893          11,071,438          9,798,948
                                                                    -----------          ----------         ----------
                  Net interest income                                10,833,715           9,637,077          9,261,880
Provision for loan losses (note 5)                                     (245,000)           (477,017)          (261,288)
                                                                    -----------          ----------         ----------
                  Net interest income after provision
                     for loan losses                                 10,588,715           9,160,060          9,000,592
                                                                    -----------          ----------         ----------
Other income:
    Loan servicing fees (note 4)                                         98,687             103,280            108,517
    Customer service fees                                               540,070             565,693            500,216
    Commission from sales of annuities and mutual funds                 500,321             436,568            399,058
    Real estate operations, net                                           5,000              (1,734)            19,808
    Mortgage banking income, net                                        324,513             436,401            180,809
    Securities losses, net (note 3)                                          --            (246,259)                --
    Other                                                               185,074             203,581            259,343
                                                                    -----------          ----------         ----------
                  Total other income                                  1,653,665           1,497,530          1,467,751
                                                                    -----------          ----------         ----------
Operating expenses:
    Compensation and related benefits (note 12)                       4,456,710           4,612,183          4,344,800
    Occupancy and equipment (note 13)                                   958,608           1,044,147            939,544
    Deposit insurance premiums                                          144,300             142,015            103,707
    Other expenses                                                    1,217,975             869,734            933,851
    Contributions (note 2)                                            3,040,096             106,249            150,767
                                                                    -----------          ----------         ----------
                  Total operating expenses                            9,817,689           6,774,328          6,472,669
                                                                    -----------          ----------         ----------
                  Income before income taxes                          2,424,691           3,883,262          3,995,674
Income taxes (note 11)                                                  870,000           1,362,000          1,447,100
                                                                    -----------          ----------         ----------
                  Net income                                        $ 1,554,691           2,521,262          2,548,574
                                                                    ===========          ==========         ==========
Net income (loss) per share - basic                                 $     (0.10)                 --                 --
                                                                    ===========          ==========         ==========
Net income (loss) per share - diluted                               $     (0.10)                 --                 --
                                                                    ===========          ==========         ==========

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

              For the Years Ended September 30, 1999, 1998 and 1997

                                                                                                    Unearned
                                                             Common            Additional             ESOP            Deferred
                                                             Stock          Paid-in Capital          Shares         Compensation
                                                       -----------------   -----------------   -----------------   --------------
Balance at September 30, 1996                                 $    --                   --                  --                 --

Comprehensive income:
    Net income                                                     --                   --                  --                 --
    Other comprehensive income-unrealized gain
      on securities available-for-sale net
      of income taxes of $64,000.                                  --                   --                  --                 --

      Total comprehensive income
                                                          -----------        -------------       -------------      -------------
Balance at September 30, 1997                                      --                   --                  --                 --

Comprehensive income:
    Net income                                                     --                   --                  --                 --
    Other comprehensive income-unrealized gain
      on securities available-for-sale net
      of income taxes of $107,000.                                 --                   --                  --                 --

      Total comprehensive income
                                                          ------------       -------------       -------------       ------------

Balance at September 30, 1998                                       --                  --                  --                 --

Comprehensive income:
    Net income                                                      --                  --                  --                 --
    Other comprehensive income-unrealized loss
      on securities available-for-sale net
      of income taxes of $142,600.                                  --                  --                  --                 --

      Total comprehensive income

Net proceeds from issuance of common stock                      31,631          49,215,725                  --                 --
Common Stock acquired by ESOP                                       --                  --          (4,898,639)                --
Release of ESOP shares                                              --                 923             429,028                 --
Deferred compensation (note 12)                                     --                  --                  --          2,373,485
Treasury stock held for deferred
    compensation (note 12)                                          --                  --                  --                 --
Cash dividends declared                                             --                  --                  --                 --
Cash dividends on unallocated ESOP shares                           --                  --                  --                 --
                                                          ------------       -------------       -------------       ------------
Balance at September 30, 1999                                 $ 31,631          49,216,648          (4,469,611)         2,373,485
                                                          ============       =============       =============       ============

                                                         Treasury
                                                          Stock                                 Accumulated
                                                           for                                     Other                  Total
                                                         Deferred            Retained          Comprehensive           Stockholder's
                                                       Compensation           Income           Income (loss)              Equity
                                                     -----------------   -----------------  ---------------------      -------------
Balance at September 30, 1996                                   --           20,802,769               (174,000)         20,628,769

Comprehensive income:
    Net income                                                  --            2,548,574                     --           2,548,574
    Other comprehensive income-unrealized gain
      on securities available-for-sale net
      of income taxes of $64,000.                               --                   --                100,000             100,000
                                                                                                                       -----------
      Total comprehensive income                                                                                         2,648,574
                                                      ------------        -------------            -----------         -----------
Balance at September 30, 1997                                   --           23,351,343                (74,000)         23,277,343

Comprehensive income:
    Net income                                                  --            2,521,262
    Other comprehensive income-unrealized gain                                                              --           2,521,262
      on securities available-for-sale net
      of income taxes of $107,000.                              --                   --                167,000             167,000
                                                                                                                       -----------
      Total comprehensive income                                                                                         2,688,262
                                                      ------------        -------------           ------------         -----------
Balance at September 30, 1998                                   --           25,872,605                 93,000          25,965,605

Comprehensive income:
    Net income                                                  --            1,554,691                     --           1,554,691
    Other comprehensive income-unrealized loss
      on securities available-for-sale net
      of income taxes of $142,600.                              --                   --               (216,400)           (216,400)
                                                                                                                       -----------
      Total comprehensive income                                                                                         1,338,291

Net proceeds from issuance of common stock                      --                   --                     --          49,247,356
Common Stock acquired by ESOP                                   --                   --                     --          (4,898,639)
Release of ESOP shares                                          --                   --                     --             429,951
Deferred compensation (note 12)                                 --                   --                     --           2,373,485
Treasury stock held for deferred
    compensation (note 12)                              (2,373,485)                  --                     --          (2,373,485)
Cash dividends declared                                         --             (506,100)                    --            (506,100)
Cash dividends on unallocated ESOP shares                       --               38,717                     --              38,717
                                                     -------------      ---------------         --------------         -----------
Balance at September 30, 1999                           (2,373,485)          26,959,913               (123,400)         71,615,181
                                                     =============      ===============         ==============         ===========

See accompanying notes to consolidated financial statements.

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                 Years ended September 30, 1999, 1998 and 1997

                                                                      1999               1998               1997
                                                                 ------------       ------------        -----------
Cash flows from operating activities:
    Net income                                                   $  1,554,691          2,521,262          2,548,574
    Adjustments to reconcile net income to net cash
       provided (used) in operating activities:
          Provision for loan losses                                   245,000            477,017            261,288
          Depreciation                                                463,416            424,997            270,572
          Deferred income tax expense (benefit)                    (1,138,000)          (601,000)           139,000
          Amortization of premiums and discounts, net                 (33,437)            24,419            (37,116)
          Contribution of common shares to the
            Foundation                                              3,000,000                --                 --
          Release of ESOP shares                                      429,951                --                 --
          Loan origination fees and unearned discounts
            deferred, net of current amortization                      61,389              2,221            104,658
          Net loss on loans available for sale                        603,844            118,633             15,520
          Gain on sale of other real estate                               --                 --             (21,288)
          Securities losses, net                                          --             246,259                --
          Proceeds from loans held for sale                        39,802,903         27,635,212          9,165,706
          Originations of loans held for sale                     (45,009,891)       (34,609,326)        (9,765,263)
          Decrease (increase) in other assets                           8,594           (307,657)           586,726
          Increase in accrued interest receivable                    (844,546)          (250,760)          (133,747)
          Increase (decrease) in other liabilities                 (1,515,495)         1,760,298          1,042,830
                                                                 ------------       ------------        -----------
                    Net cash provided (used)
                      in operating activities                      (2,371,581)        (2,558,425)         4,177,460
                                                                 ------------       ------------        -----------
Cash flows from investing activities:
    Proceeds from sale of FHLB stock                                   86,900                 --                 --
    Purchase of FHLB stock                                                 --            (65,300)           (35,500)
    Purchases of investment securities held to
       maturity                                                   (73,705,248)       (32,614,244)        (6,998,750)
    Purchases of investment securities available for
       sale                                                        (4,000,000)        (2,002,500)                --
    Proceeds from sales of investment securities
       available for sale                                                  --          2,879,973                 --
    Proceeds from maturities of investment
       securities available for sale                                2,463,564            588,144          4,000,000
    Proceeds from maturities of investment
       securities held to maturity                                 19,705,436         25,900,000          6,107,200
    Net increase in loans receivable                                1,183,537           (139,715)       (21,361,303)
    Proceeds from disposal of real estate acquired in
       settlement of loans                                                 --                 --             22,289
    Purchases of premises and equipment                              (232,430)        (1,166,544)          (355,006)
                                                                 ------------       ------------        -----------

                    Net cash used in investing activities         (54,498,241)        (6,620,186)       (18,621,070)
                                                                 ============       ============        ===========

                                                                     (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                 Years ended September 30, 1999, 1998 and 1997

                                                                      1999               1998               1997
                                                                  -----------         ----------       ------------
Cash flows from financing activities:
    Net increase (decrease) in deposits                           $(1,598,980)         6,353,112         19,633,862
    Increase (decrease) in advance payments by
       borrowers for property taxes and insurance                     (66,966)           (87,860)            45,819
    Advances from Federal Home Loan Bank                            2,000,000         20,000,000                 --
    Repayments of advances from Federal Home
       Loan Bank                                                           --         (1,000,000)                --
    Net proceeds from sale of common stock                         46,247,361                 --                 --
    Purchase of stock for ESOP                                     (4,898,639)                --                 --
    Dividends paid on common stock                                   (232,806)                --                 --
                                                                  -----------         ----------       ------------
                    Net cash provided by financing
                      activities                                   41,449,970         25,265,252         19,679,681
                                                                  -----------         ----------       ------------
                    Net increase (decrease) in cash
                      and cash equivalents                        (15,419,852)        16,086,641          5,236,071
Cash and cash equivalents at beginning of year                     31,077,054         14,990,413          9,754,342
                                                                  -----------         ----------       ------------
Cash and cash equivalents at end of year                          $15,657,202         31,077,054         14,990,413
                                                                  ===========         ==========       ============
Payments are shown below for the following:
    Interest                                                      $10,583,093         10,947,338          9,777,417
                                                                  ===========         ==========       ============
    Income taxes                                                  $ 1,586,748          2,301,000            866,300
                                                                  ===========         ==========       ============
Noncash activities:
    Deferred compensation to be settled in
       Company's stock                                            $ 2,373,485                 --                 --
                                                                  ===========         ==========       ============
    Cash dividends declared but not paid                          $   234,577                 --                 --
                                                                  ===========         ==========       ============
    Cash dividends on unallocated ESOP shares                     $    38,717                 --                 --
                                                                  ===========         ==========       ============
    Unrealized gains (losses) on available for
       sale securities                                            $  (359,000)           274,000            164,000
                                                                  ===========         ==========       ============
    Transfer from loans held for sale to loans
       receivable                                                 $        --                 --          2,277,071
                                                                  ===========         ==========       ============

     See accompanying notes to consolidated financial statements.

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



(1)    Significant Accounting Policies

       (a)     Organization and Description of Business

               1st State Bancorp, Inc. (the "Company" or the "Parent") is a bank holding company formed in connection with the April 1999 conversion (the "Conversion") of 1st State Bank, SSB from a North Carolina-chartered mutual savings bank to a North Carolina-chartered commercial bank, which now operates as a wholly owned subsidiary of the Parent under the name of 1st State Bank (the "Bank"). The Bank has one wholly owned subsidiary, First Capital Services Company, LLC ("First Capital"). The Bank is primarily engaged in the business of obtaining deposits and providing mortgage, commercial and consumer loans to the general public. First Capital is engaged primarily in the sale of annuities, mutual funds and insurance products on an agency basis. The principal activity of the Parent is ownership of the Bank.

       (b)     Basis of Presentation

               The consolidated financial statements include the accounts of the Parent, the Bank and the Bank's subsidiary, First Capital. All significant intercompany transactions and balances are eliminated in consolidation.

       (c)     Use of Estimates

               The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

       (d)     Cash and Cash Equivalents

               For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing overnight deposits with the Federal Home Loan Bank ("FHLB") of Atlanta. At September 30, 1999 and 1998, interest-bearing overnight deposits were $7,246,167 and $25,558,925, respectively.

       (e)     Investment Securities

               Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held to maturity or trading securities are classified as available for sale and reported at fair value,

                                      27                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



               with net unrealized gains and losses net of related taxes excluded from earnings and reported as accumulated other comprehensive income (loss) within stockholders' equity. The classification of investment securities as held to maturity, trading or available for sale is determined at the date of purchase.

               Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are amortized as an adjustment to yield over the remaining lives of the securities using the level-yield method.

               Management periodically evaluates investment securities for other than temporary declines in value and records any losses through an adjustment to earnings.

       (f)     Loans Held For Sale

               Loans held for sale are carried at the lower of cost or fair value in the aggregate as determined by outstanding commitments from investors or current investor yield requirements. Gains and losses on loan sales are determined by the difference between the selling price and the carrying value of the loans sold.

       (g)     Loans Receivable

               Interest on loans, including impaired loans, that are contractually ninety days or more past due is generally either charged off or reserved through an allowance account. The allowance is established by a charge to interest income equal to all interest previously accrued. In certain circumstances, interest on loans that are contractually ninety days or more past due is not charged off or reserved through an allowance account when management determines that the loan is both well secured and in the process of collection. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

       (h)     Loan Origination Fees and Related Costs

               Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment of the loan yield using the level-yield method over the contractual life of the related loans.

                                      28                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



     (i)       Allowance for Loan Losses

               The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

               Management's evaluation of the adequacy of the allowance is based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Company's market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize changes to the allowance based on their judgments about information available to them at the time of their examinations.

               For all specifically reviewed loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement, the Company determines impairment by computing a fair value either based on discounted cash flows using the loans' initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment (such as residential mortgage and consumer installment loans) are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

       (j)     Real Estate Acquired in Settlement of Loans

               Real estate acquired in settlement of loans by foreclosure or deed in lieu of foreclosure is initially recorded at the lower of cost (unpaid loan balance plus costs of obtaining title and possession) or fair value less estimated costs to sell at the time of acquisition. Subsequent costs directly related to development and improvement of property are capitalized, whereas costs relating to holding the property are expensed.

               When the carrying value of real estate exceeds its fair value, less cost to sell, an allowance for loss on real estate is established and a provision for loss on real estate is charged to other expenses. At September 30, 1999 and 1998, the Company had no real estate acquired in settlement of loans.

                                      29                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



       (k)     Premises and Equipment

               Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method over the estimated useful lives of the related assets. Estimated lives are 15 to 50 years for buildings and 3 to 15 years for furniture, fixtures and equipment.

       (l)     Income Taxes

               Deferred income taxes are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as an adjustment to the income tax expense in the period that includes the enactment date.

       (m)     Employee Stock Ownership Plan

               The Company has an employee stock ownership plan (the"ESOP") which covers substantially all of it employees. The ESOP purchased shares of the Company's common stock after the Conversion using funds from a loan by the Company to the ESOP. The shares purchased by the ESOP are held in a suspense account as collateral for loan, and are released from the suspense account and allocated to participants as scheduled principal and interest payments are made. The Company makes an annual contribution to the ESOP in an amount sufficient to make the scheduled principal and interest payments on the loan. The Company records a charge to its income statement in an amount equal to the fair value of the shares that are committed to be released from the suspense account each period in accordance with the terms of the ESOP and the related ESOP loan agreement.

       (n)     Earnings Per Share

               Earnings per share computations have been made only for the periods subsequent to the Conversion. Since the Company has no potential dilutive common stock, there is no difference in the computations of basic and diluted earnings per share. For purposes of computing basic and diluted earnings per share, weighted average shares outstanding excludes unallocated shares that have not been committed to be released. The deferred compensation obligation discussed in note 12 that is funded with shares of the Company's common stock has no net impact on the Company's earnings per share computations.

                                      30                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



               The components of the earnings per share computation for 1999 are as follows:

               Net income (loss) for the period following the Conversion                        $         (303,630)
                                                                                                ==================
               Weighted average common shares outstanding                                                3,163,125
               Less: Unallocated ESOP shares                                                              (237,149)
               Weighted average shares outstanding for earnings per                              -----------------
                 share computation                                                                       2,925,976
                                                                                                ==================

       (o)     Comprehensive Income

               On October 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and other comprehensive income and is presented in the statements of stockholders' equity and comprehensive income. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

               The Company's other comprehensive income for the years ended September 30, 1999, 1998 and 1997 and accumulated other comprehensive income as of September 30, 1999 and 1998 are comprised solely of unrealized gains and losses on investments in available for sale securities. Other comprehensive income for the years ended September 30, 1999, 1998 and 1997 follows:

                                                               1999                  1998                   1997
                                                         --------------        ---------------        ---------------
Unrealized holding gains (losses) arising
  during period, net of tax                               $    (216,400)               253,372                100,000
Less: reclassification adjustment for
  realized gains (losses), net of tax                                --                (86,372)                    --
                                                         --------------        ---------------        ---------------
Unrealized gains (losses) on securities, net
  of applicable income taxes                              $    (216,400)               167,000                100,000
                                                         ==============        ===============        ===============

       (p)     Disclosures Regarding Segments

               The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in 1999. SFAS No. 131 establishes standards for the way that public businesses report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and other major customers. The Company adopted SFAS No. 131

                                      31                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



               without any impact on the consolidated financial statements as the chief operating decision-maker reviews the results of operations of the Company and its subsidiaries as a single enterprise.

       (q)     Reclassifications

               Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform with the presentation adopted in 1999. Such reclassifications did not change net income or net worth as previously reported.


(2)    Conversion to stock Form of Ownership

       On August 11, 1998, the Board of Directors of the Bank adopted the Plan of Conversion (the "Plan"). Immediately upon completion of the Conversion, 1st State Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank and subsequently converted from a state chartered stock savings bank to a state chartered commercial bank and became the wholly-owned subsidiary of 1st State Bancorp, Inc. The Company was incorporated in November 1998 as a Virginia corporation to serve as the Bank's holding company, and prior to April 23, 1999 had no operations and insignificant assets and liabilities. In addition, pursuant to the Plan of Conversion, the Company sold 2,975,625 shares of its $.01 par value common stock for $16.00 per share. Gross proceeds of the offering totaled $47,610,000, and expenses associated with the Conversion totaled approximately $1,362,644.

       In addition, pursuant to the Plan, the Company established 1st State Bank Foundation, Inc. (the "Foundation"). In connection with the Conversion, 187,500 additional shares of common stock of the Company (valued at $3,000,000) were issued and donated to the Foundation. The Foundation is dedicated to charitable and educational purposes within the Bank's market area.

                                      32                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997



(3)    INVESTMENT SECURITIES

       Investment securities consist of the following:

                                              Amortized          Unrealized       Unrealized         Market
                                                 Cost              Gains            Losses            Value
                                            --------------    -------------     -------------    -------------
         September 30, 1999

     Held to maturity:
         U.S. Government and
          agency securities                 $   81,160,388           30,439        (1,717,664)      79,473,163
         Other                                   3,000,000               --                --        3,000,000
         Collateralized mortgage
            obligations                             67,955              339                --           68,294
                                            --------------    -------------      ------------    -------------
            Total                           $   84,228,343           30,778        (1,717,664)      82,541,457
                                            ==============    =============      ============    =============
     Available for sale:
         U.S. Government and
          agency securities                 $    5,999,724            6,711          (139,427)       5,867,008
         Marketable equity securities            3,993,081               --          (133,716)       3,859,365
         FHLMC mortgage-backed
          securities                               460,425           17,259              (475)         477,209
         GNMA mortgage-backed
          securities                               788,736           43,648                --          832,384
                                            --------------    -------------      ------------    -------------
          Total                             $   11,241,966           67,618          (273,618)      11,035,966
                                            ==============    =============      ============    =============

                                      33                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

                                                 Amortized       Unrealized      Unrealized     Market
                                                    Cost            Gains          Losses        Value
                                              --------------   -------------   ------------   -----------
      September 30, 1998

Held to maturity:
  U.S. Government and
    agency securities                         $   30,087,456         219,742             --    30,307,198
  Collateralized mortgage
    obligations                                      107,638             611             --       108,249
                                              --------------   -------------   ------------   -----------
             Total                            $   30,195,094         220,353             --    30,415,447
                                              ==============   =============   ============   ===========
Available for sale:

  U.S. Government and
    agency securities                         $    4,001,142          42,363           (232)    4,043,273
  Marketable equity securities                     3,993,081          13,120             --     4,006,201
  FHLMC mortgage-backed
    securities                                       648,029          13,550             --       661,579
  GNMA mortgage-backed
    securities                                     1,063,277          83,450             --     1,146,727
                                              --------------   -------------   ------------   -----------
             Total                            $    9,705,529         152,483           (232)    9,857,780
                                              ==============   =============   ============   ===========

Following is a summary of investments in debt securities by maturity at September 30, 1999. Marketable equity securities, mortgage-backed securities and collateralized mortgage obligations do not have single maturity dates and are not included below.

                                                                             Amortized        Fair
                                                                                Cost          Value
                                                                           -------------  ------------
Held to maturity:
  Within one year                                                          $  14,996,672    14,961,666
  After one but within five years                                             40,420,971    39,728,017
  After five but within ten years                                             28,742,745    27,783,480
                                                                           -------------  ------------
        Total                                                              $  84,160,388    82,473,163
                                                                           =============  ============
Available for sale:
  Within one year                                                          $   1,000,087     1,000,546
  After one but within five years                                              4,999,637     4,866,462
                                                                           -------------  ------------
        Total                                                              $   5,999,724     5,867,008
                                                                           =============  ============

                                   34                                (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

     There were no sales of securities during 1999. During the year ended September 30, 1998, the Company recognized gross gains on the sale of investment securities available for sale of approximately $23,000. The Company also recognized a loss of approximately $269,259 on the write-down of marketable equity securities for an other than temporary decline in value during the year ended September 30, 1998.

     At September 30, 1999, U.S. Government securities with an amortized cost of approximately $11,700,000 were pledged as collateral for certain deposit accounts.


(4)  Loans Receivable

     Loans receivable are summarized as follows:

                                                                                               September 30,
                                                                                         1999                  1998
                                                                             ---------------------     --------------------
     Real estate loans:
       One-to-four family residential                                        $         90,883,341              100,891,490
       Commercial real estate and other properties                                     40,815,741               38,763,299
       Home equity and property improvement                                            18,887,854               16,877,066
       Construction loans                                                              16,496,553               18,571,550
                                                                             --------------------      -------------------

               Total real estate loans                                                167,083,489              175,103,405
                                                                             --------------------      -------------------
     Other loans:
       Commercial                                                                      32,501,539               25,189,613
       Consumer                                                                         6,658,253                6,309,951
                                                                             --------------------      -------------------

               Total other loans                                                       39,159,792               31,499,564
                                                                             --------------------      -------------------
     Less:
       Loans in process                                                                (7,288,580)              (6,446,324)
       Net deferred loan origination fees                                                (207,984)                (146,595)
                                                                             --------------------      -------------------
       Net loans receivable before allowance for loan losses                          198,746,717              200,010,050
       Allowance for loan losses                                                       (3,454,373)              (3,227,775)
                                                                             --------------------      -------------------
               Loans receivable, net                                         $        195,292,344              196,782,275
                                                                             ====================      ===================

     At September 30, 1999 and 1998 and during the years then ended there are no loans considered to be impaired.

                                      35                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


   The Company grants residential, construction, commercial real estate, home equity and other loans to customers primarily throughout its market area of Alamance County which includes the cities of Burlington, Mebane and Graham. As reflected in the summary of loans receivable at September 30, 1999, the largest component of the Company's loan portfolio consists of lower-risk, one-to-four family residential loans. The higher risk components of the loan portfolio consist of real estate construction loans, commercial real estate loans and commercial loans for which repayment is dependent on the current real estate market and general economic conditions. The consumer portfolio generally consists of smaller loans to individuals in the Company's primary market area and can also be affected by general economic conditions.

   The Company's nonaccrual loans amounted to approximately $366,000 and $263,000 at September 30, 1999 and 1998, respectively. If the Company's nonaccrual loans had been current in accordance with their original terms, gross interest income of approximately $27,000, $10,100 and $27,300 would have been recorded for the years ended September 30, 1999, 1998 and 1997, respectively. Interest income on these loans included in net income was approximately $12,800, $15,000 and $15,700 for 1999, 1998 and 1997,
   respectively.

   Loans serviced for others at September 30, 1999 and 1998 were approximately $35,000,000 and $37,000,000, respectively. Mortgage servicing rights were not material for any of the periods presented.

   The Company grants residential, construction, commercial and consumer loans to its officers, directors, and employees for the financing of their personal residences and for other personal purposes. The Company also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features.

   The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30:

                                                                                      1999           1998
                                                                                 -------------  -------------
   Balance at September 30                                                       $    7,519,705     7,495,243
   New loans                                                                          2,217,826     1,412,420
   Repayments                                                                        (1,522,720)   (1,387,958)
                                                                                 --------------  ------------
   Balance at September 30                                                       $    8,214,811     7,519,705
                                                                                 ==============  ============

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

   The Company is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

   Off-balance sheet financial instruments whose contract amount represents credit and interest rate risk are summarized as follows:

                                                                                         September 30,
                                                                                 1999                       1998
                                                                           ----------------        ----------------
   Commitments to originate new loans                                      $      6,389,428               6,650,700
   Commitments to originate new loans held for sale                                      --                 833,411
   Unfunded commitments to extend credit under existing equity
      line and commercial lines of credit                                        43,915,380              40,444,057
   Commercial letters of credit                                                     468,750                 505,000
   Commitments to sell loans held for sale                                          486,985               1,863,591

   Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

   Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 1999, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

                                      37                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

(5)  Allowance for Loan Losses

     The following is a summary of the activity in the allowance for loan losses:

                                                                             Years ended September 30,
                                                                 1999                 1998                   1997
                                                            ----------------     ---------------       -----------------
     Balance at beginning of year                           $      3,227,775           2,753,793               2,495,677
     Provision for loan losses                                       245,000             477,017                 261,288

     Charge-offs                                                     (22,661)             (3,731)                 (7,548)
     Recoveries                                                        4,259                 696                   4,376
                                                            ----------------     ---------------       -----------------
               Net charge-offs                                       (18,402)             (3,035)                 (3,172)
                                                            ----------------     ---------------       -----------------
               Balance at end of year                       $      3,454,373           3,227,775               2,753,793
                                                            ================     ===============       =================

(6)  Investment in FHLB Stock

     As a member of the FHLB of Atlanta, the Company is required to maintain an investment in the stock of the FHLB. This stock is carried at cost since it has no quoted fair value. See also note 9.

(7)  Premises and Equipment

     Premises and equipment consist of the following:

                                                                     September 30,
                                                             1999                     1998
                                                       ----------------         ----------------
     Land                                              $      2,231,450                2,231,450
     Building and improvements                                5,193,991                5,166,911
     Furniture and equipment                                  4,171,003                3,987,664
                                                       ----------------         ----------------
                                                             11,596,444               11,386,025
     Less accumulated depreciation                           (4,314,083)              (3,872,678)
                                                       ----------------         ----------------
                         Total                         $      7,282,361                7,513,347
                                                       ================         ================

                                                                    (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

(8)  Deposit Accounts

     A comparative summary of deposit accounts follows:

                                                                                    September 30, 1999
                                                                          ---------------------------------------
                                                                                                   Weighted
                                                                               Balance           Average Rate
                                                                          -----------------   -------------------
     Transactions accounts:
       Noninterest bearing accounts                                       $       8,219,412                 --%
       Interest bearing accounts:
          Checking accounts                                                      26,093,482               1.84%
          Money market accounts                                                  14,770,004               3.62%
     Passbook and statement savings accounts                                     27,276,136               2.36%
     Certificates of deposit                                                    157,735,701               4.85%
                                                                          -----------------   -------------------
                         Total                                            $     234,094,735               3.98%
                                                                          =================   ===================

                                                                                    September 30, 1998
                                                                          ---------------------------------------
                                                                                                   Weighted
                                                                               Balance           Average Rate
                                                                          -----------------   -------------------
     Transactions accounts:
       Noninterest bearing accounts                                       $       8,623,397                 --%
       Interest bearing accounts:
          Checking accounts                                                      25,080,180               2.29%
          Money market accounts                                                  13,238,368               3.93%
     Passbook and statement savings accounts                                     28,091,013               2.84%
     Certificates of deposit                                                    160,660,757               5.28%
                                                                          -----------------   -------------------
                         Total                                            $     235,693,715               4.40%
                                                                          =================   ===================

     Time deposits with balances of $100,000 or greater totaled approximately $37,400,000 and $29,700,000 at September 30, 1999 and 1998, respectively.

                                                                     (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

     At September 30, 1999, the scheduled maturities of certificate accounts were as follows:

     Year ending:
           2000                                        $    130,681,176
           2001                                              15,429,830
           2002                                               4,487,983
           2003                                               4,461,142
           2004                                               2,675,570
                                                       ----------------
           Total                                       $    157,735,701
                                                       ================

     Interest expense on deposit accounts is summarized below:

                                                                  Years ended September 30,
                                                           1999              1998            1997
                                                     ----------------   --------------   ------------
     Interest-bearing transaction accounts           $        998,748        1,004,155        898,330
     Passbook and statement savings accounts                  869,549          797,752        815,816
     Certificates of deposit accounts                       7,671,235        8,529,092      8,028,892
                                                     ----------------   --------------   ------------
                         Total                       $      9,539,532       10,330,999      9,743,038
                                                     ================   ==============   ============

(9)  Advances From Federal Home Loan Bank Of Atlanta

     Advances from the FHLB of Atlanta at September 30, 1999 and 1998 totaled $22,000,000 and $20,000,000, respectively, at a weighted average interest rate of 5.42% and 5.39%, respectively. The $20,000,000 advance will mature on February 13, 2008 and is callable on February 13, 2003. The $2,000,000 advance is a variable rate daily advance which will mature on September 25, 2000. At September 30, 1999, the Bank had additional credit availability from the FHLB of $48,500,000.

     At September 30, 1999 and 1998, the Company had pledged all of its stock in the FHLB (see note 6) and entered into a security agreement with a blanket floating lien pledging all of its real estate loans to secure potential borrowings. Under an agreement with the FHLB, the Company must have unencumbered collateral with principal balances, when discounted at 75% of the unpaid principal, at least equal to 100% of the Company's FHLB advances.

                                                                     (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


(10) Regulatory Capital and Other Matters

     (a)  Capital Adequacy

          The Company is regulated by the Board of Governors of the Federal Reserve Board ("FRB") and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission.

          The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina Commissioner of Banks ("Commissioner"). The Bank must comply with the capital requirements of the FDIC and the Commissioner. The FDIC requires the Bank to maintain minimum ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. To be "well capitalized," the FDIC requires ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets of 6% and 10%, respectively. Tier I capital consists of total stockholders' equity calculated in accordance with generally accepted accounting principles less certain adjustments, and Total Capital is comprised of Tier I capital plus certain adjustments, the only one of which is applicable to the Company is the allowance for loan losses, subject to certain limitations. Risk-weighted assets reflect the Bank's on- and off-balance sheet exposures after such exposures have been adjusted for their relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to a leverage capital requirement, which calls for a minimum ratio of Tier I capital (as defined above) to quarterly average total assets of 3%, and a ratio of 5% to be "well capitalized."

          As summarized below, at September 30, 1999 and 1998, the Bank was in compliance with all of the aforementioned capital requirements. At September 30, 1999, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

                                      41                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

        As of September 30:
                                                                                                   Minimum Ratios
                                                                                           ----------------------------------

                                                                                                                 To Be "Well
                                                 Capital Amount            Ratio          For Capital         Capitalized" for
                                              ------------------    ------------------     Adequacy           Prompt Corrective
                                                1999      1998       1999        1998       Purposes           Action Purposes
                                              --------  --------    ------      ------      --------          -----------------
                                                 (in thousands)
        Tier I Capital (to risk-
          weighted assets)                    $ 71,535    25,873    36.58%       14.53%         4.00%                      6.00%
        Total Capital
          (to risk-weighted
          assets)                               73,992    28,112    37.83%       15.78%         8.00%                     10.00%
        Leverage - Tier I capital
          (to average assets)                   71,535    25,873    22.09%        9.13%         4.00%                      5.00%
        Total Capital - (to
          fourth quarter
          average assets)                       73,992    28,112    22.85%        9.92%         3.00%                      5.00%


   (b)  Liquidation Account

        At the time of Conversion, the Bank established a liquidation account in an amount equal to its September 30, 1998 net worth for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, all remaining eligible account holders would be entitled, after all payments to creditors, to a distribution from the liquidation account before any distribution to stockholders. Dividends cannot be paid from this liquidation account.

   (c)  Dividends

        Subject to applicable law, the Board of Directors of the Bank and the Company may each provide for the payment of dividends. Subject to regulations of the Commissioner and the FDIC, the Bank may not declare or pay a cash dividend on any of its common stock if its equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by regulations. In addition, regulators of the Bank may prohibit the payment of dividends by the Bank to the Company if they determine such payment will constitute an unsafe or unsound practice. The Company has similar dividend limitations imposed by the FRB such that it is unable to declare a dividend that would reduce its capital below regulatory capital limitations or constitute an unsafe or unsound practice.

                                      42                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


(11) Income Taxes

     Components of income tax expense (benefit) consist of the following:

                                                                            Year Ended  September 30,
                                                                   1999              1998             1997
                                                                -----------        ---------        ---------
     Current:
       Federal                                                  $ 1,840,000        1,804,000        1,221,100
       State                                                        168,000          159,000           87,000
                                                                -----------        ---------        ---------
                                                                  2,008,000        1,963,000        1,308,100
                                                                -----------        ---------        ---------
     Deferred:
       Federal                                                   (1,076,000)        (486,000)         139,000
       State                                                        (62,000)        (115,000)              --
                                                                -----------        ---------        ---------
                                                                 (1,138,000)        (601,000)         139,000
                                                                -----------        ---------        ---------
                         Total                                  $   870,000        1,362,000        1,447,100
                                                                ===========        =========        =========

     Other assets include current income taxes receivable of $243,000 and $251,000 at September 30, 1999 and 1998, respectively.

     A reconciliation of reported income tax expense for the years ended September 30 1999 and 1998, to the amount of the income tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34% follows:

                                                                  1999               1998                1997
                                                               ----------          ---------           ---------
     Income tax expense at statutory rate                      $  824,000          1,320,000           1,359,000
     Increase in income taxes resulting from:
       State income taxes, net of federal benefit                  70,000             29,000              57,000
       Other                                                      (24,000)            13,000              31,100
                                                               ----------          ---------           ---------
                         Income tax expense                    $  870,000          1,362,000           1,447,100
                                                               ==========          =========           =========

                                      43                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


   The significant components of deferred tax assets (liabilities) which are included in other assets, at September 30, 1999 and 1998, respectively, are:

                                                                                          1999              1998
                                                                                       -----------        ---------
   Deferred tax assets:
      Allowance for loan losses                                                        $ 1,272,000        1,160,000
      Deferred compensation                                                                994,000          817,000
      Other than temporary declines in value of investment
        securities available for sale                                                      104,000          105,000
      Unrealized losses on investments securities available for sale                        82,600               --
      Accrued ESOP expense                                                                 167,000               --
      Carryforward of charitable contributions                                             767,000               --
      Other                                                                                  1,000            4,000
                                                                                       -----------        ---------
                  Total gross deferred tax assets                                        3,387,600        2,086,000
                                                                                       -----------        ---------
                  Less valuation allowance                                                      --               --
                                                                                       -----------        ---------
                  Deferred tax assets net of valuation allowance                         3,387,600        2,086,000
                                                                                       -----------        ---------
   Deferred tax liabilities:
      Depreciable basis of fixed assets                                                   (434,000)        (378,000)
      Tax basis of FHLB stock                                                             (180,000)        (192,000)
      Net loan fees                                                                       (205,000)        (191,000)
      Unrealized gains on investment securities available for sale                              --          (59,000)
      Other                                                                                (42,000)         (19,000)
                                                                                       -----------        ---------
                  Total gross deferred tax liabilities                                    (861,000)        (839,000)
                                                                                       -----------        ---------
                  Net deferred tax asset                                               $ 2,526,600        1,247,000
                                                                                       ===========        =========

   There is no valuation allowance for deferred tax assets as it is management's belief that realization of the deferred tax assets is more likely than not based upon the Company's history of taxable income and estimates of future taxable income.

   The Company is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs significantly from the provisions for losses for financial reporting purposes. Under generally accepted accounting principles, the Company is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 1999, includes approximately $4,188,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reductions of such amounts for purposes other than tax bad debt losses could create income for tax

                                      44                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

     purposes in certain remote instances, which would be subject to the then current corporate income tax rate.


(12) Employee Benefit Plans

     (a)  401(k) Plan

          The Bank sponsors a 401(k) plan that covers all eligible employees. The Bank matches 100% of employee contributions, with the Bank's contribution limited to 3% of each employee's salary. Matching contributions are funded when accrued. Matching expense totaled approximately $49,000 in 1999, $45,000 in 1998, and $50,000 in 1997.

     (b)  Money Purchase Pension Plan

          The Bank previously had a defined contribution money purchase pension plan covering substantially all of its employees. The Bank's policy was to fund retirement costs as accrued. Contributions to the plan were determined based upon specified percentages of annual salaries. In conjunction with the Conversion, the defined contribution retirement plan was terminated effective as of September 30, 1998 and balances were distributed to participants. There was no gain or loss upon the termination of the plan. There was no retirement expense during 1999. Retirement expense totaled approximately $146,000 in 1998 and $157,000 in 1997.

     (c)  Directors' and Executive Officers' Deferred Compensation Plan

          Directors and certain executive officers participate in a deferred compensation plan which was approved by the Board of Directors on September 24, 1997. This plan generally provides for fixed payments beginning after the participant retires. The plan provided for past service credits on September 24, 1997 for prior years' service up to nine years. Annual credits are made on September 30 provided that annual credits shall not be made for the benefit of non-employee directors after 12 years of service credits. Each participant is fully vested in his account balance under the plan. In future years, directors may elect to defer directors' fees and executive officers may defer 25% of their salary and 100% of bonus compensation.

          Prior to the Conversion, amounts deferred by each participant accumulated interest at a rate equal to the highest rate of interest paid on the Bank's one-year certificates of deposit. In connection with the Conversion, participants in the Plan were given the opportunity to prospectively elect to have their deferred compensation balance earn a rate of return equal to the total return on the Company's common stock. All participants elected this option concurrent with the Conversion, so the Company purchased common stock in the Conversion on behalf of these participants to fund this obligation.

                                      45                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


          The common stock purchased by the Company for this deferred compensation obligation is maintained in a rabbi trust (the "Trust") on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Company. Dividends payable on the common shares held by the Trust will be reinvested in additional shares of common stock of the Company. Since the deferred compensation plan does not provide for diversification of the Trust's assets and can only be settled with a fixed number of shares of the Company's common stock, the deferred compensation obligation is classified as a component of stockholders' equity and the common stock held by the Trust is classified as treasury stock. Subsequent changes in the fair value of the common stock are not reflected in earnings or stockholders' equity of the Company.

          The expense related to these plans for the years ended September 30, 1999, 1998 and 1997 was $289,381, $986,663 and $1,085,000,
          respectively, and it is included in compensation expense.

     (d)  ESOP

          The ESOP is a noncontributory retirement plan adopted by the Company effective October 1, 1998 which covers all eligible employees. The ESOP purchased 253,050 shares of common stock with the proceeds of a loan from the Company in the amount of $4,898,639. The Bank makes annual cash contributions to the ESOP in an amount sufficient for the ESOP to make scheduled payments on the note payable to the Company. The note payable has a term of 11 years, bears interest at prime and requires annual payments. The note is secured by the stock purchased by the ESOP and is not guaranteed by the Bank.

          As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released are allocated to participants based upon compensation on September 30. Benefits under the ESOP vest 20% per year beginning with the third year of service. Up to five years of service has been credited for employment before October 1, 1998.

          Compensation expense is determined by multiplying the per share market price of the Company's stock at the time the shares are committed to be released by the number of shares to be released. The Company recognized $429,954 in compensation expense related to the ESOP for the year ended September 30, 1999.

          The cost of the shares not yet committed to be released from collateral is shown as a reduction of stockholders' equity. Uncommitted shares are not considered as outstanding shares for computation of earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the note payable and not as a reduction in retained earnings.

          At September 30, 1999, a total of 22,162 shares have been committed to be released and there were 230,888 of unallocated ESOP shares with a market value of approximately $4,500,000.

                                      46                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997


(13) Leasing Arrangements

     Rental expense was approximately $29,500 and $33,000 for the years ended September 30, 1999 and 1998, respectively. All leases are accounted for as operating leases. Minimum annual rents under noncancelable operating leases with remaining terms in excess of one year at September 30, 1999 are as follows:

                                                                     Office
                                                                   Properties
                                                                   ----------
     Year ending September 30:
       2000                                                         $  17,250
       2001                                                            18,000
       2002                                                            18,000
       2003                                                            18,000
       2004                                                            18,000
       Thereafter                                                     109,500
                                                                   ----------
                   Total                                            $ 198,750
                                                                   ==========


(14) Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of September 30, 1999 and 1998, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                      47                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   (a)  Cash and Cash Equivalents

        The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

   (b)  Investment Securities

        Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

   (c)  Loans Receivable

        The carrying values of variable-rate loans and other loans with short-term characteristics were considered to approximate the fair values. For other loans, the fair values were calculated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality.

   (d)  Deposit Accounts

        The fair value of deposits with no stated maturity, such as noninterest-bearing accounts, interest-bearing checking accounts, money market accounts, passbook and statement savings, was, by definition, equal to the amount payable on demand as of September 30, 1999 and 1998, respectively. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

   (e)  Advances From the FHLB

        The fair value of advances from the FHLB was estimated using discounted cash flow analyses, using interest rates currently offered for advances of similar remaining maturities.

                                      48                             (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997





       The estimated fair values of financial instruments are as follows:

                                                                                September 30, 1999
                                                                       --------------------------------
                                                                         Carrying           Estimated
                                                                           Value            Fair Value
                                                                       ------------        ------------
Financial Assets:
   Cash and cash equivalents                                           $ 15,657,202          15,657,202
   Investment securities                                                 95,264,309          93,577,423
   Loans held for sale                                                   12,143,063          12,143,063
   Loans receivable, net of allowance for loan losses                   195,292,344         192,897,862
   Federal Home Loan Bank stock                                           1,259,600           1,259,600
                                                                       ============        ============
Financial Liabilities:
   Deposit accounts                                                    $234,094,735         234,128,858
   Advances from the Federal Home Loan Bank                              22,000,000          19,881,707
                                                                       ============        ============

                                                                             September 30, 1998
                                                                       --------------------------------
                                                                         Carrying           Estimated
                                                                           Value            Fair Value
                                                                       ------------        ------------
Financial Assets:
   Cash and cash equivalents                                           $ 31,077,054          31,077,054
   Investment securities                                                 40,052,874          40,273,227
   Loans held for sale                                                    7,539,919           8,192,660
   Loans receivable, net of allowance for loan losses                   196,782,275         201,783,429
   Federal Home Loan Bank stock                                           1,346,500           1,346,500
                                                                       ============        ============

Financial Liabilities:
   Deposit accounts                                                    $235,693,715         235,904,989
   Advances from the Federal Home Loan Bank                              20,000,000          21,038,755
                                                                       ============        ============

At September 30, 1999 and 1998, the Company had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no current fair market value.

SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures do not include premises and equipment and certain intangible assets, such as customer relationships. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

                                                                     (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                      September 30, 1999, 1998 and 1997


(15)  Parent Company Financial Data

   Condensed financial information for 1st State Bancorp, Inc. is as follows:

            Condensed Balance Sheet
                                                                                               1999
                                                                                           ------------
            Assets:
              Cash and cash equivalents                                                    $  4,280,586
              Investment securities:
                 Held to maturity (fair value of $14,961,666)                                14,996,672
              Due from bank subsidiary                                                        4,898,639
              Investment in bank subsidiary                                                  47,662,082
              Accrued interest receivable                                                       200,811
              Other                                                                              22,474
                                                                                           ------------
                 Total assets                                                              $ 72,061,264
                                                                                           ============

            Liabilities and stockholders' equity:
              Accrued taxes and other liabilities                                          $    446,083
              Stockholders' equity                                                           71,615,181
                                                                                           ------------
                 Total liabilities and stockholders' equity                                $ 72,061,264
                                                                                           ============

            Condensed Statement of Income

            Interest on loan from bank subsidiary                                          $    161,118
            Interest on investment securities                                                   271,056
            Interest on overnight deposits                                                      142,776
                                                                                           ------------
                 Total income                                                                   574,950
            Operating expenses                                                                   36,467
                                                                                           ------------
                 Income before income taxes                                                     538,483
            Income tax expense                                                                  195,000
                                                                                           ------------
            Income before equity in undistributed net income of subsidiary                      343,483
            Equity in undistributed net income of bank subsidiary                             1,211,208
                                                                                           ------------
                 Net income                                                                $  1,554,691
                                                                                           ============

                                                                     (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

Condensed Statement of Cash Flows
                                                                                          1999
                                                                                    --------------
Cash flows from operating activities:
    Net income                                                                      $    1,554,691
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Undistributed earnings of bank subsidiary                                         (1,211,208)
      Contribution to charitable Foundation                                              3,000,000
      Amortization of premiums and discounts, net                                          (32,306)
      Increase in accrued interest receivable                                             (200,811)
      Increase in other assets                                                             (22,474)
      Increase in other liabilities                                                        211,506
                                                                                    --------------
          Net cash provided by operating activities                                      3,299,398

Cash flows from investing activities:
  Purchases of held-to-maturity investment securities                                  (16,964,366)
  Maturities of held-to-maturity investment securities                                   2,000,000
                                                                                    --------------
          Net cash used by investing activities                                        (14,964,366)

Cash flows from financing activities:
  Net proceeds from issuance of common stock                                            46,247,361
  Purchase of common stock for ESOP                                                     (4,898,639)
  Capital contribution to 1st State Bank                                               (25,170,362)
  Cash dividends paid on common stock                                                     (232,806)
                                                                                    --------------
          Net cash provided by financing activities                                     15,945,554
                                                                                    --------------
          Net increase in cash and cash equivalents                                      4,280,586
Cash and cash equivalents at beginning of year                                                  --

Cash and cash equivalents at end of year                                            $    4,280,586
                                                                                    ==============

Supplemental disclosure of cash flow information:
  Cash paid during the year for income taxes                                        $       20,000
                                                                                    ==============
Supplemental disclosure of noncash transactions:
  Cash dividends declared but not paid                                              $      234,577
                                                                                    ==============
  Cash dividends on unallocated ESOP shares                                         $       38,717
                                                                                    ==============

                                                                     (Continued)

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       September 30, 1999, 1998 and 1997

(16) Quarterly Financial Data (Unaudited)

     Summarized unaudited quarterly financial data for the year ended September 30, 1999 is as follows:


                                                             First           Second               Third             Fourth
                                                            Quarter          Quarter             Quarter            Quarter
                                                           ---------        ---------          -----------           ---------
          Operating Summary:
            Interest income                                $5,123,743        5,189,499            5,468,573           5,691,793
            Interest expense                                2,845,606        2,708,531            2,556,327           2,529,429
            Net interest income                             2,278,137        2,480,968            2,912,246           3,162,364
            Provision for loan losses                          60,000           60,000               60,000              65,000
            Net interest income after provision
             for loan losses                                2,218,137        2,420,968            2,852,246           3,097,364
            Other income                                      665,231          376,416              183,667             428,351
            Other expense                                   1,718,600        1,477,913            4,834,615           1,786,561
            Income before income tax expense                1,164,768        1,319,471           (1,798,702)          1,739,154
            Income taxes                                      414,000          453,000             (621,000)            624,000
            Net income                                        750,768          866,471           (1,177,702)          1,115,154
          Per share data:
            Earnings/(loss) - basic and diluted                    --               --                (0.48)               0.38

     Summarized unaudited quarterly financial data for the year ended September 30, 1998 is as follows:

                                                              First           Second               Third               Fourth
                                                             Quarter          Quarter              Quarter             Quarter
                                                           ----------        ---------            ---------           ---------
          Operating Summary:
            Interest income                                $4,982,718        5,037,061            5,206,681           5,482,055
            Interest expense                                2,620,305        2,709,895            2,857,615           2,883,623
            Net interest income                             2,362,413        2,327,166            2,349,066           2,598,432
            Provision for loan losses                          60,000           60,000               60,000             297,017
            Net interest income after provision
             for loan losses                                2,302,413        2,267,166            2,289,066           2,301,415
            Other income                                      391,338          485,867              402,957             217,368
            Other expense                                   1,496,703        1,465,804            1,514,838           2,296,983
            Income before income tax expense                1,197,048        1,287,229            1,177,185             221,800
            Income taxes                                      439,000          465,000              417,000              41,000
            Net income                                        758,048          822,229              760,185             180,800

                              BOARD OF DIRECTORS

James C. McGill                             Richard C. Keziah                             Richard H. Shirley
President and Chief Executive Officer of    President of Monarch Hoisery Mills, Inc.      President of Dick Shirley Chevrolet, Inc.
1st State Bancorp, Inc. and 1st State
Bank                                        James G. McClure                              Virgil L. Stadler
                                            President of Green & McClure, a retail        Vice President of Stadler Country
James A. Barnwell, Jr.                      furniture store                               Hams, Inc.
President of Huffman Oil Co., Inc.
                                            T. Scott Quakenbush
Bernie C. Bean                              Retired
Retired

                            1ST STATE BANK OFFICERS

James C. McGill                          A. Christine Baker                         Fairfax C. Reynolds
President and Chief Executive Officer    Executive Vice President, Secretary and    Executive Vice President
                                         Treasurer

Frank Gavigan                            Dan Hansell                                Theresa L. Joyce
Senior Vice President                    Manager, First Capital Services, LLC       Vice President

Robert W. Malburg, Jr.                   William E. Swing, Jr.                      R. Hoyle Vickrey
Vice President                           Vice President                             Vice President

Gail M. Barnette                         L. Michael Dunning                         Mona S. Gunn
Assistant Vice President                 Assistant Vice President                   Assistant Vice President

Julie F. Miller                          H. Dean Rainey                             Sherry M. Stewart
Assistant Vice President                 Assistant Vice President                   Assistant Vice President

Patty G. Blaetz                          Myra P. Cathey                             Michelle N. Isley
Commercial Credit Officer                Bank Operations and Security Officer       Consumer Credit Officer

Diane P. Jeffries                        Glenda S. Madren                           Sharon S. Oakley
Branch Officer                           Assistant Secretary                        Branch Officer

                               OFFICE LOCATIONS

455 S. Main Street                     2294 N. Church Street                 503 Huffman Mills Road
Burlington, North Carolina 27215       Burlington, North Carolina 27215      Burlington, North Carolina 27215

102 S. 5th Street                      211 N. Main Street                    3466 S. Church Street
Mebane, North Carolina 27302           Graham, North Carolina 27253          Burlington, North Carolina 27215

                             CORPORATE INFORMATION

Auditors                            Transfer Agent and Registrar                       Annual Report on Form 10-K
KPMG LLP                            Registrar & Transfer Company
150 Fayetteville Street Mall        10 Commerce Drive                                  A copy of 1st State Bancorp, Inc.'s Annual
Suite 1200                          Cranford, New Jersey 07016                         Report on Form 10-K for the fiscal year
Raleigh, North Carolina 27601                                                          ended September 30, 1999 as filed with the
                                                                                       Securities and Exchange Commission, will be
General Counsel                     Annual Meeting                                     furnished without charge to stockholders as
Wishart Harris Henninger &          The 2000 Annual Meeting of Stockholders will be    of the record date for the 2000 Annual
  Pittman, PA                       be held on January 25, 2000 at 5:30 p.m. at 1st    Meeting upon written request to Corporate
3120 South Church Street            State Bank's main office located at 445 S. Main    Secretary 1st State Bancorp, Inc., 445 S.
Burlington, North Carolina 27215    Street, Burlington, North Carolina 27215           Main  Street, Burlington, North Carolina
                                                                                       27215
Special Counsel
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W., Suite 700
Washington, D.C. 20036