Form 10-K405, Exhibit 13
period 2000-09-30
1ST STATE BANCORP INC
filed 2000-12-28
CIK 1074078

1ST STATE BANCORP, INC.








         [LOGO]












                                                             2000 ANNUAL REPORT

1ST STATE BANCORP, INC.
--------------------------------------------------------------------------------

         1st State Bancorp, Inc. serves as the holding company for its wholly owned subsidiary, 1st State Bank. 1st State Bancorp is primarily engaged in the business of directing, planning and coordinating the business activities of 1st State Bank. Founded in 1914, 1st State Bank is a community and customer oriented North Carolina-chartered commercial bank headquartered in Burlington, North Carolina. We operate seven full service offices located in north central North Carolina on the Interstate 85 corridor between the Piedmont Triad and Research Triangle Park. We conduct most of our business in Alamance County, North Carolina.

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

MARKET INFORMATION
--------------------------------------------------------------------------------

         1st State Bancorp's common stock began trading under the symbol "FSBC" on the Nasdaq National Market System on April 26, 1999. There are currently 3,289,607 shares of common stock outstanding and approximately 1,546 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market System during the periods indicated, as well as dividends declared on the common stock during each quarter.

                                                                                               Special Cash
                                                        High      Low   Dividends Per Share    Distribution
                                                        ----      ---   -------------------    ------------
         Fiscal 2000
         -----------
         First quarter.............................  $  20.00   $  19.00             $ 0.08
         Second quarter............................     19.50      17.56               0.08
         Third quarter.............................     20.50      18.00               0.08
         Fourth quarter............................     23.25      19.50               0.08      $  5.17

         Fiscal 1999
         -----------
         Third quarter.............................  $  19.63   $  19.00             $ 0.08
         Fourth quarter............................     19.75      19.19               0.08

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

         The Company declared a $5.17 per share special non-recurring cash distribution on September 5, 2000. The distribution was paid on October 2, 2000. The special cash distribution is accounted for as a return of capital for financial statement purposes. We anticipate that most of the payment will be considered a return of capital dividend for tax purposes. The Bank obtained the FDIC's approval prior to declaration as the Bank had not included such a distribution in the business plan filed at the time of conversion.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

1st State Bancorp, Inc........................................................1
Market Information............................................................1
Letter to Stockholders........................................................2
Selected Consolidated Financial and Other Data................................3
Management's Discussion and Analysis of Financial Condition and
   Results of Operations......................................................5
Consolidated Financial Statements............................................19
Corporate Information........................................................56

To Our Depositors, Shareholders and Friends,

We are pleased to report to you the results of 1st State Bancorp, Inc. (Nasdaq symbol: FSBC) for the year ended September 30, 2000. Our financial results for our first full year of operations were encouraging. Net income for the year ended September 30, 2000 was $3,986,000 or basic and diluted earnings per share of $1.35 and $1.32, respectively. These results represent an increase of $451,000 or 12.8% over the previous year's net income of $3,535,000 before the one-time charge to fund the 1st State Bank Foundation, Inc.

Lending continues to be the foundation of our success. Net loans receivable increased 14.5% over the prior year or $28.3 million to $224 million at year-end. During 2000, we continued to emphasize commercial, construction, mortgage, consumer and equity line loans. The quality of our loan portfolio remains sound. The majority of our loans are to customers in our local market that we know and understand. We will continue to grow loans and maintain high credit quality through prudent underwriting. We currently have loan loss reserves of $3.5 million, or 1.56% of net loans receivable at year-end.

One of the most significant events of the past year was the decision to declare a return of capital dividend. At the time of our stock conversion, the net proceeds from our stock sale were $46.2 million. This addition to our existing capital base resulted in capital of $73.7 million. While this strong capital base has allowed us to grow loans and investments, we have been operating since April 1999 in an over capitalized position for a bank of our size. In response to this situation, the Board of Directors approved a special one-time cash distribution of $5.17 per share, which was paid to stockholders on October 2, 2000. The Board believes that returning a part of our capital to our stockholders in the form of a special cash distribution was the best choice to enhance the total value of our shareholders' investment. After this $17 million distribution, the Company still maintains a very strong capital position.

We continue to operate as a full service community bank with an emphasis on customer service. While some of our competitors have de-emphasized the value of face-to-face customer service, we believe that quality customer service is the core of our competitive advantage. We gain customers by taking the time to listen and understand their needs.

We are committed to investing in the communities in which we serve. In September 2000, we opened our seventh full-service branch office on Highway 87 in Graham. This office will complement our other Alamance County branches and will enable us to better serve our customers in southern Alamance County.

On behalf of our staff, officers and directors, thank you for being a stockholder of 1st State Bancorp, Inc. We believe that our Company has a bright future. We look forward to continuing to serve our customers and to enhance shareholder value through growth, profitability and capital management.

Very truly yours,

/s/ James C. McGill

James C. McGill
President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------


SELECTED FINANCIAL CONDITION DATA
                                                                      At September  30,
                                                -------------------------------------------------------------------
                                                  2000        1999         1998           1997        1996
                                                  -----      ------       ------         ------      -----
                                                                      (In thousands)

Total assets.................................   $  355,527  $ 332,926     $288,223     $258,509    $ 235,138
Loans receivable.............................      223,595    195,292      196,782      197,122      173,849
Loans held for sale, at lower of cost or
  fair value.................................        5,533     12,143        7,540          684        2,377
Cash and cash equivalents....................       33,107     15,657       31,077       14,990        9,754
Investment securities:
    Available for sale.......................        9,752     11,036        9,858       11,320       16,024
    Held to maturity.........................       67,232     84,228       30,195       23,482       21,685
Deposit accounts.............................      254,405    234,095      235,694      229,341      209,707
Advances from Federal Home Loan Bank.........       20,000     22,000       20,000        1,000        1,000
Stockholders' equity.........................       59,209     71,615       25,966       23,277       20,629



SELECTED OPERATING DATA
                                                                  Year Ended September 30,
                                                -------------------------------------------------------------
                                                   2000        1999         1998         1997         1996
                                                   -----      ------       ------       ------       -----
                                                          (Dollars in thousands, except per share data)

Total interest income........................   $   24,784  $  21,474     $ 20,708     $ 19,061    $  17,395
Total interest expense.......................       11,596     10,640       11,071        9,799        9,453
                                                ----------  ---------     --------     --------    ---------
Net interest income..........................       13,188     10,834        9,637        9,262        7,942
Provision for loan losses....................          240        245          477          261          281
                                                ----------  ---------     --------     --------    ---------
Net interest income after provision
  for loan losses............................       12,948     10,589        9,160        9,001        7,661
Other income.................................        1,703      1,654        1,497        1,468        1,179
Operating expenses...........................        8,525      9,818        6,774        6,473        6,403
                                                ----------  ---------     --------     --------    ---------
Income before income taxes...................        6,126      2,425        3,883        3,996        2,437
Income taxes.................................        2,140        870        1,362        1,447          841
                                                ----------  ---------     --------     --------    ---------
Net income...................................   $    3,986  $   1,555     $  2,521     $  2,549    $   1,596
                                                ==========  =========     ========     ========    =========

Net income (loss) per share - basic..........   $     1.35  $   (0.10)    $     --     $     --    $      --
                                                ==========  =========     ========     ========    =========

Net income (loss) per share - diluted........   $     1.32  $   (0.10)    $     --     $     --    $      --
                                                ==========  =========     ========     ========    =========



Per share data is shown only for periods subsequent to the stock conversion in April 1999.

SELECTED FINANCIAL RATIOS AND OTHER DATA


                                                                      Year Ended September 30,
                                                -------------------------------------------------------------------
                                                   2000        1999         1998         1997         1996
                                                   -----      ------       ------       ------       -----
PERFORMANCE RATIOS:
   Return on average assets (net income
      divided by average total assets).........    1.17%     0.50%         0.92%        1.03%         0.70%
   Return on average equity (net income
      divided by average equity)...............    5.50      3.30         10.20        11.34          7.92
   Interest rate spread (combined weighted
      average interest rate earned less
      combined weighted average interest
      rate cost)................................   3.16      3.11          3.45         3.70          3.41
   Net interest margin (net interest income
      divided by  average interest-earning
      assets)...................................   4.10      3.71          3.77         4.00          3.68
   Ratio of average interest-earning assets
      to average interest-bearing liabilities... 125.93    116.58        107.42       106.99        106.25
   Ratio of operating expenses to average
      total assets..............................   2.49      3.14          2.48         2.62          2.80

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
      at end of period..........................   0.82      0.11          0.09         0.10          0.12
   Nonperforming loans to total loans
      at end of period..........................   1.27      0.18          0.13         0.13          0.16

   Allowance for loan losses to total
      loans at end of period....................   1.52      1.74          1.61         1.38          1.42

   Allowance for loan losses to nonperforming
      loans at end of period.................... 121.93    943.82      1,227.38     1,063.32        866.67

   Provision for loan losses to total loans.....   0.10      0.12          0.24         0.13          0.16

   Net charge-offs to average loans
     outstanding................................   0.07      0.01            --           --            --

CAPITAL RATIOS:
   Shareholders' equity to total assets at end
      of period.................................  16.65     21.51          9.01         9.00          8.77

   Average equity to average assets.............  21.19     15.09          9.05         9.10          8.80

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

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

         Beginning in the late 1980's, we have sought to gradually increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans, which have higher interest rates and shorter terms and adjust more frequently to changes in interest rates than single-family residential mortgage loans. At September 30, 2000, commercial real estate, commercial and consumer loans totaled $46.5 million, $42.9 million and $6.8 million, respectively, which represented 19.6%, 18.1% and 2.9%, respectively, of gross loans. At September 30, 2000, $98.0 million, or 41.3% of gross loans, consisted of residential real estate mortgage loans.

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

         We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

         At September 30, 2000, we had stockholders' equity of $59.2 million, as compared to $71.6 million at September 30, 1999. We reported net income for the year ended September 30, 2000 of $4.0 million, as compared to $1.6 million and $2.5 million for the years ended September 30, 1999 and 1998, respectively. At September 30, 2000 and 1999, we had a Tier 1 risk-based capital to risk-weighted assets ratio of 27.0% and 36.6%, respectively. At September 30, 2000, we had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $59.3 million, $59.3 million and $62.0 million, respectively. At September 30, 2000, we exceeded all regulatory minimum capital requirements. The decrease in stockholders' equity at September 30, 2000 compared to September 30, 1999, results primarily from the special cash distribution of $17.0 million which was declared on September 5, 2000. The Company declared a $5.17 per share one-time, non-recurring dividend to stockholders of record as of September 15, 2000.

         At September 30, 2000, the Bank had stockholders' equity of $52.0 million, as compared to $47.7 million at September 30, 1999. At September 30, 2000 and 1999, the Bank had a Tier 1 risk-based capital to risk-weighted assets ratio of 24.0% and 24.8%, respectively. At September 30, 2000, the Bank had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $52.0 million, $52.3 million, and $54.8 million, respectively, and was classified as a "well-capitalized" institution pursuant to FDIC capital regulations.

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

         Our primary investing activities have been the origination of loans and the purchase of investment securities. During the years ended September 30, 2000, 1999 and 1998, we had $92.6 million, $113.8 million and $105.4 million, respectively, of loan originations. During the years ended September 30, 2000, 1999 and 1998, we purchased investment securities in the amounts of $4.0 million, $77.7 million and $34.6 million, respectively. Our primary financing activities are the attraction of savings deposits and, during the year ended September 30, 2000, obtaining FHLB advances.

         FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect the safety and soundness of the bank. The
FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Bank's liquidity ratio as 23.9% of total assets at September 30, 2000, which management believes is adequate.

         North Carolina banks must maintain a reserve fund in an amount and/or ratio set by the Banking Commission to account for the level of liquidity necessary to assure the safety and soundness of the State banking system. As of September 30, 2000, the Bank's liquidity ratio was in excess of the level established by North Carolina regulations.

         Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2000 and 1999, cash and cash equivalents totaled $33.1 million and $15.7 million, respectively. We have other sources of liquidity should we need additional funds. During the years ended September 30, 2000, 1999 and 1998, we sold loans totaling $19.0 million, $40.4 million and $27.8 million, respectively. Additional sources of funds include FHLB of Atlanta advances. During the year ended September 30, 1998, we obtained $20 million of FHLB of Atlanta advances with maturities matched to the repricing of a comparable amount of loans to reduce our exposure to potentially rising interest rates. For more information regarding this strategy, see " -- Asset/Liability Management." At September 30, 2000, we had $20.0 million of FHLB of Atlanta advances outstanding, compared to $22.0 million at September 30, 1999. Other sources of liquidity include loans and investment securities designated as available for sale, which totaled $5.5 million and $9.8 million, respectively, at September 30, 2000.

         We anticipate that we will have sufficient funds available to meet our current commitments. At September 30, 2000, we had $7.9 million in commitments to originate new loans, $51.2 million in unfunded commitments to extend credit under existing equity line and commercial lines of credit and $1.6 million in standby letters of credit. At September 30, 2000, certificates of deposit which are scheduled to mature within one year totaled $133.2 million. We believe that a significant portion of such deposits will remain with us.

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

         Our principal strategy in managing our interest rate risk has been to increase interest rate sensitive assets such as commercial loans and consumer loans. At September 30, 2000, we had $42.9 million of commercial loans and $6.8 million of consumer loans, which amounted to 18.1% and 2.9%, respectively, of our gross loan portfolio, as compared to $32.5 million of commercial loans and $6.7 million of consumer loans, respectively, at September 30, 1999, which amounted to 15.8% and 3.2%, respectively, of our gross loan portfolio at that date. In addition, in managing our portfolio of investment securities in recent periods we emphasized the purchase of short-term securities so as to reduce our exposure to increases in interest rates. In addition, at September 30, 2000, we had $5.5 million of loans held for sale, and, pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we had investment securities with an aggregate amortized cost of $10.0 million and an aggregate fair value of $9.8 million as available for sale. We are holding these loans and investment securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

         We also have shortened the average repricing period of our assets by retaining in our portfolio single-family residential mortgage loans only in cases where the loan carries an adjustable rate or the loan has an interest rate that is sufficient to compensate us for the risk of maintaining long-term, fixed-rate loans in our portfolio. During the past two years, we have sold a significant portion of our fixed-rate, single-family residential mortgage loans with terms of 15 years or more that we have originated, and at September 30, 2000, most of our single-family residential mortgage loans classified as held for investment were originated at least three years previously when market interest rates were higher. At September 30, 2000, we held approximately $33.6 million of adjustable-rate residential mortgage loans, which represented approximately 14.1% of our gross loan portfolio. Depending on conditions existing at any given time, as part of our interest rate risk management strategy, we may sell newly originated fixed-rate residential mortgage loans with original maturities of 15 years or more in the secondary market.

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

         We measure our interest rate risk by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our net interest income and net portfolio value of sudden and sustained 1% to 3% increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net interest income of 10%, 15% and 25% in the event of 1%, 2% and 3% increases and 10%, 20% and 30% in the event of 1%, 2% and 3% decreases in the market interest rates, respectively. Limits have also been established for changes in net portfolio value of decreases of 10%, 15% and 25% in the event of 1%, 2% and 3% increases in market interest rates, respectively, and decreases of 10%, 15% and 20% in the event of 1%, 2% and 3% decreases in market interest rates, respectively. The following table presents the projected change in net interest income and net portfolio value for the various rate shock levels at September 30, 2000.

                                     Net Portfolio Value                          Net Interest Income
 Change                -----------------------------------------      -------------------------------------------
in Rates               $ Amount        $ Change       % Change        $ Amount          $ Change         % Change
--------               --------        --------       --------        --------          --------         --------
                                                                          (Dollars in thousands)
+ 300  bp              $  49,364       $ (6,483)       (11.6)%        $14,942           $  2,398             19.1%
+ 200  bp                 51,571         (4,276)        (7.7)          14,206              1,662             13.2
+ 100  bp                 53,794         (2,053)        (3.7)          13,412                868              6.9
Base                      55,847                                       12,544
- 100  bp                 56,740            893          1.6           11,537             (1,007)            (8.0)
- 200  bp                 55,337           (510)        (0.9)          10,429             (2,115)           (16.9)
- 300  bp                 54,222         (1,625)        (2.9)           9,391             (3,153)           (25.1)


         The above table indicates that at September 30, 2000, in the event of sudden and sustained increases in prevailing market interest rates, we would expect our estimated net interest income to increase and our net portfolio value to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, we would expect our estimated net interest income and net portfolio value to decrease, except that we would expect our net portfolio value to increase in the event of a sudden and sustained decrease in interest rates of 100 basis points. Our board of directors reviews our net interest income and net portfolio value position quarterly, and, if estimated changes in net interest income and net portfolio value are not within the targets established by the board, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board approved targets. At September 30, 2000, our estimated changes in net interest income and net portfolio value were within the targets established by the board of directors.

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

         The following table sets forth certain information relating to our consolidated statements of income for the years ended September 30, 2000, 1999 and 1998 and reflects the average yield on assets and average cost of liabilities at the date and for the periods indicated. We derived yields and costs by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from daily balances.

                                                                                           Year Ended September 30,
                                                                      -------------------------------------------------------------
                                            At September 30, 2000                2000                               1999
                                            ---------------------     -----------------------------   -----------------------------
                                                                                            Average                         Average
                                                          Yield/      Average                Yield/   Average               Yield/
                                            Balance        Cost       Balance   Interest      Cost    Balance   Interest     Cost
                                            --------      ------      --------   -------   --------   -------   --------    -------
                                                                       (Dollars in thousands)
Assets:
  Loans receivable (1)....................  $   229,128    8.61%     $ 219,381  $  18,500    8.43%   $198,603    $16,113    8.11%
  Investment securities (2)...............       76,984    6.16         90,133      5,509    6.11      68,182      4,160    6.10
  Interest-bearing overnight deposits.....       26,054    6.64         12,401        775    6.25      25,139      1,201    4.78
                                            -----------              ---------  ---------            --------    -------
    Total interest-earning assets ........      332,166    7.89        321,915     24,784    7.70     291,924     21,474    7.36
                                                                                ---------                        -------
Non-interest-earning assets...............       23,361                 19,999                         20,290
                                            -----------              ---------                       --------
    Total assets..........................  $   355,527              $ 341,914                       $312,214
                                            ===========              =========                       ========

Liabilities and net worth:
  Deposits................................  $   242,514    4.86      $ 230,165  $  10,158    4.41    $230,363    $ 9,540    4.14
  FHLB advances...........................       20,000    5.39         25,467      1,438    5.65      20,044      1,100    5.49
                                            -----------              ---------  ---------            --------    -------
    Total interest-bearing liabilities....      262,514    4.90        255,632     11,596    4.54     250,407     10,640    4.25
                                                         ------                 ---------   -----                -------  ------
Non-interest-bearing liabilities..........       33,804                 13,826                         14,696
                                            -----------              ---------                       --------
    Total liabilities.....................      296,318                269,458                        265,103
Net worth.................................       59,209                 72,456                         47,111
                                            -----------              ---------                       --------
    Total liabilities and net worth ......  $   355,527              $ 341,914                       $312,214
                                            ===========              =========                       ========
Net interest income.......................                                      $  13,188                        $10,834
                                                                                =========                        =======
Interest rate spread......................                 2.99%                             3.16%                          3.11%
                                                         ======                            ======                         ======
Net interest margin (3)...................                                                   4.10%                          3.71%
                                                                                           ======                         ======
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities.............................               126.53%                           125.93%                        116.58%
                                                         ======                            ======                         ======
                                                Year Ended September 30,
                                             ------------------------------
                                                         1998
                                             -----------------------------
                                                                  Average
                                             Average               Yield/
                                             Balance    Interest    Cost
                                             -------    --------  --------
                                                (Dollars in thousands)
Assets:
  Loans receivable (1)....................   $199,203  $ 17,185    8.63%
  Investment securities (2)...............     35,938     2,320    6.46
  Interest-bearing overnight deposits.....     20,409     1,203    5.89
                                            ---------  --------
    Total interest-earning assets ........    255,550    20,708    8.10
                                                       --------
Non-interest-earning assets...............     17,499
                                            ---------
    Total assets..........................  $ 273,049
                                            =========

Liabilities and net worth:
  Deposits................................  $ 224,334    10,331    4.61
  FHLB advances...........................     13,559       740    5.46
                                            ---------  --------
    Total interest-bearing liabilities....    237,893    11,071    4.65
                                                       --------  ------
Non-interest-bearing liabilities..........     10,436
                                            ---------
    Total liabilities.....................    248,329
Net worth.................................     24,720
                                            ---------
    Total liabilities and net worth ......  $ 273,049
                                            =========

Net interest income.......................             $  9,637
                                                       ========
Interest rate spread......................                         3.45%
                                                                 ======
Net interest margin (3)...................                         3.77%
                                                                 ======
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities.............................                       107.42%
                                                                 ======

_____________
(1)      Includes nonaccrual loans and loans held for sale, net of discounts and allowance for loan losses.
(2)      Includes FHLB of Atlanta stock.
(3)      Represents net interest income divided by the average balance of interest-earning assets.

RATE/VOLUME ANALYSIS

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, we have provided information on changes attributable to:

     o    changes in volume, which are changes in volume multiplied by old rate

     o    changes in rates, which are changes in rate multiplied by old volume

     o changes in rate-volume, which are changes in rate multiplied by the changes in volume and

     o    total change, which is the sum of the previous columns.

                                                                    YEAR ENDED SEPTEMBER 30,
                                    ---------------------------------------------------------------------------------------
                                          2000        VS.         1999                  1999        VS.            1998
                                    ---------------------------------------       -----------------------------------------
                                               INCREASE (DECREASE)                          INCREASE (DECREASE)
                                                    DUE TO                                       DUE TO
                                    ---------------------------------------       -----------------------------------------
                                                            RATE/                                        RATE/
                                    VOLUME      RATE       VOLUME     TOTAL       VOLUME     RATE        VOLUME       TOTAL
                                    ------      ----       ------     -----       ------     ----        ------       -----
                                                                         (IN THOUSANDS)

Interest income:
  Loans receivable (1)...........   $ 1,686   $     635    $  66      $  2,387    $  (52)    $(1,023)     $    3    $(1,072)
  Investment securities (2)......     1,339           8        2         1,349     2,081        (127)       (114)     1,840
  Other interest-earning assets..      (609)        370     (187)         (426)      279        (228)        (53)        (2)
                                    -------   ---------    -----      --------    ------     -------      ------    -------
    Total interest-earning
      assets.....................     2,416       1,013     (119)        3,310     2,308      (1,378)       (164)       766
                                    -------   ---------    -----      --------    ------     -------      ------    -------
Interest expense:
  Deposits.......................        (8)        627       (1)          618       278      (1,041)        (28)      (791)
  FHLB advances..................       297          32        9           338       354           4           2        360
                                    -------   ---------    -----      --------    ------     -------      ------    -------
     Total interest-bearing
         liabilities.............       289         659        8           956       632      (1,037)        (26)      (431)
                                    -------   ---------    -----      --------    ------     -------      ------    -------
Change in net interest income....   $ 2,127   $     354    $(127)     $  2,354    $1,676     $  (341)     $ (138)   $ 1,197
                                    =======   =========    =====      ========    ======     =======      ======    =======

---------------
(1)  Includes  nonaccrual  loans and loans held for sale net of discounts,  fees and allowance for loan losses.
(2)  Includes FHLB of Atlanta stock.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2000 AND 1999

         Total assets increased by $22.6 million or 6.8%, from $332.9 million at September 30, 1999 to $355.5 million at September 30, 2000. The increase in assets was due primarily to loan growth which was funded by an increase in deposits. Loans receivable, net increased $28.3 million, or 14.5% from $195.3 million at September 30, 1999 to $223.6 million at September 30, 2000. Loans held for sale decreased $6.6 million, or 54.4% from $12.1 million at September 30, 1999 to $5.5 million at September 30, 2000. The Company mitigated its exposure to rising interest rates during the year by decreasing its loans held for sale. The Company continued its strategy of originating commercial and consumer loans (including equity lines of credit). These loans offer variable interest rates and shorter maturities for asset liability management purposes. Total investments decreased $18.3 million, or 23.8% from $95.3 million at September 30, 1999 to $77.0 million at September 30, 2000. Cash and cash equivalents increased $17.5 million, or 111.5% from $15.7 million at September 30, 1999 to $33.1 million at September 30, 2000 as we accumulated liquidity for the $17 million special cash distribution to shareholders declared by the board of directors on September 5, 2000.

         Stockholders' equity decreased by $12.4 million, or 17.3% from $71.6 million at September 30, 1999 to $59.2 million at September 30, 2000. Stockholders' equity decreased as a result of the $17.0 million special cash distribution and the $1.0 million regular cash dividends, which were declared during the year ended September 30, 2000. These charges to stockholders' equity were partially offset by net income of $4.0 million, $1.0 million associated with vesting of MRP shares, and $567,000 from the allocation of ESOP shares.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

         Net Income. We had $4.0 million of net income for the year ended September 30, 2000, compared to $1.6 million of net income for the year ended September 30, 1999, representing an increase of $2.4 million, or 156.3%. During the year ended September 30, 2000, net interest income increased $2.4 million while operating expenses decreased $1.3 million and income taxes increased $1.3 million. Operating expenses for the year ended September 30, 1999 included the $3.0 million contribution expense to fund the 1st State Bank Foundation, Inc. For the year ended September 30, 2000, operating expenses included increased compensation and benefits expense of $1.4 million most of which was related to the implementation of the MRP.

         Net Interest Income. Net interest income was $13.2 million for the year ended September 30, 2000, as compared to $10.8 million for the year ended September 30, 1999, representing an increase of $2.4 million, or 21.7%. During the year ended September 30, 2000, we were able to increase our net interest income by increasing our levels of interest-earning assets and interest-bearing liabilities. The average balance of interest-earning assets increased by $30.0 million, or 10.3%, from $291.9 million for the year ended September 30, 1999 to $321.9 million for the year ended September 30, 2000 primarily due to increases in the average balances of loans and investment securities which were slightly offset by a decrease in interest-bearing overnight deposits. In addition, the average balance of interest-bearing liabilities increased by $5.2 million, or 2.1%, from $250.4 million for the year ended September 30, 1999 to $255.6 million for the year ended September 30, 2000 primarily due to increases in the average balance of FHLB advances. Net interest income was also boosted by an increase in our interest rate spread from 3.11% for the year ended September 30, 1999 to 3.16% for the year ended September 30, 2000. The $24.8 million increase in average net earning assets for fiscal 2000 compared to fiscal 1999 resulted from the Company having the net proceeds of $46.2 million from the issuance of common stock for the full year in fiscal 2000 compared to a partial year in fiscal 1999. During the year ended September 30, 2000, the Federal Reserve raised interest rates four times, and the prime interest rate increased from 8.25% on September 30, 1999 to 9.50% on September 20, 2000. The average prime rate for the year ended September 30, 2000 was 8.95%, an increase of 1.07% from 7.88%, the average for the year ended September 30, 1999. These higher interest rates increased the yields which we earned on loans and interest-bearing deposits as well as the rates we paid on deposits and borrowed money during the year ended September 30, 2000.

         Interest Income. Total interest income was $24.8 million for the year ended September 30, 2000, as compared to $21.5 million for the year ended September 30, 1999, representing an increase of $3.3 million, or 15.4%. This increase was attributable to the $30.0 million, or 10.3% increase in the average balance of interest-earning assets during the year and the 34 basis point increase in the average yield on interest-earning assets.

         Interest on loans receivable increased by $2.4 million, or 14.8%, from $16.1 million for the year ended September 30, 1999 to $18.5 million for the year ended September 30, 2000. The average yield on loans receivable increased 32 basis points from 8.11% for the year ended September 30, 1999 to 8.43% for the year ended September 30, 2000. The increase resulted primarily from increases in the prime rate. The average balance of loans receivable for the year September 30, 2000 increased by $20.8 million, or 10.5%, from $198.6 million for the year ended September 30, 1999 to $219.4 million for the year ended September 30, 2000.

         Interest on investment securities increased by $1.3 million, or 32.4%, from $4.2 million for the year ended September 30, 1999 to $5.5 million for the year ended September 30, 2000. The increase was attributable to a $21.9 million, or 32.2%, increase in the average balance of investment securities from $68.2 million for the year ended September 30, 1999 to $90.1 million for the year ended September 30, 2000. The increase in the average balance of investment securities resulted from the investment of the conversion proceeds into short-term government agency securities. The average yield on investment securities increased from 6.10% for the year ended September 30, 1999 to 6.11% for the year ended September 30, 2000.

         Interest on interest-bearing overnight deposits decreased by $400,000, or 35.5%, from $1.2 million for the year ended September 30, 1999 to $800,000 for the year ended September 30, 2000. The average balance of interest-bearing deposits decreased $12.7 million, or 50.7%, from $25.1 million for the year ended September 30, 1999 to $12.4 million for the year ended September 30, 2000. The average balance of interest-bearing overnight deposits decreased as we invested the conversion proceeds into short-term government agency securities. The volume decrease was offset by an increase of 147 basis points in the yield on other interest-earning assets.

         Interest Expense. Total interest expense was $11.6 million for the year ended September 30, 2000, as compared with $10.6 million for the year ended September 30, 1999, representing an increase of $1.0 million, or 9.0%. Such increase was due primarily to a $5.2 million increase in average interest-bearing liabilities and a 29 basis point increase in the average cost of funds. Average interest-bearing liabilities increased from $250.4 million for the year ended September 30, 1999 to $255.6 million for the year ended September 30, 2000.

         Interest on deposits increased by $700,000, or 6.5%, from $9.5 million for the year ended September 30, 1999 to $10.2 million for the year ended September 30, 2000. The increase was attributable to a 27 basis point increase in the average cost of deposits. As market interest rates increased we raised the interest rates on our deposit products. Offsetting the increased cost of funds was a decrease in average deposits of $200,000, or 0.1%, from $230.4 million for the year ended September 30, 1999 to $230.2 million for the year ended September 30, 2000.

         Interest expense on borrowings increased $300,000, or 30.7%, from $1.1 million for the year ended September 30, 1999 to $1.4 million for the year ended September 30, 2000. The increase was primarily due to a $5.5 million, or 27.5%, increase in average borrowings from $20.0 million for the year ended September 30, 1999 to $25.5 million for the year ended September 30, 2000. Outstanding for both years was a long-term fixed rate advance of $20 million from the FHLB Atlanta. During the year ended September 30, 2000, we used short-term variable rate borrowings on an as needed basis to fund loan growth. The average cost of borrowed money increased 16 basis points.

         Provision for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses at a level we consider adequate to provide for probable loan losses, based on prior loss experience, volume and type of lending we conduct, industry standards and past due loans in our loan portfolio. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The provision for loan losses was $240,000, charge-offs were $164,000 and recoveries were $6,000 for the year ended September 30, 2000 compared with a provision of $245,000, charge-offs of $23,000 and recoveries of $4,000 for the year ended September 30, 1999. Nonperforming loans at September 30, 2000 and 1999 were $2.9 million and $366,000, respectively. The increase in non-performing loans resulted from two unrelated, unique credits which are not necessarily indicative of the credit quality of the entire portfolio. There was no significant impact on the provision as a result of these two credits as we had already anticipated the loans' performance in setting the allowance for loan losses in the previous year.

         The allowance for loan losses was $3.5 million at September 30, 2000 and September 30, 1999 which we think is adequate to absorb probable losses in the loan portfolio. The ratio of the allowance for the loan losses to total loans, net of loans in process and deferred loan fees was 1.56% and 1.74% at September 30, 2000 and 1999, respectively. In fiscal 1999, the Company was concerned about the impact of the local economy on the credit risk of its borrowers. While there are still concerns over recent economic conditions in the local, state and national economy, including the impact of rising interest rates on borrowers, management concluded that this impact may not be as great as once expected. This was the primary factor contributing to the decrease in the percentage of the allowance for loan losses to loans during fiscal 2000. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of adjustments to the allowance for loan losses based on their judgments of information available to them at the time of their examinations.

         Other Income. Total other income was $1.7 million for each of the years ended September 30, 2000 and 1999. Commissions from sales of annuities and mutual funds increased $81,000, or 16.2% from $500,000 for the year ended September 30, 1999 to $581,000 for the year ended September 30, 2000. This increase results from a change in the mix of sales of annuities and mutual funds. Annuity and mutual fund sales for the year ended September 30, 2000 were $5.1 million and $4.6 million, respectively. During the year ended September 30, 1999, annuity and mutual fund sales were $3.3 million and $8.3 million, respectively. We earn a higher front-end commission on annuity sales compared to mutual fund sales. Commissions on the higher annuity sales more than offset the decline in mutual fund sales. During the year ended September 30, 2000, mortgage banking income, net decreased by $190,000, or 58.5% from $325,000 for fiscal 1999 to $135,000 for fiscal 2000. This decrease was a result of lower volume of loan sales for the year ended September 30, 2000. During the years ended September 30, 2000 and 1999, we sold $17.5 million and $45.0 million of mortgage loans, respectively. Customer service fees on loan and deposit accounts increased by $29,000, or 5.4%, from $540,000 for the year ended September 30, 1999 to $569,000 for the year ended September 30, 2000. This increase results primarily from growth in the number of transaction accounts. We recognized a gain of $149,000 on the disposition of REO during the year ended September 30, 2000. This was an increase of $144,000 over the prior year.

         Operating Expenses. Total operating expenses decreased by $1.3 million, or 13.2%, from $9.8 million for the year ended September 30, 1999 to $8.5 million for the year ended September 30, 2000. Included in the $9.8 million of operating expenses for the year ended September 30, 1999 is the $3.0 million contribution to establish the 1st State Bank Foundation, Inc. Excluding this one-time nonrecurring expense, operating expenses would have been $6.8 million, which is $1.7 million less than the $8.5 million of operating expenses recorded in the year ended September 30, 2000. Compensation and related benefits increased by $1.4 million, or 33.4%, from $4.5 million for the year ended September 30, 1999 to $5.9 million for the year ended September 30, 2000. The increase in compensation expense was primarily a result of the adoption of the Management Recognition Plan (MRP) in the year ended September 30, 2000. Total compensation expense recognized for the MRP for fiscal 2000 was $1.1 million. ESOP expense increased $137,000, or 31.8% from $430,000 for the year ended September 30, 1999 to $567,000 for the year ended September 30, 2000. This increase resulted from more shares being allocated to participants and an increase in market price in 2000. Salaries and other benefits increased $299,000, or 7.4% from $4.0 million in fiscal 2000 to $4.3 million in fiscal 1999. This increase results from growth in personnel to accommodate the Company's growth. The increase in other categories of operating expenses is generally attributable to the growth of the Company and the increased cost of being a public company.

         Income Taxes. Income tax expense was $2.1 million for the year ended September 30, 2000 compared to $870,000 for the year ended September 30, 1999. The increase was primarily the result of higher pretax income. Our effective tax rate was 34.9% for the year ended September 30, 2000 and 35.9% for the year ended September 30, 1999.

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

         Net Interest Income. Net interest income was $10.8 million for the year ended September 30, 1999, as compared to $9.6 million for the year ended September 30, 1998, representing an increase of $1.2 million, or 12.5%. During the year ended September 30, 1999, we were able to increase our net interest income by increasing our levels of interest-earning assets and interest-bearing liabilities. The average balance of interest-earning assets increased by $36.3 million, or 14.2%, from $255.6 million for the year ended September 30, 1998 to $291.9 million for the year ended September 30, 1999 primarily due to increases in the average balances of investment securities and interest-bearing overnight deposits. These increase primarily resulted from the investment of the funds received in the April 1999 stock offering. In addition, the average balance of interest-bearing liabilities increased by $12.5 million, or 5.3%, from $237.9 million for the year ended September 30, 1998 to $250.4 million for the year ended September 30, 1999 primarily due to increases in the average balance of deposits and FHLB advances. The effect of the increases in the average balances of assets and liabilities was offset in part by a decrease in our interest rate spread from 3.45% for the year ended September 30, 1998 to 3.11% for the year ended September 30, 1999. During the quarter ended December 31, 1998 the Federal Reserve lowered interest rates three times, and the prime interest rate decreased from 8.50% on September 29, 1998 to 7.75% on November 18, 1998. The Federal Reserve boosted rates twice during the quarter ended September 30, 1999. The average prime rate for the year ended September 30, 1999 was 7.88%, a decrease of 0.62% from 8.50%, the average for the year ended September 30, 1998. These lower interest rates decreased the yields which we earned on loans, investments and interest-bearing deposits during the year ended September 30, 1999. We were able to lower our cost of funds by decreasing the rates of interest paid on our deposits to partially offset this decrease.

         Interest Income. Total interest income was $21.5 million for the year ended September 30, 1999, as compared to $20.7 million for the year ended September 30, 1998, representing an increase of $765,000, or 3.7%. This increase was attributable to the $36.3 million, or 14.2% increase in the average balance of interest-earning assets during the year and offset in part by a 74 basis point decrease in the average yield on interest-earning assets.

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

         The allowance for loan losses was $3.5 million at September 30, 1999, as compared to $3.2 million at September 30, 1998. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees was 1.74% and 1.61% at September 30, 1999 and 1998, respectively. In 1999, we continued to see signs that our local economy was softening. We continued to make loans to smaller businesses, churches and non-profit organizations. We believed that these borrowers are more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. We continued to see the negative impact of the NAFTA legislation on the textile industry and borrowers employed by local textile companies. Finally, we continued to see increased consumer debt levels and rising consumer bankruptcy rates nationally and in North Carolina. These factors had a negative effect on our consumer and mortgage loan portfolios during 1999. Collectively, these factors prompted us to increase the allowance for loan losses during 1999.

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

         Operating Expenses. Total operating expenses increased by $3.0 million, or 44.1%, from $6.8 million for the year ended September 30, 1998 to $9.8 million for the year ended September 30, 1999. Included in the $9.8 million of operating expenses for the year ended September 30, 1999 is the $3.0 million contribution to establish the 1st State Bank Foundation, Inc. Excluding this one-time nonrecurring expense, operating expenses would have been $6.8 million which was $43,000, or 0.6%, over the prior year. Compensation and related benefits decreased by $155,000, or 3.4%, from $4.6 million for the year ended September 30, 1998 to $4.5 million for the year ended September 30, 1999. Deferred compensation expense decreased $697,000, or 70.7%, from $987,000 for the year ended September 30, 1999 to $289,000 for the year ended September 30, 1998 due to a decrease in expense attributable to the implementation and vesting of a Deferred Compensation Plan for directors and executive officers. Partially offsetting this decrease were increased benefit expenses of $286,000 from the implementation of the ESOP. Salaries and wages, including incentives and bonuses, increased $371,000, or 12.3%, from $3.0 million for the year ended September 30, 1998 to $3.4 million for the year ended September 30, 1999. Occupancy and equipment expense decreased $86,000 or 8.2%, from $1.0 million for the year ended September 30, 1998 to $959,000 for the year ended September 30, 1999. We converted to an inhouse data processing system during April 1998. The higher expense in 1998 included a writedown of $85,000 for obsolete equipment which was replaced in the computer conversion. Other expenses increased $348,000 from $870,000 for the year ended September 30, 1999 to $1.2 million for the year ended September 30, 1999. This increase was primarily due to added expenses from being a public company including increased audit fees, legal fees, office supplies, marketing expenses and stockholder relations expense.

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

ACCOUNTING MATTERS

         On October 1, 2000, the Company adopted Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities", as further amended by Statement of Financial Accounting Standards 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 138" (collectively referred to as "SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. There was no impact on the Company's consolidated financial statements as the Company does not hold any derivative instruments as defined by SFAS 133.

         During Fiscal 2000 the Company adopted Statement of Financial Accounting Standards 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS 134"). This statement establishes accounting and reporting standards for certain mortgage banking activities. It also conforms the subsequent accounting for securities retained after the securitization to the accounting used for other types of similar assets. The adoption of SFAS 134 had no material impact on the Company's consolidated financial statements.

         The FASB has issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This statement replaces SFAS 125 ("Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"), and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without consideration. SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities, based on application of a financial components approach that focuses on control. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 2001. Adoption of SFAS 140 is not expected to have a material impact on the Company's consolidated financial statements.

         From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

The Board of Directors
1st State Bancorp, Inc.
Burlington, North Carolina

We have audited the accompanying consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st State Bancorp, Inc. and subsidiary as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ KPMG LLP
November 6, 2000
Raleigh, North Carolina

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                          September 30, 2000 and 1999

                                                ASSETS                                     2000                   1999
                                                                                       ------------             ----------
                                                                                            (DOLLARS IN THOUSANDS)

Cash and cash equivalents                                                              $     33,107                 15,657
Investment securities (note 3):
    Held to maturity (fair value of $65,173 and $82,541
       at September 30, 2000 and 1999, respectively)                                         67,232                 84,228
    Available for sale (cost of $10,019 and $11,242 at
       September 30, 2000 and 1999, respectively)                                             9,752                 11,036
Loans held for sale, at lower of cost or fair value                                           5,533                 12,143
Loans receivable (net of allowance for loan losses of $3,536 and $3,454 at September 30, 2000 and 1999, respectively)
    (notes 4, 5 and 9)                                                                      223,595                195,292
Federal Home Loan Bank stock, at cost (notes 6 and 9)                                         1,650                  1,260
Premises and equipment (note 7)                                                               8,453                  7,283
Accrued interest receivable                                                                   2,653                  2,652
Other assets (note 11)                                                                        3,552                  3,375
                                                                                       ------------             ----------
          Total assets                                                                 $    355,527                332,926
                                                                                       ============             ==========
                                       LIABILITIES AND NET WORTH

Liabilities:
    Deposit accounts (note 8)                                                               254,405                234,095
    Advances from Federal Home Loan Bank (note 9)                                            20,000                 22,000
    Advance payments by borrowers for property taxes and
       insurance                                                                                151                    233
    Dividend payable                                                                         17,270                    253
    Other liabilities (note 12)                                                               4,492                  4,730
                                                                                       ------------             ----------
          Total liabilities                                                                 296,318                261,311
                                                                                       ------------             ----------
Stockholders' equity (notes 10, 12 and 15):
    Preferred stock, $0.01 par value, 1,000,000 shares authorized;
       none issued                                                                               --                     --
    Common stock, $0.01 par value, 7,000,000 shares authorized;
       3,289,607 and 3,163,125 shares issued and outstanding at
       September 30, 2000 and 1999, respectively                                                 33                     32
    Additional paid-in capital                                                               35,587                 49,216
    Unallocated ESOP shares                                                                  (4,950)                (4,470)
    Unearned compensation - management recognition plan                                      (1,296)                    --
    Deferred compensation                                                                     2,679                  2,373
    Treasury stock for deferred compensation                                                 (2,679)                (2,373)
    Retained income - substantially restricted                                               29,999                 26,960
    Accumulated other comprehensive loss - net unrealized
       loss on investment securities available for sale                                        (164)                  (123)
                                                                                       ------------             ----------
          Total stockholders' equity                                                         59,209                 71,615
                                                                                       ------------             ----------
          Total liabilities and stockholders' equity                                   $    355,527                332,926
                                                                                       ============             ==========

See accompanying notes to consolidated financial statements.

                    1ST STATE BANCORP, INC. AND SUBSIDIARY

                       Consolidated Statements of Income

             For the years ended September 30, 2000, 1999 and 1998

                                                      2000         1999        1998
                                                    --------     -------      --------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
    Interest and fees on loans                      $ 18,500      16,113      17,185
    Interest and dividends on investments              5,509       4,160       2,320
    Overnight deposits                                   775       1,201       1,203
                                                    --------    --------    --------
       Total interest income                          24,784      21,474      20,708
                                                    --------    --------    --------

Interest expense:
    Deposit accounts (note 8)                         10,158       9,540      10,331
    FHLB advances (note 9)                             1,438       1,100         740
                                                    --------    --------    --------
       Total interest expense                         11,596      10,640      11,071
                                                    --------    --------    --------
       Net interest income                            13,188      10,834       9,637

Provision for loan losses (note 5)                      (240)       (245)       (477)
                                                    --------    --------    --------
       Net interest income after provision
          for loan losses                             12,948      10,589       9,160
                                                    --------    --------    --------
Other income:
    Loan servicing fees (note 4)                          91          99         103
    Customer service fees                                569         540         566
    Commission from sales of annuities and mutual
        funds                                            581         500         437
    Real estate operations, net                          149           5          (2)
    Mortgage banking income, net                         135         325         436
    Securities losses, net (note 3)                       --          --        (246)
    Other                                                178         185         203
                                                    --------    --------    --------
       Total other income                              1,703       1,654       1,497
                                                    --------    --------    --------
Operating expenses:
    Compensation and related benefits (note 12)        5,944       4,457       4,612
    Occupancy and equipment (notes 7 and 13)           1,037         959       1,044
    Deposit insurance premiums                            70         144         142
    Other expenses                                     1,460       1,218         870
    Contributions (note 2)                                14       3,040         106
                                                    --------    --------    --------
       Total operating expenses                        8,525       9,818       6,774
                                                    --------    --------    --------
       Income before income taxes                      6,126       2,425       3,883
Income taxes (note 11)                                 2,140         870       1,362
                                                    --------    --------    --------
       Net income                                   $  3,986       1,555       2,521
                                                    ========    ========    ========
Net income (loss) per share - basic                 $   1.35       (0.10)         --
                                                    ========    ========    ========
Net income (loss) per share - diluted               $   1.32       (0.10)         --
                                                    ========    ========    ========

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

              For the years ended September 30, 2000, 1999 and 1998
                (dollars in thousands, except per share amounts)

                                                                            ADDITIONAL     UNALLOCATED    UNEARNED
                                                                    COMMON   PAID-IN           ESOP     COMPENSATION    DEFERRED
                                                                    STOCK    CAPITAL          SHARES         MRP      COMPENSATION
                                                                    ------  ----------     -----------  ------------  ------------

Balance at September 30, 1997                                       $ --         --              --            --           --
Comprehensive income:
    Net income                                                        --         --              --            --           --
    Other comprehensive income-unrealized gain
      on securities available-for-sale net
      of income taxes of $107                                         --         --              --            --           --

      Total comprehensive income
                                                                    ----    -------         -------       -------       ------
Balance at September 30, 1998                                         --         --              --            --           --
Comprehensive income:
    Net income                                                        --         --              --            --           --
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $143                                   --         --              --            --           --

      Total comprehensive income

Net proceeds from issuance of common stock                            32     49,215              --            --           --
Common stock acquired by ESOP (note 12)                               --         --          (4,899)           --           --
Allocation of ESOP shares (note 12)                                   --          1             429            --           --
Deferred compensation (note 12)                                       --         --              --            --        2,373
Treasury stock held for deferred
    compensation (note 12)                                            --         --              --            --           --
Cash dividends declared ($.16 per share)                              --         --              --            --           --
Cash dividends on unallocated ESOP shares                             --         --              --            --           --
                                                                    ----    -------         -------       -------       ------
Balance at September 30, 1999                                         32     49,216          (4,470)           --        2,373
Comprehensive income:
    Net income                                                        --         --              --            --           --
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $21                                    --         --              --            --           --

       Total comprehensive income                                     --         --              --            --           --
Shares issued for MRP                                                  1      2,331              --        (2,332)          --
Vesting of MRP shares (note 14)                                       --         --              --         1,036           --
Allocation of ESOP shares (note 12)                                   --          4             563            --           --
Deferred compensation (note 12)                                       --         --              --            --          306
Treasury stock held for deferred compensation (note 12)               --         --              --            --           --
Return of capital dividend ($5.17 per share) (note 10)                --    (15,964)         (1,043)           --           --
Cash dividend declared ($.32 per share)                               --         --              --            --           --
Cash dividend on unallocated ESOP and unvested MRP shares             --         --              --            --           --
                                                                    ----    -------         -------       -------       ------
Balance at September 30, 2000                                       $ 33     35,587          (4,950)       (1,296)       2,679
                                                                    ====    =======         =======       =======       ======

                                                                     TREASURY                      ACCUMULATED
                                                                     STOCK FOR                        OTHER            TOTAL
                                                                      DEFERRED        RETAINED     COMPREHENSIVE    STOCKHOLDERS'
                                                                    COMPENSATION       INCOME      INCOME (LOSS)        EQUITY
                                                                    ------------      --------     -------------    -------------

Balance at September 30, 1997                                              --          23,352           (74)           23,278
Comprehensive income:
    Net income                                                             --           2,521            --             2,521
    Other comprehensive income-unrealized gain
      on securities available-for-sale net
      of income taxes of $107                                              --              --           167               167
                                                                                                                     --------
      Total comprehensive income                                                                                        2,688
                                                                      -------         -------         -----          --------
Balance at September 30, 1998                                              --          25,873            93            25,966
Comprehensive income:
    Net income                                                             --           1,555            --             1,555
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $143                                        --              --          (216)             (216)
                                                                                                                     --------
      Total comprehensive income                                                                                        1,339
                                                                                                                     --------
Net proceeds from issuance of common stock                                 --              --            --            49,247
Common stock acquired by ESOP (note 12)                                    --              --            --            (4,899)
Allocation of ESOP shares (note 12)                                        --              --            --               430
Deferred compensation (note 12)                                            --              --            --             2,373
Treasury stock held for deferred
    compensation (note 12)                                             (2,373)             --            --            (2,373)
Cash dividends declared ($.16 per share)                                   --            (506)           --              (506)
Cash dividends on unallocated ESOP shares                                  --              38            --                38
                                                                      -------         -------         -----          --------
Balance at September 30, 1999                                          (2,373)         26,960          (123)           71,615
Comprehensive income:
    Net income                                                             --           3,986            --             3,986
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $21                                         --              --           (41)              (41)
                                                                                                                     --------
       Total comprehensive income                                          --              --            --             3,945
Shares issued for MRP                                                      --              --            --                --
Vesting of MRP shares (note 14)                                            --                            --             1,036
Allocation of ESOP shares (note 12)                                        --              --            --               567
Deferred compensation (note 12)                                            --              --            --               306
Treasury stock held for deferred compensation (note 12)                  (306)             --            --              (306)
Return of capital dividend ($5.17 per share) (note 10)                     --              --            --           (17,007)
Cash dividend declared ($.32 per share)                                    --          (1,032)           --            (1,032)
Cash dividend on unallocated ESOP and unvested MRP shares                  --              85            --                85
                                                                      -------         -------         -----          --------
Balance at September 30, 2000                                          (2,679)         29,999          (164)           59,209
                                                                      =======         =======         =====          ========

See accompanying notes to consolidated financial statements.

                   1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Consolidated Statements of Cash Flows

           For the years ended September 30, 2000, 1999 and 1998

                                                                      2000         1999         1998
                                                                    --------      ------      -------
                                                                         (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
    Net income                                                      $  3,986       1,555       2,521
    Adjustments to reconcile net income to net cash
       provided (used) in operating activities:
          Provision for loan losses                                      240         245         477
          Depreciation                                                   477         463         425
          Deferred income tax expense (benefit)                          153      (1,138)       (601)
          Amortization of premiums and discounts, net                    (27)        (33)         25
          Contribution of common shares to the Foundation
             (note 2)                                                     --       3,000          --
          Release of ESOP shares                                         567         430          --
          Vesting of MRP shares                                        1,036          --          --
          Loan origination fees and unearned discounts
             deferred, net of current amortization                       150          61           2
          Net loss on loans available for sale                           305         604         119
          Gain on sale of other real estate                             (148)         --          --
          Securities losses, net                                          --          --         246
          Proceeds from loans held for sale                           18,696      39,803      27,635
          Originations of loans held for sale                        (17,490)    (45,010)    (34,609)
          Decrease (increase) in other assets                           (850)          9        (308)
          Increase in accrued interest receivable                         (1)       (845)       (251)
          Increase (decrease) in other liabilities                      (238)     (1,516)      1,761
                                                                    --------    --------    --------
                Net cash provided (used) in operating activitives      6,856      (2,372)     (2,558)
                                                                    --------    --------    --------
Cash flows from investing activities:
    Proceeds from sale of FHLB stock                                     290          87          --
    Purchase of FHLB stock                                              (680)         --         (65)
    Purchases of investment securities held to maturity               (3,996)    (73,705)    (32,614)
    Purchases of investment securities available for sale                 --      (4,000)     (2,003)
    Proceeds from sales of investment securities
       available for sale                                                 --          --       2,880
    Proceeds from maturities of investment securities
       available for sale                                              1,228       2,463         588
    Proceeds from maturities of investment securities
       held to maturity                                               21,014      19,705      25,900
    Net (increase) decrease in loans receivable                      (23,594)      1,184        (140)
    Proceeds from disposal of real estate acquired in
       settlement of loans                                               148          --          --
    Purchases of premises and equipment                               (1,102)       (232)     (1,166)
                                                                    --------    --------    --------
                Net cash used in investing activities                 (6,692)    (54,498)     (6,620)
                                                                    --------    --------    --------
                                                                                         (Continued)

                  1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Consolidated Statements of Cash Flows

           For the years ended September 30, 2000, 1999 and 1998

                                                                   2000         1999       1998
                                                                 --------     --------    -------
                                                                      (DOLLARS IN THOUSANDS)
Cash flows from financing activities:
    Net increase (decrease) in deposits                          $ 20,310      (1,599)      6,353
    Decrease in advance payments by borrowers
       for property taxes and insurance                               (82)        (66)        (88)
    Advances from Federal Home Loan Bank                           36,000       2,000      20,000
    Repayments of advances from Federal Home
       Loan Bank                                                  (38,000)         --      (1,000)
    Net proceeds from sale of common stock                             --      46,247          --
    Purchase of stock for ESOP                                         --      (4,899)         --
    Dividends paid on common stock                                   (942)       (233)         --
                                                                 --------    --------     -------
                Net cash provided by financing activities          17,286      41,450      25,265
                                                                 --------    --------     -------
                Net increase (decrease) in cash and
                    cash equivalents                               17,450     (15,420)     16,087

Cash and cash equivalents at beginning of year                     15,657      31,077      14,990
                                                                 --------    --------     -------
Cash and cash equivalents at end of year                         $ 33,107      15,657      31,077
                                                                 ========    ========     =======
Payments are shown below for the following:

    Interest                                                     $ 11,450      10,583      10,947
                                                                 ========    ========     =======
    Income taxes                                                 $  2,755       1,587       2,301
                                                                 ========    ========     =======
Noncash investing and financing activities:

    Deferred compensation to be settled in
       Company's stock                                           $    306       2,373          --
                                                                 ========    ========     =======
    Cash dividends declared but not paid                         $    240         235          --
                                                                 ========    ========     =======
    Cash dividends on unallocated ESOP shares                    $     85          39          --
                                                                 ========    ========     =======
    Return of capital dividend declared but not paid (note 10)   $ 17,007          --          --
                                                                 ========    ========     =======
    Common stock issued for MRP                                  $  2,332          --          --
                                                                 ========    ========     =======
    Unrealized gains (losses) on available for
       sale securities                                           $    (62)       (359)        274
                                                                 ========    ========     =======
    Transfer from loans held for sale to loans
       receivable                                                $  5,099          --          --
                                                                 ========    ========     =======
    Transfer of land from other assets to premises
       and equipment                                             $    545          --          --
                                                                 ========    ========     =======


See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


(1)    SIGNIFICANT ACCOUNTING POLICIES

       (A)    ORGANIZATION AND DESCRIPTION OF BUSINESS

              1st State Bancorp, Inc. (the "Company" or the "Parent") is a bank holding company formed in connection with the April 1999 conversion (the "Conversion") of 1st State Bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered commercial bank, which now operates as a wholly owned subsidiary of the Parent under the name of 1st State Bank (the "Bank"). The Bank has one wholly owned subsidiary, First Capital Services Company, LLC ("First Capital"). The Bank is primarily engaged in the business of obtaining deposits and providing mortgage, commercial and consumer loans to the general public. First Capital is engaged primarily in the sale of annuities, mutual funds and insurance products on an agency basis. The principal activity of the Parent is ownership of the Bank.

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

       (D)    CASH AND CASH EQUIVALENTS

              For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing overnight deposits with the Federal Home Loan Bank ("FHLB") of Atlanta. At September 30, 2000 and 1999, interest-bearing overnight deposits were $26,054,000 and $7,246,000, respectively.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       (E)    INVESTMENT SECURITIES

              Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held to maturity or trading securities are classified as available for sale and reported at fair value, with net unrealized gains and losses net of related taxes excluded from earnings and reported as accumulated other comprehensive income
              (loss) within stockholders' equity. The classification of investment securities as held to maturity, trading or available for sale is determined at the date of purchase.

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

       (G)    LOANS RECEIVABLE

              Interest on loans, including impaired loans, that are contractually ninety days or more past due is generally either charged off or reserved through an allowance for uncollected interest account. The allowance for uncollected interest is established by a charge to interest income equal to all interest previously accrued. In certain circumstances, interest on loans that are contractually ninety days or more past due is not charged off or reserved through an allowance account when management determines that the loan is both well secured and in the process of collection. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       (H)    LOAN ORIGINATION FEES AND RELATED COSTS

              Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment of the loan yield using the level-yield method over the contractual life of the related loans

        (I)   ALLOWANCE FOR LOAN LOSSES

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

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

              When the carrying value of real estate exceeds its fair value, less cost to sell, an allowance for loss on real estate is established and a provision for loss on real estate is charged to other expenses. At September 30, 2000 and 1999, the Company had no real estate acquired in settlement of loans.

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

       (M)    EMPLOYEE STOCK OWNERSHIP PLAN

              The Company has an employee stock ownership plan (the"ESOP") which covers substantially all of it employees. The ESOP purchased shares of the Company's common stock after the Conversion using funds from a loan by the Company to the ESOP. The shares purchased by the ESOP are held in a suspense account as collateral for the loan, and are released from the suspense account and allocated to participants as scheduled principal and interest payments are made. The Company makes an annual contribution to the ESOP in an amount sufficient to make the scheduled principal and interest payments on the loan. The Company records a charge to its income statement in an amount equal to the fair value of the shares that are committed to be released from the suspense account each period in accordance with the terms of the ESOP and the related ESOP loan agreement.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       (N)    EARNINGS PER SHARE

              Earnings per share computations have been made only for the periods subsequent to the Conversion. For purposes of computing basic and diluted earnings per share, weighted average shares outstanding excludes unallocated ESOP shares that have not been committed to be released. The deferred compensation obligation discussed in note 12 that is funded with shares of the Company's common stock has no net impact on the Company's earnings per share computations.

                                                                                       2000                1999
                                                                                  ------------------------------------
                                                                                        (DOLLARS IN THOUSANDS)

              Net income (loss)                                               $           3,986                (304)
                                                                                  ===============     ================

              Average shares issued and outstanding                                   3,163,125           3,163,125
              Add: Weighted average vested MRP shares issued                             13,441                  --
              Less: Weighted average unallocated ESOP shares                           (216,353)           (237,149)
                                                                                  ---------------     ----------------

              Average basic shares for earnings per share                             2,960,213           2,925,976

              Add: Weighted average unvested MRP shares                                  26,724                  --
              Add: Potential common stock pursuant to stock
                option plan                                                              38,598                  --
                                                                                  ---------------     ----------------

              Average diluted shares for earnings per share                           3,025,535           2,925,976
                                                                                  ===============     ================

              The earnings per share computation for 1999 only reflects the earnings from the date of the conversion through September 30, 1999.

       (O)    STOCK OPTION PLAN

              The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       (P)    COMPREHENSIVE INCOME

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

              The  Company's  other  comprehensive  income  for the years  ended
              September  30,  2000,   1999  and  1998  and   accumulated   other
              comprehensive income as of September 30, 2000 and 1999 are comprised solely of unrealized gains and losses on investments in available for sale securities. Other comprehensive income for the years ended September 30, 2000, 1999 and 1998 follows:

                                                                     2000              1999                1998
                                                                ---------------   ---------------     ----------------
                                                                               (DOLLARS IN THOUSANDS)
              Unrealized holding gains (losses)
                arising during period, net of tax           $             (41)             (216)                  7
              Reclassification adjustment for
                realized losses, net of tax                                --                --                 160
                                                                ---------------   ---------------     ----------------
              Unrealized gains (losses) on
                securities, net of applicable income
                taxes                                       $             (41)             (216)                167
                                                                ===============   ===============     ================

       (Q)    DISCLOSURES REGARDING SEGMENTS

              The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in 1999. SFAS No. 131 establishes standards for the way that public businesses report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and other major customers. The Company adopted SFAS No. 131 without any impact on the consolidated financial statements as the chief operating decision-maker reviews the results of operations of the Company and its subsidiaries as a single enterprise.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


       (R)    RECLASSIFICATIONS

              Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform with the presentation adopted in 2000. Such reclassifications did not change net income or stockholders' equity as previously reported.

(2)  CONVERSION TO STOCK FORM OF OWNERSHIP

     On August 11, 1998, the Board of Directors of the Bank adopted the Plan of Conversion (the "Plan"). Immediately upon completion of the Conversion, 1st State Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank and subsequently converted from a state chartered stock savings bank to a state chartered commercial bank and became the wholly-owned subsidiary of 1st State Bancorp, Inc. The Company was incorporated in November 1998 as a Virginia corporation to serve as the Bank's holding company, and prior to April 23, 1999 had no operations and insignificant assets and liabilities. In addition, pursuant to the Plan of Conversion, the Company sold 2,975,625 shares of its $.01 par value common stock for $16.00 per share. Gross proceeds of the offering totaled
     $47,610,000, and expenses associated with the Conversion totaled approximately $1,363,000.

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

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(3)    INVESTMENT SECURITIES

       Investment securities consist of the following:

                                                                           SEPTEMBER 30, 2000
                                                  ----------------------------------------------------------------------
                                                    AMORTIZED         UNREALIZED        UNREALIZED           MARKET
                                                      COST              GAINS             LOSSES             VALUE
                                                  --------------    ---------------    --------------    ---------------
                                                                         (DOLLARS IN THOUSANDS)
       Held to maturity:
         U.S. Government and
            agency securities                $           67,179                3            2,063               65,119
         Collateralized mortgage
            obligations                                      53                1               --                   54
                                                  --------------    ---------------    --------------    ---------------
                Total                        $           67,232                4            2,063               65,173
                                                  ==============    ===============    ==============    ===============

       Available for sale:
         U.S. Government and
            agency securities                 $           5,000               --              159                4,841
         Marketable equity securities                     3,993               --              152                3,841
         FHLMC mortgage-backed
            securities                                      309               10               --                  319
         GNMA mortgage-backed
            securities                                      717               34               --                  751
                                                  --------------    ---------------    --------------    ---------------
                Total                         $          10,019               44              311                9,752
                                                  ==============    ===============    ==============    ===============

                                                                           SEPTEMBER 30, 1999
                                                  ----------------------------------------------------------------------
                                                    AMORTIZED         UNREALIZED        UNREALIZED           MARKET
                                                      COST              GAINS             LOSSES             VALUE
                                                  --------------    ---------------    --------------    ---------------
                                                                         (DOLLARS IN THOUSANDS)
       Held to maturity:
         U.S. Government and
            agency securities                $           81,160               31            1,718               79,473
         Other                                            3,000               --               --                3,000
         Collateralized mortgage
            obligations                                      68               --               --                   68
                                                  --------------    ---------------    --------------    ---------------
                Total                        $           84,228               31            1,718               82,541
                                                  ==============    ===============    ==============    ===============

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


                                                                           SEPTEMBER 30, 1999
                                                  ----------------------------------------------------------------------
                                                    AMORTIZED         UNREALIZED        UNREALIZED           MARKET
                                                      COST              GAINS             LOSSES             VALUE
                                                  --------------    ---------------    --------------    ---------------
                                                                         (DOLLARS IN THOUSANDS)
       Available for sale:
         U.S. Government and
            agency securities                 $           6,000                7              140                5,867
         Marketable equity securities                     3,993               --              134                3,859
         FHLMC mortgage-backed
            securities                                      460               17               --                  477
         GNMA mortgage-backed
            securities                                      789               44               --                  833
                                                  --------------    ---------------    --------------    ---------------
                Total                         $          11,242               68              274               11,036
                                                  ==============    ===============    ==============    ===============

       Following is a summary of investments in debt securities by maturity at September 30, 2000. Marketable equity securities, mortgage-backed securities and collateralized mortgage obligations do not have single maturity dates and are not included below.

                                                                               AMORTIZED              FAIR
                                                                                  COST               VALUE
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)
        Held to maturity:
          Within one year                                                $           2,493              2,491
          After one but within five years                                           46,692             45,387
          After five but within ten years                                           17,994             17,241
                                                                             ---------------    -----------------
                 Total                                                   $          67,179             65,119
                                                                             ===============    =================

        Available for sale:
          Within one year                                                            1,000                999
          After one but within five years                                            2,000              1,930
          After five but within ten years                                            2,000              1,912
                                                                             ---------------    -----------------
                 Total                                                   $           5,000              4,841
                                                                             ===============    =================

       There were no sales of securities during 2000 or 1999. During the year ended September 30, 1998, the Company recognized gross gains on the sale of investment securities available for sale of approximately $23,000. The Company also recognized a loss of approximately $269,000 on the write-down of marketable equity securities for an other than temporary decline in value during the year ended September 30, 1998.

       At September 30, 2000, U.S. Government securities with an amortized cost of approximately $22,750,000 were pledged as collateral for certain deposit accounts.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(4)    LOANS RECEIVABLE

       Loans receivable are summarized as follows:

                                                                                        SEPTEMBER 30,
                                                                             ------------------------------------
                                                                                  2000                1999
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)
        Real estate loans:
          One-to-four family residential                                     $      97,989             90,883
          Commercial real estate and other properties                               46,525             40,816
          Home equity and property improvement                                      21,225             18,888
          Construction loans                                                        21,991             16,496
                                                                             ---------------    -----------------
                 Total real estate loans                                           187,730            167,083
                                                                             ---------------    -----------------

        Other loans:
          Commercial                                                                42,949             32,502
          Consumer                                                                   6,782              6,658
                                                                             ---------------    -----------------
                 Total other loans                                                  49,731             39,160
                                                                             ---------------    -----------------
        Less:
          Loans in process                                                          (9,972)            (7,289)
          Net deferred loan origination fees                                          (358)              (208)
                                                                             ---------------    -----------------
          Net loans receivable before allowance for loan losses                    227,131            198,746
          Allowance for loan losses                                                 (3,536)            (3,454)
                                                                             ---------------    -----------------
                 Loans receivable, net                                   $         223,595            195,292
                                                                             ===============    =================

       At September 30, 2000, the Company had impaired loans with two borrowers of approximately $2.6 million which are on nonaccrual status. The related reserve for loan losses on the impaired loans totaled $245,000. The average carrying value of impaired loans was $1.7 million for the year ended September 30, 2000. Gross interest income of $48,000 was recognized during the year ended September 30, 2000. The interest income represents payments that were made on the loans before they were impaired. There were no impaired loans at September 30, 1999.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The Company grants residential, construction, commercial real estate, home equity and other loans to customers primarily throughout its market area of Alamance County which includes the cities of Burlington, Mebane and Graham. As reflected in the summary of loans receivable at September 30, 2000, the largest component of the Company's loan portfolio consists of lower-risk, one-to-four family residential loans. The higher risk components of the loan portfolio consist of real estate construction loans, commercial real estate loans and commercial loans for which repayment is dependent on the current real estate market and general economic conditions. The consumer portfolio generally consists of smaller loans to individuals in the Company's primary market area and can also be affected by general economic conditions.

       The Company's nonaccrual loans amounted to approximately $2.9 million and $366,000 at September 30, 2000 and 1999, respectively. If the Company's nonaccrual loans had been current in accordance with their original terms, gross interest income of approximately $265,000, $27,000 and $10,000 would have been recorded for the years ended September 30, 2000, 1999 and 1998, respectively. Interest income on these loans included in net income was approximately $58,000, $13,000 and $15,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

       Loans   serviced  for  others  at  September   30,  2000  and  1999  were
       approximately   $34,000,000  and  $35,000,000,   respectively.   Mortgage
       servicing rights were not material for any of the periods presented.

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

       The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30:

                                                                                  2000                1999
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)

        Balance at  beginning of year                                        $       8,215              7,520
        New loans                                                                    3,490              2,218
        Repayments                                                                  (1,616)            (1,523)
                                                                             ---------------    -----------------
        Balance at end of year                                               $      10,089              8,215
                                                                             ===============    =================

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


       The Company is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

       Off-balance sheet financial instruments whose contract amount represents credit and interest rate risk are summarized as follows:

                                                                                        SEPTEMBER 30,
                                                                             ------------------------------------
                                                                                  2000                1999
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)

        Commitments to originate new loans                                   $       7,763              6,389
        Commitments to originate new loans held for sale                               133                 --
        Unfunded commitments to extend credit under existing
           equity line and commercial lines of credit                               51,353             43,915
        Commercial letters of credit                                                 1,643                469
        Commitments to sell loans held for sale                                      1,755                487


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

       Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2000, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(5)    ALLOWANCE FOR LOAN LOSSES

       The following is a summary of the activity in the allowance for loan losses:

                                                                        YEARS ENDED SEPTEMBER 30,
                                                          -------------------------------------------------------
                                                               2000               1999                1998
                                                          ---------------    ---------------    -----------------
                                                                          (DOLLARS IN THOUSANDS)

        Balance at beginning of year                      $       3,454              3,228              2,754
        Provision for loan losses                                   240                245                477

        Charge-offs                                                (164)               (23)                (4)
        Recoveries                                                    6                  4                  1
                                                          ---------------    ---------------    -----------------
               Net charge-offs                                     (158)               (19)                (3)
                                                          ---------------    ---------------    -----------------

               Balance at end of year                     $       3,536              3,454              3,228
                                                          ===============    ===============    =================

(6)    INVESTMENT IN FHLB STOCK

       As a member of the FHLB of Atlanta, the Company is required to maintain an investment in the stock of the FHLB. This stock is carried at cost since it has no quoted fair value. See also note 9.

(7)    PREMISES AND EQUIPMENT

       Premises and equipment consist of the following:

                                                                                        SEPTEMBER 30,
                                                                             ------------------------------------
                                                                                  2000                1999
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)

        Land                                                                 $       2,777              2,232
        Building and improvements                                                    6,027              5,194
        Furniture and equipment                                                      4,440              4,171
                                                                             ---------------    -----------------
                                                                                    13,244             11,597
        Less accumulated depreciation                                               (4,791)            (4,314)
                                                                             ---------------    -----------------
               Total                                                         $       8,453              7,283
                                                                             ===============    =================

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(8)    DEPOSIT ACCOUNTS

       A comparative summary of deposit accounts follows:

                                                                                     SEPTEMBER 30, 2000
                                                                             ------------------------------------
                                                                                                    WEIGHTED
                                                                                BALANCE           AVERAGE RATE
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)
        Transactions accounts:
          Noninterest bearing accounts                                   $          11,891              --
          Interest bearing accounts:
             Checking accounts                                                      29,223            1.80%
             Money market accounts                                                  19,072            4.51%
        Passbook and statement savings accounts                                     25,930            2.36%
        Certificates of deposit                                                    168,289            5.81%
                                                                             ---------------    -----------------
               Total                                                     $         254,405            4.63%
                                                                             ===============    =================

                                                                                     SEPTEMBER 30, 1999
                                                                             ------------------------------------
                                                                                                    WEIGHTED
                                                                                BALANCE           AVERAGE RATE
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)
        Transactions accounts:
          Noninterest bearing accounts                                   $           8,219              --
          Interest bearing accounts:
             Checking accounts                                                      26,094            1.84%
             Money market accounts                                                  14,770            3.62%
        Passbook and statement savings accounts                                     27,276            2.36%
        Certificates of deposit                                                    157,736            4.85%
                                                                             ---------------    -----------------
               Total                                                     $         234,095            3.98%
                                                                             ===============    =================

       Time deposits with balances of $100,000 or greater totaled approximately $48,200,000 and $37,400,000 at September 30, 2000 and 1999, respectively.

       At September 30, 2000, the scheduled maturities of certificate accounts were as follows (dollars in thousands):

                                       YEAR ENDING SEPEMBER 30,
                                       ------------------------

                                                   2001                 $133,213
                                                   2002                   21,131
                                                   2003                    7,508
                                                   2004                    3,899
                                                   2005                    2,538
                                                                        --------
                                                     Total              $168,289
                                                                        ========

       Interest expense on deposit accounts is summarized below:

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

                                                                        YEARS ENDED SEPTEMBER 30,
                                                          -------------------------------------------------------
                                                               2000               1999                1998
                                                          ---------------    ---------------    -----------------
                                                                          (DOLLARS IN THOUSANDS)

        Interest-bearing transaction accounts         $           1,125                999              1,004
        Passbook and statement savings
           accounts                                                 631                870                798
        Certificates of deposit accounts                          8,402              7,671              8,529
                                                          ---------------    ---------------    -----------------
                Total                                 $          10,158              9,540             10,331
                                                          ===============    ===============    =================

(9)    ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA

       Advances from the FHLB of Atlanta at September 30, 2000 and 1999 totaled $20,000,000 and $22,000,000, respectively, at a weighted average interest rate of 5.39% and 5.42%, respectively. The $20,000,000 advance at September 30, 2000 will mature on February 13, 2008 and is callable on February 13, 2003.

       At September 30, 2000 and 1999, the Company had pledged all of its stock in the FHLB (see note 6) and entered into a security agreement with a blanket floating lien pledging a substantial portion of its real estate loans to secure potential borrowings. Under an agreement with the FHLB, the Company must have qualifying, unencumbered collateral with principal balances, when discounted at 75% of the unpaid principal, at least equal to 100% of the Company's FHLB advances.

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

                        September 30, 2000, 1999 and 1998

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

              As summarized below, at September 30, 2000 and 1999, the Bank was in compliance with all of the aforementioned capital requirements. At September 30, 2000, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

              As of September 30:

                                                                                                         MERGED RATIOS
                                                                                               ----------------------------------
                                                                                                                  TO BE "WELL
                                               CAPITAL AMOUNT                 RATIO            FOR CAPITAL      CAPITALIZED" FOR
                                         -------------------------     --------------------     ADEQUACY       PROMPT CORRECTIVE
                                            2000            1999        2000        1999        PURPOSES        ACTION PURPOSE
                                         -------------------------     --------    --------    ------------    ------------------
                                           (DOLLARS IN THOUSANDS)
              Tier I Capital (to risk-
                weighted assets)      $    52,304         47,657       24.03%      24.77%          4.00%             6.00%
              Total Capital (to risk-
                weighted assets)           54,751         50,075       25.29%      26.03%          8.00%            10.00%
              Leverage - Tier I
                capital (to average
                assets)                    52,034         47,657       16.10%      15.73%          4.00%             5.00%

              At September 30, 2000, the Company was also in compliance with the regulatory capital requirements of the FRB, which are similar to those of the FDIC.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

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

              On September 5, 2000, the Company declared a dividend of $5.17 per share, which was deemed to be a return-of-capital to shareholders. The dividend was payable on October 2, 2000 to shareholders of record on September 15, 2000.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


(11)   INCOME TAXES

       Components of income tax expense (benefit) consist of the following:

                                                                         YEAR ENDED SEPTEMBER 30,
                                                          -------------------------------------------------------
                                                               2000               1999                1998
                                                          ---------------    ---------------    -----------------
                                                                          (DOLLARS IN THOUSANDS)
        Current:
          Federal                                     $           1,874              1,840              1,804
          State                                                     113                168                159
                                                          ---------------    ---------------    -----------------
                                                                  1,987              2,008              1,963
                                                          ---------------    ---------------    -----------------
        Deferred:
          Federal                                                   137             (1,076)              (486)
          State                                                      16                (62)              (115)
                                                          ---------------    ---------------    -----------------
                                                                    153             (1,138)              (601)
                                                          ---------------    ---------------    -----------------
               Total                                  $           2,140                870              1,362
                                                          ===============    ===============    =================


       Other assets include current income taxes receivable of $486,000 and $243,000 at September 30, 2000 and 1999, respectively.

       A reconciliation of reported income tax expense for the years ended September 30, 2000 and 1999, to the amount of the income tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34% follows:

                                                               2000               1999                1998
                                                          ---------------    ---------------    -----------------
                                                                          (DOLLARS IN THOUSANDS)
        Income tax expense at statutory rate          $           2,083                824              1,320
        Increase in income taxes, resulting
           from:
              State income taxes, net of federal
                 benefit                                             85                 70                 29
              Other                                                 (28)               (24)                13
                                                          ---------------    ---------------    -----------------
                     Income tax expense               $           2,140                870              1,362
                                                          ===============    ===============    =================

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The significant components of deferred tax assets (liabilities) which are included in other assets, at September 30, 2000 and 1999, respectively, are:

                                                                                  2000                1999
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)
        Deferred tax assets:
          Allowance for loan losses                                         $        1,316              1,272
          Deferred compensation                                                      1,128                994
          Other than temporary declines in value of investment
             securities available for sale                                             104                104
          Unrealized losses on investments securities available
             for sale                                                                  103                 83
          Accrued ESOP expense                                                          --                167
          Carryforward of charitable contributions                                     650                767
          Other                                                                          2                  1
                                                                             ---------------    -----------------
               Total gross deferred tax assets                                       3,303              3,388

               Less valuation allowance                                                 --                 --
                                                                             ---------------    -----------------

               Deferred tax assets net of valuation allowance                        3,303              3,388
                                                                             ---------------    -----------------

        Deferred tax liabilities:
          Depreciable basis of fixed assets                                           (528)              (434)
          Tax basis of FHLB stock                                                     (145)              (180)
          Net loan fees                                                               (177)              (205)
          Other                                                                        (59)               (42)
                                                                             ---------------    -----------------

               Total gross deferred tax liabilities                                   (909)              (861)
                                                                             ---------------    -----------------

               Net deferred tax asset                                       $        2,394              2,527
                                                                             ===============    =================

       There is no valuation allowance for deferred tax assets as it is management's belief that realization of the deferred tax assets is more likely than not based upon the Company's history of taxable income and estimates of future taxable income.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The Company is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs significantly from the provisions for losses for financial reporting purposes. Under generally accepted accounting principles, the Company is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 2000, includes approximately $4,188,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reductions of such amounts for purposes other than tax bad debt losses could create income for tax purposes in certain remote instances, which would be subject to the then current corporate income tax rate.

(12)   EMPLOYEE BENEFIT PLANS

       (A)    401(K) PLAN

              The Bank sponsors a 401(k) plan that covers all eligible employees. The Bank matches 100% of employee contributions, with the Bank's contribution limited to 3% of each employee's salary. Matching contributions are funded when accrued. Matching expense totaled approximately $48,000 in 2000, $49,000 in 1999 and $45,000 in 1998.

       (B)    MONEY PURCHASE PENSION PLAN

              The Bank previously had a defined contribution money purchase pension plan covering substantially all of its employees. The Bank's policy was to fund retirement costs as accrued. Contributions to the plan were determined based upon specified percentages of annual salaries. In conjunction with the
              Conversion, the defined contribution retirement plan was terminated effective as of September 30, 1998 and balances were distributed to participants. There was no gain or loss upon the termination of the plan. There was no retirement expense during 2000 and 1999. Retirement expense totaled approximately $146,000 in 1998.

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

                        September 30, 2000, 1999 and 1998

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

              The common stock purchased by the Company for this deferred compensation obligation is maintained in a rabbi trust (the "Trust") on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Company. Dividends payable on the common shares held by the Trust will be reinvested in additional shares of common stock of the Company on behalf of the participants. Since the deferred compensation plan does not provide for diversification of the Trust's assets and can only be settled with a fixed number of shares of the Company's common stock, the deferred compensation obligation is classified as a component of stockholders' equity and the common stock held by the Trust is classified as treasury stock. Subsequent changes in the fair value of the common stock are not reflected in earnings or stockholders' equity of the Company.

              The expense related to these plans for the years ended September 30, 2000, 1999 and 1998 was $232,000, $289,000 and $987,000,
              respectively, and is included in compensation expense.

       (D)    ESOP

              The ESOP is a noncontributory retirement plan adopted by the Company effective October 1, 1998 which covers all eligible employees. The ESOP purchased 253,050 shares of common stock with the proceeds of a loan from the Company in the amount of $4,899,000. The Bank makes annual cash contributions to the ESOP in an amount sufficient for the ESOP to make scheduled payments on the note payable to the Company. The note payable has a term of 11 years, bears interest at prime and requires annual payments. The note is secured by the stock purchased by the ESOP and is not guaranteed by the Bank.

              As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released are allocated annually to participants based upon their relative compensation. Benefits under the ESOP vest 20% per year beginning with the third year of service. Up to five years of service has been credited for employment before October 1, 1998.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

              Compensation expense is determined by multiplying the per share market price of the Company's stock at the time the shares are committed to be released by the number of shares to be released. Compensation expense related to the ESOP for the years ended
              September   30,  2000  and  1999  was   $567,000   and   $430,000,
              respectively.

              The cost of the shares not yet committed to be released from collateral is shown as a reduction of stockholders' equity. Unallocated shares are not considered as outstanding shares for computation of earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the note payable and not as a reduction in retained earnings.

              At September 30, 2000, a total of 29,069 shares have been committed to be released and there were 201,819 of unallocated ESOP shares with a market value of approximately $3,400,000, as adjusted for the estimated effect of the return of capital dividend on the fair value of the shares.

(13)   LEASING ARRANGEMENTS

       Rental expense was approximately $26,000, $30,000 and $33,000 for the years ended September 30, 2000, 1999 and 1998, respectively. All leases are accounted for as operating leases. Minimum annual rents under noncancelable operating leases with remaining terms in excess of one year at September 30, 2000 are as follows:

                                                                       OFFICE
                            YEAR ENDING SEPTEMBER 30                 PROPERTIES
                    -----------------------------------------     -------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)

                             2001                                $       20
                             2002                                        19
                             2003                                        18
                             2004                                        18
                             2005                                        20
                             Thereafter                                  89
                                                                  -------------
                                       Total                     $      184
                                                                  =============

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

(14)   MANAGEMENT RECOGNITION PLAN ("MRP")

       The Bank's MRP was approved by stockholders of the Company on June 6, 2000. On this date restricted stock awards of 126,482 shares were granted. The shares awarded under the MRP were issued from authorized but unissued shares of common stock at no cost to the recipients. The MRP serves as a means of providing existing directors and employees of the Bank with an ownership interest in the Company. Shares of the Company's common stock awarded under the MRP vest at a rate of 33-l/3% per year with one-third immediately vesting on the date of the grant. During fiscal 2000, 42,163 shares vested to participants. Total compensation expense associated with the MRP for the year ended September 30, 2000 was $1,036,000.

(15)   STOCK OPTION PLAN

       On June 6, 2000, the Company's stockholders approved the 1st State Bancorp, Inc. 2000 Stock Option and Incentive Plan (the "Plan"). The purpose of this plan is to advance the interests of the Company through providing select key employees and directors of the Bank with the opportunity to acquire shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide incentives to the key employees and directors. Under the Plan, the Company has granted 316,312 options to purchase its $0.01 par value common stock. The exercise price per share is equal to the fair market value per share on the date of the grant. Options granted under the Stock Option Plan are 100% vested on the date of the grant. All options expire 10 years from the date of the grant.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       The Company has elected to follow APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options as permitted under SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". In accordance with APB 25, no compensation cost is recognized by the Company when stock options are granted because the exercise price of the Company's stock options equals the market price of the underlying common stock on the date of grant. As required by SFAS 123, disclosures are presented below for the effect on the net income and net income per share for the year ended September 30, 2000, that would result from the use of the fair value based method to measure compensation cost related to stock option grants. The effects of applying the provisions of SFAS 123 are not necessarily indicative of future effects.

                                                          (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE AMOUNTS)

       Net income:
         As reported                                          $  3,986
         Pro forma                                               2,760

       Net income per share:
         As reported - basic                                  $   1.35
         Pro forma - basic                                        0.93

         As reported - diluted                                $   1.32
         Pro forma - diluted                                      0.91

       The fair value per share of options granted in 2000 was $5.96. Fair values were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

         Risk-free interest rate                              6.00%
         Expected dividend yield                              1.80
         Volatility                                           21.1
         Expected life                                        8 years

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       A summary of the Company's stock option activity and related information for the year ended September 30, 2000 follows:

                                                           OUTSTANDING                          EXERCISABLE
                                                  -------------------------------     --------------------------------
                                                                      WEIGHTED                            WEIGHTED
                                                                      AVERAGE                             AVERAGE
                                                     OPTION           EXERCISE           OPTION           EXERCISE
                                                     SHARES            PRICE             SHARES            PRICE
                                                  --------------    -------------     -------------    ---------------

       At September 30, 1999                                 --     $       --                --       $       --
       Granted                                          316,312          18.44           316,312            18.44
       Became exercisable                               316,312          18.44           316,312            18.44
       Exercised                                             --             --                --               --
       Forfeited                                             --             --                --               --
                                                  --------------    -------------     -------------    ---------------
       At September 30, 2000                            316,312     $    18.44           316,312       $    18.44
                                                  ==============    =============     =============    ===============

 (16)  FAIR VALUE OF FINANCIAL INSTRUMENTS

       SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

       The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of September 30, 2000 and 1999, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

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

       (D)    DEPOSIT ACCOUNTS

              The fair value of deposits with no stated maturity, such as noninterest-bearing accounts, interest-bearing checking accounts, money market accounts, passbook and statement savings, was, by definition, equal to the amount payable on demand as of September 30, 2000 and 1999, respectively. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

       (E)    ADVANCES FROM THE FHLB

              The fair value of advances from the FHLB was estimated using discounted cash flow analyses, using interest rates currently offered for advances of similar remaining maturities.

              The estimated fair values of financial instruments are as follows:

                                                                                       SEPTEMBER 30, 2000
                                                                               ------------------------------------
                                                                                  CARRYING           ESTIMATED
                                                                                   VALUE             FAIR VALUE
                                                                               ---------------    -----------------
                                                                                     (DOLLARS IN THOUSANDS)
              Financial assets:
                Cash and cash equivalents                                  $          33,107             33,107
                Investment securities                                                 76,984             74,925
                Loans held for sale                                                    5,533              5,533
                Loans receivable, net of allowance for loan losses                   223,595            222,053
                Federal Home Loan Bank stock                                           1,650              1,650
                Accrued interest receivable                                            2,653              2,653
                                                                               ===============    =================

              Financial liabilities:
                Deposit accounts                                           $         254,405            254,055
                Advances from the Federal Home Loan Bank                              20,000             18,917
                                                                               ===============    =================

                                                                                       SEPTEMBER 30, 1999
                                                                               ------------------------------------
                                                                                  CARRYING           ESTIMATED
                                                                                   VALUE             FAIR VALUE
                                                                               ---------------    -----------------
                                                                                     (DOLLARS IN THOUSANDS)
              Financial assets:
                Cash and cash equivalents                                  $          15,657             15,657
                Investment securities                                                 95,264             93,577
                Loans held for sale                                                   12,143             12,143
                Loans receivable, net of allowance for loan losses                   195,292            192,898
                Federal Home Loan Bank stock                                           1,260              1,260
                Accrued interest receivable                                            2,652              2,652
                                                                               ===============    =================

              Financial liabilities:
                Deposit accounts                                           $         234,095            234,129
                Advances from the Federal Home Loan Bank                              22,000             19,882
                                                                               ===============    =================

              At September 30, 2000 and 1999, the Company had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no material current fair value.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


              SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures do not include premises and equipment and certain intangible assets, such as customer relationships. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

(17)   PARENT COMPANY FINANCIAL DATA

       Condensed financial information for 1st State Bancorp, Inc. since its inception in 1999 is as follows:

                                                CONDENSED BALANCE SHEET

                                                                                  2000                1999
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)
        Assets:
          Cash and cash equivalents                                      $          19,231              4,280
          Investment securities:
             Held to maturity (fair value of $14,962
               at September 30, 1999)                                                   --             14,997
          Due from bank subsidiary                                                   4,830              4,899
          Investment in bank subsidiary                                             52,022             47,662
          Accrued interest receivable                                                    7                201
          Other                                                                        410                 22
                                                                             ---------------    -----------------
                 Total assets                                            $          76,500             72,061
                                                                             ===============    =================

        Liabilities and stockholders' equity:
          Accrued taxes and other liabilities                                           21                193
          Dividends payable                                                         17,270                253
                                                                             ---------------    -----------------
                 Total liabilities                                                  17,291                446
                                                                             ---------------    -----------------
          Stockholders' equity                                                      59,209             71,615
                                                                             ---------------    -----------------

                 Total liabilities and stockholders' equity              $          76,500             72,061
                                                                             ===============    =================

                                             CONDENSED STATEMENT OF INCOME

        Interest on loan from bank subsidiary                            $             377                161
        Interest on investment securities                                              606                271
        Interest on overnight deposits                                                 524                143
                                                                             ---------------    -----------------
                 Total income                                                        1,507                575
        Operating expenses                                                           1,372                 36
                                                                             ---------------    -----------------
                 Income before income taxes                                            135                539
        Income tax expense                                                              37                195
                                                                             ---------------    -----------------

        Income before equity in undistributed net income of
           subsidiary                                                                   98                344
        Equity in undistributed net income of bank subsidiary                        3,888              1,211
                                                                             ---------------    -----------------
                 Net income                                              $           3,986              1,555
                                                                             ===============    =================

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998



                                           CONDENSED STATEMENT OF CASH FLOWS
                                                                                  2000                1999
                                                                             ---------------    -----------------
                                                                                   (DOLLARS IN THOUSANDS)
        Cash flows from operating activities:
          Net income                                                     $           3,986              1,555
          Adjustments to reconcile net income to net cash
             provided by operating activities:
               Undistributed earnings of bank subsidiary                            (3,888)            (1,211)
               Contribution of common shares to Foundation                              --              3,000
               Deferred tax benefit                                                    (88)                --
               Release of MRP shares                                                 1,036                 --
               Payments from subsidiary                                                446                 --
               Increase in due from subsidiary                                        (377)                --
               Amortization of premiums and discounts, net                              (7)               (32)
               (Increase) decrease in accrued interest receivable                      194               (201)
               Increase in other assets                                               (300)               (23)
               Increase (decrease) in other liabilities                               (173)               211
               Other operating activities                                               55                 --
                                                                             ---------------    -----------------
                   Net cash provided by operating activities                           884              3,299
                                                                             ---------------    -----------------

        Cash flows from investing activities:
          Purchases of held-to-maturity investment securities                       (3,996)           (16,964)
          Maturities of held-to-maturity investment securities                      19,000              2,000
                                                                             ---------------    -----------------
                   Net cash provided (used) by investing
                      activities                                                    15,004            (14,964)
                                                                             ---------------    -----------------

        Cash flows from financing activities:
          Net proceeds from issuance of common stock                                    --             46,247
          Purchase of common stock for ESOP                                             --             (4,899)
          Capital contribution to 1st State Bank                                        --            (25,170)
          Cash dividends paid on common stock                                         (937)              (233)
                                                                             ---------------    -----------------
                   Net cash provided (used) by financing
                      activities                                                      (937)            15,945
                                                                             ---------------    -----------------

                   Net increase in cash and cash equivalents                        14,951              4,280

        Cash and cash equivalents at beginning of year                               4,280                 --
                                                                             ---------------    -----------------

        Cash and cash equivalents at end of year                         $          19,231              4,280
                                                                             ===============    =================

                                       53

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998



        Supplemental disclosure of cash flow information:
          Cash paid during the year for income taxes                     $             484                 20
                                                                             ===============    =================

        Supplemental disclosure of noncash transactions:
          Cash dividends declared but not paid                           $             240                235
                                                                             ===============    =================

          Cash dividends on unallocated ESOP shares                      $              85                 39
                                                                             ===============    =================

          Return of capital dividend declared but not paid               $          17,007                 --
                                                                             ===============    =================

          Deferred compensation to be settled in
             Company's stock                                             $             306              2,373
                                                                             ===============    =================

          Common stock issued for MRP                                    $           2,332                 --
                                                                             ===============    =================

(18)   QUARTERLY FINANCIAL DATA (UNAUDITED)

       Summarized   unaudited  quarterly  financial  data  for  the  year  ended
September 30, 2000 is as follows:

                                                      FIRST            SECOND            THIRD             FOURTH
                                                     QUARTER          QUARTER           QUARTER           QUARTER
                                                  --------------    -------------     -------------    ---------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
       Operating summary:
         Interest income                          $       5,956            5,988           6,280               6,560
         Interest expense                                 2,690            2,802           2,955               3,149
                                                  --------------    -------------     -------------    ---------------
         Net interest income                              3,266            3,186           3,325               3,411
         Provision for loan losses                           60               60              60                  60
                                                  --------------    -------------     -------------    ---------------
         Net interest income after
            provision for loan losses                     3,206            3,126           3,265               3,351
         Other income                                       207              341             580                 575
         Other expense                                    1,744            1,744           2,758               2,279
                                                  --------------    -------------     -------------    ---------------
         Income before income tax
            expense                                       1,669            1,723           1,087               1,647
         Income taxes                                       577              608             380                 575
                                                  --------------    -------------     -------------    ---------------
         Net income                               $       1,092            1,115             707               1,072
                                                  ==============    =============     =============    ===============
       Per share data:
         Earnings - basic                         $        0.37             0.38            0.24                0.36
         Earnings - diluted                                0.37             0.38            0.24                0.34
                                                  ==============    =============     =============    ===============


                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998


       Summarized   unaudited  quarterly  financial  data  for  the  year  ended
September 30, 1999 is as follows:

                                                      FIRST            SECOND            THIRD             FOURTH
                                                     QUARTER          QUARTER           QUARTER           QUARTER
                                                  --------------    -------------     -------------    ---------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
       Operating summary:
         Interest income                          $       5,124            5,190           5,468              5,692
         Interest expense                                 2,846            2,708           2,556              2,530
                                                  --------------    -------------     -------------    ---------------
         Net interest income                              2,278            2,482           2,912              3,162
         Provision for loan losses                           60               60              60                 65
                                                  --------------    -------------     -------------    ---------------
         Net interest income after
            provision for loan losses                     2,218            2,422           2,852              3,097
         Other income                                       665              377             184                428
         Other expense                                    1,718            1,479           4,835              1,786
                                                  --------------    -------------     -------------    ---------------
         Income (loss) before income
            tax expense (benefit)                         1,165            1,320          (1,799)             1,739
         Income taxes                                       414              453            (621)               624
                                                  --------------    -------------     -------------    ---------------
         Net income (loss)                        $         751              867          (1,178)             1,115
                                                  ==============    =============     =============    ===============
       Per share data:
         Earnings/(loss) - basic                  $          --               --           (0.48)             0.38
         Earnings/(loss) - diluted                           --               --           (0.48)             0.38
                                                  ==============    =============     =============    ===============

                               BOARD OF DIRECTORS



JAMES C. MCGILL                          RICHARD C. KEZIAH, CHAIRMAN              T. SCOTT QUAKENBUSH
President and Chief Executive Officer    President of Monarch Hoisery Mills,      Retired
of 1st State Bancorp, Inc. and 1st       Inc.
State Bank                                                                        RICHARD H. SHIRLEY
                                         ERNEST A. KOURY, JR.                     President of Dick Shirley Chevrolet,
JAMES A. BARNWELL, JR.                   Vice President of Carolina Hosiery       Inc.
President of Huffman Oil Co., Inc.       Mills, Inc.
                                                                                  VIRGIL L. STADLER
BERNIE C. BEAN                           JAMES G. MCCLURE                         Vice President of Stadler Country
Retired                                  President of Green & McClure Furniture   Hams, Inc.
                                         Co.



                             1ST STATE BANK OFFICERS

JAMES C. MCGILL                           A. CHRISTINE BAKER                       FAIRFAX C. REYNOLDS
President and Chief Executive Officer     Executive Vice President, Secretary      Executive Vice President
                                          and Treasurer

FRANK GAVIGAN                             DAN HANSELL                              THERESA L. JOYCE
Senior Vice President                     Manager, First Capital Services, LLC     Vice President

ROBERT W. MALBURG, JR.                    L. MICHAEL DUNNING                       R. HOYLE VICKREY
Vice President                            Vice President                           Vice President

GAIL M. BARNETTE                          MICHELLE N. ISLEY                        SHERRY M. STEWART
Assistant Vice President                  Assistant Vice President                 Assistant Vice President

JULIE F. MILLER                           MONA S. GUNN                             PATTY G. BLAETZ
Assistant Vice President                  Assistant Vice President                 Commercial Credit Officer

JAMES C. MCGILL, JR.                      J. DOUG TAYLOR                           MYRA P. CATHEY
Commercial Banking Officer                General Auditor                          Bank Operations and Security
                                                                                   Officer

WARD PATILLO                              SHARON OAKLEY                            DIANE JEFFRIES
Branch Officer                            Branch Officer                           Branch Officer

RENE MCKINNEY                             GLENDA S. MADREN
Branch Officer                            Assistant Secretary


                                OFFICE LOCATIONS

455 S. Main Street                          2294 N. Church Street                       503 Huffman Mill Road
Burlington, North Carolina 27215            Burlington, North Carolina 27215            Burlington, North
Carolina  27215

102 S. 5th Street                           211 N. Main Street                          3466 S. Church Street
Mebane, North Carolina 27302                Graham, North Carolina 27253                Burlington, North
Carolina  27215

1203 S. Main Street
Graham, North Carolina  27253

                              CORPORATE INFORMATION

AUDITORS                                  TRANSFER AGENT AND REGISTRAR             ANNUAL REPORT ON FORM 10-K
KPMG LLP                                  Registrar & Transfer Company
150 Fayetteville Street Mall              10 Commerce Drive                        A  COPY  OF  1ST  STATE   BANCORP,
Suite 1200                                Cranford, New Jersey  07016              INC.'S  ANNUAL REPORT ON FORM 10-K
Raleigh, North Carolina  27601                                                     FOR   THE   FISCAL    YEAR   ENDED
                                                                                   SEPTEMBER  30,  2000 AS FILED WITH
GENERAL COUNSEL                           ANNUAL MEETING                           THE    SECURITIES   AND   EXCHANGE
Wishart Norris Henninger &                The  Annual  Meeting  of   Stockholders  COMMISSION,   WILL  BE   FURNISHED
  Pittman, PA                             will  be held on  January  30,  2001 at  WITHOUT CHARGE TO  STOCKHOLDERS AS
3120 South Church Street                  5:30  p.m.  at 1st  State  Bank's  main  OF THE  RECORD  DATE  FOR THE 2000
Burlington, North Carolina  27215         office  located at 445 S. Main  Street,  ANNUAL    MEETING   UPON   WRITTEN
                                          Burlington, North Carolina 27215         REQUEST  TO  CORPORATE  SECRETARY,
SPECIAL COUNSEl                                                                    1ST STATE  BANCORP,  INC.,  445 S.
Stradley Ronon Housley Kantarian &                                                 MAIN  STREET,  BURLINGTON,   NORTH
Bronstein, LLP                                                                     CAROLINA 27215
1220 19th Street, N.W., Suite 700
Washington, D.C.  20036

