Form 10-K, Exhibit 13
period 2001-09-30
1ST STATE BANCORP INC
filed 2001-12-28
CIK 1074078

1st STATE BANCORP, INC.








         [LOGO]












                                                              2001 ANNUAL REPORT

1st STATE BANCORP, INC.
================================================================================

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

MARKET INFORMATION
================================================================================

     1st State Bancorp's common stock began trading under the symbol "FSBC" on the Nasdaq National Market System on April 26, 1999. There are currently 3,289,607 shares of common stock outstanding and approximately 1,023 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

                                                                                                       Special Cash
                                                        High       Low           Dividends Per Share   Distribution
                                                        ----       ---           -------------------   ------------
         Fiscal 2001
         -----------
         First quarter.............................  $  22.75   $  16.88             $ 0.08
         Second quarter............................     21.00      18.38               0.08
         Third quarter.............................     21.50      19.10               0.08
         Fourth quarter............................     21.50      19.35               0.08

         Fiscal 2000
         -----------
         First quarter.............................  $  20.00   $  19.00             $ 0.08
         Second quarter............................     19.50      17.56               0.08
         Third quarter.............................     20.50      18.00               0.08
         Fourth quarter............................     23.25      19.50               0.08                 $  5.17


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

TABLE OF CONTENTS
================================================================================

1st State Bancorp, Inc........................................................1
Market Information............................................................1
Letter to Stockholders........................................................2
Selected Consolidated Financial and Other Data................................3
Management's Discussion and Analysis of Financial Condition and Results
  of Operations...............................................................5
Consolidated Financial Statements............................................19
Corporate Information........................................................58

To Our Shareholders,

It is a pleasure to report to you the results of 1st State Bancorp, Inc. for the year ended September 30, 2001. Net income for the year ended September 30, 2001 was $3,373,000 or basic and diluted earnings per share of $1.12 and $1.06, respectively. These results compare to net income of $3,986,000 for the year ended September 30, 2000 or $1.35 and $1.32 basic and diluted earnings per share, respectively. The lower earnings are the direct result of decreased net interest income and lower net earning assets as a result of the $17 million return of capital dividend paid to stockholders on October 2, 2000. Helping to offset our compressed net interest margin was strong growth in fee income. This growth was driven by increased customer fees and mortgage banking income due to higher loan volumes. Operating expenses increased as the Company continued to grow and offer additional services to our customers.

The Company's net interest margin was compressed during the year as a result of the rapid and continued rate cuts by the Federal Reserve. Our high concentration of loans tied to the prime rate has caused our assets to reprice in response to these rate cuts. It will take longer to adjust our deposits to these lower rates; however, we expect our margin to improve next year as the cost of our time deposits continue to adjust downward.

The current interest rate environment hampered real estate loan growth as borrowers refinanced to take advantage of the lower interest rates. We originated a record $54 million of first mortgage loans (of which we sold $48 million of long-term fixed rate loans) and $12 million of home equity loans during the year.

We are focused on managing the fundamentals of our business during this time of economic uncertainty. The quality of our loan portfolio remains sound and the majority of our loans are to customers in our local market that we know and understand. We will continue to make loans and maintain high credit quality through prudent underwriting. At September 30, 2001, we have loan loss reserves of $3.6 million, or 1.60% of loans receivable.

On behalf of our staff, officers and directors, thank you for being a stockholder of 1st State Bancorp, Inc. We believe that our Company has a bright future. We look forward to continuing to serve our customers and to enhancing shareholder value through growth, profitability and capital management.

Very truly yours,

/s/ James C. McGill

James C. McGill
President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================

SELECTED FINANCIAL CONDITION DATA

                                                                       At September  30,
                                                 -----------------------------------------------------------
                                                  2001        2000         1999           1998        1997
                                                  -----      ------       ------         ------      ------
                                                                      (In thousands)
Total assets.................................   $  336,792  $ 355,527     $332,926     $288,223    $ 258,509
Loans receivable.............................      222,285    223,595      195,292      196,782      197,122
Loans held for sale, at lower of
  cost or fair value.........................        3,291      5,533       12,143        7,540          684
Cash and cash equivalents....................       25,981     33,107       15,657       31,077       14,990
Investment securities:
    Available for sale.......................       55,527      9,752       11,036        9,858       11,320
    Held to maturity.........................       12,169     67,232       84,228       30,195       23,482
Deposit accounts.............................      248,370    254,405      234,095      235,694      229,341
Advances from Federal Home Loan Bank.........       20,000     20,000       22,000       20,000        1,000
Stockholders' equity.........................       63,644     59,209       71,615       25,966       23,277

SELECTED OPERATING DATA

                                                                  Year Ended September 30,
                                                -----------------------------------------------------------
                                                   2001        2000         1999         1998         1997
                                                   -----      ------       ------       ------       ------
                                                          (Dollars in thousands, except per share data)
Total interest income........................   $   24,517  $  24,784     $ 21,474     $ 20,708    $  19,061
Total interest expense.......................       12,306     11,596       10,640       11,071        9,799
                                                ----------  ---------     --------     --------    ---------
Net interest income..........................       12,211     13,188       10,834        9,637        9,262
Provision for loan losses....................          240        240          245          477          261
                                                ----------  ---------     --------     --------    ---------
Net interest income after provision
  for loan losses............................       11,971     12,948       10,589        9,160        9,001
Other income.................................        2,465      1,703        1,654        1,497        1,468
Operating expenses...........................        9,228      8,525        9,818        6,774        6,473
                                                ----------  ---------     --------     --------    ---------
Income before income taxes...................        5,208      6,126        2,425        3,883        3,996
Income taxes.................................        1,835      2,140          870        1,362        1,447
                                                ----------  ---------     --------     --------    ---------
Net income...................................   $    3,373  $   3,986     $  1,555     $  2,521    $   2,549
                                                ==========  =========     ========     ========    =========

Net income (loss) per share - basic..........   $     1.12  $    1.35     $  (0.10)    $     --    $      --
                                                ==========  =========     ========     ========    =========

Net income (loss) per share - diluted........   $     1.06  $    1.32     $  (0.10)    $     --    $      --
                                                ==========  =========     ========     ========    =========

        Per share data is shown only for periods subsequent to the stock conversion in April 1999.

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                               Year Ended September 30,
                                                -------------------------------------------------------------
                                                   2001        2000         1999         1998         1997
                                                   -----      ------       ------       ------       ------
PERFORMANCE RATIOS:
   Return on average assets (net income
      divided by average total assets)........     0.98%       1.17%        0.50%        0.92%         1.03%
   Return on average equity (net income
      divided by average equity)..............     5.51        5.50         3.30        10.20         11.34
   Interest rate spread (combined weighted
      average interest rate earned less
      combined weighted average interest
      rate cost).............................      3.00        3.16         3.11         3.45          3.70
   Net interest margin (net interest
      income divided by average
      interest-earning assets)...............      3.80        4.10         3.71         3.77          4.00
   Ratio of average interest-earning
      assets to average interest-bearing
      liabilities............................    120.92      125.93       116.58       107.42        106.99
   Ratio of operating expenses to average
      total assets...........................      2.68        2.45         3.14         2.48          2.62

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
      at end of period.......................      0.85        0.82         0.11         0.09          0.10
   Nonperforming loans to total loans
      at end of period.......................      0.39        1.30         0.18         0.13          0.13

   Allowance for loan losses to total
      loans at end of period.................      1.60        1.56         1.74         1.61          1.38

   Allowance for loan losses to nonperforming
      loans at end of period.................    411.39      121.93       943.82     1,227.38      1,063.32

   Provision for loan losses to total loans..      0.11        0.11         0.12         0.24          0.13

   Net charge-offs to average loans
      outstanding............................      0.07        0.07         0.01           --            --

CAPITAL RATIOS:
   Shareholders' equity to total assets at end
      of period..............................     18.90       16.65        21.51         9.01          9.00

   Average equity to average assets..........     17.74       21.19        15.09         9.05          9.10

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
================================================================================

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

     Beginning in the late 1980's, we have sought to gradually increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans, which have shorter terms and adjust more frequently to changes in interest rates than single-family residential mortgage loans. At September 30, 2001, commercial real estate, commercial and consumer loans totaled $41.0 million, $56.9 million and $6.6 million, respectively, which represented 17.6%, 24.5% and 2.8%, respectively, of gross loans. At September 30, 2001, $86.9 million, or 37.3% of gross loans, consisted of residential real estate mortgage loans.

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

LIQUIDITY AND CAPITAL RESOURCES

     1st State Bancorp has no business other than that of 1st State Bank and investing its assets. We believe that our current assets, consisting of invested cash and short-term investments, earnings on those assets and principal and interest payments on 1st State Bancorp's loan to the employee stock ownership plan, together with dividends that may be paid from 1st State Bank to 1st State Bancorp, will provide sufficient funds for its operations and liquidity needs; however, it is possible that 1st State Bancorp may need additional funds in the future. We cannot assure you, however, that 1st State Bancorp's sources of funds will be sufficient to satisfy its liquidity needs in the future. 1st State Bank is subject to certain regulatory limitations on the payment of dividends to 1st State Bancorp. For a discussion of these regulatory dividend limitations, see "Market Information."

     At September 30, 2001, we had stockholders' equity of $63.6 million, as compared to $59.2 million at September 30, 2000. We reported net income for the year ended September 30, 2001 of $3.4 million, as compared to $4.0 million and $1.6 million for the years ended September 30, 2000 and 1999, respectively. At September 30, 2001 we had a Tier 1 risk-based capital to risk-weighted assets ratio of 27.3%, a Tier 1 leverage capital to average total assets ratio of 18.1% and a total risk-based capital to risk-weighted assets ratio of 28.5%. At September 30, 2001, we exceeded all regulatory minimum capital requirements.

     At September 30, 2001, the Bank had stockholders' equity of $56.5 million, as compared to $52.0 million at September 30, 2000. At September 30, 2001 and 2000, the Bank had a Tier 1 risk-based capital to risk-weighted assets ratio of 24.1% and 24.0%, respectively. At September 30, 2001, the Bank had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $54.6 million, $54.6 million, and $57.5 million, respectively, and was classified as a "well capitalized" institution pursuant to FDIC capital regulations.

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

     Our primary investing activities have been the origination of loans and the purchase of investment securities. During the years ended September 30, 2001, 2000 and 1999, we had $127.3 million, $92.6 million and $113.8 million, respectively, of loan originations. During the years ended September 30, 2001, 2000 and 1999, we purchased investment securities in the amounts of $63.7 million, $4.0 million and $77.7 million, respectively. Our primary financing activities are the attraction of savings deposits.

     FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect the safety and soundness of the bank. The FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Bank's liquidity ratio as 25.9% of total assets at September 30, 2001, which management believes is adequate.

     North Carolina banks must maintain a reserve fund in an amount and/or ratio set by the Banking Commission to account for the level of liquidity necessary to assure the safety and soundness of the State banking system. As of September 30, 2001, the Bank's liquidity ratio was in excess of the level established by North Carolina regulations.

     Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2001 and 2000, cash and cash equivalents totaled $26.0 million and $33.1 million, respectively. We have other sources of liquidity should we need additional funds. During the years ended September 30, 2001, 2000 and 1999, we sold loans totaling $48.2 million, $19.0 million and $40.4 million, respectively. Additional sources of funds include FHLB of Atlanta advances. During the year ended September 30, 1998, we obtained $20 million of FHLB of Atlanta advances with maturities matched to the repricing of a comparable amount of loans to reduce our exposure to potentially rising interest rates. For more information regarding this strategy, see " -- Asset/Liability Management." At September 30, 2001 and 2000, we had $20.0 million of FHLB of Atlanta advances outstanding. Other sources of liquidity include loans and investment securities designated as available for sale, which totaled $3.3 million and $55.5 million, respectively, at September 30, 2001.

     We anticipate that we will have sufficient funds available to meet our current commitments. At September 30, 2001, we had $9.4 million in commitments to originate new loans, $56.9 million in unfunded commitments to extend credit under existing equity lines and commercial lines of credit and $256,000 in standby letters of credit. At September 30, 2001, certificates of deposit which are scheduled to mature within one year totaled $133.2 million. We believe that a significant portion of such deposits will remain with us.

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

     In the absence of any other factors, the overall yield or return associated with our earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in interest income and interest expense which are brought about by changes in market interest rates, we can significantly influence our net interest income.

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

     Our principal strategy in managing our interest rate risk has been to increase interest rate sensitive assets such as commercial loans and consumer loans. At September 30, 2001, we had $56.9 million of commercial loans and $6.6 million of consumer loans, which amounted to 24.5% and 2.8%, respectively, of our gross loan portfolio, as compared to $42.9 million of commercial loans and $6.8 million of consumer loans, respectively, at September 30, 2000, which amounted to 18.1% and 2.9%, respectively, of our gross loan portfolio at that date. In addition, at September 30, 2001, we had $3.3 million of loans held for sale, and, pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we had investment securities with an aggregate amortized cost of $54.7 million and an aggregate fair value of $55.5 million as available for sale. We are holding these loans and investment securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

     We also have shortened the average repricing period of our assets by retaining in our portfolio single-family residential mortgage loans only in cases where the loan carries an adjustable rate or the loan has an interest rate that is sufficient to compensate us for the risk of maintaining long-term, fixed-rate loans in our portfolio. During the past two years, we have sold a significant portion of our fixed-rate, single-family residential mortgage loans with terms of 15 years or more that we have originated, and at September 30, 2001, most of our single-family residential mortgage loans classified as held for investment were originated at least three years previously when market interest rates were higher. At September 30, 2001, we held approximately $46.9 million and $28.8 million of fixed-rate and adjustable-rate residential mortgage loans, respectively, which represented approximately 20.2% and 12.4%, respectively, of our gross loan portfolio. Depending on conditions existing at any given time, as part of our interest rate risk management strategy, we may continue to sell newly originated fixed-rate residential mortgage loans with original maturities of 15 years or more in the secondary market.

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

     During 2001, short and long term interest rates have fallen to their lowest levels in decades. Mortgage customers have sought long-term fixed rate loans which we have originated and sold to the secondary market. Most of our commercial originations have been floating rate prime based loans to take advantage of the lower prime rates. Our liquidity has increased from the volume of loan sales and the proceeds from investment securities being called. We have repriced all of our deposits to reflect the lower prevailing interest rates and have seen our cost of deposits decrease. These lower rates have triggered the rate floors that are present in many of our adjustable rate and home equity loans which has helped to preserve our loan yield.

MARKET RISK

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

     Our market risk arises primarily from interest rate risk inherent in our lending and deposit-taking activities. We do not maintain a trading account for any class of financial instrument nor do we engage in hedging activities or purchase derivative instruments. Furthermore, we are not subject to foreign currency exchange rate risk or commodity price risk.

     We measure our interest rate risk by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our net interest income and net portfolio value of sudden and sustained 1% to 3% increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net interest income of 10%, 15% and 25% in the event of 1%, 2% and 3% increases and 10%, 20% and 30% in the event of 1%, 2% and 3% decreases in the market interest rates, respectively. Limits have also been established for changes in net portfolio value of decreases of 10%, 15% and 25% in the event of 1%, 2% and 3% increases in market interest rates, respectively, and decreases of 10%, 15% and 20% in the event of 1%, 2% and 3% decreases in market interest rates, respectively. The following table presents the projected change in net interest income and net portfolio value for the various rate shock levels at September 30, 2001.

                                   Net Portfolio Value                             Net Interest Income
 Change                -----------------------------------------        ---------------------------------------
in Rates               $ Amount         $ Change      % Change          $ Amount       $ Change        % Change
--------               --------         --------      --------          --------       --------        --------
                                 (Dollars in thousands)                             (Dollars in thousands)
+ 300  bp              $  60,458       $ (8,920)       (12.86)%         $12,466        $  1,738          16.20%
+ 200  bp                 64,020         (5,358)        (7.72)           11,784           1,056           9.84
+ 100  bp                 67,383         (1,995)        (2.88)           11,334             605           5.64
Base                      69,378                                         10,728
- 100  bp                 68,925           (453)        (0.65)            9,786            (942)         (8.78)
- 200  bp                 69,433             55          0.08             9,183          (1,545)        (14.40)
- 300  bp                 71,157          1,779          2.56             8,365          (2,363)        (22.03)


     The above table indicates that at September 30, 2001, in the event of sudden and sustained increases in prevailing market interest rates, we would expect our estimated net interest income to increase and our net portfolio value to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, we would expect our estimated net interest income to decrease and net portfolio value to increase, except that we would expect our net portfolio value to decrease in the event of a sudden and sustained decrease in interest rates of 100 basis points. Our board of directors reviews our net interest income and net portfolio value position quarterly, and, if estimated changes in net interest income and net portfolio value are not within the targets established by the board, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board approved targets. At September 30, 2001, our estimated changes in net interest income and net portfolio value were within the targets established by the board of directors.

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

     Certain shortcomings are inherent in the method of analysis presented in the above table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in our portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Also, borrowers may have difficulty in repaying their adjustable-rate debt if interest rates increase.

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

     The following table sets forth certain information relating to our consolidated statements of income for the years ended September 30, 2001, 2000 and 1999 and reflects the average yield on assets and average cost of liabilities at the date and for the periods indicated. We derived yields and costs by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from daily balances.

                                                                  Year Ended September 30,
                                            ----------------------------------------------------------------------
                                                             2001                               2000
                                            ----------------------------------    --------------------------------
                                                                       Average                            Average
                                            Average                     Yield/    Average                  Yield/
                                            Balance        Interest      Cost     Balance     Interest      Cost
                                            -------        --------    --------   -------     --------    --------
                                                                    (Dollars in Thousands)
Assets:
  Loans receivable (1)....................  $ 229,058     $ 19,059        8.32%   $219,381   $ 18,500      8.43%
  Investment securities (2)...............     76,728        4,695        6.12      90,133      5,509      6.11
  Interest-bearing overnight deposits.....     15,617          763        4.89      12,401        775      6.25
                                            ---------     --------                --------   --------
    Total interest-earning assets ........    321,403       24,517        7.63     321,915     24,784      7.70
                                                          --------                           --------
Non-interest-earning assets...............     23,462                               19,999
                                            ---------                             --------
    Total assets..........................  $ 344,865                             $341,914
                                            =========                             ========

Liabilities and net worth:
  Deposits................................  $ 245,286     $ 11,178        4.56    $230,165   $ 10,158      4.41
  FHLB advances...........................     20,521        1,128        5.50      25,467      1,438      5.65
                                            ---------     --------                --------   --------
    Total interest-bearing liabilities....    265,807       12,306        4.63     255,632     11,596      4.54
                                                          --------                           --------     -----
Non-interest-bearing liabilities..........     17,867                               13,826
                                            ---------                             --------
    Total liabilities.....................    283,674                              269,458
Equity....................................     61,191                               72,456
                                            ---------                             --------
    Total liabilities and equity .........  $ 344,865                             $341,914
                                            =========                             ========

Net interest income.......................                $ 12,211                           $ 13,188
                                                          ========                           ========

Interest rate spread......................                                3.00%                            3.16%
                                                                         =====                            =====
Net interest margin (3)...................                                3.80%                            4.10%
                                                                         =====                            =====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.............................                              120.92%                          125.93%
                                                                        ======                           ======
                                                Year Ended September 30,
                                            --------------------------------
                                                          1999
                                            --------------------------------
                                                                     Average
                                            Average                   Yield/
                                            Balance     Interest       Cost
                                            ------      --------     ------
                                                 (Dollars in thousands)
Assets:
  Loans receivable (1)....................  $ 198,603   $16,113       8.11%
  Investment securities (2)...............     68,182     4,160       6.10
  Interest-bearing overnight deposits.....     25,139     1,201       4.78
                                            ---------  --------
    Total interest-earning assets ........    291,924    21,474       7.36
                                                       --------
Non-interest-earning assets...............     20,290
                                            ---------
    Total assets..........................  $ 312,214
                                            =========

Liabilities and net worth:
  Deposits................................  $ 230,363  $  9,540       4.14
  FHLB advances...........................     20,044     1,100       5.49
                                            ---------  --------
    Total interest-bearing liabilities....    250,407    10,640       4.25
                                                       --------     ------
Non-interest-bearing liabilities..........     14,696
                                            ---------
    Total liabilities.....................    265,103
Equity....................................     47,111
                                            ---------
    Total liabilities and equity .........  $ 312,214
                                            =========

Net interest income.......................             $ 10,834
                                                       ========

Interest rate spread......................                            3.11%
                                                                    ======
Net interest margin (3)...................                            3.71%
                                                                   =======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.............................                          116.58%
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

                                                                  Year Ended September 30,
                                    ----------------------------------------------------------------------------------------
                                       2001          vs.             2000            2000            vs.            1999
                                    ---------------------------------------       ------------------------------------------
                                               Increase (Decrease)                             Increase (Decrease)
                                                    Due to                                        Due to
                                    ---------------------------------------       ------------------------------------------
                                                           Rate/                                          Rate/
                                     Volume      Rate     Volume      Total       Volume      Rate        Volume       Total
                                     ------      ----     ------      -----       ------      ----        ------       -----
                                                                      (In thousands)
Interest income:
  Loans receivable (1)...........   $   816   $    (246)   $ (11)     $    559    $1,686     $   635      $   66     $2,387
  Investment securities (2)......      (819)          6       (1)         (814)    1,339           8           2      1,349
  Other interest-earning assets .       201        (169)     (44)          (12)     (609)        370        (187)      (426)
                                    -------   ---------    -----      --------    ------     -------      ------     ------
    Total interest-earning
      assets....................        198        (409)     (56)         (267)    2,416       1,013        (119)     3,310
                                    -------   ---------    -----      --------    ------     -------      ------     ------
Interest expense:
  Deposits.......................       667         331       22         1,020        (8)        627          (1)       618
  FHLB advances..................      (279)        (38)       7          (310)      297          32           9        338
                                    -------   ---------    -----      --------    ------     -------      ------     ------
     Total interest-bearing
         liabilities.............       388         293       29           710       289         659           8        956
                                    -------   ---------    -----      --------    ------     -------      ------     ------
Change in net interest income....   $  (190)  $    (702)   $ (85)     $   (977)   $2,127     $   354      $ (127)    $2,354
                                    =======   =========    =====      ========    ======     =======      ======     ======

---------------
(1) Includes nonaccrual loans and loans held for sale net of discounts, fees and allowance for loan losses.
(2)  Includes FHLB of Atlanta stock.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2001 AND 2000

     Total assets decreased by $18.7 million or 5.3%, from $355.5 million at September 30, 2000 to $336.8 million at September 30, 2001. The decrease in assets was due primarily to the $17.0 million return of capital dividend which was paid to stockholders on October 2, 2000.

     Loans receivable, net decreased $1.3 million, or 0.6% from $223.6 million at September 30, 2000 to $222.3 million at September 30, 2001. Loans held for sale decreased $2.2 million, or 40.0% from $5.5 million at September 30, 2000 to $3.3 million at September 30, 2001. The declining interest rate environment during the year ended September 30, 2001 caused the Company to sell most of its fixed rate mortgage production and prompted many customers to refinance their existing mortgage loans.

     Investment securities available for sale increased $45.8 million from $9.8 million at September 30, 2000 to $55.5 million at September 30, 2001. Investment securities held to maturity decreased $55.0 million from $67.2 million at September 30, 2000 to $12.2 million at September 30, 2001. As interest rates decreased during 2001, many of the Company's callable investment securities were called by the issuers. During the year ended September 30, 2001, $56.3 million of held to maturity investments and $13.9 million of available for sale investments were called or matured, and we sold $4.0 million of marketable equity securities. During this same time period, we purchased $1.2 million of held to maturity investments and $62.5 million of available for sale investments. Additions to the investment portfolio are dependent upon investable funds that are not needed to satisfy loan demand. We classified most of the investments purchased during the year ended September 30, 2001 as available for sale to give the Company more flexibility in the future.

     Cash and cash equivalents decreased $7.1 million, or 21.5% from $33.1 million at September 30, 2000 to $26.0 million at September 30, 2001. This decrease resulted from the special return of capital dividend and net deposit outflow which was partially offset from the decrease in investment securities and loans receivable.

     Total deposits decreased by $6.0 million, or 2.4%, from $254.4 million at September 30, 2000 to $248.4 million at September 30, 2001. This decrease was primarily the result of a $9.5 million decrease in time deposits held by municipalities and public entities. As interest rates dropped, we elected to allow these funds to roll off as a part of our asset liability management strategy. We continued to emphasize and grow transaction accounts to attract these lower costing deposits.

     Stockholders' equity increased by $4.4 million, or 7.4% from $59.2 million at September 30, 2000 to $63.6 million at September 30, 2001. Stockholders' equity increased as a result of net income of $3.4 million, $778,000 associated with vesting of MRP shares, $578,000 from the allocation of ESOP shares, and $674,000 from an increase in accumulated other comprehensive income. These increases were partially offset by $968,000 in cash dividends paid to stockholders.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

     Net Income. We had $3.4 million of net income for the year ended September 30, 2001 compared to $4.0 million of net income for the year ended September 30, 2000 representing a decrease of $600,000, or 15.0%. During the year ended September 30, 2001, lower net income resulted from a $1.0 million decrease in net interest income and a $800,000 increase in operating expenses which were partially offset by an increase in other income of $900,000 and decreased income tax expense of $300,000.

     Net Interest Income. Net interest income was $12.2 million for the year ended September 30, 2001, as compared to $13.2 million for the year ended September 30, 2000, representing a decrease of $1.0 million, or 7.6%. During the year ended September 30, 2001, average net interest-earning assets decreased by $10.7 million from $66.3 million at September 30, 2000 to $55.6 million at September 30, 2001. The decrease in net earning assets resulted primarily from the $17.0 million return of capital dividend which was paid to stockholders on October 2, 2000. The average balance of interest-earning assets decreased by $500,000, or 0.2%, from $321.9 million for the year ended September 30, 2000 to $321.4 million for the year ended September 30, 2001. The average balances of loans and interest-bearing overnight deposits increased but were more than offset by a decrease in investment securities. In addition, the average balance of interest-bearing liabilities increased by $10.2 million, or 4.0%, from $255.6 million for the year ended
September 30, 2000 to $265.8 million for the year ended September 30, 2001 primarily due to an increase in the average balance of deposits which was partially offset by a decrease in FHLB advances. Net interest income was diminished by a decrease in our interest rate spread from 3.16% for the year ended September 30, 2000 to 3.00% for the year ended September 30, 2001. During the year ended September 30, 2001, the Federal Reserve dropped interest rates eight times, and the prime interest rate decreased 350 basis points from 9.50% on September 30, 2000 to 6.00% on September 20, 2001. The average prime rate for the year ended September 30, 2001 was 8.01%, a decrease of 0.94% from 8.95%, the average for the year ended September 30, 2000. These interest rate decreases caused a greater reduction in the average yield which we earned on loans and interest-bearing deposits than in the average rates we paid on deposits and borrowed money during the year ended September 30, 2001.

     Interest Income. Total interest income was $24.5 million for the year ended September 30, 2001, as compared to $24.8 million for the year ended September 30, 2000, representing a decrease of $300,000, or 1.2%. This decrease was attributable to the 7 basis point decrease in the average yield on interest-earning assets and a $500,000 decrease in the average balance of interest-earning assets during the year.

     Interest on loans receivable increased by $500,000, or 2.7%, from $18.5 million for the year ended September 30, 2000 to $19.0 million for the year ended September 30, 2001. The average yield on loans receivable decreased 11 basis points from 8.43% for the year ended September 30, 2000 to 8.32% for the year ended September 30, 2001. The decrease resulted primarily from the eight decreases in the prime rate during the year. The average balance of loans receivable for the year September 30, 2001 increased by $9.7 million, or 4.4%, from $219.4 million for the year ended September 30, 2000 to $229.1 million for the year ended September 30, 2001. We were successful in growing commercial loans this year. At September 30, 2001, commercial loans totaled $56.9 million and accounted for 24.5% of the total loan portfolio compared to outstanding balances of $42.9 million at September 30, 2000 which accounted for 18.1% of the total loan portfolio. One-to-four residential loans decreased $11.1 million, or 11.3% from $98.0 million at September 30, 2000 to $86.9 million at September 30, 2001. The percentage of one-to four family mortgage loans to total loans decreased from 41.3% at September 30, 2000 to 37.3% at September 30, 2001. The lower rate environment has increased mortgage originations which has resulted in more loan sales.

     Interest on investment securities decreased by $800,000, or 14.5%, from $5.5 million for the year ended September 30, 2000 to $4.7 million for the year ended September 30, 2001. The decrease was attributable to a $13.4 million, or 14.9%, decrease in the average balance of investment securities from $90.1 million for the year ended September 30, 2000 to $76.7 million for the year ended September 30, 2001. The average yield on investment securities increased from 6.11% for the year ended September 30, 2000 to 6.12% for the year ended September 30, 2001.

     Interest on  interest-bearing  overnight  deposits was $800,000 for each of the years ended September 30, 2001 and 2000. The average balance of interest-bearing deposits increased $3.2 million, or 25.8%, from $12.4 million for the year ended September 30, 2000 to $15.6 million for the year ended September 30, 2001. The volume increase was offset by a decrease of 136 basis points in the yield on interest-bearing overnight deposits.

     Interest Expense. Total interest expense was $12.3 million for the year ended September 30, 2001, as compared with $11.6 million for the year ended September 30, 2000, representing an increase of $700,000, or 6.0%. Such increase was due primarily to a $10.2 million increase in average interest-bearing liabilities and a 9 basis point increase in the average cost of funds. Average interest-bearing liabilities increased from $255.6 million for the year ended September 30, 2000 to $265.8 million for the year ended September 30, 2001.

     Interest on deposits increased by $1.0 million, or 9.8%, from $10.2 million for the year ended September 30, 2000 to $11.2 million for the year ended September 30, 2001. The increase was attributable to a $15.1 million increase in average deposits and a 15 basis point increase in the average cost of deposits. The Bank opened its seventh branch on September 27, 2000. To market the new branch we offered a time deposit promotion during the quarter ended December 31, 2000 which attracted funds at premium rates during this promotion and increased the Company's cost of deposits.

     Interest expense on borrowings decreased $300,000, or 21.4%, from $1.4 million for the year ended September 30, 2000 to $1.1 million for the year ended September 30, 2001. The decrease was due to a $5.0 million, or 19.6%, decrease in average borrowings from $25.5 million for the year ended September 30, 2000 to $20.5 million for the year ended September 30, 2001 and a decrease of 15 basis points in the average cost of borrowed money. Outstanding for both years was a long-term fixed rate advance of $20 million from the FHLB Atlanta.

     Provision for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses at a level we consider adequate to provide for probable loan losses, based on prior loss experience, volume and type of lending we conduct, industry standards, current economic conditions, and past due loans in our loan portfolio. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. Our credit management systems have resulted in low loss experience; however, there can be no assurances that such experience will continue. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The provision for loan losses was $240,000, charge-offs were $168,000 and recoveries were $4,000 for the year ended September 30, 2001 compared with a provision of $240,000, charge-offs of $164,000 and recoveries of $6,000 for the year ended September 30, 2000. Nonperforming loans at September 30, 2001 and 2000 were $878,000 and $2.9 million, respectively. The decrease in non-performing loans resulted from a $2.0 million increase in other real estate owned.

     The provision for loan losses remained unchanged in fiscal 2001 compared to fiscal 2000 in spite of a decrease in loans and non-performing loans, primarily because of changes in the portfolio mix and the impact of a declining economy. During the year ended September 30, 2001 commercial, construction and home equity loans continued to increase as well as the percentages of these loans to the total portfolio. Although these loans normally have a relatively short maturity management believes that there is greater risk inherent in these loans than the typical one-to-four family residential mortgage loan. Therefore, management assigns these types of loans a higher risk weighting in the analysis of the loan loss reserve. The commercial loans that have been originated are loans made to businesses to either produce a product, sell a product or provide a service. Many of these loans are asset-based loans which are loans where repayment is based on the liquidation of assets such as inventory and accounts receivable. Most of our customers are small businesses in our immediate market area that are more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. In addition, our customer base includes textile companies that are continuing to feel the negative impact of the NAFTA legislation and the downturn in our local and regional economy during fiscal 2001.

     The allowance for loan losses at September 30, 2001 and 2000 was $3.6 million and $3.5 million, respectively, which we think is adequate to absorb probable losses in the loan portfolio. As a result of our continued shift toward higher risk commercial, consumer and home equity loans as well as the decline in the local and regional economy, the ratio of the allowance for the loan losses to total loans, net of loans in process and deferred loan fees increased to 1.60% at September 30, 2001 compared to 1.56% at September 30, 2000. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of adjustments to the allowance for loan losses based on their judgments of information available to them at the time of their examinations.

     Other Income. Total other income was $2.5 million for the year ended September 30, 2001, as compared to $1.6 million for the year ended September 30, 2000, representing an increase of $900,000, or 56.3%. As interest rates decreased during the year ended September 30, 2001, mortgage loan volumes increased sharply, and mortgage banking income, net increased $724,000, or 536.3% over the prior year. We continued to sell the long-term fixed-rate mortgage loans that were originated. During the years ended September 30, 2001 and 2000, we sold $47.9 million and $18.7 million of mortgage loans and recorded net mortgage banking income of $859,000 and $135,000, respectively. Customer service fees on loan and deposit accounts increased by $142,000, or 25.0%, from $569,000 for the year ended September 30, 2000 to $711,000 for the year ended September 30, 2001. This increase results from growth in the number of transaction accounts and fee pricing adjustments during the year.

     Operating Expenses. Total operating expenses increased by $800,000, or 9.5%, from $8.4 million for the year ended September 30, 2000 to $9.2 million for the year ended September 30, 2001. Compensation and related benefits increased by $300,000, or 5.1%, from $5.9 million for the year ended September 30, 2000 to $6.2 million for the year ended September 30, 2001, due to an increase in expense attributable to normal salary increases and an increase in the number of employees. Occupancy and equipment expense increased $300,000, or 30.0% from $1.0 million for the year ended September 30, 2000 to $1.3 million for the year ended September 30, 2001. Most of this increase was additional depreciation expense for the new branch and imaging hardware and software which was not present in the prior year. Real estate operations, net expense was $71,000 for the year ended September 30, 2001. These expenses were incurred to own and operate the other real estate owned that was acquired through foreclosure during the year. In the year ended September 30, 2000, the Company had recognized a net gain on the sale of other real estate owned of $149,000. Other operating expenses increased $100,000, or 6.7%, from $1.5 million for the year ended September 30, 2000 to $1.6 million for the year ended September 30, 2001. These increased expenses are generally attributable to the growth of the Company including the operating expenses associated with the Bank's seventh branch which opened on September 27, 2000.

         Income Taxes. Income tax expense was $1.8 million for the year ended September 30, 2001 compared to $2.1 million for the year ended September 30, 2000. The decrease was primarily the result of a decrease in pretax income. Our effective tax rate was 35.2% for the year ended September 30, 2001 and 34.9% for the year ended September 30, 2000. The higher effective tax rate in 2001 reflects the lower tax exempt earnings in 2001 compared to 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

     Net Income. We had $4.0 million of net income for the year ended September 30, 2000, compared to $1.6 million of net income for the year ended September 30, 1999, representing an increase of $2.4 million, or 156.3%. During the year ended September 30, 2000, net interest income increased $2.4 million while operating expenses decreased $1.4 million and income taxes increased $1.2 million. Operating expenses for the year ended September 30, 1999 included the $3.0 million contribution expense to fund the 1st State Bank Foundation, Inc. For the year ended September 30, 2000, operating expenses included increased compensation and benefits expense of $1.4 million most of which was related to the implementation of the MRP.

     Net Interest Income. Net interest income was $13.2 million for the year ended September 30, 2000, as compared to $10.8 million for the year ended September 30, 1999, representing an increase of $2.4 million, or 22.2%. During the year ended September 30, 2000, we were able to increase our net interest income by increasing our levels of interest-earning assets and interest-bearing liabilities. The average balance of interest-earning assets increased by $30.0 million, or 10.3%, from $291.9 million for the year ended September 30, 1999 to $321.9 million for the year ended September 30, 2000 primarily due to increases in the average balances of loans and investment securities which were slightly offset by a decrease in interest-bearing overnight deposits. In addition, the average balance of interest-bearing liabilities increased by $5.2 million, or 2.1%, from $250.4 million for the year ended September 30, 1999 to $255.6 million for the year ended September 30, 2000 primarily due to increases in the average balance of FHLB advances. Net interest income was also boosted by an increase in our interest rate spread from 3.11% for the year ended September 30, 1999 to 3.16% for the year ended September 30, 2000. The $24.8 million increase in average net earning assets for fiscal 2000 compared to fiscal 1999 resulted from the Company having the net proceeds of $46.2 million from the issuance of common stock for the full year in fiscal 2000 compared to a partial year in fiscal 1999. During the year ended September 30, 2000, the Federal Reserve raised interest rates four times, and the prime interest rate increased from 8.25% on September 30, 1999 to 9.50% on September 20, 2000. The average prime rate for the year ended September 30, 2000 was 8.95%, an increase of 1.07% from 7.88%, the average for the year ended September 30, 1999. These higher interest rates increased the yields which we earned on loans and interest-bearing deposits as well as the rates we paid on deposits and borrowed money during the year ended September 30, 2000.

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

     Interest on investment securities increased by $1.3 million, or 31.0%, from $4.2 million for the year ended September 30, 1999 to $5.5 million for the year ended September 30, 2000. The increase was attributable to a $21.9 million, or 32.1%, increase in the average balance of investment securities from $68.2 million for the year ended September 30, 1999 to $90.1 million for the year ended September 30, 2000. The increase in the average balance of investment securities resulted from the investment of the conversion proceeds into short-term government agency securities. The average yield on investment securities increased from 6.10% for the year ended September 30, 1999 to 6.11% for the year ended September 30, 2000.

     Interest on interest-bearing overnight deposits decreased by $400,000, or 33.3%, from $1.2 million for the year ended September 30, 1999 to $800,000 for the year ended September 30, 2000. The average balance of interest-bearing deposits decreased $12.7 million, or 50.6%, from $25.1 million for the year ended September 30, 1999 to $12.4 million for the year ended September 30, 2000. The average balance of interest-bearing overnight deposits decreased as we invested the conversion proceeds into short-term government agency securities. The volume decrease was offset by an increase of 147 basis points in the yield on other interest-earning assets.

     Interest Expense. Total interest expense was $11.6 million for the year ended September 30, 2000, as compared with $10.6 million for the year ended September 30, 1999, representing an increase of $1.0 million, or 9.4%. Such increase was due primarily to a $5.2 million increase in average interest-bearing liabilities and a 29 basis point increase in the average cost of funds. Average interest-bearing liabilities increased from $250.4 million for the year ended September 30, 1999 to $255.6 million for the year ended September 30, 2000.

     Interest on deposits increased by $700,000, or 7.4%, from $9.5 million for the year ended September 30, 1999 to $10.2 million for the year ended September 30, 2000. The increase was attributable to a 27 basis point increase in the average cost of deposits. As market interest rates increased we raised the interest rates on our deposit products. Offsetting the increased cost of funds was a decrease in average deposits of $200,000, or 0.1%, from $230.4 million for the year ended September 30, 1999 to $230.2 million for the year ended September 30, 2000.

     Interest expense on borrowings increased $300,000, or 27.3%, from $1.1 million for the year ended September 30, 1999 to $1.4 million for the year ended September 30, 2000. The increase was primarily due to a $5.5 million, or 27.5%, increase in average borrowings from $20.0 million for the year ended September 30, 1999 to $25.5 million for the year ended September 30, 2000. Outstanding for both years was a long-term fixed rate advance of $20 million from the FHLB Atlanta. During the year ended September 30, 2000, we used short-term variable rate borrowings on an as needed basis to fund loan growth. The average cost of borrowed money increased 16 basis points.

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

     The allowance for loan losses was $3.5 million at September 30, 2000 and September 30, 1999. The ratio of the allowance for the loan losses to total loans, net of loans in process and deferred loan fees was 1.56% and 1.74% at September 30, 2000 and 1999, respectively. In fiscal 1999, the Company was concerned about the impact of the local economy on the credit risk of its borrowers. This was the primary factor contributing to the decrease in the percentage of the allowance for loan losses to loans during fiscal 2000.

     Other Income. Total other income was $1.6 million for each of the years ended September 30, 2000 and 1999. Commissions from sales of annuities and mutual funds increased $81,000, or 16.2% from $500,000 for the year ended September 30, 1999 to $581,000 for the year ended September 30, 2000. This increase results from a change in the mix of sales of annuities and mutual funds. Annuity and mutual fund sales for the year ended September 30, 2000 were $5.1 million and $4.6 million, respectively. During the year ended September 30, 1999, annuity and mutual fund sales were $3.3 million and $8.3 million, respectively. We earn a higher front-end commission on annuity sales compared to mutual fund sales. Commissions on the higher annuity sales more than offset the decline in mutual fund sales. During the year ended September 30, 2000, mortgage banking income, net decreased by $190,000, or 58.5% from $325,000 for fiscal 1999 to $135,000 for fiscal 2000. This decrease was a result of lower volume of loan sales for the year ended September 30, 2000. During the years ended September 30, 2000 and 1999, we sold $18.7 million and $39.8 million of mortgage loans, respectively. Customer service fees on loan and deposit accounts increased by $29,000, or 5.4%, from $540,000 for the year ended September 30, 1999 to $569,000 for the year ended September 30, 2000. This increase results primarily from growth in the number of transaction accounts. We recognized a gain of $149,000 on the disposition of REO during the year ended September 30, 2000. This was an increase of $144,000 over the prior year.

     Operating Expenses. Total operating expenses decreased by $1.4 million, or 14.3%, from $9.8 million for the year ended September 30, 1999 to $8.4 million for the year ended September 30, 2000. Included in the $9.8 million of operating expenses for the year ended September 30, 1999 is the $3.0 million contribution to establish the 1st State Bank Foundation, Inc. Excluding this one-time nonrecurring expense, operating expenses would have been $6.8 million, which is $1.6 million less than the $8.4 million of operating expenses recorded in the year ended September 30, 2000. Compensation and related benefits increased by $1.4 million, or 31.1%, from $4.5 million for the year ended September 30, 1999 to $5.9 million for the year ended September 30, 2000. The increase in compensation expense was primarily a result of the adoption of the Management Recognition Plan (MRP) in the year ended September 30, 2000. Total compensation expense recognized for the MRP for fiscal 2000 was $1.1 million. ESOP expense increased $137,000, or 31.8% from $430,000 for the year ended September 30, 1999 to $567,000 for the year ended September 30, 2000. This increase resulted from more shares being allocated to participants and an increase in market price in 2000. Salaries and other benefits increased $299,000, or 7.4% from $4.0 million in fiscal 1999 to $4.3 million in fiscal 2000. This increase results from growth in personnel to accommodate the Company's growth. The increase in other categories of operating expenses is generally attributable to the growth of the Company and the increased cost of being a public company.

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

ACCOUNTING MATTERS

     In June 1998 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 2000 the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether the derivative qualifies for hedge accounting. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Company adopted SFAS No. 133, as amended by SFAS No. 138, on October 1, 2000.

     On September 30, 2001 and October 30, 2000, the Company had no embedded derivative instruments requiring separate accounting treatment and had identified commitments to originate fixed rate loans conforming to secondary market standards as its only freestanding derivative instruments. The Company does not currently engage in hedging activities. The commitments to originate fixed rate conforming loans totaled $2,157,000 and $1,114,000 at September 30, 2001 and October 1, 2000, respectively. The fair value of these commitments was immaterial on these dates and therefore the adoption of SFAS 133 on October 1, 2000 as well as the impact of applying SFAS 133 at September 30, 2001 was not material to the Company's consolidated financial statements.

     The FASB has issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). This statement replaces SFAS No. 125 (Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities) and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without consideration. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities, based on application of a financial components approach that focuses on control. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 2001. Adoption of SFAS No. 140 is not expected to have a material impact on the Company's consolidated financial statements.

     The FASB has issued Statements of Accounting Standards No. 141, Business Combinations (SFAS 141) and No. 142, Goodwill and Other Intangible Assets (SFAS
142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 requires that intangible assets that meet certain criteria be recognized as assets apart from goodwill. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001, and early application is permitted for entities with fiscal years beginning after March 31, 2001, under certain conditions. Impairment losses for goodwill and intangible assets with indefinite useful lives that arise due to the initial application of SFAS 142 (resulting from a transitional impairment test) are to be reported as the cumulative effect of a change in accounting principle. Adoption of SFAS 141 and SFAS 142 are not expected to have a material impact on the Company's consolidated financial statements.

     On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of), it retains many of the fundamental provisions of SFAS No. 121.

     SFAS No. 144 also supersedes the accounting and reporting provisions of FASB Opinion No. 30 (Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions) for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of disposal transactions on the ongoing operations of an entity. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Adoption of SFAS No. 144 is not expected to have a material impact on the Company's consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
1st State Bancorp, Inc.
Burlington, North Carolina

We have audited the accompanying consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st State Bancorp, Inc. and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                                /s/ KPMG LLP
Greensboro, North Carolina
October 26, 2001

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           September 30, 2001 and 2000

                                                                       2001          2000
                                                                     ---------     --------
      ASSETS                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents                                            $  25,981       33,107
Investment securities (note 3):
    Held to maturity (fair value of $12,495 and $65,173
       at September 30, 2001 and 2000, respectively)                    12,169       67,232
    Available for sale (cost of $54,689 and $10,019 at
       September 30, 2001 and 2000, respectively)                       55,527        9,752
Loans held for sale, at lower of cost or fair value                      3,291        5,533
Loans receivable (net of allowance for loan losses of $3,612 and $3,536 at September 30, 2001 and 2000, respectively)
    (notes 4, 5 and 9)                                                 222,285      223,595
Federal Home Loan Bank stock, at cost (notes 6 and 9)                    1,650        1,650
Real estate owned                                                        1,981           --
Premises and equipment (note 7)                                          8,414        8,453
Accrued interest receivable                                              2,542        2,653
Other assets (note 11)                                                   2,952        3,552
                                                                     ---------    ---------
                   Total assets                                      $ 336,792      355,527
                                                                     =========    =========
                          LIABILITIES AND NET WORTH
Liabilities:
    Deposit accounts (note 8)                                        $ 248,370      254,405
    Advances from Federal Home Loan Bank (note 9)                       20,000       20,000
    Advance payments by borrowers for property taxes and
       insurance                                                            82          151
    Dividend payable                                                       263       17,270
    Other liabilities (note 12)                                          4,433        4,492
                                                                     ---------    ---------
                   Total liabilities                                   273,148      296,318
                                                                     ---------    ---------
Stockholders' equity (notes 10 and 12):
    Preferred stock, $0.01 par value, 1,000,000 shares authorized;
       none issued                                                          --           --
    Common stock, $0.01 par value, 7,000,000 shares authorized;
       3,289,607 shares issued and outstanding at
       September 30, 2001 and 2000                                          33           33
    Additional paid-in capital                                          35,588       35,587
    Unallocated ESOP shares                                             (4,373)      (4,950)
    Unearned compensation - management recognition plan                   (518)      (1,296)
    Deferred compensation                                                4,173        2,679
    Treasury stock for deferred compensation                            (4,173)      (2,679)
    Retained income - substantially restricted                          32,404       29,999
    Accumulated other comprehensive income/(loss) - net
       unrealized income/(loss) on investment securities available
       for sale                                                            510         (164)
                                                                     ---------    ---------
                   Total stockholders' equity                           63,644       59,209
                                                                     ---------    ---------
                   Total liabilities and stockholders' equity        $ 336,792      355,527
                                                                     =========    =========

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

              For the Years Ended September 30, 2001, 2000 and 1999
                (dollars in thousands, except per share amounts)

                                                          2001        2000        1999
                                                        --------    --------     -------
Interest income:
    Interest and fees on loans                          $ 19,059      18,500      16,113
    Interest and dividends on investments                  4,695       5,509       4,160
    Overnight deposits                                       763         775       1,201
                                                        --------    --------     -------
                  Total interest income                   24,517      24,784      21,474
                                                        --------    --------     -------
Interest expense:
    Deposit accounts (note 8)                             11,178      10,158       9,540
    FHLB advances (note 9)                                 1,128       1,438       1,100
                                                        --------    --------     -------
                  Total interest expense                  12,306      11,596      10,640
                                                        --------    --------     -------
                  Net interest income                     12,211      13,188      10,834

Provision for loan losses (note 5)                          (240)       (240)       (245)
                                                        --------    --------     -------
                  Net interest income after provision
                     for loan losses                      11,971      12,948      10,589
                                                        --------    --------     -------
Other income:
    Loan servicing fees (note 4)                              84          91          99
    Customer service fees                                    711         569         540
    Commission from sales of annuities and mutual
        funds                                                598         581         500
    Mortgage banking income, net                             859         135         325
    Other                                                    213         178         185
                                                        --------    --------     -------
                  Total other income                       2,465       1,554       1,649
                                                        --------    --------     -------

Operating expenses:
    Compensation and related benefits (note 12)            6,181       5,944       4,457
    Occupancy and equipment (notes 7 and 13)               1,260       1,037         959
    Deposit insurance premiums                                49          70         144
    Real estate operations, net                               71        (149)         (5)
    Other expenses                                         1,649       1,460       1,218
    Contributions (note 2)                                    18          14       3,040
                                                        --------    --------     -------
                  Total operating expenses                 9,228       8,376       9,813
                                                        --------    --------     -------

                  Income before income taxes               5,208       6,126       2,425
Income taxes (note 11)                                     1,835       2,140         870
                                                        --------    --------     -------
                  Net income                            $  3,373       3,986       1,555
                                                        ========    ========     =======
Net income (loss) per share - basic                     $   1.12        1.35       (0.10)
                                                        ========    ========     =======
Net income (loss) per share - diluted                   $   1.06        1.32       (0.10)
                                                        ========    ========     =======

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

              For the Years Ended September 30, 2001, 2000 and 1999 (dollars in thousands, except for per share amounts)


                                                                                     UNALLOCATED      UNEARNED
                                                       COMMON        ADDITIONAL         ESOP       COMPENSATION   DEFERRED    ERS'
                                                       STOCK      PAID-IN CAPITAL      SHARES           MRP      COMPENSATION
                                                       ------     ---------------    -----------   ------------  ------------
Balance at September 30, 1998                         $   --              --             --              --           --
Comprehensive income:
    Net income                                            --              --             --              --           --
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $143                       --              --             --              --           --
         Total comprehensive income
Net proceeds from issuance of common stock                32          49,215             --              --           --
Common stock acquired by ESOP (note 12)                   --              --         (4,899)             --           --
Allocation of ESOP shares (note 12)                       --               1            429              --           --
Deferred compensation (note 12)                           --              --             --              --        2,373
Treasury stock held for deferred
    compensation (note 12)                                --              --             --              --           --
Cash dividends declared ($.16 per share)                  --              --             --              --           --
Cash dividends on unallocated ESOP shares                 --              --             --              --           --
                                                      ------        --------        -------         -------       ------
Balance at September 30, 1999                             32          49,216         (4,470)             --        2,373
Comprehensive income:
    Net income                                            --              --             --              --           --
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $21                        --              --             --              --           --
         Total comprehensive income
Shares issued for MRP                                      1           2,331             --          (2,332)          --
Vesting of MRP shares (note 14)                           --              --             --           1,036           --
Allocation of ESOP shares (note 12)                       --               4            563              --           --
Deferred compensation (note 12)                           --              --             --              --          306
Treasury stock held for deferred
    compensation (note 12)                                --              --             --              --           --
Return of capital dividend ($5.17 per share)
    (note 10)                                             --         (15,964)        (1,043)             --           --
Cash dividends declared ($.32 per share)                  --              --             --              --           --
Cash dividends on unallocated ESOP and
    unvested MRP shares                                   --              --             --              --           --
                                                      ------        --------        -------         -------       ------
Balance at September 30, 2000                             33          35,587         (4,950)         (1,296)       2,679

                                                           TREASURY                      ACCUMULATED
                                                           STOCK FOR                         OTHER               TOTAL
                                                           DEFERRED         RETAINED    COMPREHENSIVE         STOCKHOLDERS'
                                                          COMPENSATION        INCOME     INCOME (LOSS)           EQUITY
                                                          ------------      ---------   --------------        ------------
Balance at September 30, 1998                             $    --            25,873              93              25,966
Comprehensive income:
    Net income                                                 --             1,555              --               1,555
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $143                            --                --            (216)               (216)
                                                                                                                -------
        Total comprehensive income                                                                                1,339
                                                                                                                -------
Net proceeds from issuance of common stock                     --                --              --              49,247
Common stock acquired by ESOP (note 12)                        --                --              --              (4,899)
Allocation of ESOP shares (note 12)                            --                --              --                 430
Deferred compensation (note 12)                                --                --              --               2,373
Treasury stock held for deferred
    compensation (note 12)                                 (2,373)               --              --              (2,373)
Cash dividends declared ($.16 per share)                       --              (506)             --                (506)
Cash dividends on unallocated ESOP shares                      --                38              --                  38
                                                          -------          --------           -----            --------
Balance at September 30, 1999                              (2,373)           26,960            (123)             71,615
Comprehensive income:
    Net income                                                 --             3,986              --               3,986
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $21                             --                --             (41)                (41)
                                                                                                                -------
        Total comprehensive income                                                                                3,945
                                                                                                                -------
Shares issued for MRP                                          --                --              --                  --
Vesting of MRP shares (note 14)                                --                --              --               1,036
Allocation of ESOP shares (note 12)                            --                --              --                 567
Deferred compensation (note 12)                                --                --              --                 306
Treasury stock held for deferred
    compensation (note 12)                                   (306)               --              --                (306)
Return of capital dividend ($5.17 per share)
    (note 10)                                                  --                --              --             (17,007)
Cash dividends declared ($.32 per share)                       --            (1,032)             --              (1,032)
Cash dividends on unallocated ESOP and
    unvested MRP shares                                        --                85              --                  85
                                                          -------          --------           -----            --------
Balance at September 30, 2000                              (2,679)           29,999            (164)             59,209

                                                                                                             (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

              For the Years Ended September 30, 2001, 2000 and 1999 (dollars in thousands, except for per share amounts)


                                                                                    UNALLOCATED      UNEARNED
                                                      COMMON        ADDITIONAL         ESOP       COMPENSATION   DEFERRED
                                                      STOCK      PAID-IN CAPITAL      SHARES           MRP      COMPENSATION
                                                      ------     ---------------    -----------   ------------  ------------
Balance at September 30, 2000                        $   33          35,587         (4,950)         (1,296)       2,679
Comprehensive income:
    Net income                                           --              --             --              --           --
    Other comprehensive loss-unrealized loss
      on securities available-for-sale net
      of income tax benefit of $431                      --              --             --              --           --
        Total comprehensive income
Vesting of MRP shares (note 14)                          --              --             --             778           --
Allocation of ESOP shares (note 12)                      --               1            577              --           --
Deferred compensation (note 12)                          --              --             --              --        1,494
Treasury stock held for deferred
    compensation (note 12)                               --              --             --              --           --
Cash dividends declared ($.32 per share)                 --              --             --              --           --
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                              --              --             --              --           --
                                                     ------        --------        -------         -------       ------
Balance at September 30, 2001                            33          35,588         (4,373)           (518)       4,173
                                                     ======        ========        =======         =======       ======
                                                             TREASURY                          ACCUMULATED
                                                             STOCK FOR                             OTHER               TOTAL
                                                             DEFERRED           RETAINED      COMPREHENSIVE         STOCKHOLDERS'
                                                            COMPENSATION          INCOME       INCOME (LOSS)           EQUITY
                                                            ------------        ---------     --------------        ------------
Balance at September 30, 2000                                (2,679)             29,999              (164)             59,209
Comprehensive income:
    Net income                                                   --               3,373                --               3,373
    Other comprehensive loss-unrealized gain
      on securities available-for-sale net
      of income taxes of $431                                    --                  --               674                 674
                                                                                                                     --------
        Total comprehensive income                                                                                      4,047
                                                                                                                     --------
Vesting of MRP shares (note 14)                                  --                  --                --                 778
Allocation of ESOP shares (note 12)                              --                  --                --                 578
Deferred compensation (note 12)                                  --                  --                --               1,494
Treasury stock held for deferred
    compensation (note 12)                                   (1,494)                 --                --              (1,494)
Cash dividends declared ($.32 per share)                         --              (1,053)               --              (1,053)
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                                      --                  85                --                  85
                                                            -------            --------             -----            --------
Balance at September 30, 2001                                (4,173)             32,404               510              63,644
                                                            =======            ========             =====            ========

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended September 30, 2001, 2000 and 1999

                                                           2001         2000        1999
                                                         --------    --------    --------
                                                               (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
    Net income                                           $  3,373       3,986       1,555
    Adjustments to reconcile net income to net cash
       provided (used) in operating activities:
          Provision for loan losses                           240         240         245
          Depreciation                                        619         477         463
          Deferred income tax expense (benefit)                (4)        153      (1,138)
          Amortization of premiums and discounts, net         (20)        (27)        (33)
          Contribution of common shares to the
            Foundation (note 2)                                --          --       3,000
          Deferred compensation (note 12)                     270         232         289
          Release of ESOP shares                              578         567         430
          Vesting of MRP shares and dividends on
            unvested MRP shares                             1,047       1,049          --
          Loan origination fees and unearned discounts
            deferred, net of current amortization             (67)        150          61
          Net loss on loans available for sale                214         305         604
          Gain on sale of investment securities
            available for sale                                (18)         --          --
          Gain on sale of other real estate                    --        (148)         --
          Proceeds from loans held for sale                47,936      18,696      39,803
          Originations of loans held for sale             (46,594)    (17,490)    (45,010)
          Decrease (increase) in other assets                 173        (850)          9
          Decrease (increase) in accrued interest
            receivable                                        111          (1)       (845)
          Decrease in other liabilities                      (328)       (251)     (1,516)
                                                         --------    --------    --------
                    Net cash provided (used)
                       in operating activities              7,530       7,088      (2,083)
                                                         --------    --------    --------
Cash flows from investing activities:
    Proceeds from sale of FHLB stock                           --         290          87
    Purchase of FHLB stock                                     --        (680)         --
    Purchases of investment securities held to
       maturity                                            (1,165)     (3,996)    (73,705)
    Purchases of investment securities available for
       sale                                               (62,520)         --      (4,000)
    Proceeds from sales of investment securities
       available for sale                                   4,011          --          --
    Proceeds from maturities and issuer calls
       of investment securities available for sale         13,852       1,228       2,463
    Proceeds from maturities and issuer calls
       of investment securities held to maturity           56,253      21,014      19,705
    Net decrease (increase) in loans receivable              (158)    (23,594)      1,184
    Proceeds from disposal of real estate acquired in
       settlement of loans                                     --         148          --
    Purchases of premises and equipment                      (580)     (1,102)       (232)
                                                         --------    --------    --------
                    Net cash provided (used) in
                       investing activities                 9,693      (6,692)    (54,498)
                                                         --------    --------    --------

                                                                               (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                  Years ended September 30, 2001, 2000 and 1999

                                                                  2001        2000        1999
                                                               --------    --------    --------
                                                                    (DOLLARS IN THOUSANDS)
Cash flows from financing activities:
    Net increase (decrease) in deposits                        $ (6,035)     20,310      (1,599)
    Decrease in advance payments by
       borrowers for property taxes and insurance                   (69)        (82)        (66)
    Advances from Federal Home Loan Bank                          5,000      36,000       2,000
    Repayments of advances from Federal Home
       Loan Bank                                                 (5,000)    (38,000)         --
    Net proceeds from sale of common stock                           --          --      46,247
    Purchase of stock for ESOP                                       --          --      (4,899)
    Purchase of treasury stock for deferred
       compensation                                              (1,494)       (306)       (289)
    Dividends paid on common stock                              (16,751)       (868)       (233)
                                                               --------    --------    --------
                    Net cash provided (used) by financing
                       activities                               (24,349)     17,054      41,161
                                                               --------    --------    --------
                    Net increase (decrease) in cash
                       and cash equivalents                      (7,126)     17,450     (15,420)
Cash and cash equivalents at beginning of year                   33,107      15,657      31,077
                                                               --------    --------    --------
Cash and cash equivalents at end of year                       $ 25,981      33,107      15,657
                                                               ========    ========    ========
Payments are shown below for the following:
    Interest                                                   $ 12,137      11,450      10,583
                                                               ========    ========    ========
    Income taxes                                               $  1,563       2,755       1,587
                                                               ========    ========    ========
Noncash activities:
    Deferred compensation to be settled in
       Company's stock                                         $     --          --       2,084
                                                               ========    ========    ========
    Cash dividends declared but not paid                       $    244         240         235
                                                               ========    ========    ========
    Cash dividends on unallocated ESOP shares                  $     65          72          38
                                                               ========    ========    ========
    Return of capital dividend declared but
       not paid (note 10)                                      $     --      17,007          --
                                                               ========    ========    ========
    Common stock issued for MRP                                $     --       2,332          --
                                                               ========    ========    ========
    Unrealized gains (losses) on available for
       sale securities                                         $  1,105         (62)       (359)
                                                               ========    ========    ========
    Transfer from loans held for sale to loans
       receivable                                              $    686       5,099          --
                                                               ========    ========    ========
    Transfer of land from other assets to premises
       and equipment                                           $     --         545          --
                                                               ========    ========    ========
    Transfer from loans to real estate acquired
       in settlement of loans                                  $  1,981          --          --
                                                               ========    ========    ========

See accompanying notes to consolidated financial statements

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

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

     (c)  USE OF ESTIMATES

          The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     (d)  CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing overnight deposits with the Federal Home Loan Bank ("FHLB") of Atlanta, and federal funds sold. At September 30, 2001 and 2000, interest-bearing overnight deposits were $19,527,000 and $26,054,000, respectively.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

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

                        September 30, 2001, 2000 and 1999

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

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999


          When the carrying value of real estate exceeds its fair value, less cost to sell, an allowance for loss on real estate is established and a provision for loss on real estate is charged to other expenses. At September 30 2001, the Company owned two parcels of real estate acquired in settlement of loans totaling $1,981,000. At September 30, 2000, the Company had no real estate acquired in settlement of loans.

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

                        September 30, 2001, 2000 and 1999

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

          The earnings (loss) per share computation for 1999 only reflects the earnings (loss) from the date of the conversion through September 30, 1999.

                                                  2001           2000           1999
                                              -----------    -----------    -----------
                                                       (DOLLARS IN THOUSANDS)

Net income (loss)                             $     3,373    $     3,986    $      (304)
                                              ===========    ===========    ===========
Average shares issued and outstanding           3,289,607      3,203,447      3,163,125
Less:  Unvested MRP shares                        (70,841)       (26,881)            --
Less:  Unallocated ESOP shares                   (198,299)      (216,353)      (237,149)
                                              -----------    -----------    -----------
Average basic shares for earnings per share     3,020,467      2,960,213      2,925,976
Add:  Unvested MRP shares                          70,841         26,881             --
Add:  Potential common stock pursuant
          to stock option plan                     76,593         38,598             --
                                              -----------    -----------    -----------
Average diluted shares for earnings
    per share                                   3,167,901      3,025,692      2,925,976
                                              ===========    ===========    ===========

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

                        September 30, 2001, 2000 and 1999

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

          The Company's other comprehensive income for the years ended September 30, 2001, 2000 and 1999 and accumulated other comprehensive income as of September 30, 2001 and 2000 are comprised solely of unrealized gains and losses on investments in available for sale securities. Other comprehensive income for the years ended September 30, 2001, 2000 and 1999 follows:

                                             2001     2000     1999
                                           -----    -----    -----
                                            (DOLLARS IN THOUSANDS)
Unrealized holding gains (losses) arising
    during period, net of tax              $ 685      (41)    (216)
Reclassification adjustment for realized
    gains, net of tax                        (11)      --       --
                                           -----    -----    -----
Unrealized gains (losses) on securities,
    net of applicable income taxes         $ 674      (41)    (216)
                                           =====    =====    =====

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

     (r)  RECLASSIFICATIONS

          Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform with the presentation adopted in
          2001. Such reclassifications did not change net income or stockholders' equity as previously reported.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     (s)  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

          In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 1999 the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether the derivative qualifies for hedge accounting. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Company adopted SFAS No. 133, as amended by SFAS No. 138, on October 1, 2000.

          On September 30, 2001 and October 1, 2000, the Company had no embedded derivative instruments requiring separate accounting treatment and had identified commitments to originate fixed rate loans conforming to secondary market standards as its only freestanding derivative instruments. The Company does not currently engage in hedging activities. The commitments to originate fixed rate conforming loans totaled $2,157,000 and $1,114,000 at September 30, 2001 and October 1, 2000, respectively. The fair value of these commitments was immaterial on these dates and therefore the adoption of SFAS No. 133 on October 1, 2000 as well as the impact of applying SFAS No. 133 at September 30, 2001 was not material to the Company's consolidated financial statements.


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

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

(3)  INVESTMENT SECURITIES

     Investment securities consist of the following:

                                                                SEPTEMBER 30, 2001
                                             -------------------------------------------------------------
                                             AMORTIZED         UNREALIZED        UNREALIZED         FAIR
                                               COST              GAINS             LOSSES           VALUE
                                             ---------         ----------        ----------         ------
                                                                    (DOLLARS IN THOUSANDS)
Held to maturity:
    U.S. Government and
       agency securities                     $  10,986            324                 --            11,310
    Municipal bonds                              1,164              4                  2             1,166
    Collateralized mortgage
       obligations                                  19             --                 --                19
                                             ---------          -----              -----           -------
                Total                        $  12,169            328                  2            12,495
                                             =========          =====              =====           =======
Available for sale:
    U.S. Government and
       agency securities                     $  53,859            773                 --            54,632
    FHLMC mortgage-backed
       securities                                  213             14                 --               227
    GNMA mortgage-backed
       securities                                  617             51                 --               668
                                             ---------          -----              -----           -------
                Total                        $  54,689            838                 --            55,527
                                             =========          =====              =====           =======

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

                                                                SEPTEMBER 30, 2000
                                             -------------------------------------------------------------
                                             AMORTIZED         UNREALIZED        UNREALIZED         FAIR
                                               COST              GAINS             LOSSES           VALUE
                                             ---------         ----------        ----------         ------
                                                                    (DOLLARS IN THOUSANDS)
Held to maturity:
    U.S. Government and
       agency securities                      $ 67,179              3              2,063            65,119
    Collateralized mortgage
       obligations                                  53              1                 --                54
                                              --------           ----            -------           -------
                Total                         $ 67,232              4              2,063            65,173
                                              ========           ====            =======           =======
Available for sale:
    U.S. Government and
       agency securities                      $  5,000             --                159             4,841
    Marketable equity securities                 3,993             --                152             3,841
    FHLMC mortgage-backed
       securities                                  309             10                 --               319
    GNMA mortgage-backed
       securities                                  717             34                 --               751
                                              --------           ----            -------           -------
                Total                         $ 10,019             44                311             9,752
                                              ========           ====            =======           =======

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     Following is a summary of investments in debt securities by maturity at September 30, 2001. Mortgage-backed securities and collateralized mortgage obligations do not have single maturity dates and are not included below.

                                                          AMORTIZED       FAIR
                                                            COST          VALUE
                                                          ---------      -------
                                                           (DOLLARS IN THOUSANDS)
Held to maturity:
    Within one year                                       $ 1,000          1,006
    After one but within five years                         7,489          7,756
    After five but within ten years                         3,204          3,257
    After ten years                                           457            457
                                                          -------        -------
                   Total                                  $12,150         12,476
                                                          =======        =======
Available for sale:
    Within one year                                       $   502            504
    After one but within five years                         3,350          3,376
    After five but within ten years                        50,007         50,752
                                                          -------        -------
                   Total                                  $53,859         54,632
                                                          =======        =======

     During the year ended September 30, 2001, the Company recognized gross gains on the sale of investment securities available for sale of approximately $18,000. There were no sales of securities during the year ended 2000.

     At September 30, 2001, U.S. Government securities with an amortized cost of approximately $5,986,000 were pledged as collateral for certain deposit accounts.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

(4)  LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                                 SEPTEMBER 30,
                                                               2001          2000
                                                            ---------     --------
                                                            (DOLLARS IN THOUSANDS)
Real estate loans:
    One-to-four family residential                          $  86,886       97,989
    Commercial real estate and other properties                40,957       46,525
    Home equity and property improvement                       22,167       21,225
    Construction loans                                         19,230       21,991
                                                            ---------     --------
                   Total real estate loans                    169,240      187,730
                                                            ---------     --------
Other loans:
    Commercial                                                 56,938       42,949
    Consumer                                                    6,583        6,782
                                                            ---------     --------
                   Total other loans                           63,521       49,731
                                                            ---------     --------
Less:
    Loans in process                                           (6,573)      (9,972)
    Net deferred loan origination fees                           (291)        (358)
                                                            ---------     --------
    Net loans receivable before allowance for loan losses     225,897      227,131
    Allowance for loan losses                                  (3,612)      (3,536)
                                                            ---------     --------
                   Loans receivable, net                    $ 222,285      223,595
                                                            =========     ========

     The recorded investment in individually impaired loans was approximately $2,500,000 (of which $433,000 was on nonaccrual status) and $2,600,000 (of which $2,600,000 was on nonaccrual status) at September 30, 2001 and 2000, respectively. The related allowance for loan losses on these loans was $45,000 and $245,000 at September 30, 2001 and 2000, respectively. The average recorded investment in impaired loans during the year ended September 30, 2001 was $1,800,000 and income of $38,000 was recognized during the year while the loans were impaired. The average recorded investment in impaired loans during the year ended September 30, 2000 was $1,700,000, and the income recognized during the year was $48,000. At September 30, 1999, the Company had no impaired loans.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999


     The Company grants residential, construction, commercial real estate, home equity and other loans to customers primarily throughout its market area of Alamance County, which includes the cities of Burlington, Mebane and Graham. As reflected in the summary of loans receivable at September 30, 2001, the largest component of the Company's loan portfolio consists of lower-risk, one-to-four family residential loans. The higher risk components of the loan portfolio consist of real estate construction loans, commercial real estate loans and commercial loans for which repayment is dependent on the current real estate market and general economic conditions. The consumer portfolio generally consists of smaller loans to individuals in the Company's primary market area and can also be affected by general economic conditions.

     The Company's nonaccrual loans amounted to approximately $878,000 and $2,900,000 at September 30, 2001 and 2000, respectively. If the Company's nonaccrual loans had been current in accordance with their original terms, gross interest income of approximately $86,000, $265,000, and $27,000 would have been recorded for the years ended September 30, 2001, 2000 and 1999, respectively. Interest income on these loans included in net income was approximately $38,000, $58,000, and $13,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

     Loans serviced for others at September 30, 2001 and 2000 were approximately $35,000,000 and $34,000,000, respectively. Mortgage servicing rights were not material for any of the periods presented.

     The Company grants residential, construction, commercial and consumer loans to its officers, directors, and employees for the financing of their personal residences and for other personal purposes. The Company also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features, except for certain loans totaling approximately $4,200,000 to a company affiliated with a director. At September 30, 2001, such loans were current with respect to their payment terms and except for the waiver of certain debt covenants by the Bank, were performing in accordance with the related loan agreements. Based on an analysis of the affiliated company's current financial statements, management has concerns that the borrower may ultimately have difficulty in complying with the present loan repayment terms on an ongoing basis.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30:

                                                            2001          2000
                                                          --------      -------
                                                          (DOLLARS IN THOUSANDS)

Balance at beginning of year                              $ 10,089        8,215
New loans                                                    1,754        3,490
Loans to director elected during fiscal year 2001            3,744           --
Repayments                                                  (1,721)      (1,616)
                                                          --------      -------
Balance at end of year                                    $ 13,866       10,089
                                                          ========      =======

     The Company is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     Off-balance sheet financial instruments whose contract amount represents credit and interest rate risk are summarized as follows:

                                                                   SEPTEMBER 30,
                                                                 2001           2000
                                                               -------        ------
                                                               (DOLLARS IN THOUSANDS)
Commitments to originate new loans                             $ 9,119         7,763
Commitments to originate new loans held for sale                   241           133
Unfunded commitments to extend credit under existing equity
    line and commercial lines of credit                         56,907        51,353
Commercial letters of credit                                       256         1,643
Commitments to sell loans held for sale                          2,157         1,755

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

     Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2001, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

(5)  ALLOWANCE FOR LOAN LOSSES

     The following is a summary of the activity in the allowance for loan losses:

                                                  YEARS ENDED SEPTEMBER 30,
                                                2001         2000         1999
                                              -------       ------       ------
                                                   (DOLLARS IN THOUSANDS)
Balance at beginning of year                  $ 3,536        3,454        3,228
Provision for loan losses                         240          240          245
Charge-offs                                      (168)        (164)         (23)
Recoveries                                          4            6            4
                                              -------       ------       ------
            Net charge-offs                      (164)        (158)         (19)
                                              -------       ------       ------
            Balance at end of year            $ 3,612        3,536        3,454
                                              =======       ======       ======

(6)  INVESTMENT IN FHLB STOCK

     As a member of the FHLB of Atlanta, the Company is required to maintain an investment in the stock of the FHLB. This stock is carried at cost since it has no quoted fair value. See also note 9.


(7)  PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                             SEPTEMBER 30,
                                                       2001                2000
                                                     --------          --------
                                                       (DOLLARS IN THOUSANDS)
Land                                                 $  2,777             2,777
Building and improvements                               6,181             6,027
Furniture and equipment                                 3,832             4,440
                                                     --------          --------
                                                       12,790            13,244
Less accumulated depreciation                          (4,376)           (4,791)
                                                     --------          --------
                   Total                             $  8,414             8,453
                                                     ========          ========

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

(8)  DEPOSIT ACCOUNTS

     A comparative summary of deposit accounts follows:

                                                              SEPTEMBER 30, 2001
                                                            --------------------------
                                                                            WEIGHTED
                                                            BALANCE       AVERAGE RATE
                                                            -------       ------------
                                                              (DOLLARS IN THOUSANDS)
Transactions accounts:
    Noninterest bearing accounts                            $ 10,985            --
    Interest bearing accounts:
       Checking accounts                                      29,946         0.92%
       Money market accounts                                  21,631         3.04%
Passbook and statement savings accounts                       26,120         2.07%
Certificates of deposit                                      159,688         4.90%
                                                            --------         -----
                   Total                                    $248,370         3.75%
                                                            ========         =====
                                                              SEPTEMBER 30, 2000
                                                            --------------------------
                                                                            WEIGHTED
                                                            BALANCE       AVERAGE RATE
                                                            -------       ------------
                                                              (DOLLARS IN THOUSANDS)
Transactions accounts:
    Noninterest bearing accounts                            $ 11,891           --
    Interest bearing accounts:
       Checking accounts                                      29,223         1.80%
       Money market accounts                                  19,072         4.51%
Passbook and statement savings accounts                       25,930         2.36%
Certificates of deposit                                      168,289         5.81%
                                                            --------         -----
                   Total                                    $254,405         4.63%
                                                            ========         =====

     Time deposits with balances of $100,000 or greater totaled approximately $37,500,000 and $48,200,000 at September 30, 2001 and 2000, respectively.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     At September 30, 2001, the scheduled maturities of certificate accounts were as follows (dollars in thousands):

Year ending September 30:
         2002                                    $133,227
         2003                                      15,498
         2004                                       4,299
         2005                                       2,928
         2006                                       3,627
         2007                                         109
                                                 --------
        Total                                    $159,688
                                                 ========

     Interest expense on deposit accounts is summarized below:

                                            YEARS ENDED SEPTEMBER 30,
                                            2001      2000      1999
                                          -------    ------    ------
                                              (DOLLARS IN THOUSANDS)
Interest-bearing transaction accounts     $ 1,213     1,125       999
Passbook and statement savings accounts       597       631       870
Certificates of deposit                     9,368     8,402     7,671
                                          -------    ------    ------
                   Total                  $11,178    10,158     9,540
                                          =======    ======    ======

(9)  ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA

     Advances from the FHLB of Atlanta at September 30, 2001 and 2000 totaled $20,000,000 at a weighted average interest rate of 5.39%. The $20,000,000 advance will mature on February 13, 2008 and is callable on February 13, 2003.

     At September 30, 2001 and 2000, the Company had pledged all of its stock in the FHLB (see note 6) and entered into a security agreement with a blanket floating lien pledging a substantial portion of its real estate loans to secure potential borrowings. Under an agreement with the FHLB, the Company must have qualifying, unencumbered collateral with principal balances, when discounted at 75% of the unpaid principal, at least equal to 100% of the Company's FHLB advances.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

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

          As summarized below, at September 30, 2001 and 2000, the Bank was in compliance with all of the aforementioned capital requirements. At September 30, 2001, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

              As of September 30:

                                                                                        MINIMUM RATIOS
                                                                               -------------------------------
                                                                                                TO BE "WELL
                               CAPITAL AMOUNT                RATIO             FOR CAPITAL   CAPITALIZED" FOR
                           ---------------------       ------------------       ADEQUACY     PROMPT CORRECTIVE
                             2001         2000          2001        2000        PURPOSES      ACTION PURPOSES
                           -------      --------       ------      ------      -----------   -----------------
                           (DOLLARS IN THOUSANDS)
Tier I Capital (to risk-
    weighted assets)    $  54,621       52,034          24.08%       24.03%        4.00%          6.00%
Total Capital
    (to risk-weighted
    assets)                57,467       54,751          25.33%       25.29%        8.00%         10.00%
Leverage - Tier I capital
    (to average assets)    54,621       52,034          16.16%       16.10%        3.00%          5.00%

          At September 30, 2001, the Company was also in compliance with the regulatory capital requirements of the FRB, which are similar to those of the FDIC.

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

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

          On September 5, 2000, the Company declared a dividend of $5.17 per share, which was deemed to be a return-of-capital to shareholders. The dividend was paid on October 2, 2000 to shareholders of record on September 15, 2000.


(11) INCOME TAXES

     Components of income tax expense (benefit) consist of the following:

                                                 YEAR ENDED SEPTEMBER 30,
                                              2001          2000          1999
                                            -------        ------        ------
                                                   (DOLLARS IN THOUSANDS)
Current:
    Federal                                 $ 1,742         1,874         1,840
    State                                        97           113           168
                                            -------        ------       -------
                                              1,839         1,987         2,008
                                            -------        ------       -------
Deferred:
    Federal                                     (37)          137        (1,076)
    State                                        33            16           (62)
                                            -------        ------       -------
                                                 (4)          153        (1,138)
                                            -------        ------       -------
                   Total                    $ 1,835         2,140           870
                                            =======        ======       =======


     Other assets include current income taxes receivable of $213,000 and $486,000 at September 30, 2001 and 2000, respectively.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     A reconciliation of reported income tax expense for the years ended September 30, 2001 and 2000, to the amount of the income tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34% follows:

                                                    2001       2000        1999
                                                  -------     ------     ------
                                                       (DOLLARS IN THOUSANDS)
Income tax expense at statutory rate              $ 1,771      2,083        824
Increase in income taxes resulting from:
    State income taxes, net of federal benefit         86         85         70
    Other                                             (22)       (28)       (24)
                                                  -------     ------     ------
                   Income tax expense             $ 1,835      2,140        870
                                                  =======     ======     ======

     The significant components of deferred tax assets (liabilities), which are included in other assets, at September 30, 2001 and 2000, respectively, are:

                                                                                     2001                2000
                                                                                     -------             ------
                                                                                    (DOLLARS IN THOUSANDS)
Deferred tax assets:
    Allowance for loan losses                                                       $ 1,325              1,316
    Deferred compensation                                                             1,619              1,128
    Other than temporary declines in value of investment
       securities available for sale                                                     --                104
    Unrealized losses on investments securities available for sale                       --                103
    Carryforward of charitable contributions                                            469                650
    Other                                                                                 2                  2
                                                                                    -------             ------
                   Total gross deferred tax assets                                    3,415              3,303
                                                                                    -------             ------
                   Less valuation allowance                                              45                 --
                                                                                    -------             ------
                   Deferred tax assets net of valuation allowance                     3,370              3,303
                                                                                    -------             ------
Deferred tax liabilities:
    Depreciable basis of fixed assets                                                  (619)              (528)
    Tax basis of FHLB stock                                                            (145)              (145)
    Net loan fees                                                                      (231)              (177)
    Unrealized gains on investment securities available for sale                       (328)                --
    Other                                                                               (80)               (59)
                                                                                    -------             ------
                   Total gross deferred tax liabilities                              (1,403)              (909)
                                                                                    -------             ------
                   Net deferred tax asset                                           $ 1,967              2,394
                                                                                    =======             ======

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     The valuation allowance for deferred tax assets relates to the future state benefit of timing differences at the Parent as it is management's belief that realization of such deferred tax assets is not anticipated based upon the Parent's history of taxable income and estimates of future taxable income.

     The Company is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs significantly from the provisions for losses for financial reporting purposes. Under accounting principles generally accepted in the United States of America, the Company is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 2001, includes approximately $4,188,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reductions of such amounts for purposes other than tax bad debt losses could create income for tax purposes in certain remote instances, which would be subject to the then current corporate income tax rate.

(12) EMPLOYEE BENEFIT PLANS

     (a)  401(k) PLAN

          The Bank sponsors a 401(k) plan that covers all eligible employees. The Bank matches 100% of employee contributions, with the Bank's contribution limited to 3% of each employee's salary. Matching contributions are funded when accrued. Matching expense totaled approximately $56,000 in 2001, $48,000 in 2000, and $49,000 in 1999.

     (b)  DIRECTORS' AND EXECUTIVE OFFICERS' DEFERRED COMPENSATION PLAN

          Directors and certain executive officers participate in a deferred compensation plan, which was approved by the Board of Directors on September 24, 1997. This plan generally provides for fixed payments beginning after the participant retires. The plan provided for past service credits on September 24, 1997 for prior years' service up to nine years. Annual credits are made on September 30 provided that annual credits shall not be made for the benefit of non-employee directors after 12 years of service credits. Each participant is fully vested in his account balance under the plan. In future years, directors may elect to defer directors' fees and executive officers may defer 25% of their salary and 100% of bonus compensation.

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

                        September 30, 2001, 2000 and 1999

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

          During the years ended September 30, 2001, 2000 and 1999 participants in this plan made deferrals totaling $270,000, $232,000, and $289,000, respectively. Additional deferred compensation and increases in shares held by the Trust during 2001, 2000 and 1999 are attributable to initial plan deferrals and to purchases of additional shares in connection with the reinvestment of dividends.

     (c)  ESOP

          The ESOP is a noncontributory retirement plan adopted by the Company effective October 1, 1998 which covers all eligible employees. The ESOP purchased 253,050 shares of common stock with the proceeds of a loan from the Company in the amount of $4,899,000. The Bank makes annual cash contributions to the ESOP in an amount sufficient for the ESOP to make scheduled payments on the note payable to the Company. In connection with the special cash dividend, the ESOP received $1,308,000 on its shares of the Company's stock. The ESOP purchased an additional 64,415 shares with the dividend. The note payable has a term of 11 years, bears interest at prime and requires annual payments. The note is secured by the stock purchased by the ESOP and is not guaranteed by the Bank.

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

          Compensation expense is determined by multiplying the per share market price of the Company's stock by the number of shares to be released. Compensation expense related to the ESOP for the years ended September 30, 2001, 2000 and 1999 was $579,000, $567,000 and $430,000
          respectively.

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

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999


          At September 30, 2001, a total of 29,763 shares have been committed to be released and there were 236,471 of unallocated ESOP shares with a market value of approximately $4,800,000.

     (d)  MANAGEMENT RECOGNITION PLAN ("MRP")

          The Bank's MRP was approved by stockholders of the Company on June 6, 2000. On this date restricted stock awards of 126,482 shares were granted. The shares awarded under the MRP were issued from authorized but unissued shares of common stock at no cost to the recipients. The MRP serves as a means of providing existing directors and employees of the Bank with an ownership interest in the Company. Shares of the Company's common stock awarded under the MRP vest at a rate of 33-l/3% per year with one-third immediately vesting on the date of the grant. During fiscal 2001 and 2000, 42,163 shares vested to participants. Total compensation expense associated with the vesting of shares for the MRP for the years ended September 30, 2001 and 2000 was $778,000 and $1,036,000, respectively.

          Ordinary and return of capital dividends declared on unvested MRP shares are awarded to holders of MRP shares once the underlying shares become vested. Accordingly, the Company recorded compensation expense for dividends on unvested MRP shares during the years ended September 30, 2001 and 2000 of $269,000 and $13,000, respectively.

(13) LEASING ARRANGEMENTS

     Rental expense was approximately $32,000, $26,000 and $30,000 for the years ended September 30, 2001, 2000 and 1999, respectively. All leases are accounted for as operating leases. Minimum annual rents under noncancelable operating leases with remaining terms in excess of one year at September 30, 2001 are as follows:

                                                                  OFFICE
                                                                PROPERTIES
                                                               ------------
                                                               (DOLLARS IN
                                                                 THOUSANDS)
Year ending September 30:
    2002                                                         $    19
    2003                                                              18
    2004                                                              18
    2005                                                              20
    2006                                                              21
    Thereafter                                                        68
                                                                 -------
                   Total                                         $   164
                                                                 =======

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

(14) STOCK OPTION PLAN

     On June 6, 2000, the Company's stockholders approved the 1st State Bancorp, Inc. 2000 Stock Option and Incentive Plan (the "Plan"). The purpose of this plan is to advance the interests of the Company through providing select key employees and directors of the Bank with the opportunity to acquire shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide incentives to the key employees and directors. Under the Plan, the Company has granted 316,312 options to purchase its $0.01 par value common stock. The exercise price per share is equal to the fair market value per share on the date of the grant. Options granted under the Stock Option Plan are 100% vested on the date of the grant. All options expire 10 years from the date of the grant. As a result of the one-time cash dividend of $5.17 paid on October 2, 2000, the exercise price for the options repriced from $18.44 to $14.71. No options were exercised or granted during the year ended September 30, 2001. At September 30, 2001, 316,312 options are outstanding, all of which are exercisable.

     The Company has elected to follow APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options as permitted under SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". In accordance with APB 25, no compensation cost is recognized by the Company when stock options are granted because the exercise price of the Company's stock options equals the market price of the underlying common stock on the date of grant. As required by SFAS 123, disclosures are presented below for the effect on the net income and net income per share for the year ended September 30, 2000, that would result from the use of the fair value based method to measure compensation cost related to stock option grants. There is no pro forma impact of applying SFAS 123 in 2001 because no options were granted during 2001. The effects of applying the provisions of SFAS 123 are not necessarily indicative of future effects.

                                                        (DOLLARS IN THOUSANDS,
                                                          EXCEPT PER SHARE
                                                             AMOUNTS)
                                                           YEAR ENDED
                                                         SEPTEMBER 30, 2000
                                                         ------------------
Net income:
    As reported                                             $3,986
    Pro forma                                                2,670
Net income per share:
    As reported - basic                                     $ 1.35
    Pro forma - basic                                         0.90
    As reported - diluted                                   $ 1.32
    Pro forma - diluted                                       0.88

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999


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
Expected life                                                8 years


(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of September 30, 2001 and 2000, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     (a)  CASH AND CASH EQUIVALENTS

          The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

     (b)  INVESTMENT SECURITIES

          Fair values were based on quoted market prices.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     (c)  LOANS RECEIVABLE

          The carrying values of variable-rate loans and other loans with short-term characteristics were considered to approximate the fair values. For other loans, the fair values were calculated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality.

     (d)  DEPOSIT ACCOUNTS

          The fair value of deposits with no stated maturity, such as noninterest-bearing accounts, interest-bearing checking accounts, money market accounts, passbook and statement savings, was, by definition, equal to the amount payable on demand as of September 30, 2001 and 2000, respectively. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

     (e)  ADVANCES FROM THE FHLB

          The fair value of advances from the FHLB was estimated using discounted cash flow analyses, using interest rates currently offered for advances of similar remaining maturities.

          The estimated fair values of financial instruments are as follows:

                                                                         SEPTEMBER 30, 2001
                                                                   ------------------------------
                                                                    CARRYING           ESTIMATED
                                                                     VALUE             FAIR VALUE
                                                                   ---------           ----------
                                                                      (DOLLARS IN THOUSANDS)
Financial Assets:
    Cash and cash equivalents                                      $   25,981              25,981
    Investment securities                                              67,696              68,022
    Loans held for sale                                                 3,291               3,291
    Loans receivable, net of allowance for loan losses                222,285             227,861
    Federal Home Loan Bank stock                                        1,650               1,650
    Accrued interest receivable                                         2,542               2,542
                                                                   ==========           =========
Financial Liabilities:
    Deposit accounts                                               $  248,370             249,670
    Advances from the Federal Home Loan Bank                           20,000              21,169
                                                                   ==========           =========

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

                                                                         SEPTEMBER 30, 2000
                                                                   ------------------------------
                                                                   CARRYING           ESTIMATED
                                                                    VALUE             FAIR VALUE
                                                                   ---------          -----------
                                                                       (DOLLARS IN THOUSANDS)
Financial Assets:
    Cash and cash equivalents                                      $  33,107              33,107
    Investment securities                                             76,984              74,925
    Loans held for sale                                                5,533               5,533
    Loans receivable, net of allowance for loan losses               223,595             222,053
    Federal Home Loan Bank stock                                       1,650               1,650
    Accrued interest receivable                                        2,653               2,653
                                                                   =========           =========
Financial Liabilities:
    Deposit accounts                                               $ 254,405             254,055
    Advances from the Federal Home Loan Bank                          20,000              18,971
                                                                   =========           =========


          At September 30, 2001 and 2000, the Company had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no material current fair value.

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

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999


(16) PARENT COMPANY FINANCIAL DATA

     Condensed financial information for 1st State Bancorp, Inc. is as follows:

                             CONDENSED BALANCE SHEET
                                                                2001       2000
                                                              -------     ------
                                                           (DOLLARS IN THOUSANDS)
Assets:
    Cash and cash equivalents                                 $ 1,747     19,231
    Investment securities:
       Available for sale (cost of $1,000 at                    1,000         --
          September 30, 2001)
    Due from bank subsidiary                                    5,071      4,830
    Investment in bank subsidiary                              55,783     52,022
    Accrued interest receivable                                     3          7
    Other                                                         571        410
                                                              -------     ------
          Total assets                                        $64,175     76,500
                                                              =======     ======
Liabilities and stockholders' equity:
    Accrued taxes and other liabilities                       $   268         21
    Dividends payable                                             263     17,270
                                                              -------     ------
          Total liabilities                                       531     17,291
    Stockholders' equity                                       63,644     59,209
                                                              -------     ------
          Total liabilities and stockholders' equity          $64,175     76,500
                                                              =======     ======

                          CONDENSED STATEMENT OF INCOME
                                                          2001      2000       1999
                                                        -------    ------     -------
                                                             (DOLLARS IN THOUSANDS)
Interest on loan from bank subsidiary                   $   386        377       161
Dividends from subsidiary                                   696         --        --
Interest on investment securities                             5        606       271
Interest on overnight deposits                              152        524       143
                                                        -------     ------    ------
          Total income                                    1,239      1,507       575
Operating expenses                                        1,269      1,372        36
                                                        -------     ------    ------
          Income (loss) before income taxes                 (30)       135       539
Income tax expense (benefit)                               (247)        37       195
                                                        -------     ------    ------
Income (loss) before equity in undistributed
    net income of subsidiary                                217         98       344
Equity in undistributed net income of bank subsidiary     3,156      3,888     1,211
                                                        -------     ------    ------
          Net income                                    $ 3,373      3,986     1,555
                                                        =======     ======    ======

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

                             CONDENSED STATEMENT OF CASH FLOWS
                                                                2001        2000       1999
                                                             -------      -------     -------
                                                                   (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
    Net income                                               $  3,373       3,986       1,555
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Undistributed earnings of bank subsidiary               (3,852)     (3,888)     (1,211)
       Contribution of common shares to Foundation                 --          --       3,000
       Deferred compensation (note 12)                            270         232         289
       Deferred tax benefit                                      (292)        (88)         --
       Vesting of MRP shares                                    1,047       1,049          --
       Payments from subsidiary for ESOP loan                     446         446          --
       Increase in due from subsidiary                           (687)       (377)         --
       Amortization of premiums and discounts, net                 --          (7)        (32)
       Decrease in accrued interest receivable                      4         194        (201)
       Decrease (increase) in other assets                        131        (295)        (23)
       Increase (decrease) in other liabilities                   (22)       (186)        211
       Other operating activities                               1,343          55          --
                                                             --------    --------     -------
          Net cash provided by operating activities             1,761       1,121       3,588
                                                             --------    --------     -------
Cash flows from investing activities:
    Purchase of available for sale investment securities       (1,000)         --          --
    Purchases of held-to-maturity investment securities            --      (3,996)    (16,964)
    Maturities of held-to-maturity investment securities           --      19,000       2,000
                                                             --------    --------     -------
          Net cash provided (used) by investing activities     (1,000)     15,004     (14,964)
                                                             --------    --------     -------
Cash flows from financing activities:
    Net proceeds from issuance of common stock                     --          --      46,247
    Purchase of common stock for ESOP                              --          --      (4,899)
    Purchase of treasury stock for deferred compensation       (1,494)       (306)       (289)
    Capital contribution to 1st State Bank                         --          --     (25,170)
    Cash dividends paid on common stock                       (16,751)       (868)       (233)
                                                             --------    --------     -------
          Net cash used by financing activities               (18,245)     (1,174)     15,656
                                                             --------    --------     -------
          Net increase (decrease) in cash and cash
             equivalents                                      (17,484)     14,951       4,280
Cash and cash equivalents at beginning of year                 19,231       4,280          --
                                                             --------    --------     -------
Cash and cash equivalents at end of year                     $  1,747      19,231       4,280
                                                             ========    ========     =======

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

                    CONDENSED STATEMENT OF CASH FLOWS, CONTINUED

                                                           2001        2000       1999
                                                         -------      -------    ------
                                                           (DOLLARS IN THOUSANDS)
Supplemental disclosure of cash flow information:
    Cash paid (received) during the year for
       income taxes                                      $   (58)         484        20
                                                         =======      =======    ======
Supplemental disclosure of noncash transactions:
    Cash dividends declared but not paid                 $   244          240       235
                                                         =======      =======    ======
    Cash dividends on unallocated ESOP shares            $    65           72        39
                                                         =======      =======    ======
    Return of capital dividend declared but not paid     $    --       17,007        --
                                                         =======      =======    ======
    Deferred compensation to be settled in Company's
       stock                                             $    --           --     2,084
                                                         =======      =======    ======
    Common stock issued for MRP                          $    --        2,332        --
                                                         =======      =======    ======

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999


(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the year ended September 30, 2001:

                                              FIRST                 SECOND             THIRD            FOURTH
                                             QUARTER               QUARTER            QUARTER           QUARTER
                                             --------              --------           -------           -------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Summary:
    Interest income                          $   6,510               6,241              6,037            5,730
    Interest expense                             3,280               3,290              2,998            2,739
                                             ---------             -------            -------          -------
    Net interest income                          3,230               2,951              3,039            2,991
    Provision for loan losses                       60                  60                 60               60
                                             ---------             -------            -------          -------
    Net interest income after
      provision for loan losses                  3,170               2,891              2,979            2,931
    Other income                                   457                 520                860              622
    Other expense                                2,243               2,200              2,449            2,330
                                             ---------             -------            -------          -------
    Income before income
      tax expense                                1,384               1,211              1,390            1,223
    Income taxes                                   483                 436                497              419
                                             ---------             -------            -------          -------
    Net income                               $     901                 775                893              804
                                             =========             =======            =======          =======
Per share data:
    Earnings - basic                              0.30                0.26               0.29             0.27
    Earnings - diluted                            0.29                0.24               0.28             0.25

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        September 30, 2001, 2000 and 1999

     Summarized unaudited quarterly financial data for the year ended September 30, 2000 is as follows:

                                               FIRST                SECOND            THIRD             FOURTH
                                              QUARTER               QUARTER           QUARTER           QUARTER
                                              -------               -------           -------           -------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Summary:
    Interest income                          $   5,956               5,988              6,280            6,560
    Interest expense                             2,690               2,802              2,955            3,149
                                             ---------             -------            -------          -------
    Net interest income                          3,266               3,186              3,325            3,411
    Provision for loan losses                       60                  60                 60               60
                                             ---------             -------            -------          -------
    Net interest income after
      provision for loan losses                  3,206               3,126              3,265            3,351
    Other income                                   207                 341                580              575
    Other expense                                1,744               1,744              2,758            2,279
                                             ---------             -------            -------          -------
    Income before income
      tax expense                                1,669               1,723              1,087            1,647
    Income taxes                                   577                 608                380              575
                                             ---------             -------            -------          -------
    Net income                               $   1,092               1,115                707            1,072
                                             =========             =======            =======          =======
Per share data:
    Earnings - basic                              0.37                0.38               0.24             0.36
    Earnings - diluted                            0.37                0.38               0.24             0.34


                                         BOARD OF DIRECTORS

JAMES C. McGILL                          RICHARD C. KEZIAH, CHAIRMAN              T. SCOTT QUAKENBUSH
President and Chief Executive Officer    President of Monarch Hosiery Mills,      Retired
of 1st State Bancorp, Inc. and 1st       Inc.
State Bank                                                                        RICHARD H. SHIRLEY
                                         ERNEST A. KOURY, JR.                     President of Dick Shirley Chevrolet,
JAMES A. BARNWELL, JR.                   Vice President of Carolina Hosiery       Inc.
President of Huffman Oil Co., Inc.       Mills, Inc.
                                                                                  VIRGIL L. STADLER
BERNIE C. BEAN                           JAMES G. McCLURE                         Retired Chief Executive Officer of
Retired.                                 President of Green & McClure Furniture   Stadler's Country Hams, Inc.
                                         Co.



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

FRANK GAVIGAN                             DAN HANSELL                              THERESA L. JOYCE
Senior Vice President                     Manager, First Capital Services, LLC     Vice President

ROBERT W. MALBURG, JR.                    L. MICHAEL DUNNING                       R. HOYLE VICKREY
Vice President                            Vice President                           Vice President

GAIL M. BARNETTE                          MICHELLE N. ISLEY                        SHERRY M. STEWART
Assistant Vice President                  Assistant Vice President                 Assistant Vice President

JULIE F. MILLER                           PATTY G. BLAETZ                          JAMES C. McGILL, JR.
Assistant Vice President                  Commercial Credit Officer                Commercial Banking Officer.

J. DOUG TAYLOR                            MYRA P. CATHEY                           WARD PATILLO
General Auditor                           Bank Operations and Security Officer     Branch Officer

SHARON OAKLEY                             GLENDA S. MADREN                         RENE McKINNEY
Branch Officer                            Assistant Secretary                      Branch Officer

DIANE JEFFRIES
Branch Officer

                                       58


                                               OFFICE LOCATIONS

445 S. Main Street                          2294 N. Church Street                       503 Huffman Mill Road
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

                                            CORPORATE INFORMATION

AUDITORS                                  TRANSFER AGENT AND REGISTRAR             ANNUAL REPORT ON FORM 10-K
KPMG LLP                                  Registrar & Transfer Company
150 Fayetteville Street Mall              10 Commerce Drive                        A  COPY  OF  1ST  STATE   BANCORP,
Suite 1200                                Cranford, New Jersey  07016              INC.'S  ANNUAL REPORT ON FORM 10-K
Raleigh, North Carolina  27601                                                     FOR   THE   FISCAL    YEAR   ENDED
                                                                                   SEPTEMBER  30,  2001 AS FILED WITH
GENERAL COUNSEL                           ANNUAL MEETING                           THE    SECURITIES   AND   EXCHANGE
Wishart Norris Henninger &                The  Annual  Meeting  of   Stockholders  COMMISSION,   WILL  BE   FURNISHED
  Pittman, PA                             will  be held on  January  29,  2002 at  WITHOUT CHARGE TO  STOCKHOLDERS AS
3120 South Church Street                  5:30  p.m.  at 1st  State  Bank's  main  OF THE  RECORD  DATE  FOR THE 2002
Burlington, North Carolina  27215         office  located at 445 S. Main  Street,  ANNUAL    MEETING   UPON   WRITTEN
                                          Burlington, North Carolina 27215         REQUEST  TO  CORPORATE  SECRETARY,
SPECIAL COUNSEL                                                                    1ST STATE  BANCORP,  INC.,  445 S.
Stradley Ronon Housley Kantarian &                                                 MAIN  STREET,  BURLINGTON,   NORTH
Bronstein, LLP                                                                     CAROLINA 27215
1220 19th Street, N.W., Suite 700
Washington, D.C.  20036


                                       59