Form 10-K, Exhibit 13
period 2002-09-30
1ST STATE BANCORP INC
filed 2002-12-30
CIK 1074078

1st STATE BANCORP, INC.








         [LOGO]












                                                              2002 ANNUAL REPORT

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

     1st State Bancorp's common stock began trading under the symbol "FSBC" on the Nasdaq National Market System on April 26, 1999. There are currently 3,008,682 shares of common stock outstanding and approximately 985 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

                                                       High        Low           Dividends Per Share
                                                       ----        ---           -------------------
         Fiscal 2002
         -----------
         First quarter.............................  $  22.00   $  19.50             $ 0.08
         Second quarter............................     21.00      19.65               0.08
         Third quarter.............................     21.33      19.75               0.08
         Fourth quarter............................     23.50      19.25               0.08

         Fiscal 2001
         -----------
         First quarter.............................  $  22.75   $  16.88             $ 0.08
         Second quarter............................     21.00      18.38               0.08
         Third quarter.............................     21.50      19.10               0.08
         Fourth quarter............................     21.50      19.35               0.08

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

TABLE OF CONTENTS
================================================================================

1st State Bancorp, Inc......................................................(i)
Market Information..........................................................(i)
Letter to Stockholders...................................................... 1
Selected Consolidated Financial and Other Data.............................. 2
Management's Discussion and Analysis of Financial Condition and
   Results of Operations.................................................... 4
Consolidated Financial Statements...........................................21
Corporate Information.......................................................56

                                      (i)

                      [1st STATE BANCORP, INC. LETTERHEAD]

To Our Shareholders,

     I am pleased to report to you the results of 1st State Bancorp, Inc. for the year ended September 30, 2002. Net income for the year ended September 30, 2002 was $3,802,000. This represents a 12.7% increase over the $3,373,000 earned in the prior year. Basic and diluted earnings per share for the year ended September 30, 2002 were $1.25 and $1.21, respectively, compared to basic and diluted earnings per share of $1.12 and $1.06, respectively, for the prior year.

     The Company announced a 10% stock repurchase plan in August 2002 and I am pleased to report that we had repurchased 8.5% of our shares by September 30, 2002. We will continue to seek ways to enhance shareholder value.

     The low interest rate environment prompted record mortgage originations and loan sales. We experienced a decrease in mortgage loans as customers took advantage of these lower rates to refinance their existing mortgage loans. We originated a record $76 million of first mortgage loans (of which we sold $63 million of long-term fixed rate loans) and $16 million of home equity loans during the year. We were successful in growing commercial loans outstanding by $15 million this year. At year end commercial loans totaled $72 million and accounted for 32% of loans receivable.

     Our dedicated and experienced employees continue to focus on serving our customers by offering them the right bank product to meet their needs. We continue to focus on managing the fundamentals of our business during these times of economic uncertainty. The quality of our loan portfolio remains sound and the majority of our loans are to customers in our local market that we know and understand. We will continue to make loans and maintain high credit quality through prudent underwriting. At September 30, 2002, we have an allowance for loan losses of $3.7 million, or 1.67% of loans receivable.

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

Very truly yours,

/s/ James C. McGill

James C. McGill
President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
================================================================================


SELECTED FINANCIAL CONDITION DATA

                                                                      At September 30,
                                                ----------------------------------------------------------
                                                  2002        2001         2000         1999        1998
                                                --------    --------     --------     --------    --------
                                                                      (In thousands)
Total assets.................................   $350,469    $336,792     $355,527     $332,926    $288,223
Loans receivable.............................    220,047     222,285      223,595      195,292     196,782
Loans held for sale, at lower of cost
  or fair value..............................      6,798       3,291        5,533       12,143       7,540
Cash and cash equivalents....................     18,865      25,981       33,107       15,657      31,077
Investment securities:
    Available for sale.......................     78,572      55,527        9,752       11,036       9,858
    Held to maturity.........................     11,114      12,169       67,232       84,228      30,195
Deposit accounts.............................    260,667     248,370      254,405      234,095     235,694
Advances from Federal Home Loan Bank.........     20,000      20,000       20,000       22,000      20,000
Stockholders' equity.........................     61,569      63,644       59,209       71,615      25,966


SELECTED OPERATING DATA

                                                                  Year Ended September 30,
                                                ----------------------------------------------------------
                                                  2002        2001         2000         1999        1998
                                                --------    --------     --------     --------    --------
                                                       (Dollars in thousands, except per share data)
Total interest income........................   $ 20,062    $  24,580     $ 24,784     $ 21,474    $ 20,708
Total interest expense.......................      7,773       12,306       11,596       10,640      11,071
                                                --------    ---------     --------     --------    --------
Net interest income..........................     12,289       12,274       13,188       10,834       9,637
Provision for loan losses....................        240          240          240          245         477
                                                --------    ---------     --------     --------    --------
Net interest income after provision
  for loan losses............................     12,049       12,034       12,948       10,589       9,160
Other income.................................      2,753        2,402        1,554        1,654       1,497
Operating expenses...........................      8,846        9,228        8,376        9,818       6,774
                                                --------    ---------     --------     --------    --------
Income before income taxes...................      5,956        5,208        6,126        2,425       3,883
Income taxes.................................      2,154        1,835        2,140          870       1,362
                                                --------    ---------     --------     --------    --------
Net income...................................   $  3,802    $   3,373     $  3,986     $  1,555    $  2,521
                                                ========    =========     ========     ========    ========
Net income (loss) per share - basic..........   $   1.25    $    1.12     $   1.35     $  (0.10)   $     --
                                                ========    =========     ========     ========    ========
Net income (loss) per share - diluted........   $   1.21    $    1.06     $   1.32     $  (0.10)   $     --
                                                ========    =========     ========     ========    ========

Per share data is shown only for periods subsequent to the stock conversion in April 1999.

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                    Year Ended September 30,
                                                          ------------------------------------------------
                                                           2002      2001      2000      1999        1998
                                                           ----      ----      ----      ----        ----
PERFORMANCE RATIOS:
   Return on average assets (net income divided
      by average total assets) ....................        1.09%     0.98%     1.17%     0.50%       0.92%
   Return on average equity (net income
      divided by average equity) ..................        5.85      5.51      5.50      3.30       10.20
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost) .................        3.20      3.02      3.16      3.11        3.45
   Net interest margin (net interest income divided
      by  average interest-earning assets) ........        3.75      3.82      4.10      3.71        3.77
   Ratio of average interest-earning assets
      to average interest-bearing liabilities .....      123.15    120.92    125.93    116.58      107.42
   Ratio of operating expenses to average total
      assets ......................................        2.53      2.68      2.45      3.14        2.48
   Dividend payout ratio (dividends declared
      per share divided by diluted net income
      per share) ..................................       26.45     30.19     24.24        --          --

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets
      at end of period ............................        1.25      0.85      0.82      0.11        0.09

   Nonperforming loans to total loans
      at end of period ............................        1.91      0.39      1.30      0.18        0.13

   Allowance for loan losses to total
      loans at end of period ......................        1.67      1.60      1.56      1.74        1.61

   Allowance for loan losses to nonperforming
      loans at end of period ......................       88.77    411.39    121.93    943.82    1,227.38

   Provision for loan losses to total loans .......        0.11      0.11      0.11      0.12        0.24

   Net charge-offs to average loans outstanding ...        0.05      0.07      0.07      0.01          --

CAPITAL RATIOS:
   Shareholders' equity to total assets at end
      of period ...................................       17.57     18.90     16.65     21.51        9.01

   Average equity to average assets ...............       18.60     17.74     21.19     15.09        9.05

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

     Beginning in the late 1980's, we have sought to gradually increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans, which have shorter terms and adjust more frequently to changes in interest rates than single-family residential mortgage loans. At September 30, 2002, commercial real estate, commercial and consumer loans totaled $34.4 million, $72.1 million and $7.1 million, respectively, which represented 14.5%, 30.2% and 3.0%, respectively, of gross loans. At September 30, 2002, $66.7 million, or 28.0% of gross loans, consisted of residential real estate mortgage loans.

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

CRITICAL ACCOUNTING POLICIES

     The Company's significant accounting policies are set forth in note 1 of the consolidated financial statements. Of these significant accounting policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy, because it requires management's most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning the Company's allowance for loan losses and related matters, see Provision for Loan Losses and Allowance for Loan Losses.

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

     At September 30, 2002, we had stockholders' equity of $61.6 million, as compared to $63.6 million at September 30, 2001. This decrease was primarily due to the purchase of $6.4 million of treasury stock. We reported net income for the year ended September 30, 2002 of $3.8 million, as compared to $3.4 million and $4.0 million for the years ended September 30, 2001 and 2000, respectively. At September 30, 2002 we had a Tier 1 risk-based capital to risk-weighted assets ratio of 24.9%, a Tier 1 leverage capital to average total assets ratio of 17.0% and a total risk-based capital to risk-weighted assets ratio of 26.2%. At September 30, 2002, we exceeded all regulatory minimum capital requirements.

     At September 30, 2002, the Bank had stockholders' equity of $53.5 million, as compared to $56.5 million at September 30, 2001. At September 30, 2002 and 2001, the Bank had a Tier 1 risk-based capital to risk-weighted assets ratio of 21.8% and 24.1%, respectively. At September 30, 2002, the Bank had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $52.0 million, $52.0 million and $54.9 million, respectively, and was classified as a "well capitalized" institution pursuant to FDIC capital regulations.

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

     Our primary investing activities have been the origination of loans and the purchase of investment securities. During the years ended September 30, 2002, 2001 and 2000, we had $160.3 million, $127.3 million and

$92.6 million, respectively, of loan originations. During the years ended September 30, 2002, 2001 and 2000, we purchased investment securities in the amounts of $101.4 million, $63.7 million and $4.0 million, respectively. Our primary financing activities are the attraction of savings deposits.

     FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect the safety and soundness of the bank. The FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Bank's liquidity ratio as 31.0% of total assets at September 30, 2002, which management believes is adequate.

     North Carolina banks must maintain a reserve fund in an amount and/or ratio set by the Banking Commission to account for the level of liquidity necessary to assure the safety and soundness of the State banking system. As of September 30, 2002, the Bank's liquidity ratio was in excess of the level established by North Carolina regulations.

     Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2002 and 2001, cash and cash equivalents totaled $18.9 million and $26.0 million, respectively. We have other sources of liquidity should we need additional funds. During the years ended September 30, 2002, 2001 and 2000, we sold loans totaling $62.7 million, $47.9 million and $19.0 million, respectively. Additional sources of funds include FHLB of Atlanta advances. For more information regarding this strategy, see "-- Asset/Liability Management." At September 30, 2002 and 2001, we had $20.0 million of FHLB of Atlanta advances outstanding. Other sources of liquidity include loans and investment securities designated as available for sale, which totaled $6.8 million and $78.6 million, respectively, at September 30, 2002.

     We anticipate that we will have sufficient funds available to meet our current commitments. At September 30, 2002, we had $1.4 million in commitments to originate new loans, $56.2 million in unfunded commitments to extend credit under existing equity lines and commercial lines of credit and $266,000 in standby letters of credit. At September 30, 2002, certificates of deposit which are scheduled to mature within one year totaled $128.6 million. We believe that a significant portion of such deposits will remain with us.

     On October 2, 2000, the Company paid a one-time special cash distribution of $5.17 per share to its stockholders. The total amount of the distribution was $17.0 million. The distribution was made to manage the Company's capital and enhance shareholder value. Returning capital to the stockholders reduced the Company's equity to asset ratio from 21.2% to 17.2%. The Company's equity to asset ratio at September 30, 2002 was 17.6%. The Company's capital level is sufficient to support future growth.

     The Company has declared cash dividends per common share of $0.08 for each of the quarters in fiscal 2002 and fiscal 2001. The Company's ability to pay dividends is dependent upon earnings. The Company's dividend payout ratios for the years ended September 30, 2002, 2001 and 2000 were 26.4%, 30.2% and 24.2%, respectively.

ASSET/LIABILITY MANAGEMENT

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

     Our principal strategy in managing our interest rate risk has been to increase interest rate sensitive assets such as commercial loans, home equity loans and consumer loans. At September 30, 2002, we had $72.1 million of commercial loans, $24.9 million of home equity loans and $7.1 million of consumer loans, which amounted to 30.2%, 10.4% and 3.0%, respectively, of our gross loan portfolio, as compared to $56.9 million of commercial loans, $22.2 million of home equity loans and $6.6 million of consumer loans, respectively, at September 30, 2001, which amounted to 24.5%, 9.5% and 2.8%, respectively, of our gross loan portfolio at that date. In addition, at September 30, 2002, we had $6.8 million of loans held for sale, and, pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we had investment securities with an aggregate amortized cost of $77.2 million and an aggregate fair value of $78.6 million as available for sale. We are holding these loans and investment securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

     We also have shortened the average repricing period of our assets by retaining in our portfolio single-family residential mortgage loans only in cases where the loan carries an adjustable rate or the loan has an interest rate that is sufficient to compensate us for the risk of maintaining long-term, fixed-rate loans in our portfolio. During the past two years, we have sold a significant portion of our fixed-rate, single-family residential mortgage loans with terms of 15 years or more that we have originated, and at September 30, 2002, most of our single-family residential mortgage loans classified as held for investment were originated at least three years previously when market interest rates were higher. At September 30, 2002, we held approximately $42.7 million and $24.0 million of fixed-rate and adjustable-rate residential mortgage loans, respectively, which represented approximately 17.9% and 10.1%, respectively, of our gross loan portfolio. Depending on conditions existing at any given time, as part of our interest rate risk management strategy, we may continue to sell newly originated fixed-rate residential mortgage loans with original maturities of 15 years or more in the secondary market.

     During 2002, short and long-term interest rates have fallen to their lowest levels in decades. Mortgage customers have sought long-term fixed rate loans which we have originated and sold to the secondary market. Most of our commercial originations have been floating rate prime based loans to take advantage of the lower prime rates. Our liquidity has increased from the volume of loan sales and the proceeds from investment securities being called. We have repriced all of our deposits to reflect the lower prevailing interest rates and have seen our cost of deposits decrease. These lower rates have triggered the rate floors that are present in many of our adjustable-rate and home equity loans which has helped to preserve our loan yield.

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

     We measure our interest rate risk by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our net interest income and net portfolio value of sudden and sustained 100 to 300 basis points (bp) increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net interest income of 10%, 15% and 25% in the event of 100, 200 and 300 bp increases and 10%, 20% and 30% in the event of 100, 200 and 300 bp decreases in the market interest rates, respectively. Limits have also been established for changes in net portfolio value of decreases of 10%, 15% and 25% in the event of 100, 200 and 300 bp increases in market interest rates, respectively, and decreases of 10%, 15% and 20% in the event of 100, 200 and 300 bp decreases in market interest rates, respectively. The following table presents the projected change in net interest income and net portfolio value for the various rate shock levels at September 30, 2002.

                               Net Portfolio Value                         Net Interest Income
 Change                ---------------------------------           ----------------------------------
in Rates               $ Amount     $ Change    % Change           $ Amount      $ Change    % Change
--------               --------     --------    --------           --------      --------    --------
                                 (Dollars in thousands)                  (Dollars in thousands)
+ 300  bp              $  63,139    $ (4,654)    (6.9)%            $ 16,108    $  3,063        23.5%
+ 200  bp                 65,832      (1,961)    (2.9)               15,125       2,080        15.9
+ 100  bp                 67,611        (182)    (0.3)               14,211       1,166         8.9
Base                      67,793          --      --                 13,045          --          --
- 100  bp                 66,835        (958)    (1.4)               11,799      (1,246)       (9.6)
- 200  bp                 67,460        (333)    (0.5)               10,873      (2,172)      (16.7)
- 300  bp                 70,800       3,007      4.4                10,298      (2,747)      (21.1)

     The above table indicates that at September 30, 2002, in the event of sudden and sustained increases in prevailing market interest rates, we would expect our estimated net interest income to increase and our net portfolio value to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, we would expect our estimated net interest income and net portfolio value to decrease, except that we would expect our net portfolio value to increase in the event of a sudden and sustained decrease in interest rates of 300 basis points. Our board of directors reviews our net interest income and net portfolio value position quarterly, and, if estimated changes in net interest income and net portfolio value are not within the targets established by the board, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board approved targets. At September 30, 2002, our estimated changes in net interest income and net portfolio value were within the targets established by the board of directors.

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

     The following table sets forth certain information relating to our consolidated statements of income for the years ended September 30, 2002, 2001 and 2000 and reflects the average yield on assets and average cost of liabilities at the date and for the periods indicated. We derived yields and costs by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from daily balances.

                                                                   Year Ended September 30,
                                            ---------------------------------------------------------------------
                                                           2002                                2001
                                            ----------------------------------    -------------------------------
                                                                       Average                            Average
                                            Average                     Yield/    Average                  Yield/
                                            Balance        Interest      Cost     Balance     Interest      Cost
                                            -------        --------    -------    -------     --------    -------
                                                                                      (Dollars in thousands)
Assets:
  Loans receivable (1)....................  $ 219,071     $ 14,532        6.63%   $229,058   $ 19,122      8.35%
  Investment securities (2)...............     95,290        5,290        5.55      76,728      4,695      6.12
  Interest-bearing overnight deposits.....     13,186          240        1.82      15,617        763      4.89
                                            ---------     --------                --------   --------
    Total interest-earning assets ........    327,547       20,062        6.12     321,403     24,580      7.65
                                                          --------                           --------
Non-interest-earning assets (4)...........     21,716                               23,462
                                            ---------                             --------
    Total assets..........................  $ 349,263                             $344,865
                                            =========                             ========
Liabilities and stockholders' equity:
  Interest-bearing checking...............  $  31,805     $    152        0.48    $ 30,040   $    415      1.38
  Money market investment accounts........     26,374          359        1.36      21,185        798      3.77
  Passbook and statement savings..........     27,656          414        1.50      26,580        597      2.25
  Certificates of deposit.................    158,335        5,719        3.61     167,481      9,368      5.59
  FHLB advances...........................     21,811        1,129        5.18      20,521      1,128      5.50
                                            ---------     --------                --------   --------
    Total interest-bearing liabilities....    265,981        7,773        2.92     265,807     12,306      4.63
                                                          --------      ------               --------    ------
Non-interest-bearing liabilities..........     18,333                               17,867
                                            ---------                             --------
    Total liabilities.....................    284,314                              283,674
Stockholders' equity......................     64,949                               61,191
                                            ---------                             --------
    Total liabilities and equity .........  $ 349,263                             $344,865
                                            =========                             ========
Net interest income.......................                $ 12,289                           $ 12,274
                                                          ========                           ========
Interest rate spread......................                                3.20%                            3.02%
                                                                        ======                           ======
Net interest margin (3)...................                                3.75%                            3.82%
                                                                        ======                           ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities.                              123.15%                          120.92%
                                                                        ======                           ======

                                                 Year Ended September 30,
                                               -------------------------------
                                                           2000
                                               -------------------------------
                                                                       Average
                                               Average                  Yield/
                                               Balance    Interest      Cost
                                               -------    --------     -------
                                                     (Dollars in thousands)
Assets:
  Loans receivable (1)....................     $ 219,381  $ 18,500       8.43%
  Investment securities (2)...............        90,133     5,509       6.11
  Interest-bearing overnight deposits.....        12,401       775       6.25
                                               ---------  --------
    Total interest-earning assets ........       321,915    24,784       7.70
                                                          --------
Non-interest-earning assets (4)...........        19,999
                                               ---------
    Total assets..........................     $ 341,914
                                               =========
Liabilities and stockholders' equity:
  Interest-bearing checking...............     $  28,268  $    481       1.70
  Money market investment accounts........        15,470       644       4.16
  Passbook and statement savings..........        26,654       631       2.37
  Certificates of deposit.................       159,773     8,402       5.26
  FHLB advances...........................        25,467     1,438       5.65
                                               ---------  --------
    Total interest-bearing liabilities....       255,632    11,596       4.54
                                                          --------     ------
Non-interest-bearing liabilities..........        13,826
                                               ---------
    Total liabilities.....................       269,458
Stockholders' equity......................        72,456
                                               ---------
    Total liabilities and equity .........     $ 341,914
                                               =========
Net interest income.......................                $ 13,188
                                                          ========
Interest rate spread......................                               3.16%
                                                                       ======
Net interest margin (3)...................                               4.10%
                                                                       ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities.                             125.93%
                                                                       ======

____________
(1) Includes nonaccrual loans and loans held for sale, net of discounts, fees and allowance for loan losses.
(2)  Includes FHLB of Atlanta stock.
(3) Represents net interest income divided by the average balance of interest-earning assets.
(4) Due to immateriality, the interest income and yields related to certain tax exempt assets have not been adjusted to reflect a fully taxable equivalent yield.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, we have provided information on changes attributable to:

     o changes in volume, which are changes in average volume multiplied by the average rate for the previous period

     o changes in rates, which are changes in average rate multiplied by the average volume for the previous period

     o changes in rate-volume, which are changes in average rate multiplied by the changes in average volume and

     o    total change, which is the sum of the previous columns.

                                                                  Year Ended September 30,
                                    ------------------------------------------------------------------------------------
                                         2002         vs.         2001               2001          vs.           2000
                                    ---------------------------------------      ---------------------------------------
                                               Increase (Decrease)                         Increase (Decrease)
                                                    Due to                                       Due to
                                    ---------------------------------------      ---------------------------------------
                                                           Rate/                                       Rate/
                                     Volume      Rate     Volume     Total       Volume      Rate      Volume      Total
                                     ------      ----     ------     -----       ------      ----      ------      -----
                                                                        (In thousands)
Interest income:
  Loans receivable (1) ..........   $  (834)   $(3,927)   $   171    $(4,590)   $   816    $  (186)   $    (8)   $   622
  Investment securities (2) .....     1,136       (435)      (105)       596       (819)         6         (1)      (814)
  Interest bearing overnight
     deposits ...................      (119)      (479)        74       (524)       201       (169)       (44)       (12)
                                    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest-earning assets       183     (4,841)       140     (4,518)       198       (349)       (53)      (204)
                                    -------    -------    -------    -------    -------    -------    -------    -------
Interest expense:
  Interest-bearing checking .....        24       (271)       (16)      (263)        30        (91)        (5)       (66)
  Money market investment
     accounts ...................       195       (509)      (125)      (439)       238        (61)       (23)       154
  Passbook and statement savings         24       (199)        (8)      (183)        (2)       (32)      --          (34)
  Certificates of deposit .......      (511)    (3,319)       181     (3,649)       405        535         26        966
  FHLB advances .................        71        (66)        (4)         1       (279)       (38)         7       (310)
                                    -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-bearing
         liabilities ............      (197)    (4,364)        28     (4,533)       392        313          5        710
                                    -------    -------    -------    -------    -------    -------    -------    -------
Change in net interest income ...   $   380    $  (477)   $   112    $    15    $  (194)   $  (662)   $   (58)   $  (914)
                                    =======    =======    =======    =======    =======    =======    =======    =======

___________
(1) Includes nonaccrual loans and loans held for sale net of discounts, fees and allowance for loan losses.
(2)  Includes FHLB of Atlanta stock.

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

                                                              September 30, 2002        September 30, 2001
                                                              ------------------        ------------------
                                                                             (In thousands)
Commitments to originate new loans                                   $1,435                  $  9,119
Commitments to originate new loans held for sale                         --                       241
Unfunded commitments to extend credit under existing
     equity line and commercial lines of credit                      56,200                    56,907
Commercial letters of credit                                            266                       256
Commitments to sell loans held for sale                              16,371                     2,157

     The Company does not have any special purpose entities or other similar forms of off-balance sheet financing arrangements.

     Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments are for a term of 15 years, and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amounts of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

     Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2002, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

CONTRACTUAL OBLIGATIONS

As of September 30, 2002

                                                     Payments due by period
                                                     ----------------------
                                                     (Dollars in thousands)

                                     Less than
                                       1 year        1-3 years         4-5 years       Over 5 years         Total
                                     ---------       ---------         ---------       ------------         -----
Deposits                            $ 225,176        $  26,004         $   9,487        $      --         $ 260,667
Long-term borrowings                       --               --                --           20,000            20,000
Lease obligations                          19               38                42               47               146
                                    ---------        ---------         ---------        ---------         ---------
Total contractual cash
    obligations                     $ 225,195        $  26,042         $   9,529        $  20,047         $ 280,813
                                    =========        =========         =========        =========         =========

ASSET QUALITY

     At September 30, 2002, the Company had approximately $4.4 million in non-performing assets (nonaccrual loans and real estate owned) or 1.25% of total assets. At September 30, 2001, non-performing assets were $2.9 million or 0.85% of total assets. At September 30, 2002 and 2001, impaired loans totaled $3.7 million and $2.5 million, respectively, as defined by Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." The impaired loans at September 30, 2002 result from two unrelated commercial loan customers, both of which have loans secured by commercial real estate and business assets in Alamance County. At September 30, 2001, the impaired loans resulted from real estate loans secured by commercial real estate in Alamance County owned by two unrelated commercial loan customers. At September 30, 2002, $3.7 million of the impaired loans are on non-accrual status, and their related reserve for loan losses totaled $163,000. At September 30, 2001, $433,000 of impaired loans was on nonaccrual status, and their related reserve for losses totaled $45,000. There was no impact on the provision as management had already anticipated the loans' performance in setting the allowance for loan losses in previous periods. The average carrying value of impaired loans was $3.5 million and $1.8 million during the years ended September 30, 2002 and 2001, respectively. Interest income of $187,000 and $38,000 has been recorded on impaired loans in the years ended September 30, 2002 and 2001, respectively. The Bank's net chargeoffs for the years ended September 30, 2002 and 2001 were $120,000 and $164,000, respectively. The Bank's allowance for loan losses was $3.7 million at September 30, 2002 and $3.6 million at September 30, 2001. As a result of our continued shift toward commercial, construction, consumer and home equity loans, the recent decrease in residential mortgage loans, the increase in non-performing loans as a percentage of total loans as well as the continued decline in the local and regional economy, the ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees increased to 1.67% at September 30, 2002 compared to 1.60% at September 30, 2001.

     The following table presents an analysis of our nonperforming assets:

                                                             At                      At
                                                        September 30,           September 30
                                                            2002                    2001
                                                            ----                    ----
Nonperforming loans:
Nonaccrual loans.......................................   $  4,204                $    878
Loans 90 days past due and accruing....................         --                      --
Restructured loans.....................................         --                      --
                                                          --------                --------
Total nonperforming loans..............................      4,204                     878
Other real estate......................................        183                   1,981
                                                          --------                --------
Total nonperforming assets.............................   $  4,387                $  2,859
                                                          ========                ========

Nonperforming loans to loans receivable, net...........       1.91%                   0.39%
Nonperforming assets as a percentage of loans
     And other real estate owned.......................       1.99                    1.27
Nonperforming assets to total assets...................       1.25                    0.85

     Regulations require that we classify our assets on a regular basis. There are three classifications for problem assets: substandard, doubtful and loss. We regularly review our assets to determine whether any assets require classification or re-classification. At September 30, 2002, we had $5.1 million in classified assets consisting of $4.9 million in substandard loans and $183,000 in real estate owned. At September 30, 2001, we had $3.6 million in substandard assets consisting of $1.6 million in loans and $2.0 million in real estate owned.

     In addition to regulatory classifications, we also classify as "special mention" and "watch" assets that are currently performing in accordance with their contractual terms but may become classified or nonperforming assets in the future. At September 30, 2002, we have identified approximately $723,000 in assets classified as special mention and $32.4 million as watch.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2002 AND 2001

     Most of our customers are small businesses in our immediate market area that are more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. In addition, our customer base includes textile companies that are continuing to feel the negative impact of the NAFTA legislation and the downturn in our local and regional economy during fiscal 2002. The local and regional economy impacts the Company's net interest income and also the provision for loan losses. For further discussion see Comparison of Operating Results below.

     Total Assets. Total assets increased by $13.7 million or 4.1%, from $336.8 million at September 30, 2001 to $350.5 million at September 30, 2002. The increase in assets was due primarily to an increase in investment securities available for sale which was partially offset by a decrease in cash and cash equivalents. Asset growth was funded primarily by an increase in deposits.

     Cash and Cash Equivalents. Cash and cash equivalents decreased $7.1 million, or 27.3% from $26.0 million at September 30, 2001 to $18.9 million at September 30, 2002. Because of the relatively low interest rates on overnight funds, excess cash was invested in short term agency securities to increase our yield on these funds. The Company adopted a 10% stock repurchase program on August 20, 2002 and 280,925 treasury shares at a cost of $6.4 million had been purchased by September 30, 2002.

     Loans Receivable. Net loans receivable decreased $2.3 million, or 1.0%, from $222.3 million at September 30, 2001 to $220.0 million at September 30, 2002. Loans held for sale increased $3.5 million from $3.3 million at September 30, 2001 to $6.8 million at September 30, 2002. The declining interest rate environment during the year ended September 30, 2002 resulted in record levels of mortgage originations, loan sales and mortgage prepayments. The attractive mortgage rate environment encouraged many borrowers to take advantage of the low rates to refinance their existing mortgage loans at a lower interest rate. We sold these longer term, lower rate mortgage loans to limit our interest rate risk. The decrease in the loans held for sale resulted from timing differences in the funding of loan sales. Sales of fixed rate mortgage loans totaled $62.7 million during the year ended September 30, 2002 compared to $47.9 million for the year ended September 30, 2001.

     Allowance for Loan Losses. The Company has an allowance for loan losses model which considers several factors including: changes in the balance of loans, changes in credit grades of loans, changes in the mix of the loan portfolio, historical charge-offs and recoveries, changes in impaired loan valuation allowances as well as other subjective factors such as economic conditions, loan concentrations and operational risks.

     The allowance for loan losses at September 30, 2002 and 2001 was $3.7 million and $3.6 million, respectively, which we think is adequate to absorb probable losses in the loan portfolio. As a result of our continued shift toward higher risk commercial, construction, consumer and home equity loans as well as the decline in the local and regional economy, the ratio of the allowance for the loan losses to total loans, net of loans in process and deferred loan fees increased to 1.67% at September 30, 2002 compared to 1.60% at September 30, 2001. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of adjustments to the allowance for loan losses based on their judgments of information available to them at the time of their examinations.

     Investment Securities. Investment securities available for sale increased $23.1 million from $55.5 million at September 30, 2001 to $78.6 million at September 30, 2002. Investment securities held to maturity decreased $1.1 million from $12.2 million at September 30, 2001 to $11.1 million at September 30, 2002. As interest rates decreased during 2002, many of the Company's callable investment securities were called by the issuers. During the year ended September 30, 2002, $7.0 million of investment securities held to maturity and $73.0 million of investment securities available for sale were called, matured or sold. During this same time period, we purchased $6.0 million of investment securities held to maturity and $95.4 million of investment securities available for sale. Additions to the investment portfolio are dependent upon investable funds that are not needed to satisfy loan demand. We classified most of the investments purchased during the year ended September 30, 2002 as available for sale to give the Company more flexibility for possible sales of securities for liquidity purposes in the future.

     Deposits. Total deposits increased by $12.3 million, or 5.0%, from $248.4 million at September 30, 2001 to $260.7 million at September 30, 2002. Certificates of deposit at September 30, 2002 totaled $164.1 million or 62.9% of deposits. At September 30, 2001, certificates of deposit totaled $159.7 million or 64.3% of total deposits. We continue to emphasize transaction and savings accounts which generally carry lower interest rates than certificates of deposit. Transaction and savings accounts increased $7.9 million during the year ended September 30, 2002.

     Stockholders' Equity. Stockholders' equity decreased by $2.0 million, or 3.1% from $63.6 million at September 30, 2001 to $61.6 million at September 30, 2002. Stockholders' equity increased as a result of net income of $3.8 million, $518,000 associated with vesting of MRP shares, $669,000 from the allocation of ESOP shares, and $317,000 from an increase in accumulated other comprehensive income. These increases were more than offset by $948,000 in cash dividends paid to stockholders and $6.4 million from the purchase of treasury shares.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND 2001

     Net Income. We had $3.8 million of net income for the year ended September 30, 2002 compared to $3.4 million of net income for the year ended September 30, 2001 representing an increase of $400,000, or 11.8%. Basic and diluted earnings per share were $1.25 and $1.21, respectively, for the year ended September 30, 2002 compared to basic and diluted earnings per share of $1.12 and $1.06, respectively, for the year ended September 30, 2001. The increase in net income resulted primarily from increased other income and decreased operating expenses which were offset partially by increased income taxes.

     Net Interest Income. Net interest income was $12.3 million for each of the years ended September 30, 2002 and 2001. During the year ended September 30, 2002, average net interest-earning assets increased by $6.0 million from $55.6 million at September 30, 2001 to $61.6 million at September 30, 2002. The average balance of interest-earning assets increased by $6.1 million, or 1.9%, from $321.4 million for the year ended September 30, 2001 to $327.5 million for the year ended September 30, 2002. The average balances of loans receivable and interest-bearing overnight deposits decreased but were more than offset by an increase in investment securities. In addition, the average balance of interest-bearing liabilities increased by $200,000 from $265.8 million for the year ended September 30, 2001 to $266.0 million for the year ended September 30, 2002 primarily due to an increase in the average balance of FHLB advances which was partially offset by a decrease in deposits. Net interest income was improved by an increase in our interest rate spread from 3.02% for the year ended September 30, 2001 to 3.20% for the year ended September 30, 2002.

     Interest Income. Total interest income was $20.1 million for the year ended September 30, 2002, as compared to $24.6 million for the year ended September 30, 2001, representing a decrease of $4.5 million, or 18.3%. This decrease was attributable to the 153 basis point decrease in the average yield on interest-earning assets which was partially offset by a $6.1 million increase in the average balance of interest-earning assets during the year.

     Interest on loans receivable decreased by $4.6 million, or 24.1%, from $19.1 million for the year ended September 30, 2001 to $14.5 million for the year ended September 30, 2002. The average yield on loans receivable decreased 172 basis points from 8.35% for the year ended September 30, 2001 to 6.63% for the year ended September 30, 2002. The decrease resulted primarily from the decrease in the average prime interest rate from 8.01% for the year ended September 30, 2001 to 4.86% for the year ended September 30, 2002. The average balance of loans receivable for the year September 30, 2002 decreased by $10.0 million, or 4.4%, from $229.1 million for the year ended September 30, 2001 to $219.1 million for the year ended September 30, 2002 despite increases in loan originations. In response to lower market interest rates, we sold a higher percentage of single family residential loans and many of our loan customers refinanced their existing loans.

     Interest on investment securities increased by $600,000, or 12.8%, from $4.7 million for the year ended September 30, 2001 to $5.3 million for the year ended September 30, 2002. The increase was attributable to a $18.6 million, or 24.3%, increase in the average balance of investment securities from $76.7 million for the year ended September 30, 2001 to $95.3 million for the year
ended  September  30,  2002.   Offsetting  the  increased  average
balances of investment securities was a 57 basis point decrease in the average yield on investment securities due to falling market interest rates during the year ended September 30, 2002. The average yield on investment securities decreased from 6.12% for the year ended September 30, 2001 to 5.55% for the year ended September 30, 2002. As rates declined, a higher than normal level of our investment securities were called by the issuers and we were faced with lower reinvestment rates.

     Interest on interest-bearing overnight deposits decreased by $523,000 from $763,000 for the year ended September 30, 2001 to $240,000 for the year ended September 30, 2002. The decrease resulted from a $2.4 million decrease in the average balance of interest-bearing overnight deposits from $15.6 million for the year ended September 30, 2001 to $13.2 million for the year ended September 30, 2002 as well as a 307 basis point decrease in the yield on interest-bearing overnight deposits.

     Interest Expense. Total interest expense was $7.8 million for the year ended September 30, 2002, as compared with $12.3 million for the year ended September 30, 2001, representing a decrease of $4.5 million, or 36.6%. This decrease was due primarily to a 171 basis point decrease in the average cost of funds. Average interest-bearing liabilities increased $200,000 from $265.8 million for the year ended September 30, 2001 to $266.0 million for the year ended September 30, 2002.

     Interest on deposits decreased by $4.6 million, or 41.1%, from $11.2 million for the year ended September 30, 2001 to $6.6 million for the year ended September 30, 2002. The decrease was attributable to a 184 basis point decrease in the average cost of deposits. As market interest rates decreased we lowered the interest rates on our deposit products. Average deposits decreased $1.1 million from $245.3 million for the year ended September 30, 2001 to $244.2 million for the year ended September 30, 2002. The average balances of transaction and savings accounts increased $8.0 million from $77.8 million for the year ended September 30, 2001 to $85.8 million for the year ended September 30, 2002. Offsetting the increased average balance of transaction and savings accounts was a $9.2 million decrease in the average balance of certificates of deposit from $167.5 million for the year ended September 30, 2001 to $158.3 million for the year ended September 30, 2002.

     Interest expense on borrowings was $1.1 million for each of the years ended September 30, 2002 and 2001. Average borrowings increased $1.3 million from $20.5 million for the year ended September 30, 2001 to $21.8 million for the year ended September 30, 2002. Offsetting this volume increase was a decrease of 32 basis points in the average cost of borrowed money. Outstanding for both years was a long-term fixed rate advance of $20 million from the FHLB Atlanta. During the year ended September 30, 2002, we used short-term variable rate borrowings on an as needed basis. As a result of these additional borrowings, the average cost of borrowed money decreased.

     Provision for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses at a level we consider adequate to provide for probable loan losses, based on existing loan levels and types of loans outstanding, nonperforming loans, prior loss experience, general economic conditions and other factors. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. Our credit management systems have resulted in low loss experience; however, there can be no assurances that such experience will continue. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The provision for loan losses was $240,000, charge-offs were $121,000 and recoveries were $1,000 for the year ended September 30, 2002 compared with a provision of $240,000, charge-offs of $168,000 and recoveries of $4,000 for the year ended September 30, 2001. Nonperforming loans at September 30, 2002 and 2001 were $4.2 million and $878,000 respectively. The increase in non-performing loans resulted from two unrelated, unique credits which are not necessarily indicative of the credit quality of the entire portfolio. There was no significant impact on the provision as these loans are well secured by property and equipment. The provision for the year ended September 30, 2002 was positively impacted by the decrease in charge-offs which was offset by the shift in the loan portfolio to commercial loans which receive higher allocations in the allowance for loan losses model. The Company made no significant changes to the allowance for loan losses methodology during the period which impacted the provision for loan losses.

     During the year ended September 30, 2002 commercial, construction and home equity loans continued to increase as well as the percentages of these loans to the total portfolio. Although these loans normally have a relatively short maturity management believes that there is greater risk inherent in these loans than the typical one-to-four family residential mortgage loan. Therefore, management assigns these types of loans a higher risk weighting in the analysis of the loan loss reserve. The commercial loans that have been originated are loans made to businesses to either produce a product, sell a product or provide a service. Many of these loans are asset-based loans which are loans where repayment is based primarily on the cash flow from operations and secondarily on, the liquidation of assets such as inventory and accounts receivable.

     Other Income. Total other income was $2.8 million for the year ended September 30, 2002, as compared to $2.4 million for the year ended September 30, 2001, representing an increase of $400,000, or 16.7%. As interest rates decreased during the year ended September 30, 2002, mortgage loan volumes increased sharply, and mortgage banking income, net increased $265,000, or 30.9% over the prior year. We continued to sell the long-term fixed-rate mortgage loans that were originated. During the years ended September 30, 2002 and 2001, we sold $62.7 million and $47.9 million of mortgage loans and recorded net mortgage banking income of $1.1 million and $859,000, respectively. Customer service fees on loan and deposit accounts increased by $198,000, or 27.8%, from $711,000 for the year ended September 30, 2001 to $909,000 for the year ended September 30, 2002. This increase results from growth in the number of underlying accounts during the year. Commissions from sales of annuities and mutual funds decreased $148,000, or 24.7%, from $598,000 for the year ended September 30, 2001 to $450,000 for the year ended September 30, 2002. The decrease is the result of decreased sales of annuity and mutual funds. Sales of annuities and mutual funds totaled $8.4 million for the year ended September 30, 2002 compared with sales of $10.7 million for the year ended September 30, 2001. Securities gains, net increased $29,000 from $18,000 for the year ended September 30, 2001 to $47,000 for the year ended September 30, 2002.

     Operating Expenses. Total operating expenses decreased by $400,000, or 4.3%, from $9.2 million for the year ended September 30, 2001 to $8.8 million for the year ended September 30, 2002. Compensation and related benefits decreased by $200,000, or 3.2%, from $6.2 million for the year ended September 30, 2001 to $6.0 million for the year ended September 30, 2002. Of this decrease $335,000 was related to lower MRP expense for the year ended September 30, 2002, as the final vesting date for the MRPs was June 6, 2002. This decrease was partially offset by an increase in expense attributable to normal salary increases and increased cost of employee benefits. The Company recognized income from real estate operations of $55,000 for the year ended September 30, 2002 compared to expense of $71,000 for the year ended September 30, 2001. During fiscal 2001, the expenses incurred to own and operate the other real estate owned exceeded the rents collected. During Fiscal 2002, the occupancy rate on the other real estate owned improved and the net rents collected exceeded the operating expenses. Other operating expenses decreased $100,000, or 5.9%, from $1.7 million for the year ended September 30, 2001 to $1.6 million for the year ended September 30, 2002. In September 2001, we opened our seventh branch and in January 2000, we implemented imaged statements. These events produced initial first year expenses during fiscal 2001 that did not recur in fiscal 2002.

     Income Taxes. Income tax expense was $2.2 million for the year ended September 30, 2002 compared to $1.8 million for the year ended September 30, 2001. The increase was the result of an increase in pretax income and an increase in our effective tax rate. Our effective tax rate was 36.2% for the year ended September 30, 2002 and 35.2% for the year ended September 30, 2001. The increase in the effective tax rate in 2002 was primarily due to an increase in non-deductible expenses over the prior year.

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

     Net Interest Income. Net interest income was $12.3 million for the year ended September 30, 2001, as compared to $13.2 million for the year ended September 30, 2000, representing a decrease of $900,000, or 6.8%. During the year ended September 30, 2001, average net interest-earning assets decreased by $10.7 million from $66.3 million at September 30, 2000 to $55.6 million at September 30, 2001. The decrease in net earning assets resulted primarily from the $17.0 million return of capital dividend which was paid to stockholders on October 2, 2000. The average balance of interest-earning assets decreased by $500,000, or 0.2%, from $321.9 million for the year ended September 30, 2000 to $321.4 million for the year ended September 30, 2001. The average balances of loans and interest-bearing overnight deposits increased but were more than offset by a decrease in investment securities. In addition, the average balance of interest-bearing liabilities increased by $10.2 million, or 4.0%, from $255.6 million for the year ended September 30, 2000 to $265.8 million for the year ended September 30, 2001 primarily due to an increase in the average balance of deposits which was partially offset by a decrease in FHLB advances. Net interest income was diminished by a decrease in our interest rate spread from 3.16% for the year ended September 30, 2000 to 3.02% for the year ended September 30, 2001. During the year ended September 30, 2001, the Federal Reserve dropped interest rates eight times, and the prime interest rate decreased 350 basis points from 9.50% on September 30, 2000 to 6.00% on September 20, 2001. The average prime rate for the year ended September 30, 2001 was 8.01%, a decrease of 0.94% from 8.95%, the average for the year ended September 30, 2000. These interest rate decreases caused a greater reduction in the average yield which we earned on loans and interest-bearing deposits than in the average rates we paid on deposits and borrowed money during the year ended September 30, 2001.

     Interest Income. Total interest income was $24.6 million for the year ended September 30, 2001, as compared to $24.8 million for the year ended September 30, 2000, representing a decrease of $200,000, or 0.8%. This decrease was attributable to the 5 basis point decrease in the average yield on interest-earning assets and a $500,000 decrease in the average balance of interest-earning assets during the year.

     Interest on loans receivable increased by $600,000, or 3.2%, from $18.5 million for the year ended September 30, 2000 to $19.1 million for the year ended September 30, 2001. The average yield on loans receivable decreased 8 basis points from 8.43% for the year ended September 30, 2000 to 8.35% for the year ended September 30, 2001. The decrease resulted primarily from the eight decreases in the prime rate during the year. The average balance of loans receivable for the year September 30, 2001 increased by $9.7 million, or 4.4%, from $219.4 million for the year ended September 30, 2000 to $229.1 million for the year ended September 30, 2001. We were successful in growing commercial loans this year. At September 30, 2001, commercial loans totaled $56.9 million and accounted for 24.5% of the total loan portfolio compared to outstanding balances of $42.9 million at September 30, 2000 which accounted for 18.1% of the total loan portfolio. One-to-four residential loans decreased $11.1 million, or 11.3% from $98.0 million at September 30, 2000 to $86.9 million at September 30, 2001. The percentage of one-to four family mortgage loans to total loans decreased from 41.3% at September 30, 2000 to 37.3% at September 30, 2001. The lower rate environment has increased mortgage originations which has resulted in more loan sales.

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

     The allowance for loan losses at September 30, 2001 and September 30, 2000 was $3.6 million and $3.5 million, respectively. As a result of our continued shift toward higher risk commercial, consumer and home equity loans as well as the decline in the local and regional economy, the ratio of the allowance for the loan losses to total loans increased to 1.60% at September 30, 2001 compared to 1.56% at September 30, 2000.

     Other Income. Total other income was $2.4 million for the year ended September 30, 2001, as compared to $1.6 million for the year ended September 30, 2000, representing an increase of $800,000, or 50.0%. As interest rates decreased during the year ended September 30, 2001, mortgage loan volumes increased sharply, and mortgage banking income, net increased $724,000, or 536.3% over the prior year. We continued to sell the long-term fixed-rate mortgage loans that were originated. During the years ended September 30, 2001 and 2000, we sold $47.9 million and $18.7 million of mortgage loans and recorded net mortgage banking income of $859,000 and $135,000, respectively. Customer service fees on loan and deposit accounts increased by $142,000, or 25.0%, from $569,000 for the year ended September 30, 2000 to $711,000 for the year ended September 30, 2001. This increase resulted from growth in the number of transaction accounts and fee pricing adjustments during the year.

     Operating Expenses. Total operating expenses increased by $800,000, or 9.5%, from $8.4 million for the year ended September 30, 2000 to $9.2 million for the year ended September 30, 2001. Compensation and related benefits increased by $300,000, or 5.1%, from $5.9 million for the year ended September 30, 2000 to $6.2 million for the year ended September 30, 2001, due to an increase in expense attributable to normal salary increases and an increase in the number of employees. Occupancy and equipment expense increased $300,000, or 30.0% from $1.0 million for the year ended September 30, 2000 to $1.3 million for the year ended September 30, 2001. Most of this increase was additional depreciation expense for the new branch and imaging hardware and software which was not present in the prior year. Real estate operations, net expense was $71,000 for the year ended September 30, 2001. These expenses were incurred to own and operate the other real estate owned that was acquired through foreclosure during the year. In the year ended September 30, 2000, the Company had recognized a net gain on the sale of other real estate owned of $149,000. Other operating expenses increased $200,000, or 13.3%, from $1.5 million for the year ended September 30, 2000 to $1.7 million for the year ended September 30, 2001. These increased expenses are generally attributable to the growth of the Company including the operating expenses associated with the Bank's seventh branch which opened on September 27, 2000.

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

ACCOUNTING MATTERS

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations", and Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria which must be met for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that identifiable intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The adoption of SFAS No. 141 and SFAS No. 142 did not have a material effect on the Company's consolidated financial statements other than providing enhanced disclosures for mortgage servicing rights. For the periods presented herein, the Company had no goodwill and had no intangible assets related to deposit and branch purchase acquisitions.

     On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of), it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of FASB Opinion No. 30 (Reporting the Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions) for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of disposal transactions on the ongoing operations of an entity. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Adoption of SFAS No. 144 is not expected to have a material impact on the Company's consolidated financial statements.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (SFAS No. 146), "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Those costs include, but are not limited to, the following: a) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract (hereinafter referred to as one-time termination benefits), b) costs to terminate a contract that is not a capital lease and c) costs to consolidate facilities or relocate employees. This Statement does not apply to costs associated with the retirement of a long-lived asset covered by FASB Statement No. 143, "Accounting for Asset Retirement Obligations." A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The impact of adoption on the Company is not known at this time.

     In September 2002, the FASB issued Statement of Financial Accounting Standards No. 147 (SFAS No. 147), "Accounting for Certain Financial Institutions", which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of Statement 141, "Business Combinations". SFAS No. 147 requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of Statement 72 (SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions", which was adopted in February 1983 to address financial institutions acquisitions during a period when many of such acquisitions involved "troubled" institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 is generally effective immediately and provides guidance with respect to amortization and impairment of intangibles recognized in connection with acquisitions previously within the scope of SFAS No. 72. Adoption of SFAS No. 147 will not impact the Company as the Company has no goodwill and no intangible assets related to deposit and branch acquisitions.

     In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple events. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002. The impact of adoption on the Company is not known at this time.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
1st State Bancorp, Inc.
Burlington, North Carolina:


We have audited the accompanying consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st State Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                         /s/ KPMG LLP






Greensboro, North Carolina
October 24, 2002

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets
                           September 30, 2002 and 2001

                      ASSETS                                             2002          2001
                                                                      ---------     --------
                                                                      (Dollars in thousands)

Cash and cash equivalents                                             $  18,865       25,981
Investment securities:
     Held to maturity (fair value of $11,558 and $12,495
        at September 30, 2002 and 2001, respectively)                    11,114       12,169
     Available for sale (cost of $77,213 and $54,689 at
        September 30, 2002 and 2001, respectively)                       78,572       55,527
Loans held for sale, at lower of cost or fair value                       6,798        3,291
Loans receivable                                                        223,779      225,897
Less allowance for loan losses                                           (3,732)      (3,612)
                                                                      ---------     --------
                 Net loans receivable                                   220,047      222,285
                                                                      ---------     --------
Federal Home Loan Bank stock, at cost                                     1,750        1,650
Real estate owned                                                           183        1,981
Premises and equipment                                                    7,972        8,414
Accrued interest receivable                                               2,272        2,542
Other assets                                                              2,896        2,952
                                                                      ---------     --------
                 Total assets                                         $ 350,469      336,792
                                                                      =========     ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposit accounts                                                 $ 260,667      248,370
     Advances from Federal Home Loan Bank                                20,000       20,000
     Advance payments by borrowers for property taxes and insurance          54           82
     Dividend payable                                                       241          263
     Other liabilities                                                    7,938        4,433
                                                                      ---------     --------
                 Total liabilities                                      288,900      273,148
                                                                      ---------     --------
Stockholders' equity:
     Preferred stock, $0.01 par value. Authorized 1,000,000 shares;
        none issued                                                          --           --
     Common stock, $0.01 par value. Authorized 7,000,000 shares;
         3,008,682 and 3,289,607 shares issued and outstanding at
        September 30, 2002 and 2001, respectively                            33           33
     Additional paid-in capital                                          35,623       35,588
     Unallocated ESOP shares                                             (3,739)      (4,373)
     Unearned compensation - management recognition plan                     --         (518)
     Deferred compensation payable in treasury stock                      5,466        4,173
     Treasury stock                                                     (11,899)      (4,173)
     Retained income - substantially restricted                          35,258       32,404

     Accumulated other comprehensive income - net
        unrealized gain on investment securities available for sale         827          510
                                                                      ---------     --------
                 Total stockholders' equity                              61,569       63,644
                                                                      ---------     --------
                 Total liabilities and stockholders' equity           $ 350,469      336,792
                                                                      =========     ========

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                  Years ended September 30, 2002, 2001 and 2000
                (Dollars in thousands, except per share amounts)

                                                          2002        2001        2000
                                                       --------     -------     -------
Interest income:
     Interest and fees on loans                        $ 14,532      19,122      18,500
     Interest and dividends on investments                5,290       4,695       5,509
     Overnight deposits                                     240         763         775
                                                       --------     -------     -------
                 Total interest income                   20,062      24,580      24,784
                                                       --------     -------     -------
Interest expense:
     Deposit accounts                                     6,644      11,178      10,158
     FHLB advances                                        1,129       1,128       1,438
                                                       --------     -------     -------
                 Total interest expense                   7,773      12,306      11,596
                                                       --------     -------     -------
                 Net interest income                     12,289      12,274      13,188
Provision for loan losses                                  (240)       (240)       (240)
                                                       --------     -------     -------
                 Net interest income after provision
                    for loan losses                      12,049      12,034      12,948
                                                       --------     -------     -------
Other income:
     Loan servicing fees                                     22          21          91
     Customer service fees                                  909         711         569
     Commission from sales of annuities and mutual
        funds                                               450         598         581
     Mortgage banking income, net                         1,124         859         135
     Securities gains, net                                   47          18          --
     Other                                                  201         195         178
                                                       --------     -------     -------
                 Total other income                       2,753       2,402       1,554
                                                       --------     -------     -------
Operating expenses:
     Compensation and related benefits                    6,019       6,181       5,944
     Occupancy and equipment                              1,299       1,260       1,037
     Real estate operations, net                            (55)         71        (149)
     Other expenses                                       1,583       1,716       1,544
                                                       --------     -------     -------
                 Total operating expenses                 8,846       9,228       8,376
                                                       --------     -------     -------
                 Income before income taxes               5,956       5,208       6,126
Income taxes                                              2,154       1,835       2,140
                                                       --------     -------     -------
                 Net income                            $  3,802       3,373       3,986
                                                       ========     =======     =======
Net income per share:
     Basic                                             $   1.25        1.12        1.35
     Diluted                                               1.21        1.06        1.32

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                 Years ended September 30, 2002, 2001, and 2000
              (Dollars in thousands, except for per share amounts)

                                                                                                                   DEFERRED
                                                                                                                 COMPENSATION
                                                                                     UNALLOCATED      UNEARNED    PAYABLE IN
                                                       COMMON        ADDITIONAL         ESOP       COMPENSATION    TREASURY
                                                       STOCK      PAID-IN CAPITAL      SHARES           MRP         STOCK
                                                       ------     ---------------    -----------   ------------  ------------
Balance at September 30, 1999                             32          49,216         (4,470)             --        2,373
Comprehensive income:
    Net income                                            --              --             --              --           --
    Other comprehensive loss-unrealized loss
      on securities available for sale net
      of income tax benefit of $21                        --              --             --              --           --
         Total comprehensive income
Shares issued for MRP                                      1           2,331             --          (2,332)          --
Vesting of MRP shares                                     --              --             --           1,036           --
Allocation of ESOP shares                                 --               4            563              --           --
Deferred compensation                                     --              --             --              --          306
Treasury stock held for deferred
    compensation                                          --              --             --              --           --
Return of capital dividend ($5.17 per share)              --         (15,964)        (1,043)             --           --
Cash dividends declared ($0.32 per share)                 --              --             --              --           --
Cash dividends on unallocated ESOP and
    unvested MRP shares                                   --              --             --              --           --
                                                      ------        --------        -------         -------       ------
Balance at September 30, 2000                             33          35,587         (4,950)         (1,296)       2,679

Comprehensive income:
    Net income                                           --              --             --              --           --
    Other comprehensive loss-unrealized gain
      on securities available for sale net
      of income tax benefit of $431                      --              --             --              --           --
           Total comprehensive income
Vesting of MRP shares                                    --              --             --             778           --
Allocation of ESOP shares                                --               1            577              --           --
Deferred compensation                                    --              --             --              --        1,494
Treasury stock held for deferred
    compensation                                         --              --             --              --           --
Cash dividends declared ($0.32 per share)                --              --             --              --           --
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                              --              --             --              --           --
                                                     ------        --------        -------         -------       ------
Balance at September 30, 2001                            33          35,588         (4,373)           (518)       4,173

                                                                                         ACCUMULATED
                                                                                            OTHER               TOTAL
                                                           TREASURY         RETAINED    COMPREHENSIVE         STOCKHOLDERS'
                                                            STOCK             INCOME     INCOME (LOSS)           EQUITY
                                                          ------------      ---------   --------------        ------------
Balance at September 30, 1999                              (2,373)           26,960            (123)             71,615
Comprehensive income:
    Net income                                                 --             3,986              --               3,986
    Other comprehensive loss-unrealized loss
      on securities available for sale net
      of income tax benefit of $21                             --                --             (41)                (41)
                                                                                                                -------
        Total comprehensive income                                                                                3,945
                                                                                                                -------
Shares issued for MRP                                          --                --              --                  --
Vesting of MRP shares                                          --                --              --               1,036
Allocation of ESOP shares                                      --                --              --                 567
Deferred compensation                                          --                --              --                 306
Treasury stock held for deferred
    compensation                                             (306)               --              --                (306)
Return of capital dividend ($5.17 per share)                   --                --              --             (17,007)
Cash dividends declared ($0.32 per share)                      --            (1,032)             --              (1,032)
Cash dividends on unallocated ESOP and
    unvested MRP shares                                        --                85              --                  85
                                                          -------          --------           -----            --------
Balance at September 30, 2000                              (2,679)           29,999            (164)             59,209

Comprehensive income:
    Net income                                                 --             3,373              --               3,373
    Other comprehensive loss-unrealized gain
      on securities available for sale net
      of income tax benefit of $431                            --                --             674                 674
                                                                                                               --------
           Total comprehensive income                                                                             4,047
                                                                                                               --------
Vesting of MRP shares                                          --                --              --                 778
Allocation of ESOP shares                                      --                --              --                 578
Deferred compensation                                          --                --              --               1,494
Treasury stock held for deferred
    compensation                                           (1,494)               --              --              (1,494)
Cash dividends declared ($0.32 per share)                      --            (1,053)             --              (1,053)
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                                    --                85              --                  85
                                                          -------          --------           -----            --------
Balance at September 30, 2001                              (4,173)           32,404             510              63,644

                                                                                                             (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

              For the Years Ended September 30, 2001, 2000 and 1999 (dollars in thousands, except for per share amounts)

                                                                                                                 DEFERRED
                                                                                                                COMPENSATION
                                                                                    UNALLOCATED      UNEARNED   PAYABLE IN
                                                      COMMON        ADDITIONAL         ESOP       COMPENSATION    TREASURY
                                                      STOCK      PAID-IN CAPITAL      SHARES           MRP          STOCK
                                                      ------     ---------------    -----------   ------------  ------------
Balance at September 30, 2001                            33          35,588         (4,373)           (518)         4,173

Comprehensive income:
    Net income                                           --              --             --              --             --
    Other comprehensive loss-unrealized gain
      on securities available for sale net
      of income taxes of $204                            --              --             --              --             --
        Total comprehensive income
Vesting of MRP shares                                    --              --             --             518             --
Allocation of ESOP shares                                --              35            634              --             --
Deferred compensation                                    --              --             --              --          1,293
Treasury stock held for deferred
    compensation                                         --              --             --              --             --
Acquisition of treasury shares                           --              --             --              --             --
Cash dividends declared ($0.32 per share)                --              --             --              --             --
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                              --              --             --              --             --
                                                     ------        --------        -------         -------         ------
Balance at September 30, 2002                            33          35,623         (3,739)             --          5,466
                                                     ======        ========        =======         =======         ======

                                                                                               ACCUMULATED
                                                                                                   OTHER               TOTAL
                                                             TREASURY           RETAINED      COMPREHENSIVE         STOCKHOLDERS'
                                                              STOCK              INCOME       INCOME (LOSS)           EQUITY
                                                            ---------          ---------     --------------        ------------
Balance at September 30, 2001                                (4,173)             32,404               510              63,644
Comprehensive income:
    Net income                                                   --               3,802                --               3,802
    Other comprehensive loss-unrealized gain
      on securities available for sale net
      of income taxes of $204                                    --                  --               317                 317
                                                                                                                     --------
        Total comprehensive income                                                                                      4,119
                                                                                                                     --------
Vesting of MRP shares                                            --                  --                --                 518
Allocation of ESOP shares                                        --                  --                --                 669
Deferred compensation                                            --                  --                --               1,293
Treasury stock held for deferred
    compensation                                             (1,293)                 --                --              (1,293)
Acquisition of treasury shares                               (6,433)                 --                --              (6,433)
Cash dividends declared ($0.32 per share)                        --              (1,030)               --              (1,030)
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                                      --                  82                --                  82
                                                            -------            --------             -----            --------
Balance at September 30, 2002                               (11,899)             35,258               827              61,569
                                                            =======            ========             =====            ========

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                 Years ended September 30, 2002, 2001, and 2000

                                                                  2002         2001       2000
                                                               --------     -------     -------
                                                                     (Dollars in thousands)
Cash flows from operating activities:
     Net income                                                $  3,802       3,373       3,986
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Provision for loan losses                                240         240         240
           Depreciation                                             646         619         477
           Deferred income tax expense (benefit)                    (25)         (4)        153
           Amortization of premiums and discounts, net              (45)        (20)        (27)
           Deferred compensation                                    313         270         232
           Release of ESOP shares                                   669         578         567
           Vesting of MRP shares and dividends on
              unvested MRP shares                                   712       1,047       1,049
           Loan origination fees and unearned discounts
              deferred, net of current amortization                 (68)        (67)        150
           Net (gain) loss on loans available for sale              (62)        214         305
           Gain on sale of investment securities
              available for sale                                    (47)        (18)         --
           Net loss (gain) on sale of other real estate               1          --        (148)
           Proceeds from loans held for sale                     62,712      47,936      18,696
           Originations of loans held for sale                  (66,157)    (46,594)    (17,490)
           Decrease (increase) in other assets                     (123)        173        (850)
           Decrease (increase) in accrued interest
              receivable                                            270         111          (1)
           Increase (decrease) in other liabilities               4,275        (328)       (251)
                                                               --------     -------     -------
                 Net cash provided by operating activities        7,113       7,530       7,088
                                                               --------     -------     -------
Cash flows from investing activities:
     Proceeds from sale of FHLB stock                                --          --         290
     Purchase of FHLB stock                                        (100)         --        (680)
     Purchases of investment securities held to
        maturity                                                 (5,959)     (1,165)     (3,996)
     Purchases of investment securities available for
        sale                                                    (95,403)    (62,520)         --
     Proceeds from sales of investment securities
        available for sale                                        1,818       4,011          --
     Proceeds from maturities and issuer calls
        of investment securities available for sale              71,162      13,852       1,228
     Proceeds from maturities and issuer calls
        of investment securities held to maturity                 7,005      56,253      21,014
     Net decrease (increase) in loans receivable                  3,630        (158)    (23,594)
     Proceeds from disposal of real estate acquired in
        settlement of loans                                         227          --         148
     Purchases of premises and equipment                           (204)       (580)     (1,102)
                                                               --------     -------     -------
                 Net cash provided (used) in
                    investing activities                        (17,824)      9,693      (6,692)
                                                               --------     -------     -------

                     1ST STATE BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                 Years ended September 30, 2002, 2001, and 2000

                                                                  2002         2001       2000
                                                               --------     -------     -------
                                                                     (Dollars in thousands)
Cash flows from financing activities:
     Net increase (decrease) in deposits                       $ 12,297      (6,035)     20,310
     Decrease in advance payments by
        borrowers for property taxes and insurance                  (28)        (69)        (82)
     Advances from Federal Home Loan Bank                        49,000       5,000      36,000
     Repayments of advances from Federal Home
        Loan Bank                                               (49,000)     (5,000)    (38,000)
     Purchase of treasury stock                                  (7,726)     (1,494)       (306)
     Dividends paid on common stock                                (948)    (16,751)       (868)
                                                               --------     -------     -------

                 Net cash provided (used) by financing
                    activities                                    3,595     (24,349)     17,054
                                                               --------     -------     -------

                 Net increase (decrease) in cash
                    and cash equivalents                         (7,116)     (7,126)     17,450
Cash and cash equivalents at beginning of year                   25,981      33,107      15,657
                                                               --------     -------     -------

Cash and cash equivalents at end of year                       $ 18,865      25,981      33,107
                                                               ========     =======     =======

Payments are shown below for the following:
     Interest                                                  $  7,778      12,137      11,450
     Income taxes                                                 1,819       1,563       2,755
Noncash activities:
     Cash dividends declared but not paid                      $    241         244         240
     Cash dividends on unallocated ESOP shares                       76          65          72
     Return of capital dividend declared but
        not paid                                                     --          --      17,007
     Common stock issued for MRP                                     --          --       2,332
     Unrealized gains (losses) on available for
        sale securities                                             521       1,105         (62)
     Loans originated in sale of real estate                      2,250          --          --
     Transfer from loans held for sale to loans
        receivable                                                   --         686       5,099
     Transfer of land from other assets to premises
        and equipment                                                --          --         545
     Transfer from loans to real estate acquired
        in settlement of loans                                      347       1,981          --

See accompanying notes to consolidated financial statements

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000


(1)  SIGNIFICANT ACCOUNTING POLICIES

     (a)  ORGANIZATION AND DESCRIPTION OF BUSINESS

          1st State Bancorp, Inc. (the Company or the Parent) is a bank holding company formed in connection with the April 1999 conversion (the Conversion) of 1st State Bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered commercial bank, which now operates as a wholly owned subsidiary of the Parent under the name of 1st State Bank (the Bank). The Bank has one wholly owned subsidiary, First Capital Services Company, LLC (First Capital). The Bank is primarily engaged in the business of obtaining deposits and providing mortgage, commercial and consumer loans to the general public. First Capital is engaged primarily in the sale of annuities, mutual funds and insurance products on an agency basis. The principal activity of the Parent is ownership of the Bank.

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

     (d)  CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing overnight deposits with the Federal Home Loan Bank (FHLB) of Atlanta, and federal funds sold. At September 30, 2002 and 2001, interest-bearing overnight deposits were $10,069,000 and $19,527,000, respectively.

     (e)  INVESTMENT SECURITIES

          Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held to maturity or trading securities are classified as available for sale and reported at fair value, with net unrealized gains and losses net of related taxes excluded from earnings and reported as accumulated other comprehensive income (loss) within stockholders' equity. The classification of investment securities as held to maturity, trading, or available for sale is determined at the date of purchase.

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

                       September 30, 2002, 2001, and 2000

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

          Management's evaluation of the adequacy of the allowance is based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Company's market area. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize changes to the allowance based on their judgments about information available to them at the time of their examinations.

          For all specifically reviewed loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement, the Company determines impairment by computing a fair value either based on discounted cash flows using the loans' initial interest rate

                                                                     (Continued)
                                       29

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

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

          When the carrying value of real estate exceeds its fair value, less cost to sell, an allowance for loss on real estate is established and a provision for loss on real estate is charged to other expenses. At September 30, 2002, the Company owned one parcel of real estate acquired in settlement of loans totaling $183,000. At September 30 2001, the Company owned two parcels of real estate acquired in settlement of loans totaling $1,981,000.

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

     (m)  EMPLOYEE STOCK OWNERSHIP PLAN

          The Company has an employee stock ownership plan (the ESOP) which covers substantially all of its employees. The ESOP purchased shares of the Company's common stock after the Conversion using funds from a loan by the Company to the ESOP. The shares purchased by the ESOP are held in a suspense account as collateral for the loan, and are released from the suspense account and allocated to participants as scheduled principal and interest payments are made. The Company makes an annual contribution to the ESOP in an amount sufficient to make the scheduled principal and interest payments on the loan. The Company records a charge to its income statement in an amount equal to the fair value of the shares that are committed to be released from the suspense account each period in accordance with the terms of the ESOP and the related ESOP loan agreement.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     (n)  MORTGAGE SERVICING RIGHTS

          The rights to service mortgage loans for others are included in other assets on the consolidated balance sheet. Mortgage servicing rights
          (MSRs) are capitalized based on the allocated cost which is determined when the underlying loans are sold. MSRs are amortized over a period which approximates the life of the underlying loan as an adjustment of servicing income. Impairment reviews of MSRs are performed on a quarterly basis. As of September 30, 2002 and 2001, no valuation was required and the activity related to MSRs is summarized as follows:

                                                           2002            2001
                                                           ----            ----
                                                          (Dollars in thousands)
Balance at beginning of year                              $ 209             154
Additions of MSRs                                           238             117
Amortization of MSRs                                        (77)            (62)
                                                          -----            ----
Balance at end of year                                    $ 370             209
                                                          =====            ====

     (o)  EARNINGS PER SHARE

          For purposes of computing basic and diluted earnings per share, weighted average shares outstanding excludes unallocated ESOP shares that have not been committed to be released. The deferred compensation obligation discussed in note 12 that is funded with shares of the Company's common stock has no net impact on the Company's earnings per share computations. Diluted earnings per share includes the potentially dilutive effects of the Company's benefit plans. There were no antidilutive stock options for the years ended September 30, 2002, 2001, and 2000. A reconciliation of the denominators of the basic and diluted earnings per share computation is as follows:

                                              2002             2001            2000
                                           -----------     ----------     ----------
                                                    (Dollars in thousands)
Net income                                 $     3,802          3,373          3,986
                                           ===========     ==========     ==========
Average shares issued and
     outstanding                             3,270,471      3,289,607      3,203,447
        Less: unvested MRP shares              (28,795)       (70,841)       (26,881)
        Less: unallocated ESOP shares         (207,261)      (198,299)      (216,353)
                                           -----------     ----------     ----------
Average basic shares for earnings
     per share                               3,034,415      3,020,467      2,960,213
        Add: unvested MRP shares                28,795         70,841         26,881
        Add: potential common stock
           pursuant to stock option plan        90,988         76,593         38,598
                                           -----------     ----------     ----------
Average diluted shares for earnings
     per share                               3,154,198      3,167,901      3,025,692
                                           ===========     ==========     ==========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     (p)  STOCK OPTION PLAN

          The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

     (q)  COMPREHENSIVE INCOME

          Comprehensive income consists of net income and other comprehensive income and is presented in the statements of stockholders' equity and comprehensive income. The Company's other comprehensive income for the years ended September 30, 2002, 2001, and 2000 and accumulated other comprehensive income as of September 30, 2002 and 2001 are comprised solely of unrealized gains and losses on investments in available for sale securities. Other comprehensive income for the years ended September 30, 2002, 2001, and 2000 follows:

                                             2002     2001     2000
                                             ----     ----     ----
                                              (Dollars in thousands)
Unrealized holding gains (losses)
     arising during period, net of tax      $ 347      685      (41)
Reclassification adjustment for
     realized gains, net of tax               (30)     (11)      --
                                            -----     ----     ----
Unrealized gains (losses) on
     securities, net of applicable income
     taxes                                  $ 317      674      (41)
                                            =====     ====     ====

     (r)  DISCLOSURES REGARDING SEGMENTS

          The Company reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Company and its subsidiaries as a single enterprise.

     (s)  RECLASSIFICATIONS

          Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform with the presentation adopted in
          2002. Such reclassifications did not change net income or stockholders' equity as previously reported.

     (t)  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

          In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Certain Hedging Activities. In June 1999, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133. SFAS No. 133 and SFAS

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

          No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether the derivative qualifies for hedge accounting. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000. The Company adopted SFAS No. 133, as amended by SFAS No. 138, on October 1, 2000.

          On September 30, 2001 and October 1, 2000, the Company had no embedded derivative instruments requiring separate accounting treatment and had identified commitments to originate fixed-rate loans conforming to secondary market standards as its only freestanding derivative instruments. The Company does not currently engage in hedging activities. The commitments to originate fixed rate conforming loans totaled $2,157,000 and $1,114,000 at September 30, 2001 and October 1, 2000, respectively. The fair value of these commitments was immaterial on these dates and therefore the adoption of SFAS No. 133 on October 1, 2000, as well as the impact of applying SFAS No. 133 at September 30, 2001 was not material to the Company's consolidated financial statements. The Company had no commitments to originate fixed-rate conforming loans at September 30, 2002.

(2)  CONVERSION TO STOCK FORM OF OWNERSHIP

     On August 11, 1998, the board of directors of the Bank adopted the Plan of Conversion (the Plan). Immediately upon completion of the Conversion, 1st State Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank and subsequently converted from a state chartered stock savings bank to a state chartered commercial bank and became the wholly owned subsidiary of 1st State Bancorp, Inc. The Company was incorporated in November 1998 as a Virginia corporation to serve as the Bank's holding company, and prior to April 23, 1999 had no operations and insignificant assets and liabilities. In addition, pursuant to the Plan of Conversion, the Company sold 2,975,625 shares of its $.01 par value common stock for $16.00 per share. Gross proceeds of the offering totaled
     $47,610,000, and expenses associated with the Conversion totaled approximately $1,363,000.

     In addition, pursuant to the Plan, the Company established 1st State Bank Foundation, Inc. (the Foundation). In connection with the Conversion, 187,500 additional shares of common stock of the Company (valued at $3,000,000) were issued and donated to the Foundation. The Foundation is dedicated to charitable and educational purposes within the Bank's market area.
                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

(3)  INVESTMENT SECURITIES

     Investment securities consist of the following:

                                                         SEPTEMBER 30, 2002
                                       -----------------------------------------------------------
                                       AMORTIZED      UNREALIZED         UNREALIZED          FAIR
                                         COST           GAINS              LOSSES           VALUE
                                       ----------     ----------         ----------         ------
                                                    (Dollars in thousands)
Held to maturity:
     U.S. Government and
        agency securities              $ 8,430           311                 --              8,741
     Municipal bonds                     2,670           133                 --              2,803
     Collateralized mortgage
        obligations                         14            --                 --                 14
                                       -------         -----               ----             ------
                 Total                 $11,114           444                 --             11,558
                                       =======         =====               ====             ======
Available for sale:
     U.S. Government and
        agency securities              $77,213         1,359                 --             78,572

                                                         SEPTEMBER 30, 2001
                                       -----------------------------------------------------------
                                       AMORTIZED      UNREALIZED         UNREALIZED          FAIR
                                         COST           GAINS              LOSSES           VALUE
                                       ----------     ----------         ----------         ------
                                                    (Dollars in thousands)
Held to maturity:
     U.S. Government and
        agency securities              $10,986           324                  --           11,310
     Municipal bonds                     1,164             4                   2            1,166
     Collateralized mortgage
        obligations                         19            --                  --               19
                                       -------          ----                ----          -------
                 Total                 $12,169           328                   2           12,495
                                       =======          ====                ====          =======
Available for sale:
     U.S. Government and
        agency securities              $54,689           838                  --           55,527

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     Following is a summary of investments in debt securities by maturity at September 30, 2002. Collateralized mortgage obligations do not have single maturity dates and are not included below.

                                                         AMORTIZED         FAIR
                                                           COST            VALUE
                                                         ---------        ------
                                                         (Dollars in thousands)
Held to maturity:
     Within one year                                      $ 1,000          1,021
     After one but within five years                        6,932          7,183
     After five but within ten years                        2,711          2,855
     After ten years                                          457            485
                                                          -------        -------
                 Total                                    $11,100         11,544
                                                          =======        =======
Available for sale:
     Within one year                                           --             --
     After one but within five years                       17,970         18,291
     After five but within ten years                       58,243         59,281
     After ten years                                        1,000          1,000
                                                          -------        -------
                 Total                                    $77,213         78,572
                                                          =======        =======

     During the years ended September 30, 2002 and 2001, the Company recognized gross gains on the sale of investment securities available for sale of approximately $47,000 and 18,000, respectively.

     At September 30, 2002, U.S. Government securities with an amortized cost of approximately $18,306,000 were pledged as collateral for certain deposit accounts.
                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

(4)  LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                              SEPTEMBER 30
                                                        -----------------------
                                                            2002          2001
                                                        ---------      --------
                                                         (Dollars in thousands)
Real estate loans:
     One-to-four family residential                     $  66,708        86,886
     Commercial real estate and other properties           34,431        40,957
     Home equity and property improvement                  24,878        22,167
     Construction loans                                    33,080        19,230
                                                        ---------      --------
                 Total real estate loans                  159,097       169,240
                                                        ---------      --------
Other loans:
     Commercial                                            72,061        56,938
     Consumer                                               7,117         6,583
                                                        ---------      --------
                 Total other loans                         79,178        63,521
                                                        ---------      --------
Less:
     Construction loans in process                        (14,273)       (6,573)

     Net deferred loan origination fees                      (223)         (291)
                                                        ---------      --------
                 Net loans receivable before
                    allowance for loan losses             223,779       225,897
     Allowance for loan losses                             (3,732)       (3,612)
                                                        ---------      --------
                 Loans receivable, net                  $ 220,047       222,285
                                                        =========      ========

     The recorded investment in individually impaired loans was approximately $3,718,000 (all of which were on nonaccrual status) and $2,500,000 (of which $433,000 was on nonaccrual status) at September 30, 2002 and 2001, respectively. The related allowance for loan losses on these loans was $163,000 and $45,000 at September 30, 2002 and 2001, respectively. The average recorded investment in impaired loans during the year ended September 30, 2002 was $3,486,000 and income of $187,000 was recognized during the year while the loans were impaired. The average recorded investment in impaired loans during the year ended September 30, 2001 was $1,800,000 and income of $38,000 was recognized during the year while the loans were impaired. The average recorded investment in impaired loans during the year ended September 30, 2000 was $1,700,000, and the income recognized during the year was $48,000.

     The Company grants residential, construction, commercial real estate, home equity and other loans to customers primarily throughout its market area of Alamance County, which includes the cities of Burlington, Mebane and Graham. As reflected in the summary of loans receivable at September 30, 2002 and 2001, a significant component of the Company's loan portfolio consists of lower-risk, one-to-four family residential loans. The higher risk components of the loan portfolio consist of real estate construction loans, commercial real estate loans and commercial loans for which repayment is dependent on the current real estate market and general economic conditions. The consumer portfolio generally consists of smaller

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     loans to individuals in the Company's primary market area and can also be affected by general economic conditions.

     The Company's nonaccrual loans amounted to approximately $4,204,000 and $878,000 at September 30, 2002 and 2001, respectively. If the Company's nonaccrual loans had been current in accordance with their original terms, gross interest income of approximately $271,000, $86,000, and $265,000 would have been recorded for the years ended September 30, 2002, 2001, and 2000, respectively. Interest income on these loans included in net income was approximately $207,000, $38,000, and $58,000 for the years ended September 30, 2002, 2001, and 2000, respectively.

     Loans serviced for others at September 30, 2002 and 2001 were approximately $44,000,000 and $35,000,000, respectively.

     The Company grants residential, construction, commercial, and consumer loans to its officers, directors, and employees for the financing of their personal residences and for other personal purposes. The Company also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features.

     The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30:

                                                             2002         2001
                                                          --------      -------
                                                          (Dollars in thousands)

Balance at beginning of year                              $ 13,866       10,089
New loans                                                   10,452        1,754
Loans to director elected during fiscal year 2001               --        3,744
Repayments                                                  (8,329)      (1,721)
                                                          --------      -------
Balance at end of year                                    $ 15,989       13,866
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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     Off-balance sheet financial instruments whose contract amount represents credit and interest-rate risk are summarized as follows:

                                                                  September 30
                                                              ----------------------
                                                                2002       2001
                                                               -------    -------
                                                              (Dollars in thousands)
Commitments to originate new loans                             $ 1,435     9,119
Commitments to originate new loans held for sale                    --       241
Unfunded commitments to extend credit under existing equity
     line and commercial lines of credit                        56,200    56,907
Commercial letters of credit                                       266       256
Commitments to sell loans held for sale                         16,371     2,157


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

     Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2002, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

(5)  ALLOWANCE FOR LOAN LOSSES

     The following is a summary of the activity in the allowance for loan losses:

                                                    YEARS ENDED SEPTEMBER 30
                                                -------------------------------
                                                  2002        2001        2000
                                                -------      ------      ------
                                                      (Dollars in thousands)
Balance at beginning of year                    $ 3,612       3,536       3,454
Provision for loan losses                           240         240         240
Charge-offs                                        (121)       (168)       (164)
Recoveries                                            1           4           6
                                                -------      ------      ------
                 Net charge-offs                   (120)       (164)       (158)
                                                -------      ------      ------
                 Balance at end of year         $ 3,732       3,612       3,536
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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

(7)  PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                            SEPTEMBER 30
                                                     --------------------------
                                                        2002              2001
                                                     --------           -------
                                                        (Dollars in thousands)
Land                                                 $  2,777             2,777
Building and improvements                               6,181             6,181
Furniture and equipment                                 4,037             3,832
                                                     --------           -------
                                                       12,995            12,790
Less accumulated depreciation                          (5,023)           (4,376)
                                                     --------           -------
                 Total                               $  7,972             8,414
                                                     ========           =======

(8)  DEPOSIT ACCOUNTS

     A comparative summary of deposit accounts follows:

                                                                SEPTEMBER 30, 2002
                                                            ---------------------------
                                                                             WEIGHTED
                                                             BALANCE       AVERAGE RATE
                                                             -------       ------------
                                                               (Dollars in thousands)
Transactions accounts:
     Noninterest bearing accounts                           $ 13,527          0.00%
     Interest bearing accounts:
        Checking accounts                                     32,432          0.46%
        Money market accounts                                 21,360          1.21%
Passbook and statement savings accounts                       29,228          1.10%
Certificates of deposit                                      164,120          2.87%
                                                            --------
                 Total                                      $260,667          2.08%
                                                            ========
                                                                SEPTEMBER 30, 2001
                                                            ---------------------------
                                                                             WEIGHTED
                                                             BALANCE       AVERAGE RATE
                                                             -------       ------------
                                                               (Dollars in thousands)
Transactions accounts:
     Noninterest bearing accounts                           $ 10,985          0.00%
     Interest bearing accounts:
        Checking accounts                                     29,946          0.92%
        Money market accounts                                 21,631          3.04%
Passbook and statement savings accounts                       26,120          2.07%
Certificates of deposit                                      159,688          4.90%
                                                            --------
                 Total                                      $248,370          3.75%
                                                            ========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     Time deposits with balances of $100,000 or greater totaled approximately $49,195,000 and $37,500,000 at September 30, 2002 and 2001, respectively.

     At September 30, 2002, the scheduled maturities of certificate accounts were as follows (dollars in thousands):

           Year ending September 30:
               2003                        $128,629
               2004                          20,714
               2005                           5,290
               2006                           4,537
               2007                           4,950
                                           --------
                             Total         $164,120
                                           ========

     Interest expense on deposit accounts is summarized below:

                                                       YEARS ENDED SEPTEMBER 30
                                                    ----------------------------
                                                     2002       2001       2000
                                                     ----       ----       ----
                                                        (Dollars in thousands)
Interest-bearing transaction accounts               $  511      1,213      1,125
Passbook and statement savings accounts                414        597        631
Certificates of deposit                              5,719      9,368      8,402
                                                    ------    -------    -------
                 Total                              $6,644     11,178     10,158
                                                    ======    =======    =======

(9)  ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA

     Advances from the FHLB of Atlanta at September 30, 2002 and 2001 totaled $20,000,000 at a weighted average interest rate of 5.39%. The $20,000,000 advance will mature on February 13, 2008 and is callable on February 13, 2003.

     At September 30, 2002 and 2001, the Company had pledged all of its stock in the FHLB (see note 6) and entered into a security agreement with a blanket-floating lien pledging a substantial portion of its one-to-four family residential real estate loans to secure potential borrowings. Under an agreement with the FHLB, the Company must have qualifying, unencumbered collateral with principal balances, when discounted at 75% of the unpaid principal, at least equal to 100% of the Company's FHLB advances.

(10) STOCKHOLDERS' EQUITY AND RELATED MATTERS

     (a)  CAPITAL ADEQUACY

          The Company is regulated by the Board of Governors of the Federal Reserve Board (FRB) and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission.

          The Bank is regulated  by the Federal  Deposit  Insurance  Corporation
          (FDIC) and the North Carolina Commissioner of Banks (Commissioner). The Bank must comply with the capital requirements of

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

          the FDIC and the Commissioner. The FDIC requires the Bank to maintain minimum ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. To be "well capitalized," the FDIC requires ratios of Tier I capital to risk-weighted assets and total capital to risk-weighted assets of 6% and 10%, respectively. Tier I capital consists of total stockholders' equity calculated in accordance with generally accepted accounting principles less certain adjustments, and Total Capital is comprised of Tier I capital plus certain adjustments, the only one of which is applicable to the Company is the allowance for loan losses, subject to certain limitations. Risk-weighted assets reflect the Bank's on- and off-balance sheet exposures after such exposures have been adjusted for their relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to a leverage capital requirement, which calls for a minimum ratio of Tier I capital (as defined above) to quarterly average total assets of 3%, and a ratio of 5% to be "well capitalized."

          As summarized below, at September 30, 2002 and 2001, the Bank was in compliance with all of the aforementioned capital requirements. At September 30, 2002, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no events or conditions since September 30, 2002 that management believes have changed the Bank's category.

          As of September 30:

                                                                                               MINIMUM RATIOS
                                                                                         --------------------------
                                                                                                        TO BE WELL
                                                                                                        CAPITALIZED
                                                                                                        FOR PROMPT
                                  CAPITAL AMOUNT                     RATIO               FOR CAPITAL    CORRECTIVE
                                -------------------           -------------------         ADEQUACY        ACTION
                                2002           2001           2002           2001         PURPOSES       PURPOSES
                                ----           ----           ----           ----        ------------   -----------
                               (Dollars in thousands)
Tier I Capital (to risk-
     weighted assets)           $51,959       54,621          21.79%         24.08%          4.00%          6.00%
Total Capital
     (to risk-weighted
     assets)                     54,949       57,467          23.04%         25.33%          8.00%         10.00%
Leverage - Tier I Capital
     (to average assets)         51,959       54,621          15.00%         16.16%          3.00%          5.00%

          At September 30, 2002 and 2001, the Company was also in compliance with the regulatory capital requirements of the FRB, which are similar to those of the FDIC.

     (b)  TREASURY STOCK

          On August 20, 2002, the Company's board approved a stock repurchase plan authorizing the Company to repurchase up to 328,961 shares, or approximately 10% of the Company's outstanding common shares. As of September 30, 2002, the Company had repurchased 280,925 shares at a cost of $6,433,000 and had 48,036 shares remaining to be repurchased under the plan. Included in

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

          treasury shares at September 30, 2002 are 304,066 shares with a cost basis of $5,466,000 which are held in a rabbi trust for the Company's deferred compensation plan (see note 12).

     (c)  LIQUIDATION ACCOUNT

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

     (d)  DIVIDENDS

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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

(11) INCOME TAXES

     Components of income tax expense (benefit) consist of the following:

                                                  YEAR ENDED SEPTEMBER 30
                                           -------------------------------------
                                             2002           2001           2000
                                           -------         ------         ------
                                                   (Dollars in thousands)
Current:
     Federal                               $ 1,989          1,742          1,874
     State                                     140             97            113
                                           -------         ------         ------
                                             2,129          1,839          1,987
                                           -------         ------         ------
Deferred:
     Federal                                    43            (37)           137
     State                                     (18)            33             16
                                           -------         ------         ------
                                                25             (4)           153
                                           -------         ------         ------
                 Total                     $ 2,154          1,835          2,140
                                           =======         ======         ======

     A reconciliation of reported income tax expense for the years ended September 30, 2002 and 2001, to the amount of the income tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34% follows:

                                                       2002      2001      2000
                                                      ------   ------    ------
                                                        (Dollars in thousands)
Income tax expense at statutory rate                  $2,025    1,771     2,083
Increase in income taxes resulting from:
     State income taxes, net of federal benefit           81       86        85
     Other                                                48      (22)      (28)
                                                      ------   ------    ------
                 Income tax expense                   $2,154    1,835     2,140
                                                      ======   ======    ======

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     The significant components of deferred tax assets (liabilities), which are included in other assets, at September 30, 2002 and 2001, respectively, are:

                                                                      2002       2001
                                                                    -------    -------
                                                                   (Dollars in thousands)
Deferred tax assets:
     Allowance for loan losses                                      $ 1,394      1,325
     Deferred compensation                                            1,841      1,619
     Carryforward of charitable contributions                           255        469
     Other                                                                1          2
                                                                    -------    -------
                 Total gross deferred tax assets                      3,491      3,415
                                                                    -------    -------
     Less valuation allowance                                            58         45
                                                                    -------    -------
                 Deferred tax assets net of valuation allowance       3,433      3,370
                                                                    -------    -------
Deferred tax liabilities:
     Depreciable basis of fixed assets                                 (631)      (642)
     Tax basis of FHLB stock                                           (145)      (145)
     Net loan fees                                                     (267)      (231)
     Unrealized gains on investment securities available for sale      (532)      (328)
     Other                                                             (143)       (80)
                                                                    -------    -------
                 Total gross deferred tax liabilities                (1,718)    (1,426)
                                                                    -------    -------
                 Net deferred tax asset                             $ 1,715      1,944
                                                                    =======    =======

     The valuation allowance for deferred tax assets relates to the future state benefit of timing differences at the Parent as it is management's belief that realization of such deferred tax assets is not anticipated based upon the Parent's history of taxable income and estimates of future taxable income.

     The Company is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs significantly from the provisions for losses for financial reporting purposes. Under accounting principles generally accepted in the United States of America, the Company is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 2002, includes approximately $4,188,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reductions of such amounts for purposes other than tax bad debt losses could create income for tax purposes in certain remote instances, which would be subject to the then current corporate income tax rate.

(12) EMPLOYEE BENEFIT PLANS

     (a)  401(k) PLAN

          The Bank sponsors a 401(k) plan that covers all eligible employees. The Bank matches 100% of employee contributions, with the Bank's contribution limited to 3% of each employee's salary. Matching contributions are funded when accrued. Matching expense totaled approximately $54,000 in 2002, $56,000 in 2001, and $48,000 in 2000.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     (b)  DIRECTORS' AND EXECUTIVE OFFICERS' DEFERRED COMPENSATION PLAN

          Directors and certain executive officers participate in a deferred compensation plan, which was approved by the board of directors on September 24, 1997. This plan generally provides for fixed payments beginning after the participant retires. The plan provided for past service credits on September 24, 1997 for prior years' service up to nine years. Annual credits are made on September 30 provided that annual credits shall not be made for the benefit of nonemployee directors after 12 years of service credits. Each participant is fully vested in his account balance under the plan. In future years, directors may elect to defer directors' fees and executive officers may defer 25% of their salary and 100% of bonus compensation.

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

          The common stock purchased by the Company for this deferred compensation obligation is maintained in a rabbi trust (the Trust) on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Company.

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

          During the years ended  September 30, 2002,  2001,  and 2000,  expense
          related  to  this  plan  was   $313,000,   $270,000,   and   $232,000,
          respectively.

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

                       September 30, 2002, 2001, and 2000

          beginning with the third year of service. Up to five years of service has been credited for employment before October 1, 1998.

          Compensation expense is determined by multiplying the per share market price of the Company's stock by the number of shares to be released. Compensation expense related to the ESOP for the years ended September 30, 2002, 2001, and 2000 was $668,000, $579,000, and $567,000,
          respectively.

          The cost of the shares not yet committed to be released from collateral is shown as a reduction of stockholders' equity.
          Unallocated shares are not considered as outstanding shares for computation of earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the note payable and not as a reduction in retained earnings, except for the return of capital dividend.

          At September 30, 2002, a total of 32,337 shares have been committed to be released and there were 191,093 of unallocated ESOP shares with a market value of approximately $4,400,000.

     (d)  MANAGEMENT RECOGNITION PLAN (MRP)

          The Bank's MRP was approved by stockholders of the Company on June 6, 2000. On this date restricted stock awards of 126,482 shares were granted. The shares awarded under the MRP were issued from authorized but unissued shares of common stock at no cost to the recipients. The MRP serves as a means of providing existing directors and employees of the Bank with an ownership interest in the Company. Shares of the Company's common stock awarded under the MRP vest at a rate of 33-l/3% per year with one-third immediately vesting on the date of the grant. During fiscal 2002, the remaining 42,156 shares vested to participants. Total compensation expense associated with the vesting of shares for the MRP for the years ended September 30, 2002, 2001, and 2000 was $518,000, $778,000, and $1,036,000, respectively.

          Ordinary and return of capital dividends declared on unvested MRP shares are awarded to holders of MRP shares once the underlying shares become vested. Accordingly, the Company recorded compensation expense for dividends on unvested MRP shares during the years ended September 30, 2002, 2001, and 2000 of $194,000, $269,000, and $13,000,
          respectively.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

(13) LEASING ARRANGEMENTS

     Rental expense was approximately $27,000, $32,000, and $26,000 for the years ended September 30, 2002, 2001, and 2000, respectively. All leases are accounted for as operating leases. Minimum annual rents under noncancelable operating leases with remaining terms in excess of one year at September 30, 2002 are as follows:

                                                                 OFFICE
                                                               PROPERTIES
                                                              -----------
                                                              (Dollars in
                                                               thousands)
           Year ending September 30:
              2003                                              $    19
              2004                                                   18
              2005                                                   20
              2006                                                   21
              2007                                                   21
              Thereafter                                             47
                                                                -------
                    Total                                       $   146
                                                                =======

(14) STOCK OPTION PLAN

     On June 6, 2000, the Company's stockholders approved the 1st State Bancorp, Inc. 2000 Stock Option and Incentive Plan (the Plan). The purpose of this plan is to advance the interests of the Company through providing select key employees and directors of the Bank with the opportunity to acquire shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide incentives to the key employees and directors. Under the Plan, the Company has granted 316,312 options to purchase its $0.01 par value common stock. The exercise price per share is equal to the fair market value per share on the date of the grant. Options granted under the Stock Option Plan are 100% vested on the date of the grant. All options expire 10 years from the date of the grant. As a result of the one-time cash dividend of $5.17 paid on October 2, 2000, the exercise price for the options repriced from $18.44 to $14.71. No options were exercised or granted during the year ended September 30, 2002 and 2001. At September 30, 2002, 316,312 options are outstanding, all of which are exercisable.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     The Company has elected to follow APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees and related interpretations in accounting for its stock options as permitted under SFAS No. 123 (SFAS 123), Accounting for Stock-Based Compensation. In accordance with APB 25, no compensation cost is recognized by the Company when stock options are granted because the exercise price of the Company's stock options equals the market price of the underlying common stock on the date of grant. As required by SFAS 123, disclosures are presented below for the effect on the net income and net income per share for the year ended September 30, 2000, that would result from the use of the fair value based method to measure compensation cost related to stock option grants. There is no pro forma impact of applying SFAS 123 in 2002 and 2001 because no options were granted during 2002 and 2001. The effects of applying the provisions of SFAS 123 are not necessarily indicative of future effects.

                                                       YEAR ENDED
                                                     SEPTEMBER 30,
                                                          2000
                                                    ----------------
                                                      (Dollars in
                                                       thousands,
                                                    except per share
                                                        amounts)
           Net income:
              As reported                               $3,986
              Pro forma                                  2,670
           Net income per share:
              As reported - basic                        $1.35
              Pro forma - basic                           0.90
              As reported - diluted                      $1.32
              Pro forma - diluted                         0.88


     The fair value per share of options granted in 2000 was $5.96. Fair values were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

           Risk-free interest rate                          6.00%
           Expected dividend yield                          1.80
           Volatility                                      21.10
           Expected life                                    8 years

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

     estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of September 30, 2002 and 2001, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

     (d)  DEPOSIT ACCOUNTS

          The fair value of deposits with no stated maturity, such as noninterest-bearing accounts, interest-bearing checking accounts, money market accounts, passbook, and statement savings, was, by definition, equal to the amount payable on demand as of September 30, 2002 and 2001, respectively. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

          The estimated fair values of financial instruments are as follows:

                                                            SEPTEMBER 30, 2002
                                                          ----------------------
                                                           CARRYING    ESTIMATED
                                                            VALUE     FAIR VALUE
                                                          ---------   ----------
                                                          (Dollars in thousands)
Financial assets:
     Cash and cash equivalents                            $ 18,865     18,865
     Investment securities                                  89,686     90,130
     Loans held for sale                                     6,798      6,798
     Loans receivable, net of allowance for loan losses    220,047    221,735
     Federal Home Loan Bank stock                            1,750      1,750
     Accrued interest receivable                             2,272      2,272

Financial liabilities:
     Deposit accounts                                     $260,667    261,952
     Advances from the Federal Home Loan Bank               20,000     22,142

                                                            SEPTEMBER 30, 2001
                                                          ----------------------
                                                           CARRYING    ESTIMATED
                                                            VALUE     FAIR VALUE
                                                          ---------   ----------
                                                          (Dollars in thousands)
Financial assets:
     Cash and cash equivalents                            $ 25,981     25,981
     Investment securities                                  67,696     68,022
     Loans held for sale                                     3,291      3,291
     Loans receivable, net of allowance for loan losses    222,285    227,861
     Federal Home Loan Bank stock                            1,650      1,650
     Accrued interest receivable                             2,542      2,542

Financial liabilities:
     Deposit accounts                                     $248,370    249,670
     Advances from the Federal Home Loan Bank               20,000     21,169

          At September 30, 2002 and 2001, the Company had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no material current fair value.

          SFAS  No.  107  excludes   certain   financial   instruments  and  all
          nonfinancial instruments from its disclosure requirements. The disclosures do not include premises and equipment and certain intangible assets, such as customer relationships. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

(16) PARENT COMPANY FINANCIAL DATA

     Condensed financial information for 1st State Bancorp, Inc. is as follows:

                            CONDENSED BALANCE SHEETS

                                                                 2002          2001
                                                              -------       -------
                                                              (Dollars in thousands)
Assets:
     Cash and cash equivalents                                $ 2,787         1,747
     Investment securities:
        Available for sale (cost of $1,000 at                   1,010         1,000
           September 30, 2002 and 2001, respectively)
     Due from bank subsidiary                                   3,779         5,071
     Investment in bank subsidiary                             53,464        55,783
     Accrued interest receivable                                    2             3
     Other                                                        788           571
                                                              -------       -------
                 Total assets                                 $61,830        64,175
                                                              =======       =======
Liabilities and stockholders' equity:
     Accrued taxes and other liabilities                      $    20           268
     Dividends payable                                            241           263
                                                              -------       -------
                 Total liabilities                                261           531
     Stockholders' equity                                      61,569        63,644
                                                              -------       -------
                 Total liabilities and stockholders' equity   $61,830        64,175
                                                              =======       =======

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000

                         CONDENSED STATEMENTS OF INCOME

                                                        2002       2001       2000
                                                     -------     ------     ------
                                                         (Dollars in thousands)
Interest on loan from bank subsidiary                $   217        386        377
Dividends from subsidiary                              7,500      1,343         55
Interest on investment securities                         43          5        606
Interest on overnight deposits                            51        152        524
                                                     -------     ------     ------
                 Total income                          7,811      1,886      1,562
Operating expenses                                       918      1,269      1,372
                                                     -------     ------     ------
                 Income (loss) before income taxes     6,893        617        190
Income tax expense (benefit)                            (206)      (247)        37
                                                     -------     ------     ------
                 Income (loss) before equity in
                    undistributed net income of
                    subsidiary                         7,099        864        153
Excess of undistributed net income (dividends)
     over dividends (undistributed net income)
     of bank subsidiary                               (3,297)     2,509      3,833
                                                     -------     ------     ------
                 Net income                          $ 3,802      3,373      3,986
                                                     =======     ======     ======

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                              2002       2001        2000
                                                             -------    -------    -------
                                                                 (Dollars in thousands)
Cash flows from operating activities:
     Net income                                              $ 3,802      3,373      3,986
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Excess of undistributed net income (dividends)
              over dividends (undistributed net income)
              of bank subsidiary                               3,297     (2,509)    (3,833)
           Deferred compensation                                 313        270        232
           Deferred tax expense (benefit)                          4       (292)       (88)
           Vesting of MRP shares                                 712      1,047      1,049
           Payments from subsidiary for ESOP loan                446        446        446
           Increase in due from subsidiary                       846       (687)      (377)
           Amortization of premiums and discounts, net            --         --         (7)
           Decrease in accrued interest receivable                 1          4        194
           Decrease (increase) in other assets                  (217)       131       (295)
           Increase (decrease) in other liabilities              510        (22)      (186)
                                                             -------    -------    -------
                 Net cash provided by operating activities     9,714      1,761      1,121
                                                             -------    -------    -------
Cash flows from investing activities:
     Purchase of available for sale investment securities     (1,000)    (1,000)        --
     Proceeds from issuer calls of available for sale
        investment securities                                  1,000         --         --
     Purchases of held to maturity investment securities          --         --     (3,996)
     Maturities of held to maturity investment securities         --         --     19,000
                                                             -------    -------    -------
                 Net cash provided (used) by
                    investing activities                          --     (1,000)    15,004
                                                             -------    -------    -------
Cash flows from financing activities:
     Purchase of treasury                                     (7,726)    (1,494)      (306)
     Cash dividends paid on common stock                        (948)   (16,751)      (868)
                                                             -------    -------    -------
                 Net cash used by financing activities        (8,674)   (18,245)    (1,174)
                                                             -------    -------    -------
                 Net increase (decrease) in cash and cash
                    equivalents                                1,040    (17,484)    14,951
Cash and cash equivalents at beginning of year                 1,747     19,231      4,280
                                                             -------    -------    -------
Cash and cash equivalents at end of year                     $ 2,787      1,747     19,231
                                                             =======    =======    =======

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                          2002       2001      2000
                                                         ------     ------     ------
                                                           (Dollars in thousands)
Supplemental disclosure of cash flow information:
     Cash paid (received) during the year for
        income taxes                                     $  (31)      (58)      484
Supplemental disclosure of noncash transactions:
     Cash dividends declared but not paid                $  241       244       240
     Cash dividends on unallocated ESOP shares               71        65        72
     Return of capital dividend declared but not paid        --        --    17,007
     Common stock issued for MRP                             --        --     2,332
     Unrealized gains on available for sale securities       10        --        --


(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the year ended September 30, 2002 is as follows:

                                               FIRST    SECOND     THIRD   FOURTH
                                              QUARTER   QUARTER   QUARTER  QUARTER
                                              -------   -------   -------  -------
                                                 (Dollars in thousands, except
                                                      per share amounts)
Operating summary:
     Interest income                           $5,200    4,919    4,955    4,988
     Interest expense                           2,370    1,964    1,756    1,683
                                               ------   ------   ------   ------
                 Net interest income            2,830    2,955    3,199    3,305
     Provision for loan losses                     60       60       60       60
                                               ------   ------   ------   ------
                 Net interest income
                    after provision
                    for loan losses             2,770    2,895    3,139    3,245
     Other income                                 859      792      568      534
     Other expense                              2,257    2,249    2,179    2,161
                                               ------   ------   ------   ------
                 Income before
                    income tax
                    expense                     1,372    1,438    1,528    1,618
     Income taxes                                 527      513      542      572
                                               ------   ------   ------   ------
                 Net income                    $  845      925      986    1,046
                                               ======   ======   ======   ======
Per share data:
     Earnings - basic                            0.28     0.31     0.32     0.34
     Earnings - diluted                          0.27     0.29     0.31     0.33

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2002, 2001, and 2000


     Summarized unaudited quarterly financial data for the year ended September 30, 2001 is as follows:

                                               FIRST    SECOND     THIRD   FOURTH
                                              QUARTER   QUARTER   QUARTER  QUARTER
                                              -------   -------   -------  -------
                                                 (Dollars in thousands, except
                                                      per share amounts)
Operating Summary:
     Interest income                           $6,510    6,241    6,037    5,730
     Interest expense                           3,280    3,290    2,998    2,739
                                               ------    -----    -----    -----
                 Net interest income            3,230    2,951    3,039    2,991
     Provision for loan losses                     60       60       60       60
                                               ------    -----    -----    -----
                 Net interest income
                    after provision
                    for loan losses             3,170    2,891    2,979    2,931
     Other income                                 457      520      860      622
     Other expense                              2,243    2,200    2,449    2,330
                                               ------    -----    -----    -----
                 Income before
                    income tax
                    expense                     1,384    1,211    1,390    1,223
     Income taxes                                 483      436      497      419
                                               ------    -----    -----    -----
                 Net income                    $  901      775      893      804
                                               ======    =====    =====    =====
Per share data:
     Earnings - basic                            0.30     0.26     0.29     0.27
     Earnings - diluted                          0.29     0.24     0.28     0.25


                                             BOARD OF DIRECTORS


JAMES C. MCGILL                          RICHARD C. KEZIAH, CHAIRMAN              T. SCOTT QUAKENBUSH
President and Chief Executive Officer    President of Monarch Hosiery Mills,      Retired
of 1st State Bancorp, Inc. and 1st       Inc.
State Bank                                                                        RICHARD H. SHIRLEY
                                         ERNEST A. KOURY, JR.                     President of Dick Shirley Chevrolet,
JAMES A. BARNWELL, JR.                   Vice President of Carolina Hosiery       Inc.
President of Huffman Oil Co., Inc.       Mills, Inc.
                                                                                  VIRGIL L. STADLER
BERNIE C. BEAN                           JAMES G. MCCLURE                         Retired Chief Executive Officer of
Retired                                  President of Green & McClure Furniture   Stadler's Country Hams, Inc.
                                         Co.



                                              1ST STATE BANK OFFICERS


JAMES C. MCGILL                           A. CHRISTINE BAKER                       FAIRFAX C. REYNOLDS
President and Chief Executive Officer     Executive Vice President, Secretary      Executive Vice President
                                          and Treasurer

FRANK GAVIGAN                             DAN HANSELL                              L. MICHAEL DUNNING
Senior Vice President                     Manager, First Capital Services, LLC     Vice President

THERESA L. JOYCE                          ROBERT W. MALBURG, JR.                   R. HOYLE VICKREY
Vice President                            Vice President                           Vice President

GAIL M. BARNETTE                          PATTY G. BLAETZ                          MICHAEL GEE
Assistant Vice President                  Assistant Vice President                 Assistant Vice President

JULIE F. MILLER                           SHERRY M. STEWART                        J. DOUG TAYLOR
Assistant Vice President                  Assistant Vice President                 General Auditor

GLENDA S. MADREN                          MYRA P. CATHEY                           DIANE JEFFRIES
Assistant Secretary                       Bank Operations and Security Officer     Branch Officer

SHARON OAKLEY                             WARD PATILLO
Branch Officer                            Branch Officer

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

                                             CORPORATE INFORMATION

AUDITORS                                  TRANSFER AGENT AND REGISTRAR             ANNUAL REPORT ON FORM 10-K
KPMG LLP                                  Registrar & Transfer Company
301 North Elm Street, Suite 700           10 Commerce Drive                        A  COPY  OF  1ST  STATE   BANCORP,
Greensboro, North Carolina  27401         Cranford, New Jersey  07016              INC.'S  ANNUAL REPORT ON FORM 10-K
                                                                                   FOR   THE   FISCAL    YEAR   ENDED
                                                                                   SEPTEMBER  30,  2002 AS FILED WITH
SPECIAL COUNSEL                           ANNUAL MEETING                           THE    SECURITIES   AND   EXCHANGE
Stradley Ronon Stevens & Young, LLP       The  Annual  Meeting  of   Stockholders  COMMISSION,   WILL  BE   FURNISHED
1220 19th Street, N.W., Suite 600         will  be held on  January  28,  2003 at  WITHOUT CHARGE TO  STOCKHOLDERS AS
Washington, D.C.  20036                   5:30  p.m.  at 1st  State  Bank's  main  OF THE  RECORD  DATE  FOR THE 2003
                                          office  located at 445 S. Main  Street,  ANNUAL    MEETING   UPON   WRITTEN
                                          Burlington, North Carolina 27215         REQUEST  TO  CORPORATE  SECRETARY,
                                                                                   1ST STATE  BANCORP,  INC.,  445 S.
                                                                                   MAIN  STREET,  BURLINGTON,   NORTH
                                                                                   CAROLINA 27215.
