Form 10-K, Exhibit 13
period 2003-09-30
1ST STATE BANCORP INC
filed 2003-12-29
CIK 1074078

1st STATE BANCORP, INC.








         [LOGO]












                                                           2003 ANNUAL REPORT

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

     1st State Bancorp's common stock began trading under the symbol "FSBC" on the Nasdaq National Market System on April 26, 1999. There are currently 2,971,977 shares of common stock outstanding and approximately 954 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.


                                                     High         Low           Dividends Per Share
                                                     ----         ---           -------------------
         Fiscal 2003
         -----------
         First quarter.............................  $  24.98   $  23.30             $ 0.08
         Second quarter............................     24.50      23.28               0.10
         Third quarter.............................     25.50      23.31               0.10
         Fourth quarter............................     26.85      25.00               0.10


         Fiscal 2002
         -----------
         First quarter.............................  $  22.00   $  19.50             $ 0.08
         Second quarter............................     21.00      19.65               0.08
         Third quarter.............................     21.33      19.75               0.08
         Fourth quarter............................     23.50      19.25               0.08


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

TABLE OF CONTENTS
--------------------------------------------------------------------------------

1st State Bancorp, Inc......................................................(i)
Market Information..........................................................(i)
Letter to Stockholders.......................................................1
Selected Consolidated Financial and Other Data...............................2
Management's Discussion and Analysis of Financial Condition
 and Results of Operations...................................................4
Consolidated Financial Statements............................................22
Corporate Information........................................................59

                                      (i)

To Our Shareholders,


     I am pleased to report to you the results of 1st State Bancorp, Inc. for the year ended September 30, 2003. Net income for the current year increased 3.1% to $3,920,000, from net income of $3,802,000 in the prior year. Basic and diluted earnings per share increased to $1.39 and $1.33 per share, respectively, for the current year, from $1.25 and $1.21 per share, respectively, for the prior year. The increase in the basic and diluted earnings per share was favorably impacted by the Company's stock repurchase plan which was approved in August 2002. Since that date, 317,630 shares have been repurchased which represent 9.7% of shares issued.


     The improvement in earnings for the year ended September 30, 2003 was attributable to increased non-interest income which was offset partially by decreased net interest income. Strong refinancing activity fueled by low interest rates produced record volumes of mortgage loan originations and sales during the current year. These loan sales substantially boosted the Company's mortgage banking income. We sold $104 million of loans this year compared to $63 million last year. Net mortgage banking income which is generated primarily from these loan sales increased to $1.9 million from the $1.1 million reported last year. The Company's net interest income for the year was $11.6 million, a decrease of $700,000 from the $12.3 million reported in the prior year. Earnings continue to be negatively impacted by the historically low interest rates which have compressed the Company's net interest margin. The Company's net interest margin has decreased 21 basis points to 3.54% for the current year from 3.75% in the prior year.


     During the year, the Board of Directors increased the quarterly cash dividend to 10 cents per share, a 25% increase over the 8 cents per share previously paid. As a result, during the year ended September 30, 2003, we declared $1,132,000 in dividends to our shareholders, representing 29% of net income for the year.


     The assets of the Company grew by $12.2 million or 3.5% to $362.6 million, from $350.5 million at September 30, 2002. At year end, total loans were $229.6 million, an increase of $5.8 million over the prior year end, despite a decrease in single family residential loans. At year end, deposits totaled $262.7 million, with transaction and savings representing 37% of that amount.


     Our dedicated and experienced employees continue to focus on serving our customers by offering them the right bank product to meet their needs. We continue to focus on managing the fundamentals of our business during these times of economic uncertainty. The quality of our loan portfolio remains sound and the majority of our loans are to customers in our local market that we know and understand. We will continue to originate loans and maintain high credit quality through prudent underwriting. At September 30, 2003, we have an allowance for loan losses of $3.9 million, or 1.68% of loans receivable.


     On behalf of our staff, officers and directors, thank you for being a stockholder of 1st State Bancorp, Inc. We believe that our Company has a bright future. We look forward to continuing to serve our customers and to enhance shareholder value through growth, profitability and capital management.

Very truly yours,

/s/ James C. McGill

James C. McGill
President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
-------------------------------------------------------------------------------



Selected Financial Condition Data

                                                                    At September  30,
                                                  ---------------------------------------------------------
                                                  2003        2002         2001           2000        1999
                                                  -----      ------       ------         ------      ------
                                                                      (In thousands)

Total assets.................................   $  362,640  $ 350,469     $336,792     $355,527    $ 332,926
Loans receivable.............................      225,725    220,047      222,285      223,595      195,292
Loans held for sale, at lower of cost or
  fair value                                           645      6,798        3,291        5,533       12,143
Cash and cash equivalents....................        9,359     18,865       25,981       33,107       15,657
Investment securities:
    Available for sale.......................       91,709     78,572       55,527        9,752       11,036
    Held to maturity.........................       19,462     11,114       12,169       67,232       84,228
Deposit accounts.............................      262,712    260,667      248,370      254,405      234,095
Advances from Federal Home Loan Bank.........       31,500     20,000       20,000       20,000       22,000
Stockholders' equity.........................       62,701     61,569       63,644       59,209       71,615




Selected Operating Data
                                                                        Year  Ended September 30,
                                                --------------------------------------------------------------
                                                   2003        2002         2001         2000         1999
                                                   -----      ------       ------       ------       ------
                                                          (Dollars in thousands, except per share data)
Total interest income........................   $   17,209  $  20,062     $ 24,580     $ 24,784    $  21,474
Total interest expense.......................        5,592      7,773       12,306       11,596       10,640
                                                ----------  ---------     --------     --------    ---------
Net interest income..........................       11,617     12,289       12,274       13,188       10,834
Provision for loan losses....................          240        240          240          240          245
                                                ----------  ---------     --------     --------    ---------
Net interest income after provision
  for loan losses............................       11,377     12,049       12,034       12,948       10,589
Other income.................................        3,588      2,753        2,402        1,554        1,654
Operating expenses...........................        8,802      8,846        9,228        8,376        9,818
                                                ----------  ---------     --------     --------    ---------
Income before income taxes...................        6,163      5,956        5,208        6,126        2,425
Income taxes.................................        2,243      2,154        1,835        2,140          870
                                                ----------  ---------     --------     --------    ---------
Net income...................................   $    3,920  $   3,802     $  3,373     $  3,986    $   1,555
                                                ==========  =========     ========     ========    =========

Net income (loss) per share - basic..........   $     1.39  $    1.25     $   1.12     $    1.35   $   (0.10)
                                                ==========  =========     ========     =========   =========

Net income (loss) per share - diluted........   $     1.33  $    1.21     $   1.06     $    1.32   $   (0.10)
                                                ==========  =========     ========     =========   =========

Per share data is shown only for periods subsequent to stock conversion in April 1999.

SELECTED FINANCIAL RATIOS AND OTHER DATA


                                                                       Year  Ended  September 30,
                                                   --------------------------------------------------------
                                                   2003        2002         2001         2000         1999
                                                   -----      ------       -----        ------       ------
PERFORMANCE RATIOS:

   Return on average assets (net income divided
      by average total assets)...............      1.13%     1.09%         0.98%        1.17%         0.50%
   Return on average equity (net income
      divided by average equity).............      6.27      5.85          5.51         5.50          3.30
   Interest rate spread (combined weighted
      average interest rate earned less
      combined weighted average interest rate
      cost)..................................      3.14      3.20          3.02         3.16          3.11
   Net interest margin (net interest income
      divided by  average interest-earning
      assets)................................      3.54      3.75          3.82         4.10          3.71
   Ratio of average interest-earning assets
      to average interest-bearing liabilities    123.89    123.15        120.92       125.93        116.58
   Ratio of operating expenses to average total
      assets.................................      2.53      2.53          2.68         2.45          3.14
   Dividend payout ratio (dividends declared
      per share divided by diluted net income
      per share).............................     28.57     26.45         30.19        24.24            --

ASSET QUALITY RATIOS:

   Nonperforming assets to total assets
      at end of period.......................      1.17      1.25          0.85         0.82          0.11

   Nonperforming loans to total loans
      at end of period.......................      1.84      1.91          0.39         1.30          0.18

   Allowance for loan losses to total
      loans at end of period.................      1.68      1.67          1.60         1.56          1.74

   Allowance for loan losses to nonperforming
      loans at end of period.................     92.85     88.77        411.39       121.93        943.82

   Provision for loan losses to total loans .      0.11      0.11          0.11         0.11          0.12

   Net charge-offs to average loans outstanding    0.05      0.05          0.07         0.07          0.01

CAPITAL RATIOS:

   Shareholders' equity to total assets at end
      of period..............................     17.29     17.57         18.90        16.65         21.51

   Average equity to average assets..........     17.96     18.60         17.74        21.19         15.09


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

     Beginning in the late 1980's, we have sought to gradually increase the percentage of our assets invested in commercial real estate loans, commercial loans and consumer loans, which have shorter terms and adjust more frequently to changes in interest rates than single-family residential mortgage loans. At September 30, 2003, commercial real estate, commercial and consumer loans totaled $35.2 million, $100.1 million and $5.7 million, respectively, which represented 15.0%, 42.7% and 2.4%, respectively, of gross loans. At September 30, 2003, $47.7 million, or 20.3% of gross loans, consisted of residential real estate mortgage loans.

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

CRITICAL ACCOUNTING POLICIES

     The Company's significant accounting policies are set forth in note 1 of the consolidated financial statements. Of these significant accounting policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy, because it requires management's most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning the Company's allowance for loan losses and related matters, see Provision for Loan Losses and Allowance for Loan Losses below.

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

     At September 30, 2003, we had stockholders' equity of $62.7 million, as compared to $61.6 million at September 30, 2002. We reported net income for the year ended September 30, 2003 of $3.9 million, as compared to $3.8 million and $3.4 million for the years ended September 30, 2002 and 2001, respectively. At September 30, 2003 we had a Tier 1 risk-based capital to risk-weighted assets ratio of 24.0%, a Tier 1 leverage capital to average total assets ratio of 17.3% and a total risk-based capital to risk-weighted assets ratio of 25.3%. At September 30, 2003, we exceeded all regulatory minimum capital requirements.

     At September 30, 2003, the Bank had stockholders' equity of $56.8 million, as compared to $53.5 million at September 30, 2002. At September 30, 2003 and 2002, the Bank had a Tier 1 risk-based capital to risk-weighted assets ratio of 21.7% and 21.8%, respectively. At September 30, 2003, the Bank had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $55.4 million, $55.4 million and $58.6 million, respectively, and was classified as a "well capitalized" institution pursuant to FDIC capital regulations.

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

     Our primary investing activities have been the origination of loans and the purchase of investment securities. During the years ended September 30, 2003, 2002 and 2001, we had $186.4 million, $160.3 million and $127.3 million, respectively, of loan originations. During the years ended September 30, 2003, 2002 and 2001, we purchased investment securities in the amounts of $145.6 million, $101.4 million and $63.7 million, respectively. Our primary financing activities are the attraction of savings deposits.

     FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect the safety and soundness of the bank. The FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Bank's liquidity ratio as 31.04% of total assets at September 30, 2003, which management believes is adequate.

     North Carolina banks must maintain a reserve fund in an amount and/or ratio set by the Banking Commission to account for the level of liquidity necessary to assure the safety and soundness of the State banking system. As of September 30, 2003, the Bank's liquidity ratio was in excess of the level established by North Carolina regulations.

     Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2003 and 2002, cash and cash equivalents totaled $9.4 million and $18.9 million, respectively. We have other sources of liquidity should we need additional funds. During the years ended September 30, 2003, 2002 and 2001, we sold loans totaling $103.7 million, $62.7 million and $47.9 million, respectively. Additional sources of funds include FHLB of Atlanta advances. For more information regarding this strategy, see "-- Asset/Liability Management." At September 30, 2003 and 2002, we had $31.5 million and $20.0 million, respectively, of FHLB of Atlanta advances outstanding. Other sources of liquidity include loans and investment securities designated as available for sale, which totaled $645,000 and $91.7 million, respectively, at September 30, 2003.

     We anticipate that we will have sufficient funds available to meet our current commitments. At September 30, 2003, we had $1.8 million in commitments to originate new loans, $57.2 million in unfunded commitments to extend credit under existing equity lines and commercial lines of credit and $326,000 in standby letters of credit. At September 30, 2003, certificates of deposit which are scheduled to mature within one year totaled $133.2 million. We believe that a significant portion of such deposits will remain with us.

     On October 2, 2000, the Company paid a one-time special cash distribution of $5.17 per share to its stockholders. The total amount of the distribution was $17.0 million. The distribution was made to manage the Company's capital and enhance shareholder value. Returning capital to the stockholders reduced the Company's equity to asset ratio from 21.2% to 17.2%. The Company's equity to asset ratio at September 30, 2003 was 17.29%. The Company's capital level is sufficient to support future growth.

     The Company has declared cash dividends per common share of $0.10 for each of the last three quarters in fiscal 2003 and $0.08 for each of the quarters in fiscal 2002 and the first quarter of fiscal 2003. The Company's ability to pay dividends is dependent upon earnings. The Company's dividend payout ratios for the years ended September 30, 2003, 2002 and 2001 were 28.6%, 26.4% and 30.2%, respectively.

ASSET/LIABILITY MANAGEMENT

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

     Our principal strategy in managing our interest rate risk has been to increase interest rate sensitive assets such as commercial loans, home equity loans and consumer loans. At September 30, 2003, we had $100.1 million of commercial loans, $29.2 million of home equity loans and $5.7 million of consumer loans, which amounted to 42.7%, 12.4% and 2.4%, respectively, of our gross loan portfolio, as compared to $72.1 million of commercial loans, $24.9 million of home equity loans and $7.1 million of consumer loans, respectively, at September 30, 2002, which amounted to 30.2%, 10.4% and 3.0%, respectively, of our gross loan portfolio at that date. In addition, at September 30, 2003, we had $645,000 of loans held for sale, and, pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we had investment securities with an aggregate amortized cost of $93.0 million and an aggregate fair value of $91.7 million as available for sale. We are holding these loans and investment securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

     We also have shortened the average repricing period of our assets by retaining in our portfolio single-family residential mortgage loans only in cases where the loan carries an adjustable rate or the loan has an interest rate that is sufficient to compensate us for the risk of maintaining long-term, fixed-rate loans in our portfolio. During the past two years, we have sold a significant portion of our fixed-rate, single-family residential mortgage loans with terms of 15 years or more that we have originated, and at September 30, 2003, most of our single-family residential mortgage loans classified as held for investment were originated at least five years previously when market interest rates were higher. At September 30, 2003, we held approximately $21.9 million and $25.8 million of fixed-rate and adjustable-rate residential mortgage loans, respectively, which represented approximately 9.3% and 11.0%, respectively, of our gross loan portfolio. Depending on conditions existing at any given time, as part of our interest rate risk management strategy, we may continue to sell newly originated fixed-rate residential mortgage loans with original maturities of 15 years or more in the secondary market.

     During 2003, short and long-term interest rates have fallen to their lowest levels in decades. Mortgage customers have sought long-term fixed rate loans which we have originated and sold to the secondary market. Most of our commercial originations have been floating rate prime based loans to take advantage of the lower prime rates. Our liquidity has increased from the volume of loan sales and the proceeds from investment securities being called. We have repriced all of our deposits to reflect the lower prevailing interest rates and have seen our cost of deposits decrease. These lower rates have triggered the rate floors that are present in many of our adjustable-rate and home equity loans which has helped to preserve our loan yield.

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

     We measure our interest rate risk by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our net interest income and net portfolio value of sudden and sustained 100 to 300 basis points (bp) increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net interest income of 10%, 15% and 25% in the event of 100, 200 and 300 bp increases and 10%, 20% and 30% in the event of 100, 200 and 300 bp decreases in the market interest rates, respectively. Limits have also been established for changes in net portfolio value of decreases of 10%, 15% and 25% in the event of 100, 200 and 300 bp increases in market interest rates, respectively, and decreases of 10%, 15% and 20% in the event of 100, 200 and 300 bp decreases in market interest rates, respectively. The following table presents the projected change in net interest income and net portfolio value for the various rate shock levels at September 30, 2003.

                                         Net Portfolio Value                                           Net    Interest Income
Change                 ------------------------------------------------------           -----------------------------------------
in Rates               $ Amount            $ Change               % Change              $ Amount          $ Change         % Change
--------               --------            --------               --------              --------          --------         --------
                                       (Dollars in thousands)                                             (Dollars in thousands)
+ 300  bp              $ 52,483           $(8,455)                 (13.9)%              $14,547           $3,526             32.0%
+ 200  bp                55,066            (5,872)                  (9.6)                13,447            2,426             22.0
+ 100  bp                58,417            (2,521)                  (4.1)                12,323            1,302             11.8
Base                     60,938                --                     --                 11,021               --               --
- 100  bp                62,297             1,359                    2.2                 10,063             (958)            (8.7)
- 200  bp                62,309             1,371                    2.2                  8,269           (2,752)           (25.0)
- 300  bp                66,888             5,950                    9.8                  7,747           (3,274)           (29.7)

     The above table indicates that at September 30, 2003, in the event of sudden and sustained increases in prevailing market interest rates, we would expect our estimated net interest income to increase and our net portfolio value to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, we would expect our estimated net interest income to decrease and our net portfolio value to increase. Our board of directors reviews our net interest income and net portfolio value position quarterly, and, if estimated changes in net interest income and net portfolio value are not within the targets established by the board, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board approved targets. At September 30, 2003, our estimated changes in net interest income and net portfolio value were within the targets established by the board of directors.

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

     The following table sets forth certain information relating to our consolidated statements of income for the years ended September 30, 2003, 2002 and 2001 and reflects the average yield on assets and average cost of liabilities at the date and for the periods indicated. We derived yields and costs by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from daily balances.

                                                            2003                            2002
                                            -----------------------------------  -------------------------------
                                                                     Average                             Average
                                            Average                  Yield/      Average                 Yield/
                                            Balance       Interest    Cost       Balance     Interest     Cost
                                            ---------     --------  --------     -------     --------    -------
                                                                       (Dollars in thousands)
Assets:
  Loans receivable (1)....................  $ 227,951     $ 12,807        5.62%   $219,071   $ 14,532      6.63%
  Investment securities (2)...............     87,466        4,256        4.87      95,290      5,290      5.55
  Interest-bearing overnight deposits.....     12,550          146        1.16      13,186        240      1.82
                                            ---------     --------                --------   --------
    Total interest-earning assets (4).....    327,967       17,209        5.25     327,547     20,062      6.12
                                                          --------                           --------
Non-interest-earning assets ..............     20,015                               21,716
                                            ---------                             --------
    Total assets..........................  $ 347,982                             $349,263
                                            =========                             ========
Liabilities and stockholders' equity:
  Interest-bearing checking...............  $  33,894          122        0.36    $ 31,805   $    152      0.48
  Money market investment accounts........     22,041          201        0.91      26,374        359      1.36
  Passbook and statement savings..........     30,024          273        0.91      27,656        414      1.50
  Certificates of deposit.................    156,116        3,869        2.48     158,335      5,719      3.61
  FHLB advances...........................     22,647        1,127        4.98      21,811      1,129      5.18
                                            ---------     --------                --------   --------
    Total interest-bearing liabilities....    264,722        5,592        2.11     265,981      7,773      2.92
                                                          --------    --------               --------     -----
Non-interest-bearing liabilities..........     20,777                               18,333
                                            ---------                             --------
    Total liabilities.....................    285,499                              284,314
Stockholders' equity......................     62,483                               64,949
                                            ---------                             --------
    Total liabilities and equity .........  $ 347,982                             $349,263
                                            =========                             ========

Net interest income.......................                $ 11,617                           $ 12,289
                                                          ========                           ========
Interest rate spread......................                                3.14%                            3.20%
                                                                      ========                            =====
Net interest margin (3)...................                                3.54%                            3.75%
                                                                      =========                           =====
Ratio of average interest-earning assets
  to average interest-bearing liabilities.                              123.89%                          123.15%
                                                                        ======                          =======

                                                        2001
                                            -----------------------------------
                                                                      Average
                                             Average                   Yield/
                                             Balance    Interest        Cost
                                            ---------   --------      --------
Assets:
  Loans receivable (1)....................  $ 229,058  $ 19,122       8.35%
  Investment securities (2)...............     76,728     4,695       6.12
  Interest-bearing overnight deposits.....     15,617       763       4.89
                                            ---------  --------
    Total interest-earning assets (4).....    321,403    24,580       7.65
                                                       --------
Non-interest-earning assets ..............     23,462
                                            ---------
    Total assets..........................  $ 344,865
                                            =========
Liabilities and stockholders' equity:
  Interest-bearing checking...............  $  30,040  $    415       1.38
  Money market investment accounts........     21,185       798       3.77
  Passbook and statement savings..........     26,580       597       2.25
  Certificates of deposit.................    167,481     9,368       5.59
  FHLB advances...........................     20,521     1,128       5.50
                                            ---------  --------
    Total interest-bearing liabilities....    265,807    12,306       4.63
                                                       --------      -----
Non-interest-bearing liabilities..........     17,867
                                            ---------
    Total liabilities.....................    283,674
Stockholders' equity......................     61,191
                                            ---------
    Total liabilities and equity .........  $ 344,865
                                            =========

Net interest income.......................             $ 12,274
                                                       ========
Interest rate spread......................                            3.02%
                                                                     =====
Net interest margin (3)...................                            3.82%
                                                                     =====
Ratio of average interest-earning assets
  to average interest-bearing liabilities.                          120.92%
                                                                    ======

---------------
(1) Includes nonaccrual loans and loans held for sale, net of discounts, fees and allowance for loan losses.
(2)  Includes FHLB of Atlanta stock.
(3) Represents net interest income divided by the average balance of interest-earning assets.
(4) Due to immateriality, the interest income and yields related to certain tax exempt assets have not been adjusted to reflect a fully taxable equivalent yield.

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




                                                                   Year Ended September 30,
                                    ---------------------------------------------------------------------------------------
                                            2003       vs.            2002         2002           vs.           2001
                                    -------------------------------------------    ---------------------------------------
                                               Increase (Decrease)                               Increase (Decrease)
                                                     Due to                                            Due to
                                    -------------------------------------------    ---------------------------------------
                                                                                                            Rate/
                                    Volume      Rate        Volume      Total      Volume      Rate       Volume   Total
                                    ------      ----        ------     ------      ------      ----       ------   -----
                                                                         (In thousands)
Interest income:
  Loans receivable (1)...........   $   589   $  (2,224)   $ (90)     $ (1,725)   $ (834)    $(3,927)     $  171     $(4,590)
  Investment securities (2)......      (434)       (653)      53        (1,034)    1,136        (435)       (105)       596
  Interest bearing overnight
     deposits ...................       (11)        (87)       4           (94)     (119)       (479)         74       (524)
                                    -------   ---------    -----      --------    ------     -------      ------     ------
    Total interest-earning assets       144      (2,964)     (33)       (2,853)      183      (4,841)        140     (4,518)
                                    -------   ---------    -----      --------    ------     -------      ------     ------
Interest expense:
  Interest-bearing checking......        10         (38)      (2)          (30)       24        (271)        (16)      (263)
  Money market investment
     accounts....................       (59)       (118)      19          (158)      195        (509)       (125)      (439)
  Passbook and statement savings.        35        (162)     (14)         (141)       24        (199)         (8)      (183)
  Certificates of deposit........       (80)     (1,795)      25        (1,850)     (511)     (3,319)        181     (3,649)
  FHLB advances..................        43         (44)      (1)           (2)       71         (66)         (4)         1
                                    -------   ---------    -----      --------    ------     -------      ------     ------
     Total interest-bearing
         liabilities.............       (51)     (2,157)      27        (2,181)     (197)     (4,364)         28     (4,533)
                                    -------   ---------    -----      --------    ------     -------      ------     ------
Change in net interest income....   $   195   $    (807)   $ (60)     $   (672)   $  380     $  (477)     $  112     $   15
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

     Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

                                                              September 30, 2003        September 30, 2002
                                                              ------------------        ------------------
                                                                                   (In thousands)

Commitments to originate new loans                                 $   1,552                   $1,435
Commitments to originate new loans held for sale                         278                       --
Unfunded commitments to extend credit under existing
     equity line and commercial lines of credit                       57,237                   56,200
Commercial letters of credit                                             326                      266
Commitments to sell loans held for sale                                1,630                   16,371

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

     Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2003, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

CONTRACTUAL OBLIGATIONS

As of September 30, 2003

                                                     Payments due by period
                                                     ----------------------
                                                     (Dollars in thousands)

                                      Less than
                                       1 year        1-3 years         4-5 years        Over 5 years      Total
                                    -------------    ---------         ---------        ------------      -----
Deposits                            $ 231,282        $  20,936         $  10,494         $     --         $ 262,712
Long-term borrowings                   11,500               --            20,000               --            31,500
Lease obligations                          18               41                42               26               127
                                    ---------        ---------         ---------         --------         ---------

Total contractual cash
    obligations                     $ 242,800        $ 20,977          $  30,536         $     26         $ 294,339
                                    =========        ========          =========         ========         =========

ASSET QUALITY

     At September 30, 2003, non-performing assets (nonaccrual loans and real estate owned) were $4.2 million or 1.17% of total assets. At September 30, 2002, the Company had approximately $4.4 million in non-performing assets or 1.25% of total assets. At September 30, 2003 and 2002, impaired loans totaled $3.8 million and $3.7 million, respectively, as defined by Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." The impaired loans at September 30, 2003 result from three unrelated commercial loan customers, all of which have loans secured by commercial real estate and business assets in Alamance County. At September 30, 2002, the impaired loans resulted from two unrelated commercial loan customers both of which had loans secured by commercial real estate and business assets in Alamance County. At September 30, 2003, $3.8 million of the impaired loans are on non-accrual status, and their related reserve for loan losses totaled $210,000. At September 30, 2002, $3.7 million of impaired loans was on nonaccrual status, and their related reserve for loan losses totaled $163,000. There was no impact on the provision as management had already anticipated the loans' performance in setting the allowance for loan losses in previous periods. The average carrying value of impaired loans was $3.7 million and $3.5 million during the years ended September 30, 2003 and 2002, respectively. Interest income of $219,000 and $187,000 has been recorded on impaired loans in the years ended September 30, 2003 and 2002, respectively. The Bank's net chargeoffs for the years ended September 30, 2003 and 2002 were $116,000 and $120,000, respectively. The Bank's allowance for loan losses was $3.9 million at September 30, 2003 and $3.7 million at September 30, 2002. As a result of our continued shift toward commercial and home equity loans, the continued runoff in residential mortgage loans, as well as the continued decline in the local and regional economy, the ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees increased to 1.68% at September 30, 2003 compared to 1.67% at September 30, 2002.

     The following table presents an analysis of our nonperforming assets:

                                                             At                      At
                                                        September 30,           September 30
                                                            2003                    2002
                                                            ----                    ----
Nonperforming loans:
Nonaccrual loans.......................................   $  4,153                $  4,204
Loans 90 days past due and accruing....................         --                      --
Restructured loans.....................................         --                      --
                                                          --------                --------

Total nonperforming loans..............................      4,153                   4,204
Other real estate......................................         95                     183
                                                          --------                --------

Total nonperforming assets.............................   $  4,248                $  4,387
                                                          ========                ========

Nonperforming loans to loans receivable, net...........       1.84%                   1.91%
Nonperforming assets as a percentage of loans
     and other real estate owned.......................       1.88                    1.99
Nonperforming assets to total assets...................       1.17                    1.25

     Regulations require that we classify our assets on a regular basis. There are three classifications for problem assets: substandard, doubtful and loss. We regularly review our assets to determine whether any assets require classification or re-classification. At September 30, 2003, we had $4.9 million in substandard assets consisting of $4.8 million in loans and $95,000 in real estate owned. At September 30, 2002, we had $5.1 million in classified assets consisting of $4.9 million in substandard loans and $183,000 in real estate owned.

     In addition to regulatory classifications, we also classify as "special mention" and "watch" assets that are currently performing in accordance with their contractual terms but may become classified or nonperforming assets in the future. At September 30, 2003, we have identified approximately $953,000 in assets classified as special mention and $35.6 million as watch.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2003 AND 2002

     Most of our customers are small businesses in our immediate market area that are more vulnerable to changes in the economy than larger, more diversified companies whose revenues are supported by customers in a variety of locations. In addition, our customer base includes textile companies that are continuing to feel the negative impact of the NAFTA legislation and the downturn in our local and regional economy during the past two years. The local and regional economy impacts the Company's net interest income and also the provision for loan losses. For further discussion, see Comparison of Operating Results below.

     Total Assets. Total assets increased by $12.1 million or 3.5%, from $350.5 million at September 30, 2002 to $362.6 million at September 30, 2003. The increase in assets was due primarily to an increase in investment securities and loans receivable which was partially offset by a decrease in cash and cash equivalents and loans held for sale. Asset growth was funded primarily by increased borrowings from the FHLB of Atlanta.

     Cash and Cash Equivalents. Cash and cash equivalents decreased $9.5 million, or 50.3% from $18.9 million at September 30, 2002 to $9.4 million at September 30, 2003. Because of the relatively low interest rates on overnight funds, excess cash was invested in short-term agency securities to increase our yield on these funds.

     Loans Receivable. Net loans receivable increased $5.7 million, or 2.6%, from $220.0 million at September 30, 2002 to $225.7 million at September 30, 2003. Loans held for sale decreased $6.2 million from $6.8 million at September 30, 2002 to $645,000 at September 30, 2003. The attractive mortgage rate environment during the year ended September 30, 2003 encouraged many borrowers to take advantage of the low rates to refinance their existing mortgage loans at a lower interest rate. We sold these longer term, lower rate mortgage loans to limit our interest rate risk. Mortgage rates rose during the quarter ended September 30, 2003 and refinancing applications have declined from the levels experienced in the first three quarters of fiscal 2003. The decrease in the loans held for sale reflects these lower mortgage volumes. Sales of fixed-rate mortgage loans totaled $103.7 million during the year ended September 30, 2003 compared to $62.7 million for the year ended September 30, 2002.

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

     The allowance for loan losses at September 30, 2003 and 2002 was $3.9 million and $3.7 million, respectively, which we think is adequate to absorb probable losses in the loan portfolio. As a result of our continued shift toward higher risk commercial and home equity loans as well as the decline in the local and regional economy, the ratio of the allowance for the loan losses to total loans, net of loans in process and deferred loan fees increased to 1.68% at September 30, 2003 compared to 1.67% at September 30, 2002. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of adjustments to the allowance for loan losses based on their judgments of information available to them at the time of their examinations.

     Investment Securities. Investment securities available for sale increased $13.1 million from $78.6 million at September 30, 2002 to $91.7 million at September 30, 2003. Investment securities held to maturity increased $8.3 million from $11.1 million at September 30, 2002 to $19.5 million at September 30, 2003. As interest rates decreased during 2003, many of the Company's callable investment securities were called by the issuers. During the year ended September 30, 2003, $3.0 million of investment securities held to maturity and $118.6 million of investment securities available for sale were called, matured or sold. We experienced lower overall investment yields as proceeds from these called investments were reinvested in securities at the current, lower yields. During this same time period, we purchased $11.4 million of investment securities held to maturity and $134.2 million of investment securities available for sale. Additions to the investment portfolio are dependent upon investable funds that are not needed to satisfy loan demand. We classified most of the investments purchased during the year ended September 30, 2003 as available for sale to give the Company more flexibility for possible sales of securities for liquidity purposes in the future.

     Deposits. Total deposits increased by $2.0 million, or 0.8%, from $260.7 million at September 30, 2002 to $262.7 million at September 30, 2003. Certificates of deposit at September 30, 2003 totaled $164.6 million or 62.6% of deposits. At September 30, 2002, certificates of deposit totaled $164.1 million or 62.9% of total deposits. We continue to emphasize transaction and savings accounts which generally carry lower interest rates than certificates of deposit. Transaction and savings accounts increased $1.5 million during the year ended September 30, 2003.

     Stockholders' Equity. Stockholders' equity increased by $1.1 million, or 1.8% from $61.6 million at September 30, 2002 to $62.7 million at September 30, 2003. Stockholders' equity increased as a result of net income of $3.9 million and $753,000 from the allocation of ESOP shares. These increases were partially offset by $1.1 million in cash dividends paid to stockholders, $886,000 from the purchase of treasury shares, and $1.6 million from a decrease in accumulated other comprehensive income which reflects the impact of the current market rates.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

     Net Income. We had $3.9 million of net income for the year ended September 30, 2003 compared to $3.8 million of net income for the year ended September 30, 2002 representing an increase of $100,000, or 2.6%. Basic and diluted earnings per share were $1.39 and $1.33, respectively, for the year ended September 30, 2003 compared to basic and diluted earnings per share of $1.25 and $1.21, respectively, for the year ended September 30, 2002. Basic and diluted earnings per share was favorably impacted by the Company's stock repurchase plan. The increase in net income resulted primarily from increased other income and decreased operating expenses which were offset partially by decreased net interest income and increased income taxes.

     Net Interest Income. Net interest income was $11.6 million and $12.3 million for the years ended September 30, 2003 and 2002, respectively. During the year ended September 30, 2003, average net interest-earning assets increased by $1.6 million from $61.6 million at September 30, 2002 to $63.2 million at September 30, 2003. The average balance of interest-earning assets increased by $500,000, or 0.2%, from $327.5 million for the year ended September 30, 2002 to $328.0 million for the year ended September 30, 2003. The average balances of loans receivable increased, but were offset by decreases in investment securities and interest-bearing overnight deposits. In addition, the average balance of interest-bearing liabilities decreased by $1.3 million from $266.0 million for the year ended September 30, 2002 to $264.7 million for the year ended September 30, 2003 primarily due to an increase in the average balance of FHLB advances which was more then offset by a decrease in average deposits. Our interest income declined by a decrease in our interest rate spread from 3.20% for the year ended September 30, 2002 to 3.14% for the year ended September 30, 2003.

     Interest Income. Total interest income was $17.2 million for the year ended September 30, 2003, as compared to $20.1 million for the year ended September 30, 2002, representing a decrease of $2.9 million, or 14.4%. This decrease was attributable to the 87 basis point decrease in the average yield on interest-earning assets which was partially offset by a $420,000 increase in the average balance of interest-earning assets during the year.

     Interest on loans receivable decreased by $1.7 million, or 11.7%, from $14.5 million for the year ended September 30, 2002 to $12.8 million for the year ended September 30, 2003. The average yield on loans receivable decreased 101 basis points from 6.63% for the year ended September 30, 2002 to 5.62% for the year ended September 30, 2003. The decrease resulted primarily from the decrease in the average prime interest rate from 4.86% for the year ended September 30, 2002 to 4.24% for the year ended September 30, 2003. The average balance of loans receivable for the year September 30, 2003 increased by $8.9 million, or 4.1%, from $219.1 million for the year ended September 30, 2002 to $228.0 million for the year ended September 30, 2003.

     Interest on investment securities decreased by $1.0 million, or 18.9%, from $5.3 million for the year ended September 30, 2002 to $4.3 million for the year ended September 30, 2003. The decrease was attributable to a $7.8 million, or 8.2%, decrease in the average balance of investment securities from $95.3 million for the year ended September 30, 2002 to $87.5 million for the year ended September 30, 2003 as well as a 68 basis point decrease in the average yield on investment securities due to falling market interest rates during the year ended September 30, 2003. The average yield on investment securities decreased from 5.55% for the year ended September 30, 2002 to 4.87% for the year ended September 30, 2003. As rates declined, a higher than normal level of our investment securities were called by the issuers and we were faced with lower reinvestment rates.

     Interest on interest-bearing overnight deposits decreased by $94,000 from $240,000 for the year ended September 30, 2002 to $146,000 for the year ended September 30, 2003. The decrease resulted from a $600,000 decrease in the average balance of interest-bearing overnight deposits from $13.2 million for the year ended September 30, 2002 to $12.6 million for the year ended September 30, 2003 as well as a 66 basis point decrease in the yield on interest-bearing overnight deposits.

     Interest Expense. Total interest expense was $5.6 million for the year ended September 30, 2003, as compared with $7.8 million for the year ended September 30, 2002, representing a decrease of $2.2 million, or 28.2%. This decrease was due primarily to a 81 basis point decrease in the average cost of funds. Average interest-bearing liabilities decreased $1.3 million from $266.0 million for the year ended September 30, 2002 to $264.7 million for the year ended September 30, 2003.

     Interest on deposits decreased by $2.1 million, or 31.8%, from $6.6 million for the year ended September 30, 2002 to $4.5 million for the year ended September 30, 2003. The decrease was attributable to a 88 basis point decrease in the average cost of deposits. As market interest rates decreased we lowered the interest rates on our deposit products. Average deposits decreased $2.1 million from $244.2 million for the year ended September 30, 2002 to $242.1 million for the year ended September 30, 2003. The average balances of transaction and savings accounts increased $124,000 from $85.8 million for the year ended September 30, 2002 to $86.0 million for the year ended September 30, 2003. Offsetting the increased average balance of transaction and savings accounts was a $2.2 million decrease in the average balance of certificates of deposit from $158.3 million for the year ended September 30, 2002 to $156.1 million for the year ended September 30, 2003.

     Interest expense on borrowings was $1.1 million for each of the years ended September 30, 2003 and 2002. Average borrowings increased $800,000 from $21.8 million for the year ended September 30, 2002 to $22.6 million for the year ended September 30, 2003. Offsetting this volume increase was a decrease of 20 basis points in the average cost of borrowed money. Outstanding for both years was a long-term fixed rate advance of $20.0 million from the FHLB Atlanta. During the year ended September 30, 2003, we used short-term variable rate borrowings on an as needed basis. As a result of these additional borrowings at lower short-term rates, the average cost of borrowed money decreased.

     Provision for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses at a level we consider adequate to provide for probable loan losses, based on existing loan levels and types of loans outstanding, nonperforming loans, prior loss experience, general economic conditions and other factors. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. Our credit management systems have resulted in low loss experience; however, there can be no assurances that such experience will continue. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The provision for loan losses was $240,000, charge-offs were $117,000 and recoveries were $1,000 for the year ended September 30, 2003 compared with a provision of $240,000, charge-offs of $121,000 and recoveries of $1,000 for the year ended September 30, 2002. Nonperforming loans at both September 30, 2003 and 2002 were $4.2 million. There was no significant impact on the provision as these loans are well secured by property and equipment. The Company made no significant changes to the allowance for loan losses methodology during the period which impacted the provision for loan losses.

     During the year ended September 30, 2003 commercial and home equity loans continued to increase as well as the percentages of these loans to the total portfolio. Although these loans normally are interest sensitive, management believes that there is greater risk inherent in these loans than the typical one-to-four family residential mortgage loan. Therefore, management assigns these types of loans a higher risk weighting in the analysis of the loan loss reserve. The commercial loans that have been originated are loans made to businesses to either produce a product, sell a product or provide a service. Many of these loans are asset-based loans which are loans where repayment is based primarily on the cash flow from operations and secondarily on, the liquidation of assets such as inventory and accounts receivable.
                                       15

     Other Income. Total other income was $3.6 million for the year ended September 30, 2003, as compared to $2.8 million for the year ended September 30, 2002, representing an increase of $800,000, or 28.6%. As interest rates decreased during the year ended September 30, 2003, mortgage loan volumes increased sharply, and mortgage banking income, net increased $800,000, or 72.7% over the prior year. We continued to sell the long-term fixed-rate mortgage loans that were originated. During the years ended September 30, 2003 and 2002, we sold $103.7 million and $62.7 million of mortgage loans and recorded net mortgage banking income of $1.9 million and $1.1 million, respectively. Securities gains, net increased $59,000 from $47,000 for the year ended September 30, 2002 to $106,000 for the year ended September 30, 2003.

     Operating Expenses. Total operating expenses were $8.8 million for each of the years ended September 30, 2003 and 2002. Compensation and related benefits decreased by $400,000, or 6.7%, from $6.0 million for the year ended September 30, 2002 to $5.6 million for the year ended September 30, 2003. Of this decrease $712,000 was related to lower MRP expense for the year ended September 30, 2003, as the final vesting date for the MRPs was June 6, 2002. This decrease was partially offset by an increase in expense attributable to normal salary increases and increased cost of employee benefits. The Company recognized expense from real estate operations of $1,000 for the year ended September 30, 2003 compared to income of $55,000 for the year ended September 30, 2002. During fiscal 2003, the expenses incurred to own and operate the other real estate owned exceeded the rents collected. During fiscal 2002, the occupancy rate on the other real estate owned improved and the net rents collected exceeded the operating expenses. Other operating expenses increased $200,000, or 12.5%, from $1.6 million for the year ended September 30, 2002 to $1.8 million for the year ended September 30, 2003.

     Income Taxes. Income tax expense was $2.2 million for each of the years ended September 30, 2003 and 2002. Our effective tax rate was 36.4% for the year ended September 30, 2003 and 36.2% for the year ended September 30, 2002. The increase in the effective tax rate in 2003 was primarily due to an increase in non-deductible expenses and a decrease in tax exempt interest income over the prior year.

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

     Interest expense on borrowings was $1.1 million for each of the years ended September 30, 2002 and 2001. Average borrowings increased $1.3 million from $20.5 million for the year ended September 30, 2001 to $21.8 million for the year ended September 30, 2002. Offsetting this volume increase was a decrease of 32 basis points in the average cost of borrowed money. Outstanding for both years was a long-term fixed rate advance of $20 million from the FHLB Atlanta. During the year ended September 30, 2002, we used short-term variable rate borrowings on an as needed basis. As a result of these additional borrowings at lower short-term rates, the average cost of borrowed money decreased.

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

IMPACT OF INFLATION AND CHANGING PRICES

     Our financial statements and the accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

ACCOUNTING MATTERS

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Asset Retirement Obligations", (SFAS No. 143) and is effective for years beginning after June 15, 2002. The Statement requires the fair value of an asset retirement obligation to be recorded as a liability in the period when a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets is incurred. SFAS No.143 also requires a corresponding asset that is depreciated over the life of the asset be recorded. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company adopted Statement 143 on October 1, 2002. The adoption of Statement 143 did not have a material impact on the consolidated financial statements.

     On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121 ("Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of"), it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 (Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions) for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Adoption of SFAS No. 144 on October 1, 2002 did not have a material impact on the Company's consolidated financial statements.

     In April 2002, Statement 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued. This statement rescinds FASB Statement No 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary. Statement 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of SFAS No. 4 is applied in fiscal years beginning after May 15, 2002. The provisions of the Statement related to SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of Statement 145 did not have a material effect on the Company's consolidated financial statements.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (SFAS No. 146), "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Those costs include, but are not limited to, the following: (a) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract (hereinafter referred to as one-time termination benefits), (b) costs to terminate a contract that is not a capital lease and (c) costs to consolidate facilities or relocate employees. This Statement does not apply to costs associated with the retirement of a long-lived asset covered by FASB Statement No. 143, "Accounting for Asset Retirement Obligations." A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This statement will impact the Company to the extent it engages in exit or disposal activities in future periods.


     In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, such as the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple events. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002. The Company issues standby letters of credit whereby the Company guarantees performance if a specified triggering event or condition occurs (primarily nonperformance under construction contracts entered into by construction customers.) The guarantees generally expire within one year and may be automatically renewed depending on the terms of the guarantee. The maximum potential amount of undiscounted future payments related to standby letters of credit at September 30, 2003 is $326,000. At September 30, 2003, the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor and no contingent liability is considered necessary, as such amounts are deemed immaterial. Substantially all standby letters of credit are secured by real estate and/or guaranteed by third parties in the event the Company had to advance funds to fulfill the guarantee.


     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148) an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002 while the disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company does not have any plans to change its method of accounting for stock-based employee compensation. There is no pro forma impact for any of the periods presented.

     In January 2003, FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", (Interpretation 46) was issued. Interpretation 46 addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. Interpretation 46 applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation 46 is not expected to have a material effect on the consolidated financial statements.

     In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS No. 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under Statement of Financial Accounting Standards No. 133 (SFAS No. 133). This statement clarifies when a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative instrument contains a financing component, amends the definition of an underlying to conform it to language used in Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and amends certain other existing pronouncements. This Statement requires that contracts with comparable characteristics be accounted for similarly. This Statement is effective for most contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. For contracts with forward purchases or sales of TBA-type securities or other securities that do not yet exist, this Statement is effective for both existing contracts and new contracts entered into after June 30, 2003. All provisions of this Statement should be applied prospectively. Adoption of SFAS No. 149 on July 1, 2003 did not have a material effect on the Company's consolidated financial statements.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS No. 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Adoption of SFAS No. 150 on July 1, 2003 did not have a material effect on the Company's consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
1st State Bancorp, Inc.
Burlington, North Carolina:


We have audited the accompanying consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st State Bancorp, Inc. and subsidiary as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ KPMG LLP


Greensboro, North Carolina
October 27, 2003

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           September 30, 2003 and 2002


                                    ASSETS                                                2003                  2002
                                                                                   -------------------   -------------------
                                                                                            (Dollars in thousands)
Cash and cash equivalents                                                       $            9,359                18,865
Investment securities:
     Held to maturity (fair value of $19,397 and $11,558
        at September 30, 2003 and 2002, respectively)                                       19,462                11,114
     Available for sale (cost of $92,971 and $77,213 at
        September 30, 2003 and 2002, respectively)                                          91,709                78,572
Loans held for sale, at lower of cost or fair value                                            645                 6,798
Loans receivable                                                                           229,581               223,779
Less allowance for loan losses                                                              (3,856)               (3,732)
                                                                                   ---------------       ---------------
                 Net loans receivable                                                      225,725               220,047
                                                                                   ---------------       ---------------
Federal Home Loan Bank stock, at cost                                                        1,675                 1,750
Real estate owned                                                                               95                   183
Premises and equipment                                                                       8,413                 7,972
Accrued interest receivable                                                                  1,967                 2,272
Other assets                                                                                 3,590                 2,896
                                                                                   ---------------       ---------------
                 Total assets                                                   $          362,640               350,469
                                                                                   ===============       ===============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposit accounts                                                           $          262,712               260,667
     Advances from Federal Home Loan Bank                                                   31,500                20,000
     Advance payments by borrowers for property taxes and insurance                             57                    54
     Dividend payable                                                                          297                   241
     Other liabilities                                                                       5,373                 7,938
                                                                                   ---------------       ---------------
                 Total liabilities                                                         299,939               288,900
                                                                                   ---------------       ---------------
Stockholders' equity:
     Preferred stock, $0.01 par value. Authorized 1,000,000 shares;
        none issued                                                                             --                    --
     Common stock, $0.01 par value. Authorized 7,000,000 shares;
        2,971,977 and 3,008,682 shares issued and outstanding at
        September 30, 2003 and 2002, respectively                                               33                    33
     Additional paid-in capital                                                             35,778                35,623
     Unallocated ESOP shares                                                                (3,141)               (3,739)
     Deferred compensation payable in treasury stock                                         5,466                 5,466
     Treasury stock                                                                        (12,785)              (11,899)
     Retained income - substantially restricted                                             38,118                35,258
     Accumulated other comprehensive income (loss) - net
        unrealized gain (loss) on investment securities available for sale                    (768)                  827
                                                                                   ---------------       ---------------
                 Total stockholders' equity                                                 62,701                61,569
                                                                                   ---------------       ---------------
                 Total liabilities and stockholders' equity                     $          362,640               350,469
                                                                                   ===============       ===============

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                 Years ended September 30, 2003, 2002, and 2001
                (Dollars in thousands, except per share amounts)

                                                                    2003                  2002                  2001
                                                            ------------------    ------------------    ------------------
Interest income:
     Interest and fees on loans                               $       12,807        $       14,532        $       19,122
     Interest and dividends on investments                             4,256                 5,290                 4,695
     Overnight deposits                                                  146                   240                   763
                                                              --------------        --------------        --------------
                 Total interest income                                17,209                20,062                24,580
                                                              --------------        --------------        --------------
Interest expense:
     Deposit accounts                                                  4,465                 6,644                11,178
     FHLB advances                                                     1,127                 1,129                 1,128
                                                              --------------        --------------        --------------
                 Total interest expense                                5,592                 7,773                12,306
                                                              --------------        --------------        --------------
                 Net interest income                                  11,617                12,289                12,274
Provision for loan losses                                               (240)                 (240)                 (240)
                                                              --------------        --------------        --------------
                 Net interest income after provision
                    for loan losses                                   11,377                12,049                12,034
                                                              --------------        --------------        --------------
Other income:
     Customer service fees                                               877                   909                   711
     Commission from sales of annuities and mutual
        funds                                                            465                   450                   598
     Mortgage banking income, net                                      1,901                 1,146                   880
     Securities gains, net                                               106                    47                    18
     Other                                                               239                   201                   195
                                                              --------------        --------------        --------------
                 Total other income                                    3,588                 2,753                 2,402
                                                              --------------        --------------        --------------
Operating expenses:
     Compensation and related benefits                                 5,592                 6,019                 6,181
     Occupancy and equipment                                           1,422                 1,299                 1,260
     Real estate operations, net                                           1                   (55)                   71
     Other expenses                                                    1,787                 1,583                 1,716
                                                              --------------        --------------        --------------
                 Total operating expenses                              8,802                 8,846                 9,228
                                                              --------------        --------------        --------------
                 Income before income taxes                            6,163                 5,956                 5,208
Income taxes                                                           2,243                 2,154                 1,835
                                                              --------------        --------------        --------------
                 Net income                                   $        3,920        $        3,802        $        3,373
                                                              ==============        ==============        ==============
Net income per share:
     Basic                                                    $         1.39        $         1.25        $         1.12
     Diluted                                                            1.33                  1.21                  1.06

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                 Years ended September 30, 2003, 2002, and 2001
              (Dollars in thousands, except for per share amounts)

                                                                                                    Deferred
                                                                                                  compensation
                                                                       Unallocated    Unearned     payable in
                                          Common      Additional          ESOP       compensation   treasury        Treasury
                                           stock      paid-in capital    shares          MRP          stock          stock
                                        ------------  --------------- ------------  ------------  ------------   ------------
Balance at September 30, 2000           $     33      $    35,587        (4,950)       (1,296)       2,679            (2,679)
Comprehensive income:
    Net income                                --               --            --            --           --                --
    Other comprehensive income-
      unrealized gain on securities
      available for sale net
      of income taxes of $431                 --               --            --            --           --                --

           Total comprehensive income

Vesting of MRP shares                         --               --            --           778           --                --
Allocation of ESOP shares                     --                1           577            --           --                --
Deferred compensation                         --               --            --            --        1,494                --
Treasury stock held for deferred
    compensation                              --               --            --            --           --            (1,494)
Cash dividends declared ($0.32 per
    share)                                    --               --            --            --           --                --
Cash dividends on unallocated ESOP
    shares and unvested MRP shares            --               --            --            --           --                --
                                        --------      -----------    ----------    ----------    ---------      ------------
Balance at September 30, 2001                 33           35,588        (4,373)         (518)       4,173            (4,173)

Comprehensive income:
    Net income                                --               --            --            --           --                --
    Other comprehensive income-
     unrealized gain on securities
      available for sale net
      of income taxes of $204                 --               --            --            --           --                --

            Total comprehensive income

Vesting of MRP shares                         --               --            --           518           --                --
Allocation of ESOP shares                     --               35           634            --           --                --
Deferred compensation                         --               --            --            --        1,293                --
Treasury stock held for deferred
    compensation                              --               --            --            --           --            (1,293)
Acquisition of treasury shares                --               --            --            --           --            (6,433)
Cash dividends declared ($0.32 per
    share)                                    --               --            --            --           --                --
Cash dividends on unallocated ESOP
    shares and unvested MRP shares            --               --            --            --           --                --
                                        --------      -----------    ----------    ----------    ---------      ------------

Balance at September 30, 2002                 33           35,623        (3,739)           --        5,466           (11,899)


                                                                                  Accumulated
                                                                                     other         Total
                                                                     Retained     comprehensive stockholders'
                                                                      income      income (loss)    equity
                                                                   ------------  -------------- -------------
Balance at September 30, 2000                                        29,999           (164)          59,209

Comprehensive income:                                                 3,373             --            3,373
    Net income
    Other comprehensive income-unrealized gain
      on securities available for sale net
      of income taxes of $431                                            --            674              674
                                                                                                    -------
            Total comprehensive income                                                                4,047
                                                                                                    -------
Vesting of MRP shares                                                    --             --              778
Allocation of ESOP shares                                                --             --              578
Deferred compensation                                                    --             --            1,494
Treasury stock held for deferred
    compensation                                                         --             --           (1,494)
Cash dividends declared ($0.32 per share)                            (1,053)            --           (1,053)
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                                              85             --               85
                                                                  ---------         ------          -------
Balance at September 30, 2001                                        32,404            510           63,644

Comprehensive income:
    Net income                                                        3,802             --            3,802
    Other comprehensive income-unrealized gain
      on securities available for sale net
      of income taxes of $204                                            --            317              317
                                                                                                    -------
            Total comprehensive income                                                                4,119
                                                                                                    -------
Vesting of MRP shares                                                    --             --              518
Allocation of ESOP shares                                                --             --              669
Deferred compensation                                                    --             --            1,293
Treasury stock held for deferred
    compensation                                                         --             --           (1,293)
Acquisition of treasury shares                                           --             --           (6,433)
Cash dividends declared ($0.32 per share)                            (1,030)            --           (1,030)
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                                              82             --               82
                                                                  ---------         ------          -------

Balance at September 30, 2002                                        35,258            827           61,569

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                 Years ended September 30, 2003, 2002, and 2001
              (Dollars in thousands, except for per share amounts)

                                                                                                   Deferred
                                                                                                 compensation
                                                                     Unallocated    Unearned     payable in
                                          Common      Additional        ESOP       compensation  - treasury       Treasury
                                           stock      paid-in capital  shares          MRP          stock          stock
                                       ------------  ---------------------------  ------------  ------------   ------------

Balance at September 30, 2002         $       33        35,623         (3,739)           --         5,466        (11,899)
Comprehensive income:
    Net income                                --            --             --            --            --             --
    Other comprehensive income (loss)
      - unrealized loss on securities
      available for sale net of income
       taxes of $1,026                        --            --             --            --            --             --
            Total comprehensive income        --            --             --            --            --             --
Allocation of ESOP shares                     --           155            598            --            --             --
Acquisition of treasury shares                --            --             --            --            --           (886)
Cash dividends declared ($0.38 per
      share)                                  --            --             --            --            --             --
Cash dividends on unallocated ESOP
      shares                                  --            --             --            --            --             --
                                        --------      --------       --------      --------      --------       --------
Balance at September 30, 2003           $     33        35,778         (3,141)           --         5,466        (12,785)
                                        ========      ========       ========      ========      ========       ========

                                                           Accumulated
                                                              other         Total
                                              Retained     comprehensive stockholders'
                                               income      income (loss)    equity
                                            ------------  -------------- -------------


Balance at September 30, 2002                 35,258            827            61,569
Comprehensive income:
    Net income                                 3,920             --             3,920
    Other comprehensive income (loss)
      - unrealized loss on securities
      available for sale net of income
       taxes of $1,026                            --         (1,595)           (1,595)
                                                                             --------
            Total comprehensive income            --             --             2,325
                                                                             --------
Allocation of ESOP shares                         --             --               753
Acquisition of treasury shares                    --             --              (886)
Cash dividends declared ($0.38 per
      share)                                  (1,132)            --            (1,132)
Cash dividends on unallocated ESOP
      shares                                      72             --                72
                                            --------       --------          --------
Balance at September 30, 2003                 38,118           (768)           62,701
                                            ========       ========          ========


See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                 Years ended September 30, 2003, 2002, and 2001

                                                                    2003               2002              2001
                                                               ----------------   ----------------  ----------------
                                                                              (Dollars in thousands)
Cash flows from operating activities:
    Net income                                                 $      3,920       $      3,802      $      3,373
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for loan losses                                      240                240               240
         Depreciation                                                   733                646               619
         Deferred income tax expense (benefit)                           74                 25                (4)
         Amortization of premiums and discounts, net                    (18)               (45)              (20)
         Deferred compensation                                          230                313               270
         Release of ESOP shares                                         753                669               578
         Vesting of MRP shares and dividends on
            unvested MRP shares                                          --                712             1,047
         Loan origination fees and unearned discounts
            deferred, net of current amortization                      (130)               (68)              (67)
         Net (gain) loss on sale of loans available for sale           (429)               (62)              214
         Gain on sale of investment securities
            available for sale                                         (106)               (47)              (18)
         Net loss (gain) on sale of other real estate                    (6)                 1                --
         Proceeds from loans held for sale                          103,739             62,712            47,936
         Originations of loans held for sale                        (97,157)           (66,157)          (46,594)
         Decrease (increase) in other assets                            257               (173)              173
         Decrease (increase) in accrued interest receivable             305                270               111
         Increase (decrease) in other liabilities                    (2,796)             4,275              (328)
                                                               ------------       ------------      ------------
               Net cash provided by operating activities              9,609              7,113             7,530
                                                               ------------       ------------      ------------
Cash flows from investing activities:
    Proceeds from sale of FHLB stock                                  1,818                 --                --
    Purchase of FHLB stock                                           (1,743)              (100)               --
    Purchases of investment securities held to maturity             (11,366)            (5,959)           (1,165)
    Purchases of investment securities available for sale          (134,199)           (95,403)          (62,520)
    Proceeds from sales of investment securities
       available for sale                                             1,106              1,818             4,011
    Proceeds from maturities and issuer calls of investment
       securities available for sale                                117,472             71,162            13,852
    Proceeds from maturities and issuer calls
       of investment securities held to maturity                      3,005              7,005            56,253
    Net decrease (increase) in loans receivable                      (5,802)             3,630              (158)
    Proceeds from disposal of real estate acquired in
       settlement of loans                                              109                227                --
    Purchases of premises and equipment                              (1,173)              (204)             (580)
                                                               ------------       ------------      ------------
               Net cash provided (used) in investing activities     (30,773)           (17,824)            9,693
                                                               ------------       ------------      ------------
Cash flows from financing activities:
    Net increase (decrease) in deposits                               2,045             12,297            (6,035)
    Increase (decrease) in advance payments by
       borrowers for property taxes and insurance                         3                (28)              (69)
    Advances from Federal Home Loan Bank                             49,500             49,000             5,000
    Repayments of advances from Federal Home
       Loan Bank                                                    (38,000)           (49,000)           (5,000)
    Purchase of treasury stock                                         (886)            (7,726)           (1,494)
    Dividends paid on common stock                                   (1,004)              (948)          (16,751)
                                                               ------------       ------------      ------------
               Net cash provided (used) by financing activities      11,658              3,595           (24,349)
                                                               ------------       ------------      ------------
               Net decrease in cash and cash equivalents             (9,506)            (7,116)           (7,126)
Cash and cash equivalents at beginning of year                       18,865             25,981            33,107
                                                               ------------       ------------      ------------
Cash and cash equivalents at end of year                       $      9,359       $     18,865      $     25,981
                                                               ============       ============      ============

                     1ST STATE BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                 Years ended September 30, 2003, 2002, and 2001

                                                                    2003               2002              2001
                                                               ----------------   ----------------  ----------------
                                                                              (Dollars in thousands)



Payments are shown below for the following:
    Interest                                                   $      5,594              7,778            12,137
    Income taxes                                                      2,205              1,819             1,563
Noncash activities:
    Cash dividends declared but not paid                       $        297                241               244
    Cash dividends on unallocated ESOP shares                            72                 76                65
    Unrealized gains (losses) on available for sale securities       (2,621)               521             1,105
    Loans originated in sale of real estate                              --              2,250                --
    Transfer from loans held for sale to loans receivable                --                 --               686
    Transfer from loans to real estate acquired
       in settlement of loans                                            15                347             1,981

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

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

     (d)  CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing overnight deposits with the Federal Home Loan Bank (FHLB) of Atlanta, and federal funds sold. At September 30, 2003 and 2002, interest-bearing overnight deposits were $2,926,000 and $10,069,000, respectively.

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

                       September 30, 2003, 2002, and 2001

          Management periodically evaluates investment securities for other than temporary declines in value and records any losses through an adjustment to earnings.

     (f)  LOANS HELD FOR SALE

          The Company originates fixed rate single family, residential first mortgage loans on a presold basis. The Company issues a rate lock commitment to a customer and concurrently "locks in" with a secondary market investor under a best efforts delivery mechanism. Certain loans are sold with the servicing retained by the Company. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Company initially funding the loan. The Company recognizes certain origination fees, gains and losses on sale of loans and service release fees upon the sale which are included in other income in the consolidated statement of operations. Between the initial funding of the loans by the Company and the subsequent purchase by the investor, the Company carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

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

                       September 30, 2003, 2002, and 2001

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

          For all specifically reviewed loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement, the Company determines impairment by computing a fair value either based on discounted cash flows using the loan's initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment (such as residential mortgage and consumer installment loans) are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

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

          When the carrying value of real estate exceeds its fair value, less cost to sell, an allowance for loss on real estate is established and a provision for loss on real estate is charged to other expenses. At September 30, 2003, the Company owned two parcels of real estate acquired in settlement of loans totaling $95,000. At September 30, 2002, the Company owned one parcel of real estate acquired in settlement of loans totaling $183,000.

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

                                                                      (Contiued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

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

     (n)  MORTGAGE SERVICING RIGHTS

          The rights to service mortgage loans for others are included in other assets on the consolidated balance sheet. Mortgage servicing rights
          (MSRs) are capitalized based on the allocated cost which is determined when the underlying loans are sold. MSRs are amortized over a period which approximates the life of the underlying loan as an adjustment of servicing income. Impairment reviews of MSRs are performed on a quarterly basis, by determining if specific loans have prepaid and accelerating the MSR amortization related to that specified loan. As of September 30, 2003 and 2002, no valuation was required and the activity related to MSRs is summarized as follows:

                                        2003                    2002
                                     ---------               ----------
                                           (Dollars in thousands)
Balance at beginning of year         $   370                 $     209
Additions of MSRs                        371                       238
Amortization of MSRs                    (194)                      (77)
                                     -------                 ---------
Balance at end of year               $   547                 $     370
                                     =======                 =========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

     (o)  EARNINGS PER SHARE

          For purposes of computing basic and diluted earnings per share, weighted average shares outstanding excludes unallocated ESOP shares that have not been committed to be released. The deferred compensation obligation discussed in note 12 that is funded with shares of the Company's common stock has no net impact on the Company's earnings per share computations. Diluted earnings per share includes the potentially dilutive effects of the Company's benefit plans. There were no antidilutive stock options for the years ended September 30, 2003, 2002, and 2001. A reconciliation of the denominators of the basic and diluted earnings per share computation is as follows:

                                                        2003                  2002                  2001
                                                  ------------------   -------------------   -------------------
                                                                      (Dollars in thousands)
Net income                                     $              3,920                 3,802                 3,373
                                                  =================    ==================    ==================
Average shares issued and outstanding                     2,986,965             3,270,471             3,289,607
     Less unvested MRP shares                                    --               (28,795)              (70,841)
     Less unallocated ESOP shares                          (175,765)             (207,261)             (198,299)
                                                  -----------------    ------------------    ------------------
Average basic shares for earnings
     per share                                            2,811,200             3,034,415             3,020,467
        Add unvested MRP shares                                  --                28,795                70,841
        Add potential common stock
           pursuant to stock option plan                    127,398                90,988                76,593
                                                  -----------------    ------------------    ------------------
Average diluted shares for earnings
     per share                                            2,938,598             3,154,198             3,167,901
                                                  =================    ==================    ==================



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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

          In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148) an amendment of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method on reported results. The Company does not have any plans to change its method of accounting for stock-based employee compensation. There is no pro forma impact for any of the periods presented.

     (q)  COMPREHENSIVE INCOME

          Comprehensive income consists of net income and other comprehensive income and is presented in the statements of stockholders' equity and comprehensive income. The Company's other comprehensive income for the years ended September 30, 2003, 2002, and 2001 and accumulated other comprehensive income as of September 30, 2003 and 2002 are comprised solely of unrealized gains and losses on investments in available for sale securities. Other comprehensive income for the years ended September 30, 2003, 2002, and 2001 follows:

                                                      2003                  2002                  2001
                                                ------------------    ------------------   -------------------
                                                                   (Dollars in thousands)
Unrealized holding gains (losses)
     arising during period, net of tax       $             (1,528)                  347                   685
Reclassification adjustment for
     realized gains, net of tax                               (67)                  (30)                  (11)
                                                -----------------     -----------------    ------------------
Unrealized gains (losses) on
     securities, net of applicable income
     taxes                                   $             (1,595)                  317                   674
                                                =================     =================    ==================


     (r)  DISCLOSURES REGARDING SEGMENTS

          The Company reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Company and its direct and indirect subsidiaries as a single enterprise.

     (s)  RECLASSIFICATIONS

          Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform with the presentation adopted in
          2003. Such reclassifications did not change net income or stockholders' equity as previously reported.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001


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

          In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS No. 149), "Amendment of Statement 133 on
          Derivative  Instruments  and  Hedging  Activities,"  which  amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under Statement of Financial Accounting Standards No. 133 (SFAS No. 133). This statement clarifies when a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative instrument contains a financing component, amends the definition of an underlying to conform it to language used in Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and amends certain other existing pronouncements. This Statement requires that contracts with comparable characteristics be accounted for similarly. This Statement is effective for most contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. For contracts with forward purchases or sales of TBA-type securities or other securities that do not yet exist, this Statement is effective for both existing contracts and new contracts entered into after June 30, 2003. All provisions of this Statement should be applied prospectively. Adoption of SFAS No. 149 on July 1, 2003 did not have a material effect on the Company's consolidated financial statements.

          On September 30, 2003 and 2002, the Company had no embedded derivative instruments requiring separate accounting treatment and had identified commitments to originate fixed-rate loans conforming to secondary market standards as its only freestanding derivative instruments. The Company does not currently engage in hedging activities. The commitments to originate fixed rate conforming loans totaled $278,000 and $2,157,000 at September 30, 2003 and 2001, respectively. The fair value of these commitments was immaterial on these dates and therefore the impact of applying SFAS No. 133 at September 30, 2003 and 2001 was not material to the Company's consolidated financial statements. The Company had no commitments to originate fixed-rate conforming loans at September 30, 2002.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001



     (u)  DEFERRED COMPENSATION

          Directors and certain executive officers participate in a deferred compensation plan, which was approved by the Board of Directors on September 24, 1997. This plan generally provides for fixed payments beginning after the participant retires. Each participant is fully vested in his account balance under the plan. The common stock purchased by the Company for this deferred compensation plan is maintained in a rabbi trust on behalf of the participants. The deferred compensation obligation is classified as a component of stockholders' equity, and the common stock held by the rabbi trust is classified as a reduction of stockholders' equity.

     (v)  STANDBY LETTERS OF CREDIT

          In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which addressed the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees.
          FIN 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, such as the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple events. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002. The Company issues standby letters of credit whereby the Company guarantees performance if a specified triggering event or condition occurs (primarily nonperformance under construction contracts entered into by construction customers). The guarantees generally expire within one year and may be automatically renewed depending on the terms of the guarantee. The maximum potential amount of undiscounted future payments related to standby letters of credit at September 30, 2003 is $326,000. At September 30, 2003 the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor and no contingent liability is considered necessary as such amounts are deemed immaterial. Substantially all standby letters of credit are secured by real estate and/or guaranteed by third parties in the event the Company had to advance funds to fulfill the guarantee.

     (w)  OTHER ASSETS AND OTHER LIABILITIES

          Other assets consists primarily of deferred income taxes and prepaid and other assets. Other liabilities consist primarily of official checks and accrued expenses.

(2)  CONVERSION TO STOCK FORM OF OWNERSHIP

     On August 11, 1998, the board of directors of the Bank adopted the Plan of Conversion (the Plan). Immediately upon completion of the Conversion, 1st State Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank and subsequently converted from a state chartered stock savings bank to a state chartered commercial bank and became the wholly owned subsidiary of 1st State Bancorp, Inc. The Company was incorporated in November 1998 as a Virginia corporation to serve as the Bank's holding company, and prior to April 23, 1999 had no operations and insignificant assets and liabilities. In addition, pursuant to the Plan of Conversion, the Company sold 2,975,625 shares of its $0.01


                                       36
                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

     par value common stock for $16.00 per share. Gross proceeds of the offering totaled $47,610,000, and expenses associated with the Conversion totaled approximately $1,363,000.

     In addition, pursuant to the Plan, the Company established 1st State Bank Foundation, Inc. (the Foundation). In connection with the Conversion, 187,500 additional shares of common stock of the Company (valued at $3,000,000) were issued and donated to the Foundation. The Foundation is dedicated to charitable and educational purposes within the Bank's market area.

(3)  INVESTMENT SECURITIES

     Investment securities consist of the following:

                                                               SEPTEMBER 30, 2003
                                        ------------------------------------------------------------------------
                                           AMORTIZED         UNREALIZED         UNREALIZED           FAIR
                                             COST              GAINS              LOSSES             VALUE
                                        ----------------  -----------------  -----------------  ----------------
                                                             (Dollars in thousands)
Held to maturity:
    U.S. Government and
       agency securities              $          16,408                160                352            16,216
    Municipal bonds                               3,044                129                  2             3,171
    Collateralized mortgage
       obligations                                   10                 --                 --                10
                                        ---------------   ----------------   ----------------   ---------------
                Total                 $          19,462                289                354            19,397
                                        ===============   ================   ================   ===============
Available for sale:
    U.S. Government and
       agency securities              $          92,971                353              1,615            91,709
                                        ===============   ================   ================   ===============

                                                               SEPTEMBER 30, 2002
                                        ------------------------------------------------------------------------
                                           AMORTIZED         UNREALIZED         UNREALIZED           FAIR
                                             COST              GAINS              LOSSES             VALUE
                                        ----------------  -----------------  -----------------  ----------------
                                                             (Dollars in thousands)
Held to maturity:
    U.S. Government and
       agency securities              $           8,430                311                 --             8,741
    Municipal bonds                               2,670                133                 --             2,803
    Collateralized mortgage
       obligations                                   14                 --                 --                14
                                        ---------------   ----------------   ----------------   ---------------
                Total                 $          11,114                444                 --            11,558
                                        ===============   ================   ================   ===============
Available for sale:
    U.S. Government and
       agency securities              $          77,213              1,359                 --            78,572
                                        ===============   ================   ================   ===============

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

     Following is a summary of investments in debt securities by maturity at September 30, 2003. Collateralized mortgage obligations do not have single maturity dates and are not included below.

                                                                                AMORTIZED                FAIR
                                                                                   COST                 VALUE
                                                                            -------------------   -------------------
                                                                                     (Dollars in thousands)
Held to maturity:
     Within one year                                                     $               2,422                 2,481
     After one but within five years                                                     4,002                 4,119
     After five but within 10 years                                                      7,675                 7,589
     After 10 years                                                                      5,353                 5,198
                                                                            ------------------    ------------------
                 Total                                                   $              19,452                19,387
                                                                            ==================    ==================
Available for sale:
     Within one year                                                                        --                    --
     After one but within five years                                                    17,011                17,133
     After five but within 10 years                                                     72,962                71,595
     After 10 years                                                                      2,998                 2,981
                                                                            ------------------    ------------------
                 Total                                                   $              92,971                91,709
                                                                            ==================    ==================


     During the years ended September 30, 2003 and 2002, the Company recognized gross gains on the sale of investment securities available for sale of approximately $106,000 and $47,000, respectively.

     At September 30, 2003, U.S. Government securities with an amortized cost of approximately $31,000,000 were pledged as collateral for certain deposit accounts and advances from the Federal Home Loan Bank of Atlanta.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

(4)  LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                                                          SEPTEMBER 30
                                                                            -----------------------------------------
                                                                                   2003                  2002
                                                                            -------------------   -------------------
                                                                                     (Dollars in thousands)
Real estate loans:
     One-to-four family residential                                      $              47,728                66,708
     Commercial real estate and other properties                                        35,214                34,431
     Home equity and property improvement                                               29,188                24,878
     Construction loans                                                                 16,580                33,080
                                                                            ------------------    ------------------
                 Total real estate loans                                               128,710               159,097
                                                                            ------------------    ------------------
Other loans:
     Commercial                                                                        100,149                72,061
     Consumer                                                                            5,684                 7,117
                                                                            ------------------    ------------------
                 Total other loans                                                     105,833                79,178
                                                                            ------------------    ------------------
Less:
     Construction loans in process                                                      (4,870)              (14,273)
     Net deferred loan origination fees                                                    (92)                 (223)
                                                                            ------------------    ------------------
                 Net loans receivable before
                    allowance for loan losses                                          229,581               223,779
     Allowance for loan losses                                                          (3,856)               (3,732)
                                                                            ------------------    ------------------
                 Loans receivable, net                                   $             225,725               220,047
                                                                            ==================    ==================


     The recorded investment in individually impaired loans was approximately $3,764,000 (all of which were on nonaccrual status) and $3,718,000 (all of which were on nonaccrual status) at September 30, 2003 and 2002, respectively. The related allowance for loan losses on these loans was $210,000 and $163,000 at September 30, 2003 and 2002, respectively. The average recorded investment in impaired loans during the year ended September 30, 2003 was $3,729,000 and income of $219,000 was recognized during the year while the loans were impaired. The average recorded investment in impaired loans during the year ended September 30, 2002 was $3,486,000 and income of $187,000 was recognized during the year while the loans were impaired. The average recorded investment in impaired loans during the year ended September 30, 2001 was $1,800,000 and income of $38,000 was recognized during the year while the loans were impaired.

     The Company grants residential, construction, commercial real estate, home equity and other loans to customers primarily throughout its market area of Alamance County, which includes the cities of Burlington, Mebane and Graham. As reflected in the summary of loans receivable at September 30, 2003 and 2002, a significant component of the Company's loan portfolio consists of lower-risk, one-to-four family residential loans. The higher risk components of the loan portfolio consist of real estate construction

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

     loans, commercial real estate loans and commercial loans for which repayment is dependent on the current real estate market and general economic conditions. The consumer portfolio generally consists of smaller loans to individuals in the Company's primary market area and can also be affected by general economic conditions.

     The Company's nonaccrual loans amounted to approximately $4,153,000 and $4,204,000 at September 30, 2003 and 2002, respectively. If the Company's nonaccrual loans had been current in accordance with their original terms, gross interest income of approximately $281,000, $271,000, and $86,000 would have been recorded for the years ended September 30, 2003, 2002, and 2001, respectively. Interest income on these loans included in net income was approximately $244,000, $207,000, and $38,000 for the years ended September 30, 2003, 2002, and 2001, respectively.

     Loans serviced for others at September 30, 2003 and 2002 were approximately $53,000,000 and $44,000,000, respectively.

     The Company grants residential, construction, commercial, and consumer loans to its officers, directors, and employees for the financing of their personal residences and for other personal purposes. The Company also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features, except for certain loans totaling approximately $4,500,000 at September 30, 2003 to a company affiliated with a director. At September 30, 2003, such loans were current with respect to their payment terms and except for the waiver of certain debt covenants by the Bank, were performing in accordance with the related loan agreements. Based on an analysis of the affiliated company's current financial statements, management has concerns that the borrower may ultimately have difficulty in complying with the present loan repayment terms on an ongoing basis.

     The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30:
                                             2003                  2002
                                      -------------------   -------------------
                                               (Dollars in thousands)
Balance at beginning of year       $              15,989                13,866
New loans                                         12,744                10,452
Repayments                                        (3,653)               (8,329)
                                      ------------------    ------------------
Balance at end of year             $              25,080                15,989
                                      ==================    ==================

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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

     Off-balance sheet financial instruments whose contract amount represents credit and interest-rate risk are summarized as follows:

                                                                                          SEPTEMBER 30
                                                                            -----------------------------------------
                                                                                   2003                  2002
                                                                            -------------------   -------------------
                                                                                     (Dollars in thousands)
Commitments to originate new loans                                       $               1,552                 1,435
Commitments to originate new loans held for sale                                           278                    --
Unfunded commitments to extend credit under existing equity
     line and commercial lines of credit                                                57,237                56,200
Commercial letters of credit                                                               326                   266
Commitments to sell loans held for sale                                                  1,630                16,371


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

     Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2003, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

(5)  ALLOWANCE FOR LOAN LOSSES

     The following is a summary of the activity in the allowance for loan losses:

                                                                         YEARS ENDED SEPTEMBER 30
                                                      ---------------------------------------------------------------
                                                             2003                  2002                  2001
                                                      -------------------   -------------------   -------------------
                                                                          (Dollars in thousands)
Balance at beginning of year                       $               3,732                 3,612                 3,536
Provision for loan losses                                            240                   240                   240
Charge-offs                                                         (117)                 (121)                 (168)
Recoveries                                                             1                     1                     4
                                                      ------------------    ------------------    ------------------
                 Net charge-offs                                    (116)                 (120)                 (164)
                                                      ------------------    ------------------    ------------------
Balance at end of year                             $               3,856                 3,732                 3,612
                                                      ==================    ==================    ==================


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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

(7)  PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                   SEPTEMBER 30
                                     -----------------------------------------
                                            2003                  2002
                                     -------------------   -------------------
                                              (Dollars in thousands)
Land                              $               2,843                 2,777
Building and improvements                         6,442                 6,181
Furniture and equipment                           4,883                 4,037
                                     ------------------    ------------------
                                                 14,168                12,995
Less accumulated depreciation                    (5,755)               (5,023)
                                     ------------------    ------------------
                 Total            $               8,413                 7,972
                                     ==================    ==================

(8)  DEPOSIT ACCOUNTS

     A comparative summary of deposit accounts follows:

                                                      SEPTEMBER 30, 2003
                                           -------------------------------------
                                                                      WEIGHTED
                                                BALANCE             AVERAGE RATE
                                           -------------------   ---------------
                                                    (Dollars in thousands)
Transactions accounts:
     Noninterest bearing accounts       $           13,579                   --
     Interest bearing accounts:
        Checking accounts                           35,468                 0.22%
        Money market accounts                       18,496                 0.67%
Passbook and statement savings accounts             30,534                 0.60%
Certificates of deposit                            164,635                 2.08%
                                           ---------------       --------------
                 Total                  $          262,712                 1.45%
                                           ===============       ==============


                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

                                                           SEPTEMBER 30, 2002
                                                -----------------------------------------
                                                                           WEIGHTED
                                                     BALANCE             AVERAGE RATE
                                                -------------------   -------------------
                                                         (Dollars in thousands)
Transactions accounts:
     Noninterest bearing accounts            $           13,527                   --
     Interest bearing accounts:
        Checking accounts                                32,432                 0.46%
        Money market accounts                            21,360                 1.21%
Passbook and statement savings accounts                  29,228                 1.10%
Certificates of deposit                                 164,120                 2.87%
                                                ---------------       --------------
                 Total                       $          260,667                 2.08%
                                                ===============       ==============

     Time deposits with balances of $100,000 or greater totaled approximately $57,670,000 and $49,195,000 at September 30, 2003 and 2002, respectively.

     At September 30, 2003, the scheduled maturities of certificate accounts were as follows (dollars in thousands):

       Year ending September 30:
         2004                                          $          133,205
         2005                                                      11,121
         2006                                                       9,815
         2007                                                       5,228
         2008                                                       5,266
                                                       ------------------
                     Total                             $          164,635
                                                       ==================

     Interest expense on deposit accounts is summarized below:

                                                                       YEARS ENDED SEPTEMBER 30
                                                    ---------------------------------------------------------------
                                                           2003                  2002                  2001
                                                    -------------------   -------------------   -------------------
                                                                        (Dollars in thousands)
Interest-bearing accounts                        $             322                   511                 1,213
Passbook and statement savings accounts                        273                   414                   597
Certificates of deposit                                      3,870                 5,719                 9,368
                                                    --------------        --------------        --------------
                 Total                           $           4,465                 6,644                11,178
                                                    ==============        ==============        ==============

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001



(9)  ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA

     Advances from the FHLB of Atlanta at September 30, 2003 and 2002 totaled $31,500,000 and $20,000,000 at a weighted average interest rate of 3.90% and 5.39%, respectively. Of this total, $20,000,000 will mature on February 13, 2008 and $11,500,000 represents overnight borrowings. At September 30, 2002, there were no outstanding overnight borrowings.

     At September 30, 2003 and 2002, the Company had pledged all of its stock in the FHLB (see note 6) and entered into a security agreement with a blanket-floating lien pledging a substantial portion of its one-to-four family residential real estate loans and certain investment securities to the FHLB to secure potential borrowings. Under an agreement with the FHLB, the Company must have qualifying, unencumbered collateral with principal balances, when discounted at 75% of the unpaid principal, at least equal to 100% of the Company's FHLB advances.

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

          As summarized below, at September 30, 2003 and 2002, the Bank was in compliance with all of the aforementioned capital requirements. At September 30, 2003, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

     As of September 30:

                                                                      Minimum Ratios
                                                                  ---------------------
                                                                              To be well
                                                                              capitalized
                                                                               for prompt
                           Capital amount           Ratio        For capital   corrective
                        -------------------  -------------------  adequacy      action
                           2003      2002       2003      2002    purposes      purposes
                        --------- ---------  --------- ---------  ---------   ----------
                                        (Dollars in thousands)
Tier I Capital (to
 risk-weighted assets)    55,407    51,959     21.68%    21.79%     4.00%       6.00%
Total Capital
    (to risk-weighted
    assets)               58,615    54,949     22.94%    23.04%     8.00%      10.00%
Leverage - Tier I
 Capital (to average
 assets                   55,407    51,959     15.67%    15.00%     3.00%       5.00%


     At September 30, 2003 and 2002, the Company was also in compliance with the regulatory capital requirements of the FRB, which are similar to those of the FDIC.

(b)  TREASURY STOCK

     On August 20, 2002, the Company's board approved a stock repurchase plan authorizing the Company to repurchase up to 328,961 shares, or approximately 10% of the Company's outstanding common shares. As of September 30, 2003, the Company had repurchased 317,630 shares at a cost of $7,319,000 and had 11,331 shares remaining to be repurchased under the plan. Included in treasury shares at September 30, 2003 are 304,066 shares with a cost basis of $5,466,000 which are held in a rabbi trust for the Company's deferred compensation plan (see note 12).

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

                       September 30, 2003, 2002, and 2001



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

(11) INCOME TAXES

     Components of income tax expense (benefit) consist of the following:

                                                                        YEARS ENDED SEPTEMBER 30
                                                      --------------------------------------------------------------
                                                            2003                  2002                  2001
                                                      ------------------    ------------------    ------------------
                                                                         (Dollars in thousands)
Current:
     Federal                                       $           1,991                 1,989                 1,742
     State                                                       178                   140                    97
                                                      --------------        --------------        --------------
                                                               2,169                 2,129                 1,839
                                                      --------------        --------------        --------------
Deferred:
     Federal                                                      98                    43                   (37)
     State                                                       (24)                  (18)                   33
                                                      --------------        --------------        --------------
                                                                  74                    25                    (4)
                                                      --------------        --------------        --------------
                 Total                             $           2,243                 2,154                 1,835
                                                      ==============        ==============        ==============

     A reconciliation of reported income tax expense for the years ended September 30, 2003, 2002 and 2001, to the amount of the income tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34% follows:

                                                            2003                  2002                  2001
                                                      ------------------    ------------------    ------------------
                                                                         (Dollars in thousands)
Income tax expense at statutory rate               $           2,095                 2,025                 1,771
Increase in income taxes resulting from:
     State income taxes, net of federal benefit                  102                    81                    86
     Other                                                        46                    48                   (22)
                                                      --------------        --------------        --------------
                 Income tax expense                $           2,243                 2,154                 1,835
                                                      ==============        ==============        ==============

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

The significant components of deferred tax assets (liabilities), which are included in other assets, at September 30, 2003 and 2002, respectively, are:

                                                                                  2003                  2002
                                                                           -------------------   -------------------
                                                                                    (Dollars in thousands)
Deferred tax assets:
     Allowance for loan losses                                          $            1,463                 1,394
     Deferred compensation                                                           1,921                 1,841
     Carryforward of charitable contributions                                           44                   255
     Unrealized loss on investment securities available
        for sale                                                                       494                    --
     Other                                                                               1                     1
                                                                           ---------------       ---------------
                 Total gross deferred tax assets                                     3,923                 3,491
                                                                           ---------------       ---------------
     Less valuation allowance                                                           58                    58
                                                                           ---------------       ---------------
                 Deferred tax assets net of valuation allowance                      3,865                 3,433
                                                                           ---------------       ---------------
Deferred tax liabilities:
     Depreciable basis of fixed assets                                                (604)                 (631)
     Tax basis of FHLB stock                                                           (39)                 (145)
     Net loan fees                                                                    (344)                 (267)
     Unrealized gains on investment securities available for sale                       --                  (532)
     Other                                                                            (211)                 (143)
                                                                           ---------------       ---------------
                 Total gross deferred tax liabilities                               (1,198)               (1,718)
                                                                           ---------------       ---------------
                 Net deferred tax asset                                 $            2,667                 1,715
                                                                           ===============       ===============

The valuation allowance for deferred tax assets relates to the future state benefit of timing differences at the Parent as it is management's belief that realization of such deferred tax assets is not anticipated based upon the Parent's history of taxable income and estimates of future taxable income.

The Company is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs significantly from the provisions for loan losses for financial reporting purposes. Under accounting principles generally accepted in the United States of America, the Company is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 2003, includes approximately $4,188,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reductions of such amounts for purposes other than tax bad debt losses could create income for tax purposes in certain remote instances, which would be subject to the then current corporate income tax rate.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001



(12) EMPLOYEE BENEFIT PLANS

     (a)  401(k) PLAN

          The Bank sponsors a 401(k) plan that covers all eligible employees. The Bank matches 100% of employee contributions, with the Bank's contribution limited to 3% of each employee's salary. Matching contributions are funded when accrued. Matching expense totaled approximately $53,000 in 2003, $54,000 in 2002, and $56,000 in 2001.

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

          During the years ended  September 30, 2003,  2002,  and 2001,  expense
          related  to  this  plan  was   $230,000,   $313,000,   and   $270,000,
          respectively.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001


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

          Compensation expense is determined by multiplying the per share market price of the Company's stock by the number of shares to be released. Compensation expense related to the ESOP for the years ended September 30, 2003, 2002, and 2001 was $754,000, $668,000, and $579,000,
          respectively.

          The cost of the shares not yet committed to be released from collateral is shown as a reduction of stockholders' equity.
          Unallocated shares are not considered as outstanding shares for computation of earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the note payable and not as a reduction in retained earnings.

          At September 30, 2003, a total of 30,606 shares has been committed to be released and there were 160,487 of unallocated ESOP shares with a market value of approximately $4,300,000.

     (d)  MANAGEMENT RECOGNITION PLAN (MRP)

          The Bank's MRP was approved by stockholders of the Company on June 6, 2000. On this date restricted stock awards of 126,482 shares were granted. The shares awarded under the MRP were issued from authorized but unissued shares of common stock at no cost to the recipients. The MRP serves as a means of providing existing directors and employees of the Bank with an ownership interest in the Company. Shares of the Company's common stock awarded under the MRP vest at a rate of 33-l/3% per year with one-third immediately vesting on the date of the grant. During fiscal 2002, the remaining 42,156 shares vested to participants. The Company recorded no compensation expense associated with the MRP during the year ended September 30, 2003 as all shares became fully vested in June 2002. Total compensation expense associated with the vesting of shares for the MRP for the years ended September 30, 2002, and 2001 was $518,000, and $778,000, respectively.

          Ordinary and return of capital dividends declared on unvested MRP shares are awarded to holders of MRP shares once the underlying shares become vested. Accordingly, the Company recorded compensation expense for dividends on unvested MRP shares during the years ended September 30, 2003, 2002, and 2001 of $0, $194,000, and $269,000, respectively.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001


(13) LEASING ARRANGEMENTS

     Rental expense was approximately $29,000, $27,000, and $32,000 for the years ended September 30, 2003, 2002, and 2001, respectively. All leases are accounted for as operating leases. Minimum annual rents under noncancelable operating leases with remaining terms in excess of one year at September 30, 2003 are as follows:

                                                            OFFICE
                                                          PROPERTIES
                                                      -------------------
                                                          (Dollars in
                                                           thousands)
Year ending September 30:
     2004                                          $               18
     2005                                                          20
     2006                                                          21
     2007                                                          21
     2008                                                          21
     Thereafter                                                    26
                                                      ---------------
                 Total                             $              127
                                                      ===============

(14) STOCK OPTION PLAN

     On June 6, 2000, the Company's stockholders approved the 1st State Bancorp, Inc. 2000 Stock Option and Incentive Plan (the Plan). The purpose of this plan is to advance the interests of the Company through providing select key employees and directors of the Bank with the opportunity to acquire shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide incentives to the key employees and directors. Under the Plan, the Company has granted 316,312 options to purchase its $0.01 par value common stock. The exercise price per share is equal to the fair market value per share on the date of the grant. Options granted under the Stock Option Plan are 100% vested on the date of the grant. All options expire 10 years from the date of the grant. As a result of a one-time cash dividend of $5.17 paid on October 2, 2000, the exercise price for the options repriced from $18.44 to $14.71. No options were exercised or granted during the year ended September 30, 2003 and 2002. At September 30, 2003, 316,312 options are outstanding, all of which are exercisable.

     The Company has elected to follow APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees and related interpretations in accounting for its stock options as permitted under SFAS No. 123 (SFAS 123), Accounting for Stock-Based Compensation. In accordance with APB 25, no compensation cost is recognized by the Company when stock options are granted because the exercise price of the Company's stock options equals the market price of the underlying common stock on the date of grant. There is no pro forma impact on the Company's net income and net income per share of applying SFAS 123 in 2003, 2002 and 2001 because no options were granted during 2003, 2002, and 2001.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of September 30, 2003 and 2002, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

     (d)  DEPOSIT ACCOUNTS

          The fair value of deposits with no stated maturity, such as noninterest-bearing accounts, interest-bearing checking accounts, money market accounts, passbook, and statement savings, was, by definition, equal to the amount payable on demand as of September 30, 2003 and 2002, respectively. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

     (e)  ADVANCES FROM THE FHLB

          The fair value of advances from the FHLB was estimated using discounted cash flow analyses, using interest rates currently offered for advances of similar remaining maturities.

          The estimated fair values of financial instruments are as follows:

                                                                               SEPTEMBER 30, 2003
                                                                     ----------------------------------------
                                                                         Carrying              Estimated
                                                                           value              fair value
                                                                     ------------------    ------------------
                                                                             (Dollars in thousands)
Financial assets:
     Cash and cash equivalents                                    $           9,359                 9,359
     Investment securities                                                  111,171               111,106
     Loans held for sale                                                        645                   645
     Loans receivable, net of allowance for loan losses                     225,725               226,772
     Federal Home Loan Bank stock                                             1,675                 1,675
     Accrued interest receivable                                              1,967                 1,967
Financial liabilities:
     Deposit accounts                                                       262,712               263,962
     Advances from the Federal Home Loan Bank                                31,500                33,456

                                                                               SEPTEMBER 30, 2002
                                                                     ----------------------------------------
                                                                         Carrying              Estimated
                                                                           value               fair value
                                                                     ------------------    ------------------
                                                                             (Dollars in thousands)
Financial assets:
     Cash and cash equivalents                                    $          18,865                18,865
     Investment securities                                                   89,686                90,130
     Loans held for sale                                                      6,798                 6,798
     Loans receivable, net of allowance for loan losses                     220,047               221,735
     Federal Home Loan Bank stock                                             1,750                 1,750
     Accrued interest receivable                                              2,272                 2,272
Financial liabilities:
     Deposit accounts                                                       260,667               261,952
     Advances from the Federal Home Loan Bank                                20,000                22,142


     At September 30, 2003 and 2002, the Company had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no material current fair value.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001



     SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The disclosures do not include premises and equipment and certain intangible assets, such as customer relationships. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

(16) PARENT COMPANY FINANCIAL DATA

     Condensed financial information for 1st State Bancorp, Inc. is as follows:

                            Condensed Balance Sheets
                                                                                   2003                  2002
                                                                            -------------------   -------------------
                                                                                     (Dollars in thousands)
Assets:
     Cash and cash equivalents                                           $            1,243                 2,787
     Investment securities:
        Available for sale (cost of $1,000 and $1,000 at                                995                 1,010
           September 30, 2003 and 2002, respectively)
     Due from bank subsidiary                                                         3,328                 3,779
     Investment in bank subsidiary                                                   56,824                53,464
     Accrued interest receivable                                                         15                     2
     Other                                                                              643                   788
                                                                            ---------------       ---------------
                 Total assets                                            $           63,048                61,830
                                                                            ===============       ===============
Liabilities and stockholders' equity:
     Accrued taxes and other liabilities                                 $               50                    20
     Dividends payable                                                                  297                   241
                                                                            ---------------       ---------------
                 Total liabilities                                                      347                   261
     Stockholders' equity                                                            62,701                61,569
                                                                            ---------------       ---------------
                 Total liabilities and stockholders' equity              $           63,048                61,830
                                                                            ===============       ===============

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001


                         CONDENSED STATEMENTS OF INCOME

                                                               2003                 2002                  2001
                                                         ------------------   ------------------    ------------------
                                                                            (Dollars in thousands)
Interest on loan from bank subsidiary                 $             150                  217                   386
Dividends from subsidiary                                            --                7,500                 1,343
Interest on investment securities                                    25                   43                     5
Interest on overnight deposits                                       31                   51                   152
                                                         --------------       --------------        --------------
                 Total income                                       206                7,811                 1,886
Operating expenses                                                  240                  918                 1,269
                                                         --------------       --------------        --------------
                 Income (loss) before income taxes                  (34)               6,893                   617
Income tax expense (benefit)                                        (12)                (206)                 (247)
                                                         --------------       --------------        --------------
                 Income (loss) before equity in
                    undistributed net income of
                    subsidiary                                      (22)               7,099                   864
Excess of undistributed net income (dividends)
     over dividends (undistributed net income)
     of bank subsidiary                                           3,942               (3,297)                2,509
                                                         --------------       --------------        --------------
                 Net income                           $           3,920                3,802                 3,373
                                                         ==============       ==============        ==============


                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                   2003                2002               2001
                                                             -----------------   -----------------  -----------------
                                                                             (Dollars in thousands)
Cash flows from operating activities:
     Net income                                            $        3,920                3,802              3,373
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Excess of undistributed net income (dividends)
              over dividends (undistributed net income)
              of bank subsidiary                                   (3,942)               3,297             (2,509)
           Deferred compensation                                      230                  313                270
           Deferred tax expense (benefit)                              --                    4               (292)
           Vesting of MRP shares                                       --                  712              1,047
           Payments from subsidiary for ESOP loan                     446                  446                446
           Increase in due from subsidiary                              5                  846               (687)
           Decrease (increase) in accrued interest receivable         (13)                   1                  4
           Decrease (increase) in other assets                       (100)                (217)               131
           Increase (decrease) in other liabilities                  (200)                 510                (22)
                                                             ------------        -------------      -------------
                 Net cash provided by operating activities            346                9,714              1,761
                                                             ------------        -------------      -------------
Cash flows from investing activities:
     Purchase of available for sale investment securities          (1,000)              (1,000)            (1,000)
     Proceeds from issuer calls of available for sale
        investment securities                                       1,000                1,000                 --
                                                             ------------        -------------      -------------
                 Net cash used by investing activities                 --                   --             (1,000)
                                                             ------------        -------------      -------------
Cash flows from financing activities:
     Purchase of treasury stock                                      (886)              (7,726)            (1,494)
     Cash dividends paid on common stock                           (1,004)                (948)           (16,751)
                                                             ------------        -------------      -------------
                 Net cash used by financing activities             (1,890)              (8,674)           (18,245)
                                                             ------------        -------------      -------------
                 Net increase (decrease) in cash and cash
                    equivalents                                    (1,544)               1,040            (17,484)
Cash and cash equivalents at beginning of year                      2,787                1,747             19,231
                                                             ------------        -------------      -------------
Cash and cash equivalents at end of year                   $        1,243                2,787              1,747
                                                             ============        =============      =============

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001


                       CONDENSED STATEMENTS OF CASH FLOWS
                                                                          2003                2002                2001
                                                                    -----------------   -----------------   ------------------
                                                                                     (Dollars in thousands)
Supplemental disclosure of cash flow information:
     Cash paid (received) during the year for
        income taxes                                             $             15                 (31)                 (58)
Supplemental disclosure of noncash transactions:
     Cash dividends declared but not paid                        $            297                 241                  244
     Cash dividends on unallocated ESOP shares                                 72                  76                   65
     Unrealized gains (losses) on available for sale securities               (15)                 10                   --



(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for the year ended September 30, 2003 is as follows:

                                      FIRST           SECOND           THIRD           FOURTH
                                     QUARTER         QUARTER          QUARTER         QUARTER
                                  --------------  ---------------  --------------- ---------------
                                         (Dollars in thousands, except per share amounts)
Operating summary:
    Interest income             $      4,567            4,397            4,122           4,123
    Interest expense                   1,567            1,445            1,313           1,267
                                  ----------      -----------      -----------     -----------
          Net interest income          3,000            2,952            2,809           2,856
    Provision for loan losses             60               60               60              60
                                  ----------      -----------      -----------     -----------
          Net interest income
                 after provision
                 for loan losses       2,940            2,892            2,749           2,796
    Other income                         794              894              943             957
    Other expense                      2,180            2,204            2,142           2,276
                                  ----------      -----------      -----------     -----------
          Income before
                 income tax
                 expense               1,554            1,582            1,550           1,477
    Income taxes                         571              585              562             525
                                  ----------      -----------      -----------     -----------
           Net income           $        983              997              988             952
                                  ==========      ===========      ===========     ===========
Per share data:
    Earnings - basic                    0.35             0.35             0.35            0.34
    Earnings - diluted                  0.33             0.34             0.34            0.32

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2003, 2002, and 2001



Summarized unaudited quarterly financial data for the year ended September 30, 2002 is as follows:

                                      FIRST           SECOND           THIRD           FOURTH
                                     QUARTER         QUARTER          QUARTER         QUARTER
                                  --------------  ---------------  --------------- ---------------
                                         (Dollars in thousands, except per share amounts)
Operating summary:
    Interest income             $      5,200            4,919            4,955           4,988
    Interest expense                   2,370            1,964            1,756           1,683
                                  ----------      -----------      -----------     -----------
         Net interest income           2,830            2,955            3,199           3,305
    Provision for loan losses             60               60               60              60
                                  ----------      -----------      -----------     -----------
         Net interest income
                 after provision
                 for loan losses       2,770            2,895            3,139           3,245
    Other income                         859              792              568             534
    Other expense                      2,257            2,249            2,179           2,161
                                  ----------      -----------      -----------     -----------
         Income before
                 income tax
                 expense               1,372            1,438            1,528           1,618
    Income taxes                         527              513              542             572
                                  ----------      -----------      -----------     -----------
          Net income            $        845              925              986           1,046
                                  ==========      ===========      ===========     ===========
Per share data:
    Earnings - basic                    0.28             0.31             0.32            0.34
    Earnings - diluted                  0.27             0.29             0.31            0.33

                                                                     (Continued)

                               BOARD OF DIRECTORS

JAMES C. McGILL                          RICHARD C. KEZIAH, CHAIRMAN              T. SCOTT QUAKENBUSH
President and Chief Executive Officer    President of Monarch Hosiery Mills,      Retired
of 1st State Bancorp, Inc. and 1st       Inc.
State Bank                                                                        RICHARD H. SHIRLEY
                                         ERNEST A. KOURY, JR.                     President of Dick Shirley Chevrolet,
JAMES A. BARNWELL, JR.                   Vice President of Carolina Hosiery       Inc.
President of Huffman Oil Co., Inc.       Mills, Inc.
                                                                                  VIRGIL L. STADLER
BERNIE C. BEAN                           JAMES G. McCLURE                         Retired
Retired.                                 President of Green & McClure Furniture
                                         Co.



                             1st STATE BANK OFFICERS


JAMES C. McGILL                            A. CHRISTINE BAKER                        FAIRFAX C. REYNOLDS
President and Chief Executive Officer      Executive Vice President, Secretary and   Executive Vice President
                                           Treasurer

FRANK GAVIGAN                              ROBERT W. MALBURG, JR.                    DAN HANSELL
Senior Vice President                      Senior Vice President                     Manager, First Capital Services, LLC

L. MICHAEL DUNNING                         MICHAEL GEE                               THERESA L. JOYCE
Vice President                             Vice President                            Vice President

GEORGE P. TARRY, JR.                       R. HOYLE VICKREY                          GAIL M. BARNETTE
Vice President                             Vice President                            Assistant Vice President

PATTY G. BLAETZ                            MYRA P. CATHEY                            JULIE F. MILLER
Assistant Vice President                   Assistant Vice President                  Assistant Vice President

SHERRY M. STEWART                          GLENDA S. MADREN                           DEBBIE TUCKER
Assistant Vice President                   Assistant Secretary                       Assistant Secretary

DIANE JEFFRIES                             SHARON OAKLEY                             WARD PATILLO
Branch Officer                             Branch Officer                            Branch Officer

LAURA BENNETT
General Auditor


                                OFFICE LOCATIONS

445 S. Main Street                          2294 N. Church Street                       503 Huffman Mill Road
Burlington, North Carolina 27215            Burlington, North Carolina 27215            Burlington, North Carolina  27215

102 E. Washington Street                    211 N. Main Street                          3466 S. Church Street
Mebane, North Carolina 27302                Graham, North Carolina 27253                Burlington, North Carolina  27215

1203 S. Main Street
Graham, North Carolina  27253

                              CORPORATE INFORMATION

AUDITORS                                  TRANSFER AGENT AND REGISTRAR             ANNUAL REPORT ON FORM 10-K
KPMG LLP                                  Registrar & Transfer Company
301 North Elm Street, Suite 700           10 Commerce Drive                        A  copy  of  1st  State   Bancorp,
Greensboro, North Carolina  27401         Cranford, New Jersey  07016              Inc.'s  Annual Report on Form 10-K
                                                                                   for   the   fiscal    year   ended
                                                                                   September  30,  2003 as filed with
SPECIAL COUNSEL                           ANNUAL MEETING                           the Securities and Exchange
Stradley, Ronon, Stevens & Young, LLP     The Annual Meeting of Stockholders       Commission, will be furnished
1220 19th Street, NW, Suite 600           will be held on February 3, 2004 at      without charge to stockholders as
Washington, DC 20036                      5:30 p.m. at 1st State Bank's main       of the record date for the 2004
                                          office  located at 445 S. Main  Street,  Annual    Meeting   upon   written
                                          Burlington, North Carolina 27215         request  to  Corporate  Secretary,
                                                                                   1st State  Bancorp,  Inc.,  445 S.
                                                                                   Main  Street,  Burlington,   North
                                                                                   Carolina 27215.