Form 10-K, Exhibit 13
period 2004-09-30
1ST STATE BANCORP INC
filed 2004-12-23
CIK 1074078

EXHIBIT 13

1st STATE BANCORP, INC.

     [LOGO]

                                                              2004 ANNUAL REPORT

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

      1st State Bancorp's common stock began trading under the symbol "FSBC" on the Nasdaq National Market System on April 26, 1999. There are currently 2,962,323 shares of common stock outstanding and approximately 923 holders of record of the common stock. Following are the high and low closing prices, by fiscal quarter, as reported on the Nasdaq National Market during the periods indicated, as well as dividends declared on the common stock during each quarter.

                                          High       Low     Dividends Per Share
                                          ----       ---     -------------------

      Fiscal 2004
      -----------
      First quarter ................    $ 29.57    $ 25.87        $ 0.10
      Second quarter ...............      30.65      28.96          0.10
      Third quarter ................      29.45      26.50          0.10
      Fourth quarter ...............      27.25      26.25          0.10

      Fiscal 2003
      -----------
      First quarter ................    $ 24.98    $ 23.30        $ 0.08
      Second quarter ...............      24.50      23.28          0.10
      Third quarter ................      25.50      23.31          0.10
      Fourth quarter ...............      26.85      25.00          0.10

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

TABLE OF CONTENTS
--------------------------------------------------------------------------------

1st State Bancorp, Inc......................................................(i)
Market Information..........................................................(i)
Letter to Stockholders........................................................1
Selected Consolidated Financial and Other Data................................2
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.........................................4
Consolidated Financial Statements............................................20
Corporate Information........................................................56


                                      (i)

                         [1st State Bancorp letterhead]

To Our Shareholders,

      I am pleased to report to you the results of 1st State Bancorp, Inc. for the year ended September 30, 2004. Net income for the year ended September 30, 2004 was $3,464,000 or basic and diluted earnings per share of $1.23 and $1.17, respectively. These results compare to net income of $3,920,000 or basic and diluted earnings per share of $1.39 and $1.33, respectively, in the prior year. The lower earnings reflect the slowdown in mortgage origination activity during the year. Earnings were also negatively affected by the period of historically low interest rates which resulted in lower interest margins during the year. However, the recent interest rate increases by the Federal Open Market Committee beginning June 29, 2004 have improved our net interest margin.

      In February 2004, we completed our previously announced stock repurchase plan in which we repurchased 328,961 shares or 10% of our stock. On November 17, 2004 we announced an additional 10% stock repurchase plan. We will continue to seek ways to enhance shareholder value.

      Our dedicated and experienced employees are focused on serving our customers by offering them the right products to meet their needs. We continue to seek new customers and to expand our relationships with our existing customer base. We continue to concentrate on managing the fundamentals of our business in our local market. The quality of our loan portfolio remains sound and the majority of our loans are to customers in our local market that we know and understand. We are aggressively managing our nonperforming assets and believe that we have adequate loan loss reserves. At September 30, 2004 we have an allowance for loan losses of $4.0 million, or 1.68% of loans receivable.

      On behalf of our staff, officers and directors, thank you for being a stockholder of 1st State Bancorp, Inc. We believe that our Company has a bright future. We look forward to continuing to serve our customers and to enhance shareholder value through growth, profitability and capital management.

Very truly yours,


/s/ James C. McGill
-------------------
James C. McGill
President

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Selected Financial Condition Data

                                                                                            At September 30,
                                                                    ----------------------------------------------------------------
                                                                      2004          2003          2002          2001          2000
                                                                      ----          ----          ----          ----          ----
                                                                                            (In thousands)
Total assets .................................................      $377,714      $362,640      $350,469      $336,792      $355,527
Loans receivable .............................................       231,763       225,725       220,047       222,285       223,595
Loans held for sale, at lower of cost or fair value ..........           930           645         6,798         3,291         5,533
Cash and cash equivalents ....................................         9,854         9,359        18,865        25,981        33,107
Investment securities:
    Available for sale .......................................        96,693        91,709        78,572        55,527         9,752
    Held to maturity .........................................        22,919        19,462        11,114        12,169        67,232
Deposit accounts .............................................       262,734       262,712       260,667       248,370       254,405
Advances from Federal Home Loan Bank .........................        44,000        31,500        20,000        20,000        20,000
Stockholders' equity .........................................        65,914        62,701        61,569        63,644        59,209

Selected Operating Data

                                                                                         Year Ended September 30,
                                                                    ----------------------------------------------------------------
                                                                      2004          2003          2002          2001          2000
                                                                      ----          ----          ----          ----          ----
                                                                                (Dollars in thousands, except per share data)
Total interest income ........................................      $ 16,342      $ 17,209      $ 20,062      $ 24,580      $ 24,784
Total interest expense .......................................         4,793         5,592         7,773        12,306        11,596
                                                                    --------      --------      --------      --------      --------
Net interest income ..........................................        11,549        11,617        12,289        12,274        13,188
Provision for loan losses ....................................           240           240           240           240           240
                                                                    --------      --------      --------      --------      --------
Net interest income after provision
  for loan losses ............................................        11,309        11,377        12,049        12,034        12,948
Other income .................................................         2,341         3,455         2,670         2,328         1,524
Operating expenses ...........................................         8,280         8,669         8,763         9,154         8,346
                                                                    --------      --------      --------      --------      --------
Income before income taxes ...................................         5,370         6,163         5,956         5,208         6,126
Income taxes .................................................         1,906         2,243         2,154         1,835         2,140
                                                                    --------      --------      --------      --------      --------
Net income ...................................................      $  3,464      $  3,920      $  3,802      $  3,373      $  3,986
                                                                    ========      ========      ========      ========      ========

Net income per share - basic .................................      $   1.23      $   1.39      $   1.25      $   1.12      $   1.35
                                                                    ========      ========      ========      ========      ========

Net income per share - diluted ...............................      $   1.17      $   1.33      $   1.21      $   1.06      $   1.32
                                                                    ========      ========      ========      ========      ========

Selected Financial Ratios and Other Data

                                                                                            Year Ended September 30,
                                                                         -----------------------------------------------------------
                                                                           2004         2003         2002         2001         2000
                                                                           ----         ----         ----         ----         ----
Performance Ratios:

   Return on average assets (net income divided
      by average total assets) ....................................        0.94%        1.13%        1.09%        0.98%        1.17%
   Return on average equity (net income
      divided by average equity) ..................................        5.42         6.27         5.85         5.51         5.50
   Interest rate spread (combined weighted average
      interest rate earned less combined weighted
      average interest rate cost) .................................        3.03         3.14         3.20         3.02         3.16
   Net interest margin (net interest income divided
      by  average interest-earning assets) ........................        3.34         3.54         3.75         3.82         4.10
   Ratio of average interest-earning assets
      to average interest-bearing liabilities .....................      121.86       123.89       123.15       120.92       125.93
   Ratio of operating expenses to average total
      assets ......................................................        2.24         2.49         2.51         2.65         2.44
   Dividend payout ratio (dividends declared
      per share divided by diluted net income
      per share) ..................................................       34.19        28.57        26.45        30.19        24.24

Asset Quality Ratios:

   Nonperforming assets to total assets
      at end of period ............................................        1.05         1.17         1.25         0.85         0.82

   Nonperforming loans to total loans
      at end of period ............................................        1.71         1.84         1.91         0.39         1.30

   Allowance for loan losses to total
      loans at end of period ......................................        1.68         1.68         1.67         1.60         1.56

   Allowance for loan losses to nonperforming
      loans at end of period ......................................       99.85        92.85        88.77       411.39       121.93

   Provision for loan losses to total loans .......................        0.10         0.11         0.11         0.11         0.11

   Net charge-offs to average loans outstanding ...................        0.06         0.05         0.05         0.07         0.07

Capital Ratios:

   Shareholders' equity to total assets at end
      of period ...................................................       17.45        17.29        17.57        18.90        16.65

   Average equity to average assets ...............................       17.29        17.96        18.60        17.74        21.19

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

      We have sought to gradually increase the percentage of our assets invested in commercial real estate loans, commercial loans and home equity lines of credit, which have shorter terms and adjust more frequently to changes in interest rates than single-family residential mortgage loans. At September 30, 2004, commercial real estate, commercial and home equity lines of credit totaled $63.4 million, $69.6 million and $37.0 million, respectively, which represented 26.1%, 28.6% and 15.2%, respectively, of gross loans. At September 30, 2004, $43.8 million, or 18.0% of gross loans, consisted of residential real estate mortgage loans.

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

Critical Accounting Policies

      The Company's significant accounting policies are set forth in note 1 of the consolidated financial statements. Of these significant accounting policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy, because it requires management's most subjective and complex judgments. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning the Company's allowance for loan losses and related matters, see "Provision for Loan Losses and Allowance for Loan Losses" below.

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

      At September 30, 2004, we had stockholders' equity of $65.9 million, as compared to $62.7 million at September 30, 2003. We reported net income for the year ended September 30, 2004 of $3.5 million, as compared to $3.9 million and $3.8 million for the years ended September 30, 2003 and 2002, respectively. At September 30, 2004 we had a Tier 1 risk-based capital to risk-weighted assets ratio of 23.7%, a Tier 1 leverage capital to average total assets ratio of 17.5% and a total risk-based capital to risk-weighted assets ratio of 24.9%. At September 30, 2004, we exceeded all regulatory minimum capital requirements.

      At September 30, 2004, the Bank had stockholders' equity of $60.6 million, as compared to $56.8 million at September 30, 2003. At September 30, 2004 and 2003, the Bank had a Tier 1 risk-based capital to risk-weighted assets ratio of 21.9% and 21.7%, respectively. At September 30, 2004, the Bank had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $60.9 million, $60.9 million and $64.4 million, respectively, and was classified as a "well capitalized" institution pursuant to FDIC capital regulations.

      Our primary sources of funds are deposits, principal and interest payments on loans, proceeds from the sale of loans, principal and interest payments on investment securities, and advances from the FHLB of Atlanta. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and local competition.

      Our primary investing activities have been the origination of loans and the purchase of investment securities. During the years ended September 30, 2004, 2003 and 2002, we had $112.2 million, $186.4 million and $160.3 million, respectively, of loan originations. During the years ended September 30, 2004, 2003 and 2002, we purchased investment securities in the amounts of $58.4 million, $145.6 million and $101.4 million, respectively. Our primary financing activity is the attraction of savings deposits.

      FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect the safety and soundness of the bank. The FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Bank's liquidity ratio as 20.0% of total assets at September 30, 2004, which management believes is adequate.

      North Carolina banks must maintain a reserve fund in an amount and/or ratio set by the Banking Commission to account for the level of liquidity necessary to assure the safety and soundness of the State banking system. As of September 30, 2004, the Bank's liquidity ratio was in excess of the level established by North Carolina regulations.

      Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2004 and 2003, cash and cash equivalents totaled $9.9 million and $9.4 million, respectively. We have other sources of liquidity should we need additional funds. During the years ended September 30, 2004, 2003 and 2002, we sold loans totaling $27.1 million, $103.7 million and $62.7 million, respectively. Additional sources of funds include FHLB of Atlanta advances. At September 30, 2004, the Bank had a credit line of $56.3 million with the Federal Home Loan Bank of Atlanta, of which $44.0 million was outstanding and $12.3 million was available. For more information regarding this strategy, see "-- Asset/Liability Management." At September 30, 2004 and 2003, we had $44.0 million and $31.5 million, respectively, of FHLB of Atlanta advances outstanding. Other sources of liquidity include loans and investment securities designated as available for sale, which totaled $930,000 and $96.7 million, respectively, at September 30, 2004.

      We anticipate that we will have sufficient funds available to meet our current commitments. At September 30, 2004, we had $2.2 million in commitments to originate new loans, $55.4 million in unfunded commitments to extend credit under existing equity lines and commercial lines of credit and $2.1 million in standby letters of credit. At September 30, 2004, certificates of deposit which are scheduled to mature within one year totaled $126.7 million. We believe that a significant portion of such deposits will remain with us.

      The Company has declared cash dividends per common share of $0.10 for each of the quarters in fiscal 2004 and $0.10 for each of the last three quarters in fiscal 2003 and $0.08 for the first quarter of fiscal 2003. The Company's ability to pay dividends is dependent upon earnings. The Company's dividend payout ratios for the years ended September 30, 2004, 2003 and 2002 were 34.2%, 28.6% and 26.4%, respectively.

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

      Our principal strategy in managing our interest rate risk has been to increase interest rate sensitive assets such as commercial loans, home equity loans and consumer loans. At September 30, 2004, we had $69.6 million of commercial loans, $37.0 million of home equity loans and $4.6 million of consumer loans, which amounted to 28.6%, 15.2% and 1.9%, respectively, of our gross loan portfolio. In addition, at September 30, 2004, we had $930,000 of loans held for sale, and, pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", we had investment securities with an aggregate amortized cost of $97.4 million and an aggregate fair value of $96.7 million as available for sale. We are holding these loans and investment securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

      We also have shortened the average repricing period of our assets by retaining in our portfolio single-family residential mortgage loans only in cases where the loan carries an adjustable rate or the loan has an interest rate that is sufficient to compensate us for the risk of maintaining long-term, fixed-rate loans in our portfolio. During the past two years, we have sold a significant portion of our fixed-rate, single-family residential mortgage loans with terms of 15 years or more that we have originated, and at September 30, 2004, most of our single-family residential mortgage loans classified as held for investment were originated at least five years previously when market interest rates were higher. At September 30, 2004, we held approximately $16.2 million and $27.6 million of fixed-rate and adjustable-rate residential mortgage loans, respectively, which represented approximately 6.7% and 11.3%, respectively, of our gross loan portfolio. Depending on conditions existing at any given time, as part of our interest rate risk management strategy, we may continue to sell newly originated fixed-rate residential mortgage loans with original maturities of 15 years or more in the secondary market.

      Due to a general slowdown in the economy beginning in 2000, the Federal Reserve acted to provide a stimulus through a series of interest rate reductions that lowered the prime rate from 9.5% in January 2001 to 4.00% in June 2003. The prime rate remained at 4.00% through June 30, 2004. Due to concerns about increasing inflationary pressures, the Federal Reserve raised interest rates by 25 basis points on June 30, 2004 and two additional 25 basis point increases in the quarter ended September 30, 2004. On September 30, 2004, the prime rate was 4.75%. The Company's net interest margin and net interest spread were negatively impacted by the low interest rate environment through June 30, 2004. The recent interest rate increases that occurred during the quarter ended September 30, 2004 have had a positive impact on the Company's net interest margin and net interest spread.

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

      We measure our interest rate risk by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our net interest income and net portfolio value of sudden and sustained 100, 200 and 300 basis points (bp) increases and 50, 75 and 100 bp decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated net interest income of 10%, 15% and 25% in the event of 100, 200 and 300 bp increases and 10%, 10% and 10% in the event of 50, 75 and 100 bp decreases in the market interest rates, respectively. Limits have also been established for changes in net portfolio value of decreases of 10%, 15% and 25% in the event of 100, 200 and 300 bp increases in market interest rates, respectively, and decreases of 10%, 10% and 10% in the event of 50, 75 and 100 bp decreases in market interest rates, respectively. The following table presents the projected change in net interest income and net portfolio value for the various rate shock levels at September 30, 2004.

                               Net Portfolio Value                           Net Interest Income
Change                -------------------------------------        -----------------------------------------
in Rates              $ Amount       $ Change      % Change        $ Amount       $ Change          % Change
--------              --------       --------      --------        --------       --------          --------
                             (Dollars in thousands)                       (Dollars in thousands)
+ 300 bp              $57,805        $(9,334)        (13.9)%        $14,077        $ 2,016             16.7%
+ 200 bp               61,345         (5,794)         (8.6)          13,465          1,404             11.6
+ 100 bp               64,501         (2,638)         (3.9)          12,781            720              6.0
Base                   67,139             --            --           12,061             --               --
-  50 bp               68,663          1,524           2.3           11,678           (383)            (3.2)
-  75 bp               69,030          1,891           2.8           11,455           (606)            (5.0)
- 100 bp               69,409          2,270           3.4           11,230           (831)            (6.9)

      The above table indicates that at September 30, 2004, in the event of sudden and sustained increases in prevailing market interest rates, we would expect our estimated net interest income to increase and our net portfolio value to decrease, and that in the event of sudden and sustained decreases in prevailing market interest rates, we would expect our estimated net interest income to decrease and our net portfolio value to increase. Our board of directors reviews our net interest income and net portfolio value position quarterly, and, if estimated changes in net interest income and net portfolio value are not within the targets established by the board, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board approved targets. At September 30, 2004, our estimated changes in net interest income and net portfolio value were within the targets established by the board of directors.

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

      The following table sets forth certain information relating to our consolidated statements of income for the years ended September 30, 2004, 2003 and 2002 and reflects the average yield on assets and average cost of liabilities at the date and for the periods indicated. We derived yields and costs by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from daily balances.

                                                                                    Year Ended September 30,
                                                       ----------------------------------------------------------------------------
                                                                      2004                                    2003
                                                       ----------------------------------      ------------------------------------
                                                                                  Average                                  Average
                                                       Average                     Yield/      Average                      Yield/
                                                       Balance      Interest        Cost       Balance       Interest        Cost
                                                       -------      --------        ----       -------       --------        ----
                                                                           (Dollars in thousands)
Assets:
  Loans receivable (1) ..........................      229,226      $ 11,460        5.00%      $227,951       $12,807        5.62%
  Investment securities (2) .....................      113,479         4,848        4.27         87,466         4,256        4.87
  Interest-bearing overnight deposits ...........        3,556            34        0.97         12,550           146        1.16
                                                      --------      --------                   --------       -------
    Total interest-earning assets (3) ...........      346,261        16,342        4.72        327,967        17,209        5.25
                                                                    --------                                  -------
Non-interest-earning assets .....................       23,046                                   20,015
                                                      --------                                 --------
    Total assets ................................     $369,307                                 $347,982
                                                      ========                                 ========
Liabilities and stockholders' equity:
  Interest-bearing checking .....................     $ 36,087            77        0.21       $ 33,894           122        0.36
  Money market investment accounts ..............       19,951           139        0.70         22,041           201        0.91
  Passbook and statement savings ................       30,534           187        0.61         30,024           273        0.91
  Certificates of deposit .......................      159,246         3,040        1.91        156,116         3,869        2.48
  FHLB advances .................................       38,325         1,350        3.52         22,647         1,127        4.98
                                                      --------      --------                   --------       -------
    Total interest-bearing liabilities ..........      284,142         4,793        1.69        264,722         5,592        2.11
                                                                    --------        ----                      -------        ----
Non-interest-bearing liabilities ................       21,307                                   20,777
                                                      --------                                 --------
    Total liabilities ...........................      305,449                                  285,499
Stockholders' equity ............................       63,858                                   62,483
                                                      --------                                 --------
    Total liabilities and equity ................     $369,307                                 $347,982
                                                      ========                                 ========

Net interest income .............................                   $ 11,549                                 $ 11,617
                                                                    ========                                 ========
Interest rate spread ............................                                   3.03%                                    3.14%
                                                                                  ======                                   ======
Net interest margin (4) .........................                                   3.34%                                    3.54%
                                                                                  ======                                   ======
Ratio of average interest-earning assets ........
  to average interest-bearing liabilities .......                                 121.86%                                  123.89%
                                                                                   ======                                   ======

                                                                  Year Ended September 30,
                                                           -----------------------------------

                                                                           2002
                                                           -----------------------------------
                                                                 (Dollars in thousands)
                                                                                       Average
                                                           Average                      Yield/
                                                           Balance       Interest        Cost
                                                           -------       --------        ----

Assets:
  Loans receivable (1) ...........................         $219,071      $ 14,532        6.63%
  Investment securities (2) ......................           95,290         5,290        5.55
  Interest-bearing overnight deposits ............           13,186           240        1.82
                                                           --------      --------
    Total interest-earning assets (3) ............          327,547        20,062        6.12
                                                                         --------        ----
Non-interest-earning assets ......................           21,716
                                                           --------
    Total assets .................................         $349,263
                                                           ========
Liabilities and stockholders' equity:
  Interest-bearing checking ......................         $ 31,805      $    152        0.48
  Money market investment accounts ...............           26,374           359        1.36
  Passbook and statement savings .................           27,656           414        1.50
  Certificates of deposit ........................          158,335         5,719        3.61
  FHLB advances ..................................           21,811         1,129        5.18
                                                           --------      --------
    Total interest-bearing liabilities ...........          265,981         7,773        2.92
                                                                         --------        ----
Non-interest-bearing liabilities .................           18,333
                                                           --------
    Total liabilities ............................          284,314
Stockholders' equity .............................           64,949
                                                           --------
    Total liabilities and equity .................         $349,263
                                                           ========

Net interest income ..............................                       $ 12,289
                                                                         ========
Interest rate spread .............................                                       3.20%
                                                                                       ======
Net interest margin (4) ..........................                                       3.75%
                                                                                       ======
Ratio of average interest-earning assets .........
  to average interest-bearing liabilities ........                                     123.15%
                                                                                       ======

----------
(1) Includes nonaccrual loans and loans held for sale, net of discounts, fees and allowance for loan losses

(2)   Includes FHLB of Atlanta stock.

(3) Due to immateriality, the interest income and yields related to certain tax exempt assets have not been adjusted to reflect a fully taxable equivalent yield.

(4)   Represents  net  interest   income  divided  by  the  average  balance  of
      interest-earning assets.

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

                                                                                Year Ended September 30,
                                                -----------------------------------------------------------------------------------
                                                2004              vs.             2003       2003              vs.             2002
                                                ---------------------------------------      --------------------------------------
                                                           Increase (Decrease)                         Increase (Decrease)
                                                                 Due to                                       Due to
                                                ---------------------------------------      --------------------------------------
                                                                       Rate/                                      Rate/
                                                Volume       Rate     Volume      Total      Volume      Rate     Volume      Total
                                                ------       ----     ------      -----      ------      ----     ------      -----
                                                                                  (In thousands)
Interest income:
  Loans receivable (1) ....................    $    71     $(1,410)    $  (8)    $(1,347)    $ 589     $(2,224)    $(90)    $(1,725)
  Investment securities (2) ...............      1,266        (519)     (155)        592      (434)       (653)      53      (1,034)
  Interest bearing overnight
     deposits .............................       (105)        (25)       18        (112)      (11)        (87)       4         (94)
                                               -------     -------     -----     -------     -----     -------     ----     -------
    Total interest-earning assets .........      1,232      (1,954)     (145)       (867)      144      (2,964)     (33)     (2,853)
                                               -------     -------     -----     -------     -----     -------     ----     -------
Interest expense:
  Interest-bearing checking ...............          8         (49)       (3)        (44)       10         (38)      (2)        (30)
  Money market investment
     accounts .............................        (19)        (47)        4         (62)      (59)       (118)      19        (158)
  Passbook and statement savings ..........          5         (90)       (1)        (86)       35        (162)     (14)       (141)
  Certificates of deposit .................         77        (889)      (18)       (830)      (80)     (1,795)      25      (1,850)
  FHLB advances ...........................        780        (329)     (228)        223        43         (44)      (1)         (2)
                                               -------     -------     -----     -------     -----     -------     ----     -------
     Total interest-bearing
         liabilities ......................        851      (1,404)     (246)       (799)      (51)     (2,157)      27      (2,181)
                                               -------     -------     -----     -------     -----     -------     ----     -------
Change in net interest income .............    $   381     $  (550)    $ 101     $   (68)    $ 195     $  (807)    $(60)    $  (672)
                                               =======     =======     =====     =======     =====     =======     ====     =======

----------
(1) Includes nonaccrual loans and loans held for sale net of discounts, fees and allowance for loan losses.

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

      Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

                                                              September 30, 2004       September 30, 2003
                                                              ------------------       ------------------
                                                                            (In thousands)
Commitments to originate new loans                                  $ 2,177                  $ 1,552
Commitments to originate new loans held for sale                         --                      278
Unfunded commitments to extend credit under existing
     equity line and commercial lines of credit                      55,357                   57,237
Commercial letters of credit                                          2,055                      326
Commitments to sell loans held for sale                               2,174                    1,630

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

      Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2004, the aggregate fair value of the loans held for sale exceeded their book value.

Contractual Obligations

As of September 30, 2004


                                                   Payments due by period
                                                   ----------------------
                                                   (Dollars in thousands)

                               Less than
                                 1 year    1-3 years    4-5 years   Over 5 years     Total
                               ---------   ---------    ---------   ------------   --------
Deposits                       $229,137     $ 22,683     $ 10,914     $     --     $262,734
Advances from Federal Home
   Loan Bank                     24,000           --       20,000           --       44,000
Lease obligations                    20           42           42            5          109
                               --------     --------     --------     --------     --------
Total contractual cash
    obligations                 253,157     $ 22,725     $ 30,956     $      5     $306,843
                               ========     ========     ========     ========     ========

Asset Quality

      At September 30, 2004, non-performing assets (nonaccrual loans and real estate owned) were $4.0 million or 1.05% of total assets. At September 30, 2003, the Company had approximately $4.2 million in non-performing assets or 1.17% of total assets. At September 30, 2004 and 2003, impaired loans totaled $3.6 million and $3.8 million, respectively, as defined by Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." At September 30, 2004, the impaired loans resulted from two unrelated commercial loan customers, both of which have loans secured by commercial real estate and business assets in Alamance County. The impaired loans at September 30, 2003 resulted from three unrelated commercial loan customers, all of which have loans secured by commercial real estate and business assets in Alamance County. At September 30, 2004, all of the $3.6 million of the impaired loans are on nonaccrual status, and their related reserve for loan losses totaled $300,000. At September 30, 2003, all of the $3.8 million of the impaired loans are on nonaccrual status, and their related reserve for loan losses totaled $210,000. There was no impact on the provision as management had already anticipated the loans' performance in setting the allowance for loan losses in previous periods. The average carrying value of impaired loans was $3.7 million in each of the years ended September 30, 2004 and 2003, respectively. Interest income of $189,000 and $219,000 has been recorded on impaired loans in the years ended September 30, 2004 and 2003, respectively. The Bank's net chargeoffs for the years ended September 30, 2004 and 2003 were $140,000 and $116,000, respectively. The Bank's allowance for loan losses was $4.0 million at September 30, 2004 and $3.9 million at September 30, 2003. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees was 1.68% at both September 30, 2004 and September 30, 2003.

      The following table presents an analysis of our nonperforming assets:

                                                                   At                  At
                                                              September 30,       September 30
                                                                  2004                2003
                                                                  ----                ----
Nonperforming loans:
Nonaccrual loans ......................................         $  3,962            $  4,153
Loans 90 days past due and accruing ...................               --                  --
Restructured loans ....................................               --                  --
                                                                --------            --------

Total nonperforming loans .............................            3,962               4,153
Other real estate .....................................               17                  95
                                                                --------            --------

Total nonperforming assets ............................         $  3,979            $  4,248
                                                                ========            ========

Nonperforming loans to loans receivable, net ..........             1.72%               1.84%
Nonperforming assets as a percentage of loans
     and other real estate owned ......................             1.72                1.88
Nonperforming assets to total assets ..................             1.05                1.17

      Regulations require that we classify our assets on a regular basis. There are three classifications for problem assets: substandard, doubtful and loss. We regularly review our assets to determine whether any assets require classification or re-classification. At September 30, 2004, we had $4.7 million in substandard assets consisting of $4.7 million in loans and $17,000 in real estate owned. At September 30, 2003, we had $4.9 million in substandard assets consisting of $4.8 million in loans and $95,000 in real estate owned.

      In addition to regulatory classifications, we also classify as "special mention" and "watch" assets that are currently performing in accordance with their contractual terms but may become classified or nonperforming assets in the future. At September 30, 2004, we have identified approximately $5.3 million in assets classified as special mention and $24.8 million as watch.

Comparison of Financial Condition at September 30, 2004 and 2003

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

      Total Assets. Total assets increased by $15.1 million or 4.2%, from $362.6 million at September 30, 2003 to $377.7 million at September 30, 2004. The increase in assets was due primarily to an increase in investment securities and loans receivable. Asset growth was funded primarily by increased borrowings from the FHLB of Atlanta.

      Cash and Cash Equivalents. Cash and cash equivalents increased $500,000 from $9.4 million at September 30, 2003 to $9.9 million at September 30, 2004. Because of the relatively low interest rates on overnight funds, excess cash was invested in short-term agency securities to increase our yield on these funds.

      Loans Receivable. Net loans receivable increased $6.1 million, or 2.7%, from $225.7 million at September 30, 2003 to $231.8 million at September 30, 2004. Loans held for sale increased $285,000 from $645,000 at September 30, 2003 to $930,000 at September 30, 2004. This increase results from the timing of loan originations and loan sales. During the year ended September 30, 2004, mortgage originations were considerably slower than in the previous year as refinance activity slowed down in response to higher mortgage rates. One-to-four family residential loans decreased $5.5 million to $43.8 million at September 30, 2004 as the loan payments and prepayment received on these loans exceeded the loans originated and retained during the year. The Company promoted equity lines during the year, and the equity lines outstanding increased $7.8 million during the year to $37.0 million at September 30, 2004. Construction loans increased $8.0 million to $37.0 million at September 30, 2004. Construction loans include residential and commercial construction loans as well as loans to selected developers in our market area.

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

      The allowance for loan losses at September 30, 2004 and 2003 was $4.0 million and $3.9 million, respectively, which we think is adequate to absorb probable losses in the loan portfolio. The ratio of the allowance for the loan losses to total loans, net of loans in process and deferred loan fees remained at 1.68% at September 30, 2004 unchanged from the level at September 30, 2003. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the recognition of adjustments to the allowance for loan losses based on their judgments of information available to them at the time of their examinations.

      Investment Securities. Investment securities available for sale increased $5.0 million from $91.7 million at September 30, 2003 to $96.7 million at September 30, 2004. Investment securities held to maturity increased $3.4 million from $19.5 million at September 30, 2003 to $22.9 million at September 30, 2004. During the year ended September 30, 2004, $6.4 million of investment securities held to maturity and $44.3 million of investment securities available for sale were called, matured or sold. We experienced lower overall investment yields as proceeds from these called investments were reinvested in securities at the current, lower yields. During this same time period, we purchased $9.9 million of investment securities held to maturity and $48.5 million of investment securities available for sale. Additions to the investment portfolio are dependent upon investable funds that are not needed to satisfy loan demand. We classified most of the investments purchased during the year ended September 30, 2004 as available for sale to give the Company more flexibility for possible sales of securities for liquidity purposes in the future.

      Deposits. Total deposits were $262.7 million at September 30, 2004 unchanged from September 30, 2003. Certificates of deposit at September 30, 2004 totaled $160.3 million or 61.0% of deposits. At September 30, 2003, certificates of deposit totaled $164.6 million or 62.7% of total deposits. During the year ended September 30, 2004, we emphasized transaction and savings accounts which generally carry lower interest rates than certificates of deposit. Transaction and savings accounts increased $4.4 million during the year ended September 30, 2004. In an effort to preserve our net interest margin during the year ended September 30, 2004, the Company used short-term FHLB advances to fund asset growth as a lower cost alternative to certificates of deposits.

      Stockholders' Equity. Stockholders' equity increased by $3.2 million, or 5.1% from $62.7 million at September 30, 2003 to $65.9 million at September 30, 2004. Stockholders' equity increased as a result of net income of $3.5 million, $811,000 from the allocation of ESOP shares, and $366,000 from an increase in accumulated other comprehensive income which reflects the impact of the current market rates. These increases were partially offset by $1.1 million in cash dividends paid to stockholders and $327,000 from the purchase of treasury shares.

Comparison of Operating Results for the Years Ended September 30, 2004 and 2003

      Net Income. We had $3.5 million of net income for the year ended September 30, 2004 compared to $3.9 million of net income for the year ended September 30, 2003 representing a decrease of $400,000, or 10.3%. Basic and diluted earnings per share were $1.23 and $1.17, respectively, for the year ended September 30, 2004 compared to basic and diluted earnings per share of $1.39 and $1.33, respectively, for the year ended September 30, 2003. The decrease in net income resulted primarily from decreased other income which was offset partially by decreased operating expenses and decreased income taxes.

      Net Interest Income. Net interest income was $11.5 million and $11.6 million for the years ended September 30, 2004 and 2003, respectively. This minor decrease of $100,000 resulted from the offsetting effects of an increase in the level of average earning assets and a decline in the net yield on earning assets, or net interest margin, from 3.54% in the year ended September 30, 2003 to 3.34% in the year ended September 30, 2004. The Company's average yield on interest earning assets decreased 53 basis points to 4.72% for the year ended September 30, 2004 from 5.25% in the previous year. The Company's average cost of interest-bearing liabilities decreased 42 basis points to 1.69% for the year ended September 30, 2004 from 2.11% in the prior year. The average balance of interest-earning assets increased by $18.3 million, or 5.6%, from $328.0 million for the year ended September 30, 2003 to $346.3 million for the year ended September 30, 2004. The average balances of loans receivable and investments securities increased while the average balance of interest-bearing overnight deposits decreased. In addition, the average balance of interest-bearing liabilities increased by $19.4 million from $264.7 million for the year ended September 30, 2003 to $284.1 million for the year ended September 30, 2004 primarily due to an increase in the average balances of FHLB advances, certificates of deposits, interest bearing checking accounts, and savings accounts which were partially offset by a decrease in average money market investment accounts.

      Interest Income. Total interest income was $16.3 million for the year ended September 30, 2004, as compared to $17.2 million for the year ended September 30, 2003, representing a decrease of $900,000, or 5.2%. This decrease was attributable to the 53 basis point decrease in the average yield on interest-earning assets which was partially offset by a $18.3 million increase in the average balance of interest-earning assets during the year.

      Interest on loans receivable decreased by $1.3 million, or 10.5%, from $12.8 million for the year ended September 30, 2003 to $11.5 million for the year ended September 30, 2004. The average yield on loans receivable decreased 62 basis points from 5.62% for the year ended September 30, 2003 to 5.00% for the year ended September 30, 2004. The decrease resulted primarily from the decrease in the average prime interest rate from 4.24% for the year ended September 30, 2003 to 4.10% for the year ended September 30, 2004. The average balance of loans receivable for the year September 30, 2004 increased by $1.2 million from $228.0 million for the year ended September 30, 2003 to $229.2 million for the year ended September 30, 2004.

      Interest on investment securities increased by $600,000, or 18.9%, from $4.3 million for the year ended September 30, 2003 to $4.9 million for the year ended September 30, 2004. The increase was attributable to a $26.0 million, or 29.7%, increase in the average balance of investment securities from $87.5 million for the year ended

September 30, 2003 to $113.5 million for the year ended September 30, 2004 which was partially offset by a 60 basis point decrease in the average yield on investment securities due to lower reinvestment rates on the proceeds of matured and called investment securities. The average yield on investment securities decreased from 4.87% for the year ended September 30, 2003 to 4.27% for the year ended September 30, 2004.

      Interest on interest-bearing overnight deposits decreased by $112,000 from $146,000 for the year ended September 30, 2003 to $34,000 for the year ended September 30, 2004. The decrease resulted from a $9.0 million decrease in the average balance of interest-bearing overnight deposits from $12.6 million for the year ended September 30, 2003 to $3.6 million for the year ended September 30, 2004 as well as a 20 basis point decrease in the yield on interest-bearing overnight deposits.

      Interest Expense. Total interest expense was $4.8 million for the year ended September 30, 2004, as compared with $5.6 million for the year ended September 30, 2003, representing a decrease of $800,000, or 14.3%. This decrease was due primarily to a 42 basis point decrease in the average cost of funds which was partially offset by an increase in interest-bearing liabilities of $19.4 million from $264.7 million for the year ended September 30, 2003 to $284.1 million for the year ended September 30, 2004.

      Interest on deposits decreased by $1.1 million, or 26.7%, from $4.5 million for the year ended September 30, 2003 to $3.4 million for the year ended September 30, 2004. The decrease was attributable to a 44 basis point decrease in the average cost of deposits. Average deposits increased $3.7 million from $242.1 million for the year ended September 30, 2003 to $245.8 million for the year ended September 30, 2004. The average balances of transaction and savings accounts increased $600,000 from $86.0 million for the year ended September 30, 2003 to $86.6 million for the year ended September 30, 2004. The average balance of certificates of deposit increased $3.1 million from $156.1 million for the year ended September 30, 2003 to $159.2 million for the year ended September 30, 2004.

      Interest expense on borrowings was $1.4 million for the years ended September 30, 2004 as compared with $1.1 million for the year ended September 30, 2003. Average borrowings increased $15.7 million from $22.6 million for the year ended September 30, 2003 to $38.3 million for the year ended September 30, 2004. Offsetting this volume increase was a decrease of 146 basis points in the average cost of borrowed money. Outstanding for both years was a long-term fixed rate advance of $20.0 million from the FHLB Atlanta. During the year ended September 30, 2004, we used short-term variable rate borrowings on an as needed basis. As a result of these additional borrowings at lower short-term rates, the average cost of borrowed money decreased.

      Provision for Loan Losses. We charge provisions for loan losses to earnings to maintain the total allowance for loan losses at a level we consider adequate to provide for probable loan losses, based on existing loan levels and types of loans outstanding, nonperforming loans, prior loss experience, general economic conditions and other factors. Our policies require the review of assets on a regular basis, and we appropriately classify loans as well as other assets if warranted. Our credit management systems have resulted in low loss experience; however, there can be no assurances that such experience will continue. We believe we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The provision for loan losses was $240,000, charge-offs were $141,000 and recoveries were $1,000 for the year ended September 30, 2004 compared with a provision of $240,000, charge-offs of $117,000 and recoveries of $1,000 for the year ended September 30, 2003. Nonperforming loans at September 30, 2004 and 2003 were $4.0 million and $4.2 million, respectively. There was no significant impact on the provision as these loans are well secured by property and equipment and the Company has increased the specific impaired loan valuation allowance to $300,000 for these loans as of September 30, 2004 compared to $210,000 at September 30, 2003. The Company made no significant changes to the allowance for loan losses methodology during the period which impacted the provision for loan losses.

      During the year ended September 30, 2004 construction and home equity loans continued to increase as well as the percentages of these loans to the total portfolio. Although these loans normally are interest sensitive, management believes that there is greater risk inherent in these loans than the typical one-to-four family residential mortgage loan. Therefore, management assigns these types of loans a higher risk weighting in the analysis of the loan loss reserve.

      Other Income. Total other income was $2.3 million for the year ended September 30, 2004, as compared to $3.5 million for the year ended September 30, 2003, representing a decrease of $1.2 million, or 34.3%. Interest rates began to increase in late 2003 following a period of record low mortgage rates that prevailed for most of the year ended September 30, 2003. During the year ended September 30, 2003, many borrowers took advantage of the low rate environment to refinance their existing mortgage loans. As interest rates began to rise we saw a considerable drop in refinance activity which led to lower volumes of mortgage originations and sales which resulted in lower fee income. We continued to sell the long-term fixed-rate mortgage loans that were originated. During the years ended September 30, 2004 and 2003, we sold $27.1 million and $103.7 million of mortgage loans and recorded net mortgage banking income of $442,000 and $1.8 million, respectively. Securities gains, net increased $106,000 from $106,000 for the year ended September 30, 2003 to $212,000 for the year ended September 30, 2004. Commissions from sales of annuities and mutual funds decreased $128,000 from $465,000 for the year ended September 30, 2003 to $337,000 for the year ended September 30, 2004. This decrease results from lower sales of annuities and mutual funds. Sales of annuities and mutual funds totaled $150,000 and $6.0 million and $1.9 million and $7.2 million for the years ended September 30, 2004 and 2003, respectively. Other income increased $145,000 from $239,000 for the year ended September 30, 2003 to $384,000 for the year ended September 30, 2004. The increase resulted primarily from a $143,000 gain on the sale of a former branch office during June 2004.

      Operating Expenses. Total operating expenses were $8.3 million for the year ended September 30, 2004, as compared to $8.7 million for the year ended September 30, 2003. Compensation and related benefits decreased by $200,000, or 3.6%, from $5.5 million for the year ended September 30, 2003 to $5.3 million for the year ended September 30, 2004. The reduction in compensation and benefits was largely attributable to lower incentives and overtime from lower mortgage production this year compared to the prior year. This decrease was partially offset by increased costs of employee benefits. The Company recognized income from real estate operations of $12,000 for the year ended September 30, 2004 compared to expense of $1,000 for the year ended September 30, 2003. Other operating expenses decreased $200,000, or 11.1%, from $1.8 million for the year ended September 30, 2003 to $1.6 million for the year ended September 30, 2004. This decrease was the result of expense control and reduced lending volumes.

      Income Taxes. Income tax expense was $1.9 million for the year ended September 30, 2004, as compared to $2.2 million for the year ended September 30, 2003. Our effective tax rate was 35.5% for the year ended September 30, 2004 and 36.4% for the year ended September 30, 2003. The decrease in the effective tax rate in 2004 was primarily due to a relative increase in tax exempt interest income over the prior year.

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

      Other Income. Total other income was $3.5 million for the year ended September 30, 2003, as compared to $2.7 million for the year ended September 30, 2002, representing an increase of $800,000, or 29.6%. As interest rates decreased during the year ended September 30, 2003, mortgage loan volumes increased sharply, and mortgage banking income, net increased $700,000, or 63.6% over the prior year. We continued to sell the long-term fixed-rate mortgage loans that were originated. During the years ended September 30, 2003 and 2002, we sold $103.7 million and $62.7 million of mortgage loans and recorded net mortgage banking income of $1.9 million and $1.1 million, respectively. Securities gains, net increased $59,000 from $47,000 for the year ended September 30, 2002 to $106,000 for the year ended September 30, 2003.

      Operating Expenses. Total operating expenses were $8.7 million and $8.8 million for the years ended September 30, 2003 and 2002, respectively. Compensation and related benefits decreased by $400,000, or 6.8%, from $5.9 million for the year ended September 30, 2002 to $5.5 million for the year ended September 30, 2003. Of this decrease $712,000 was related to lower Management Recognition Plan (MRP) expense for the year ended September 30, 2003, as the final vesting date for the MRPs was June 6, 2002. This decrease was partially offset by an increase in expense attributable to normal salary increases and increased cost of employee benefits. The Company recognized expense from real estate operations of $1,000 for the year ended September 30, 2003 compared to income of $55,000 for the year ended September 30, 2002. During fiscal 2003, the expenses incurred to own and operate the other real estate owned exceeded the rents collected. During fiscal 2002, the occupancy rate on the other real estate owned improved and the net rents collected exceeded the operating expenses. Other operating expenses increased $200,000, or 12.5%, from $1.6 million for the year ended September 30, 2002 to $1.8 million for the year ended September 30, 2003.

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

Accounting Matters

      In March 2004, the SEC released Staff Accounting Bulletin No. 105 - Application of Accounting Principles to Loan Commitments. This bulletin requires all registrants to begin accounting for their issued loan commitments (including interest rate lock commitments) subject to Statement 133 as written options. Treatment as a written option would require those loan commitments to be reported as liabilities until either they are exercised (and a loan is made) or they expire unexercised. Staff Accounting Bulletin No. 105 must be applied to loan commitments that are issued after March 31, 2004. The adoption of Staff Accounting Bulletin No. 105 did not have a material impact on the consolidated financial statements.

      In January 2003, Financial Accounting Standards Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", (Interpretation 46) was issued. Interpretation 46 addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. Interpretation 46 applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities", which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", which was issued in
January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. The application of this revised interpretation does not have a material effect on the consolidated financial statements.

      In March 2004, the FASB issued EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application of Certain Investments," which provides guidance for evaluating whether an investment is other-than-temporarily impaired and its application to investments classified as either available for sale or held to maturity under FASB Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost or equity method of accounting. In September 2004, the FASB issued FASB Staff Position ("FSP") EITF No. 03-1-1 until the FASB issues final guidance, expected in the first quarter 2005.

      Paragraphs 10 through 20 of EITF 03-1 provide guidance on when impairment of debt and equity securities is considered other-than-temporary. This guidance generally states impairment is considered other-than-temporary unless the holder of the security has both the intent and ability to hold the security until the fair value recovers and evidence supporting the recovery outweighs evidence to the contrary. We are currently evaluating the impact of the initial adoption of this guidance on the financial condition or results of operations of the Company.

      The Company adopted the guidance of EITF 03-1, excluding paragraphs 10-20 effective as of September 30, 2004. The initial adoption of this issue, which excludes paragraphs 10-20 did not have a material effect on the consolidated financial statements.

      In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investment in loans or debt securities acquired in a transfer if these differences related to a deterioration of credit quality. SOP 03-3 also prohibits companies from carrying over or creating a valuation allowance in the initial accounting for loans acquired. SOP 03-3 is effective for loans acquired in years beginning after December 31, 2004. The adoption of SOP 03-3 is not expected to have a material impact on our consolidated financial statements.

             Report of Independent Registered Public Accounting Firm

The Board of Directors
1st State Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st State Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.


                                        /s/ KPMG LLP

Raleigh, North Carolina
November 17, 2004

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                           September 30, 2004 and 2003

                             (Dollars in thousands)

                                  Assets                                    2004          2003
                                                                         ---------     ---------
Cash and cash equivalents                                                $   9,854         9,359
Investment securities:
      Held to maturity (fair value of $22,884 and $19,397
          at September 30, 2004 and 2003, respectively)                     22,919        19,462
      Available for sale (cost of $97,386 and $92,971 at
          September 30, 2004 and 2003, respectively)                        96,693        91,709
Loans held for sale, at lower of cost or fair value                            930           645
Loans receivable                                                           235,719       229,581
Less allowance for loan losses                                              (3,956)       (3,856)
                                                                         ---------     ---------
                      Net loans receivable                                 231,763       225,725
Federal Home Loan Bank stock, at cost                                        2,325         1,675
Real estate owned                                                               17            95
Premises and equipment                                                       7,884         8,413
Accrued interest receivable                                                  2,124         1,967
Other assets                                                                 3,205         3,590
                                                                         ---------     ---------
                      Total assets                                       $ 377,714       362,640
                                                                         =========     =========
                Liabilities and Stockholders' Equity

Liabilities:
      Deposit accounts                                                   $ 262,734       262,712
      Advances from Federal Home Loan Bank                                  44,000        31,500
      Advance payments by borrowers for property taxes and insurance            39            57
      Dividend payable                                                         296           297
      Other liabilities                                                      4,731         5,373
                                                                         ---------     ---------
                      Total liabilities                                    311,800       299,939
                                                                         ---------     ---------
Stockholders' equity:
      Preferred stock, $0.01 par value. Authorized 1,000,000 shares;
          none issued                                                           --            --
      Common stock, $0.01 par value. Authorized 7,000,000 shares;
          issued and outstanding 2,962,323 and 2,971,977 shares at
          September 30, 2004 and 2003, respectively                             33            33
      Additional paid-in capital                                            36,038        35,778
      Unallocated ESOP shares                                               (2,571)       (3,141)
      Deferred compensation payable in treasury stock                        6,440         5,466
      Treasury stock                                                       (14,086)      (12,785)
      Retained income - substantially restricted                            40,462        38,118
      Accumulated other comprehensive loss - net
          unrealized loss on investment securities available for sale         (402)         (768)
                                                                         ---------     ---------
                      Total stockholders' equity                            65,914        62,701
                                                                         ---------     ---------
                      Total liabilities and stockholders' equity         $ 377,714       362,640
                                                                         =========     =========

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                 Years ended September 30, 2004, 2003, and 2002

                (Dollars in thousands, except per share amounts)

                                                               2004         2003         2002
                                                             --------     --------     --------
Interest income:
      Interest and fees on loans                             $ 11,460       12,807       14,532
      Interest and dividends on investments                     4,848        4,256        5,290
      Overnight deposits                                           34          146          240
                                                             --------     --------     --------
                      Total interest income                    16,342       17,209       20,062
                                                             --------     --------     --------
Interest expense:
      Deposit accounts                                          3,443        4,465        6,644
      FHLB advances                                             1,350        1,127        1,129
                                                             --------     --------     --------
                      Total interest expense                    4,793        5,592        7,773
                                                             --------     --------     --------
                      Net interest income                      11,549       11,617       12,289
Provision for loan losses                                        (240)        (240)        (240)
                                                             --------     --------     --------
                      Net interest income after provision
                           for loan losses                     11,309       11,377       12,049
                                                             --------     --------     --------
Other income:
      Customer service fees                                       966          877          909
      Commission from sales of annuities and mutual
          funds                                                   337          465          450
      Mortgage banking income, net                                442        1,768        1,063
      Securities gains, net                                       212          106           47
      Other                                                       384          239          201
                                                             --------     --------     --------
                      Total other income                        2,341        3,455        2,670
                                                             --------     --------     --------
Operating expenses:
      Compensation and related benefits                         5,252        5,459        5,936
      Occupancy and equipment                                   1,402        1,422        1,299
      Real estate operations, net                                 (12)           1          (55)
      Other expenses                                            1,638        1,787        1,583
                                                             --------     --------     --------
                      Total operating expenses                  8,280        8,669        8,763
                                                             --------     --------     --------
                      Income before income taxes                5,370        6,163        5,956
Income taxes                                                    1,906        2,243        2,154
                                                             --------     --------     --------
                      Net income                             $  3,464        3,920        3,802
                                                             ========     ========     ========
Net income per share:
      Basic                                                  $   1.23         1.39         1.25
      Diluted                                                    1.17         1.33         1.21

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                 Years ended September 30, 2004, 2003, and 2002

              (Dollars in thousands, except for per share amounts)

                                                                                                                   Deferred
                                                                                                                 compensation
                                                                                   Unallocated     Unearned       payable in
                                                         Common      Additional        ESOP     compensation -     treasury
                                                          stock   paid-in capital     shares         MRP            stock
                                                         ------   ---------------  -----------  --------------   ------------
Balance at September 30, 2001                            $    33       35,588         (4,373)         (518)          4,173
Comprehensive income:
    Net income                                                --           --             --            --              --
    Other comprehensive income - unrealized
       gain on securities available for sale net of
       income taxes of $204                                   --           --             --            --              --

               Total comprehensive income
Vesting of MRP shares                                         --           --             --           518              --
Allocation of ESOP shares                                     --           35            634            --              --
Deferred compensation                                         --           --             --            --           1,293
Treasury stock held for deferred compensation                 --           --             --            --              --
Acquisition of treasury shares                                --           --             --            --              --
Cash dividends declared ($0.32 per share)                     --           --             --            --              --
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                                   --           --             --            --              --
                                                         -------      -------        -------       -------         -------
Balance at September 30, 2002                                 33       35,623         (3,739)           --           5,466
Comprehensive income:
    Net income                                                --           --             --            --              --
    Other comprehensive income (loss) - unrealized
       loss on securities available for sale net of
       income taxes of $1,026                                 --           --             --            --              --

               Total comprehensive income                     --           --             --            --              --
Allocation of ESOP shares                                     --          155            598            --              --
Acquisition of treasury shares                                --           --             --            --              --
Cash dividends declared ($0.38 per share)                     --           --             --            --              --
Cash dividends on unallocated ESOP shares                     --           --             --            --              --
                                                         -------      -------        -------       -------         -------
Balance at September 30, 2003                                 33       35,778         (3,141)           --           5,466

                                                                                     Accumulated
                                                                                        other         Total
                                                           Treasury      Retained   comprehensive  stockholders'
                                                            stock         income    income (loss)     equity
                                                         ------------    --------   -------------  -------------
Balance at September 30, 2001                               (4,173)       32,404           510        63,644
Comprehensive income:
    Net income                                                  --         3,802            --         3,802
    Other comprehensive income - unrealized
       gain on securities available for sale net of
       income taxes of $204                                     --            --           317           317
                                                                                                     -------
               Total comprehensive income                                                              4,119
Vesting of MRP shares                                           --            --            --           518
Allocation of ESOP shares                                       --            --            --           669
Deferred compensation                                           --            --            --         1,293
Treasury stock held for deferred compensation               (1,293)           --            --        (1,293)
Acquisition of treasury shares                              (6,433)           --            --        (6,433)
Cash dividends declared ($0.32 per share)                       --        (1,030)           --        (1,030)
Cash dividends on unallocated ESOP shares
    and unvested MRP shares                                     --            82            --            82
                                                           -------       -------       -------       -------
Balance at September 30, 2002                              (11,899)       35,258           827        61,569
Comprehensive income:
    Net income                                                  --         3,920            --         3,920
    Other comprehensive income (loss) - unrealized
       loss on securities available for sale net of
       income taxes of $1,026                                   --            --        (1,595)       (1,595)
                                                                                                     -------
               Total comprehensive income                       --            --            --         2,325
Allocation of ESOP shares                                       --            --            --           753
Acquisition of treasury shares                                (886)           --            --          (886)
Cash dividends declared ($0.38 per share)                       --        (1,132)           --        (1,132)
Cash dividends on unallocated ESOP shares                       --            72            --            72
                                                           -------       -------       -------       -------
Balance at September 30, 2003                              (12,785)       38,118          (768)       62,701

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                 Years ended September 30, 2004, 2003, and 2002

              (Dollars in thousands, except for per share amounts)

                                                                                                                   Deferred
                                                                                                                 compensation
                                                                                   Unallocated     Unearned       payable in
                                                         Common      Additional        ESOP     compensation -     treasury
                                                          stock   paid-in capital     shares         MRP            stock
                                                         ------   ---------------  -----------  --------------   ------------
Balance at September 30, 2003                                 33       35,778         (3,141)           --           5,466
Comprehensive income:
    Net income                                                --           --             --            --              --
    Other comprehensive income - unrealized
       gain on securities available for sale net of
       income taxes of $203                                   --           --             --            --              --

               Total comprehensive income
Exercise of stock options                                     --           19             --            --              --
Allocation of ESOP shares                                     --          241            570            --              --
Deferred compensation                                         --           --             --            --             974
Treasury stock held for deferred compensation                 --           --             --            --              --
Acquisition of treasury shares                                --           --             --            --              --
Cash dividends declared ($0.40 per share)                     --           --             --            --              --
Cash dividends on unallocated ESOP shares                     --           --             --            --              --
                                                         -------      -------        -------       -------         -------
Balance at September 30, 2004                            $    33       36,038         (2,571)           --           6,440
                                                         =======      =======        =======       =======         =======

                                                                                     Accumulated
                                                                                        other         Total
                                                           Treasury      Retained   comprehensive  stockholders'
                                                            stock         income    income (loss)     equity
                                                         ------------    --------   -------------  -------------
Balance at September 30, 2003                              (12,785)       38,118          (768)       62,701
Comprehensive income:
    Net income                                                  --         3,464            --         3,464
    Other comprehensive income - unrealized
       gain on securities available for sale net of
       income taxes of $203                                     --            --           366           366
                                                                                                     -------
               Total comprehensive income                                                              3,830
Exercise of stock options                                       --            --            --            19
Allocation of ESOP shares                                       --            --            --           811
Deferred compensation                                           --            --            --           974
Treasury stock held for deferred compensation                 (974)           --            --          (974)
Acquisition of treasury shares                                (327)           --            --          (327)
Cash dividends declared ($0.40 per share)                       --        (1,184)           --        (1,184)
Cash dividends on unallocated ESOP shares                       --            64            --            64
                                                           -------       -------       -------       -------
Balance at September 30, 2004                              (14,086)       40,462          (402)       65,914
                                                           =======       =======       =======       =======

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                 Years ended September 30, 2004, 2003, and 2002

                             (Dollars in thousands)

                                                                       2004          2003          2002
                                                                    ---------     ---------     ---------
Cash flows from operating activities:
     Net income                                                     $   3,464         3,920         3,802
     Adjustments to reconcile net income to net cash
         provided by operating activities:
             Provision for loan losses                                    240           240           240
             Depreciation                                                 686           733           646
             Deferred income tax expense (benefit)                       (112)           74            25
             Amortization of premiums and discounts, net                    5           (18)          (45)
             Deferred compensation                                        224           230           313
             Release of ESOP shares                                       811           753           669
             Vesting of MRP shares and dividends on
                unvested MRP shares                                        --            --           712
             Loan origination fees and unearned discounts
                deferred, net of current amortization                     (76)         (130)          (68)
             Net (gain) loss on sale of loans available for sale           45          (429)          (62)
             Gain on sale of investment securities
                available for sale                                       (212)         (106)          (47)
             Gain on sale of premises and equipments                     (143)           --            --
             Net loss (gain) on sale of other real estate                  22            (6)            1
             Proceeds from loans held for sale                         27,116       103,739        62,712
             Originations of loans held for sale                      (27,446)      (97,157)      (66,157)
             Decrease (increase) in other assets                          239           257          (173)
             Decrease (increase) in accrued interest receivable          (157)          305           270
             Increase (decrease) in other liabilities                    (108)       (2,796)        4,275
                                                                    ---------     ---------     ---------
                    Net cash provided by operating activities           4,598         9,609         7,113
                                                                    ---------     ---------     ---------
Cash flows from investing activities:
     Proceeds from sale of FHLB stock                                   3,550         1,818            --
     Purchase of FHLB stock                                            (4,200)       (1,743)         (100)
     Purchases of investment securities held to maturity               (9,884)      (11,366)       (5,959)
     Purchases of investment securities available for sale            (48,504)     (134,199)      (95,403)
     Proceeds from sales of investment securities
         available for sale                                            14,003         1,106         1,818
     Proceeds from maturities and issuer calls of investment
         securities available for sale                                 30,303       117,472        71,162
     Proceeds from maturities and issuer calls
         of investment securities held to maturity                      6,417         3,005         7,005
     Net decrease (increase) in loans receivable                       (6,138)       (5,802)        3,630
     Purchase of real estate acquired in settlement of loans             (327)           --            --
     Proceeds from disposal of real estate acquired in
         settlement of loans                                              590           109           227
     Purchases of premises and equipment                                 (200)       (1,173)         (204)
     Proceeds from disposal of premises and equipment                     186            --            --
                                                                    ---------     ---------     ---------
                    Net cash used in investing activities             (14,204)      (30,773)      (17,824)
                                                                    ---------     ---------     ---------

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                 Years ended September 30, 2004, 2003, and 2002

                             (Dollars in thousands)

                                                                       2004          2003          2002
                                                                    ---------     ---------     ---------
Cash flows from financing activities:
     Net increase in deposits                                       $      22         2,045        12,297
     Increase (decrease) in advance payments by
         borrowers for property taxes and insurance                       (18)            3           (28)
     Advances from Federal Home Loan Bank                             127,000        49,500        49,000
     Repayments of advances from Federal Home
         Loan Bank                                                   (114,500)      (38,000)      (49,000)
     Exercise of stock options                                             19            --            --
     Purchase of treasury stock                                        (1,301)         (886)       (7,726)
     Dividends paid on common stock                                    (1,121)       (1,004)         (948)
                                                                    ---------     ---------     ---------
                    Net cash provided by financing activities          10,101        11,658         3,595
                                                                    ---------     ---------     ---------
                    Net increase (decrease) in cash and
                        cash equivalents                                  495        (9,506)       (7,116)
Cash and cash equivalents at beginning of year                          9,359        18,865        25,981
                                                                    ---------     ---------     ---------
Cash and cash equivalents at end of year                            $   9,854         9,359        18,865
                                                                    =========     =========     =========
Payments are shown below for the following:
     Interest                                                       $   4,749         5,594         7,778
     Income taxes                                                       1,743         2,205         1,819
Noncash activities:
     Cash dividends declared but not paid                           $     296           297           241
     Cash dividends on unallocated ESOP shares                             64            72            76
     Unrealized gains (losses) on available for sale securities           569        (2,621)          521
     Loans originated in sale of real estate                               --            --         2,250
     Transfer from loans to real estate acquired
         in settlement of loans                                           207            15           347

See accompanying notes to consolidated financial statements.

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

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

      (d)   Cash and Cash Equivalents

            For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing overnight deposits with the Federal Home Loan Bank (FHLB) of Atlanta, and federal funds sold. At September 30, 2004 and 2003, interest-bearing overnight deposits were $4,333,000 and $2,926,000, respectively.

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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

            Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are amortized as an adjustment to yield over the remaining expected lives of the securities using the level-yield method.

            Management periodically evaluates investment securities for other than temporary declines in value and records any losses through an adjustment to earnings.

      (f)   Loans Held for Sale

            The Company originates fixed rate single family, residential first mortgage loans on a presold basis. The Company issues a rate lock commitment to a customer and concurrently "locks in" with a secondary market investor under a best efforts delivery mechanism. Certain loans are sold with the servicing retained by the Company. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Company initially funding the loan. The Company recognizes certain origination fees, gains and losses on sale of loans and service release fees upon the sale which are included in other income in the consolidated statement of income. Between the initial funding of the loans by the Company and the subsequent purchase by the investor, the Company carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

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

                       September 30, 2004, 2003, and 2002

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

            When the carrying value of real estate exceeds its fair value, less cost to sell, an allowance for loss on real estate is established and a provision for loss on real estate is charged to other expenses. At September 30, 2004, the Company owned one parcel of real estate acquired in settlement of loans totaling $17,000. At September 30, 2003, the Company owned two parcels of real estate acquired in settlement of loans totaling $95,000.

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

                       September 30, 2004, 2003, and 2002

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

      (n)   Mortgage Servicing Rights

            The rights to service mortgage loans for others are included in other assets on the consolidated balance sheet. Mortgage servicing rights (MSRs) are capitalized based on the allocated cost which is determined when the underlying loans are sold. MSRs are amortized over a period which approximates the life of the underlying loan as an adjustment of servicing income. Impairment reviews of MSRs are performed on a quarterly basis, by determining if specific loans have prepaid and accelerating the MSR amortization related to that specified loan. As of September 30, 2004 and 2003, no valuation was required and the activity related to MSRs is summarized as follows:

                                                              2004       2003
                                                             -----      -----
                                                          (Dollars in thousands)
            Balance at beginning of year                     $ 547        370
            Additions of MSRs                                   58        371
            Amortization of MSRs                              (112)      (194)
                                                             -----      -----
            Balance at end of year                           $ 493        547
                                                             =====      =====

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      (o)   Earnings Per Share

            For purposes of computing basic and diluted earnings per share, weighted average shares outstanding excludes unallocated ESOP shares that have not been committed to be released. The deferred compensation obligation discussed in note 12 that is funded with shares of the Company's common stock has no net impact on the Company's earnings per share computations. Diluted earnings per share includes the potentially dilutive effects of the Company's benefit plans, as described below. There were no antidilutive stock options for the years ended September 30, 2004, 2003, and 2002. A reconciliation of the denominators of the basic and diluted earnings per share computation is as follows:

                                                               2004               2003              2002
                                                            -----------       -----------       -----------
                                                                        (Dollars in thousands)
            Net income                                      $     3,464             3,920             3,802
                                                            ===========       ===========       ===========
            Average shares issued and outstanding             2,964,363         2,986,965         3,270,471
                 Less unvested MRP shares                            --                --           (28,795)
                 Less unallocated ESOP shares                  (145,853)         (175,765)         (207,261)
                                                            -----------       -----------       -----------
                             Average basic shares
                                for earnings per share        2,818,510         2,811,200         3,034,415
                 Add unvested MRP shares                             --                --            28,795
                 Add potential common stock
                    pursuant to stock option plan               148,201           127,398            90,988
                                                            -----------       -----------       -----------
                             Average diluted shares
                                for earnings per share        2,966,711         2,938,598         3,154,198
                                                            ===========       ===========       ===========

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

            In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148 Accounting for Stock-Based Compensation - Transition and Disclosure (SFAS 148) an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

            compensation and the effect of the method on reported results. There is no pro forma impact for any of the periods presented, as no stock options were granted or became vested in the years presented.

      (q)   Comprehensive Income

            Comprehensive income consists of net income and other comprehensive income and is presented in the statements of stockholders' equity and comprehensive income. The Company's other comprehensive income for the years ended September 30, 2004, 2003, and 2002 and accumulated other comprehensive income as of September 30, 2004 and 2003 are comprised solely of unrealized gains and losses on investments in available for sale securities. Other comprehensive income for the years ended September 30, 2004, 2003, and 2002 follows:

                                                                 2004              2003              2002
                                                             -----------       -----------       -----------
                                                                          (Dollars in thousands)
            Unrealized holding gains (losses)
                 arising during period, net of tax           $       503            (1,528)              347
            Reclassification adjustment for
                 realized gains, net of tax                         (137)              (67)              (30)
                                                             -----------       -----------       -----------
                             Unrealized gains (losses)
                                on securities, net of
                                applicable income taxes      $       366            (1,595)              317
                                                             ===========       ===========       ===========

      (r)   Disclosures Regarding Segments

            The Company reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Company and its direct and indirect subsidiaries as a single enterprise.

      (s)   Reclassifications

            Certain amounts in the 2003 and 2002 consolidated financial statements have been reclassified to conform with the presentation adopted in 2004. Such reclassifications did not change net income or stockholders' equity as previously reported.

      (t)   Derivative Instruments and Hedging Activities

            All derivative instruments must be recorded on the balance sheet at their respective fair values. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether the derivative qualifies for hedge accounting.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

            On September 30, 2004 and 2003, the Company had no embedded derivative instruments requiring separate accounting treatment and had identified commitments to originate fixed-rate loans conforming to secondary market standards as its only freestanding derivative instruments. The Company does not currently engage in hedging activities. The commitments to originate fixed rate conforming loans totaled $0 and $278,000 at September 30, 2004 and 2003, respectively. The fair value of these commitments was immaterial on these dates and therefore the impact of applying SFAS No. 133 at September 30, 2004 and 2003 was not material to the Company's consolidated financial statements. The Company had no commitments to originate fixed-rate conforming loans at September 30, 2002.

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

      (v)   Standby Letters of Credit

            In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which addressed the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 requires the guarantor to recognize a liability for the noncontingent component of the guarantee, such as the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple events. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002. The Company issues standby letters of credit whereby the Company guarantees performance if a specified triggering event or condition occurs (primarily nonperformance under construction contracts entered into by construction customers). The guarantees generally expire within one year and may be automatically renewed depending on the terms of the guarantee. The maximum potential amount of undiscounted future payments related to standby letters of credit at September 30, 2004 is $2,055,000. At September 30, 2004 the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor and no contingent liability is considered necessary as such amounts are deemed immaterial. Substantially all standby letters of credit are secured by real estate and/or guaranteed by third parties in the event the Company had to advance funds to fulfill the guarantee.

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

                       September 30, 2004, 2003, and 2002

(2)   Conversion to Stock Form of Ownership

      On August 11, 1998, the board of directors of the Bank adopted the Plan of Conversion (the Plan). Immediately upon completion of the Conversion, 1st State Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank and subsequently converted from a state chartered stock savings bank to a state chartered commercial bank and became the wholly owned subsidiary of 1st State Bancorp, Inc. The Company was incorporated in November 1998 as a Virginia corporation to serve as the Bank's holding company, and prior to April 23, 1999 had no operations and insignificant assets and liabilities. In addition, pursuant to the Plan of Conversion, the Company sold 2,975,625 shares of its $0.01 par value common stock for $16.00 per share. Gross proceeds of the offering totaled $47,610,000, and expenses associated with the Conversion totaled approximately $1,363,000.

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

(3)   Investment Securities

      Investment securities consist of the following:

                                                            September 30, 2004
                                        ---------------------------------------------------------------
                                         Amortized        Unrealized      Unrealized
                                           cost             gains           losses          Fair value
                                        -----------      -----------      -----------       -----------
                                                            (Dollars in thousands)
      Held to maturity:
           U.S. Government and
              agency securities         $    18,959               57             (114)           18,902
           Municipal bonds                    3,953               71              (49)            3,975
           Collateralized mortgage
              obligations                         7               --               --                 7
                                        -----------      -----------      -----------       -----------
                       Total            $    22,919              128             (163)           22,884
                                        ===========      ===========      ===========       ===========
      Available for sale:
           U.S. Government and
              agency securities         $    97,386               84             (777)           96,693
                                        ===========      ===========      ===========       ===========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

                                                         September 30, 2003
                                        -----------------------------------------------------------
                                         Amortized      Unrealized      Unrealized
                                            cost           gains          losses         Fair value
                                        ----------      ----------      ----------       ----------
                                                         (Dollars in thousands)
      Held to maturity:
           U.S. Government and
              agency securities         $   16,408             160            (352)          16,216
           Municipal bonds                   3,044             129              (2)           3,171
           Collateralized mortgage
              obligations                       10              --              --               10
                                        ----------      ----------      ----------       ----------
                       Total            $   19,462             289            (354)          19,397
                                        ==========      ==========      ==========       ==========
      Available for sale:
           U.S. Government and
              agency securities         $   92,971             353          (1,615)          91,709
                                        ==========      ==========      ==========       ==========

      Following is a summary of investments in debt securities by maturity at September 30, 2004. Collateralized mortgage obligations do not have single maturity dates and are not included below.

                                                                          Amortized
                                                                             cost         Fair value
                                                                         -----------      -----------
                                                                            (Dollars in thousands)
      Held to maturity:
           Within one year                                               $       250              252
           After one but within five years                                     4,377            4,440
           After five but within 10 years                                     13,008           12,959
           After 10 years                                                      5,277            5,226
                                                                         -----------      -----------
                       Total                                             $    22,912           22,877
                                                                         ===========      ===========
      Available for sale:
           After one but within five years                               $    26,992           26,806
           After five but within 10 years                                     67,395           66,885
           After 10 years                                                      2,999            3,002
                                                                         -----------      -----------
                       Total                                             $    97,386           96,693
                                                                         ===========      ===========

      During the years ended September 30, 2004 and 2003, the Company recognized gross gains on the sale of investment securities available for sale of approximately $212,000 and $106,000, respectively.

      At September 30, 2004, U.S. Government securities with an amortized cost of approximately $50,000,000 were pledged as collateral for certain deposit accounts and advances from the Federal Home Loan Bank of Atlanta.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      The following table provides additional information regarding unrealized losses as of September 30, 2004, none of which relate to securities that are deemed to be other than temporarily impaired. The table is segregated into investments that have been in a continuous unrealized loss position for less than 12 months from those that have been in a continuous unrealized loss position for more than 12 months.

                                         Less than 12 months                12 months or more                     Total
                                      --------------------------       --------------------------       --------------------------
                                         Fair         Unrealized          Fair         Unrealized          Fair         Unrealized
                                         value          losses            value          losses            value          losses
                                      ----------      ----------       ----------      ----------       ----------      ----------
      Held to maturity:
           U.S. Government and
              agency securities       $    7,917             (73)           2,957             (41)          10,874            (114)
           Municipal bonds                 1,246             (49)              --              --            1,246             (49)
           Collaterized mortgage
              obligations                     --              --               --              --               --              --
                                      ----------      ----------       ----------      ----------       ----------      ----------
                       Total          $    9,163            (122)           2,957             (41)          12,120            (163)
                                      ==========      ==========       ==========      ==========       ==========      ==========
      Available for sale:
           U.S. Government and
              agency securities       $   15,822            (175)          45,389            (602)          61,211            (777)
                                      ==========      ==========       ==========      ==========       ==========      ==========

      In the above table, all of the unrealized losses are the result of increases in the interest rates and not because of credit quality concerns. Therefore, the Company expects to collect the full par value of each bond upon maturity with no accounting loss.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

(4)   Loans Receivable

      Loans receivable are summarized as follows:

                                                                   September 30
                                                            -------------------------
                                                               2004            2003
                                                            ---------       ---------
                                                              (Dollars in thousands)
      Real estate loans:
           One-to-four family residential                   $  43,757          49,343
           Commercial real estate and other properties         63,402          63,538
           Home equity and property improvement                37,016          29,188
           Construction loans                                  24,728          16,736
                                                            ---------       ---------
                       Total real estate loans                168,903         158,805
                                                            ---------       ---------
      Other loans:
           Commercial                                          69,649          70,054
           Consumer                                             4,620           5,684
                                                            ---------       ---------
                       Total other loans                       74,269          75,738
                                                            ---------       ---------
      Less:
           Construction loans in process                       (7,436)         (4,870)
           Net deferred loan origination fees                     (17)            (92)
                                                            ---------       ---------
                       Net loans receivable before
                          allowance for loan losses           235,719         229,581
           Allowance for loan losses                           (3,956)         (3,856)
                                                            ---------       ---------
                       Loans receivable, net                $ 231,763         225,725
                                                            =========       =========

      The recorded investment in individually impaired loans was approximately $3,580,000 (all of which were on nonaccrual status) and $3,764,000 (all of which were on nonaccrual status) at September 30, 2004 and 2003, respectively. The related allowance for loan losses on these loans was $300,000 and $210,000 at September 30, 2004 and 2003, respectively. The average recorded investment in impaired loans during the year ended September 30, 2004 was $3,701,000 and income of $189,000 was recognized during the year while the loans were impaired. The average recorded investment in impaired loans during the year ended September 30, 2003 was $3,729,000 and income of $219,000 was recognized during the year while the loans were impaired. The average recorded investment in impaired loans during the year ended September 30, 2002 was $3,486,000 and income of $187,000 was recognized during the year while the loans were impaired.

      The Company grants residential, construction, commercial real estate, home equity and other loans to customers primarily throughout its market area of Alamance County, which includes the cities of Burlington, Mebane and Graham. As reflected in the summary of loans receivable at September 30, 2004 and 2003, a significant component of the Company's loan portfolio consists of lower-risk, one-to-four family residential loans. The higher risk components of the loan portfolio consist of real estate construction loans, commercial real estate loans and commercial loans for which repayment is dependent on the current

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      real estate market and general economic conditions. The consumer portfolio generally consists of smaller loans to individuals in the Company's primary market area and can also be affected by general economic conditions.

      The Company's nonaccrual loans amounted to approximately $3,962,000 and $4,153,000 at September 30, 2004 and 2003, respectively. If the Company's nonaccrual loans had been current in accordance with their original terms, gross interest income of approximately $223,000, $281,000, and $271,000, would have been recorded for the years ended September 30, 2004, 2003, and 2002, respectively. Interest income on these loans included in net income was approximately $208,000, $244,000, and $207,000, for the years ended September 30, 2004, 2003, and 2002, respectively.

      Loans   serviced  for  others  at   September   30,  2004  and  2003  were
      approximately $47,000,000 and $53,000,000, respectively.

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

      The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30:

                                                       2004              2003
                                                    ----------       ----------
                                                       (Dollars in thousands)
      Balance at beginning of year                  $   25,080           15,989
      New loans                                          5,611           12,744
      Repayments                                        (7,157)          (3,653)
                                                    ----------       ----------
      Balance at end of year                        $   23,534           25,080
                                                    ==========       ==========

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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      Off-balance sheet financial instruments whose contract amount represents credit and interest-rate risk are summarized as follows:

                                                                               September 30
                                                                       --------------------------
                                                                          2004            2003
                                                                       ----------      ----------
                                                                          (Dollars in thousands)
      Commitments to originate new loans                               $    2,177           1,552
      Commitments to originate new loans held for sale                         --             278
      Unfunded commitments to extend credit under existing equity
           line and commercial lines of credit                             55,357          57,237
      Commercial letters of credit                                          2,055             326
      Commitments to sell loans held for sale                               2,174           1,630

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

      Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2004, the aggregate fair value of these loans held for sale exceeded their book value.

(5)   Allowance for Loan Losses

      The following is a summary of the activity in the allowance for loan losses:

                                                     Years ended September 30
                                            --------------------------------------------
                                               2004             2003             2002
                                            ----------       ----------       ----------
                                                      (Dollars in thousands)
      Balance at beginning of year          $    3,856            3,732            3,612
      Provision for loan losses                    240              240              240
      Charge-offs                                 (141)            (117)            (121)
      Recoveries                                     1                1                1
                                            ----------       ----------       ----------
                       Net charge-offs            (140)            (116)            (120)
                                            ----------       ----------       ----------
      Balance at end of year                $    3,956            3,856            3,732
                                            ==========       ==========       ==========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

(6)   Investment in FHLB Stock

      As a member of the FHLB of Atlanta, the Company is required to maintain an investment in the stock of the FHLB. This stock is carried at cost since it has no quoted fair value. See also note 9.

(7)   Premises and Equipment

      Premises and equipment consist of the following:

                                                           September 30
                                                   ---------------------------
                                                      2004             2003
                                                   ----------       ----------
                                                      (Dollars in thousands)
      Land                                         $    2,817            2,843
      Building and improvements                         6,477            6,442
      Furniture and equipment                           4,820            4,883
                                                   ----------       ----------
                                                       14,114           14,168

      Less accumulated depreciation                    (6,230)          (5,755)
                                                   ----------       ----------
                       Total                       $    7,884            8,413
                                                   ==========       ==========

(8)   Deposit Accounts

      A comparative summary of deposit accounts follows:

                                                         September 30, 2004
                                                   -----------------------------
                                                                      Weighted
                                                    Balance         average rate
                                                   ----------       ------------
                                                      (Dollars in thousands)
      Transactions accounts:
           Noninterest bearing accounts            $   17,417             0.00%
           Interest bearing accounts:
              Checking accounts                        35,299             0.24%
              Money market accounts                    19,475             0.84%
      Passbook and statement savings accounts          30,263             0.61%
      Certificates of deposit                         160,280             1.85%
                                                   ----------       ----------
                       Total                       $  262,734             1.29%
                                                   ==========       ==========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

                                                      September 30, 2003
                                                   ---------------------------
                                                                    Weighted
                                                     Balance      average rate
                                                   ----------     ------------
                                                       (Dollars in thousands)
      Transactions accounts:
           Noninterest bearing accounts            $   13,579            0.00%
           Interest bearing accounts:
              Checking accounts                        35,468            0.22%
              Money market accounts                    18,496            0.67%
      Passbook and statement savings accounts          30,534            0.60%
      Certificates of deposit                         164,635            2.08%
                                                   ----------      ----------
                       Total                       $  262,712            1.45%
                                                   ==========      ==========

      Time deposits with balances of $100,000 or greater totaled approximately $60,951,000 and $57,670,000 at September 30, 2004 and 2003, respectively.

      At September 30, 2004, the scheduled maturities of certificate accounts were as follows (dollars in thousands):

             Year ending September 30:
                  2005                               $   126,683
                  2006                                    15,429
                  2007                                     7,254
                  2008                                     5,902
                  2009                                     5,012
                                                     -----------
                              Total                  $   160,280
                                                     ===========

      Interest expense on deposit accounts is summarized below:

                                                     Year ended September 30
                                                 -------------------------------
                                                   2004       2003        2002
                                                 --------   --------    --------
                                                      (Dollars in thousands)
      Interest-bearing accounts                  $    216        322         511
      Passbook and statement savings accounts         187        273         414
      Certificates of deposit                       3,040      3,870       5,719
                                                 --------   --------    --------
                       Total                     $  3,443      4,465       6,644
                                                 ========   ========    ========

(9)   Advances from Federal Home Loan Bank of Atlanta

      Advances from the FHLB of Atlanta at September 30, 2004 and 2003 totaled $44,000,000 and $31,500,000 at a weighted average interest rate of 3.62% and 3.90%, respectively. Of these totals, $20,000,000 will mature on February 13, 2008 and at September 30, 2004 and 2003, $24,000,000 and
      $11,500,000 represents overnight borrowings, respectively.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      At September 30, 2004 and 2003, the Company had pledged all of its stock in the FHLB (see note 6) and entered into a security agreement with a blanket-floating lien pledging a substantial portion of its one-to-four family residential real estate loans and certain investment securities to the FHLB to secure potential borrowings.

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

            As summarized below, at September 30, 2004 and 2003, the Bank was in compliance with all of the aforementioned capital requirements. At September 30, 2004, the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

            As of September 30:

                                                                                                          Minimum Ratios
                                                                                                    -------------------------
                                                                                                                  To be well
                                                                                                                  capitalized
                                                                                                                   for prompt
                                                  Capital amount                  Ratio             For capital    corrective
                                               --------------------        -------------------        adequacy       action
                                                 2004         2003          2004         2003         purposes      purposes
                                               -------       ------        -----         -----      ------------  -----------
                                              (Dollars in thousands)
            Tier I Capital (to risk-
                weighted assets)               $60,938       55,407        21.85%        21.68%         4.00%         6.00%
            Total Capital
                (to risk-weighted assets)       64,430       58,615        23.10%        22.94%         8.00%        10.00%
            Leverage - Tier I Capital
                (to average assets)             60,938       55,407        16.19%        15.67%         3.00%         5.00%

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

            At September 30, 2004 and 2003, the Company was also in compliance with the regulatory capital requirements of the FRB, which are similar to those of the FDIC.

      (b)   Treasury Stock

            On August 20, 2002, the Company's board approved a stock repurchase plan authorizing the Company to repurchase up to 328,961 shares, or approximately 10% of the Company's outstanding common shares. During the year ended September 30, 2004, the Company completed its repurchase of 328,961 shares at a cost of $7,645,000. Included in treasury shares at September 30, 2004 are 338,960 shares with a cost basis of $6,440,000 which are held in a rabbi trust for the Company's deferred compensation plan (see note 12). On November 17, 2004, the Company announced an additional 10% stock repurchase plan.

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

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

(11)  Income Taxes

      Components of income tax expense (benefit) consist of the following:

                                                                       Years ended September 30
                                                           -----------------------------------------------
                                                               2004              2003             2002
                                                           -----------       -----------       -----------
                                                                      (Dollars in thousands)
      Current:
           Federal                                         $     1,922             1,991             1,989
           State                                                    96               178               140
                                                           -----------       -----------       -----------
                                                                 2,018             2,169             2,129
                                                           -----------       -----------       -----------
      Deferred:
           Federal                                                 (81)               98                43
           State                                                   (31)              (24)              (18)
                                                           -----------       -----------       -----------
                                                                  (112)               74                25
                                                           -----------       -----------       -----------
                       Total                               $     1,906             2,243             2,154
                                                           ===========       ===========       ===========

       A reconciliation of reported income tax expense for the years ended September 30, 2004, 2003, and 2002, to the amount of the income tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34% follows:

                                                               2004              2003             2002
                                                           -----------       -----------       -----------
                                                                      (Dollars in thousands)
      Income tax expense at statutory rate                 $     1,826             2,095             2,025
      Increase in income taxes resulting from:
           State income taxes, net of federal benefit               43               102                81
           Other                                                    37                46                48
                                                           -----------       -----------       -----------
                       Income tax expense                  $     1,906             2,243             2,154
                                                           ===========       ===========       ===========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      The significant components of deferred tax assets (liabilities), which are included in other assets, at September 30, 2004 and 2003, respectively, are:

                                                                               2004              2003
                                                                           -----------       -----------
                                                                               (Dollars in thousands)
      Deferred tax assets:
           Allowance for loan losses                                       $     1,531             1,463
           Deferred compensation                                                 2,083             1,921
           Carryforward of charitable contributions                                 --                44
           Unrealized loss on investment securities available
              for sale                                                             291               494
           Other                                                                     2                 1
                                                                           -----------       -----------
                       Total gross deferred tax assets                           3,907             3,923

           Less valuation allowance                                                 56                58
                                                                           -----------       -----------
                       Deferred tax assets net of valuation allowance            3,851             3,865
                                                                           -----------       -----------
      Deferred tax liabilities:
           Depreciable basis of fixed assets                                      (689)             (604)
           Tax basis of FHLB stock                                                  (6)              (39)
           Net loan fees                                                          (390)             (344)
           Other                                                                  (190)             (211)
                                                                           -----------       -----------
                       Total gross deferred tax liabilities                     (1,275)           (1,198)
                                                                           -----------       -----------
                       Net deferred tax asset                              $     2,576             2,667
                                                                           ===========       ===========

      The valuation allowance for deferred tax assets relates to the future state benefit of temporary differences at the Parent as it is management's belief that realization of such deferred tax assets is not anticipated based upon the Parent's history of taxable income and estimates of future taxable income.

      The Company is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs significantly from the provisions for loan losses for financial reporting purposes. Under accounting principles generally accepted in the United States of America, the Company is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987, the base year. Retained income at September 30, 2004, includes approximately $4,188,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reductions of such amounts for purposes other than tax bad debt losses could create income for tax purposes in certain remote instances, which would be subject to the then current corporate income tax rate.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

(12)  Employee Benefit Plans

      (a)   401(k) Plan

            The Bank sponsors a 401(k) plan that covers all eligible employees. The Bank matches 100% of employee contributions, with the Bank's contribution limited to 3% of each employee's salary. Matching contributions are funded when accrued. Matching expense totaled approximately $64,000 in 2004, $53,000 in 2003, and $54,000 in 2002.

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

            During the years ended September 30, 2004,  2003, and 2002,  expense
            related  to  this  plan  was  $224,000,   $230,000,   and  $313,000,
            respectively.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

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

            Compensation expense is determined by multiplying the per share market price of the Company's stock by the number of shares to be released. Compensation expense related to the ESOP for the years ended September 30, 2004, 2003, and 2002 was $811,000, $753,000, and
            $669,000, respectively.

            The cost of the shares not yet committed to be released from collateral is shown as a reduction of stockholders' equity.
            Unallocated shares are not considered as outstanding shares for computation of earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the note payable and not as a reduction in retained earnings.

            At September 30, 2004, a total of 29,135 shares has been committed to be released and there were 131,352 of unallocated ESOP shares with a market value of approximately $3,500,000.

      (d)   Management Recognition Plan (MRP)

            The Bank's MRP was approved by stockholders of the Company on June 6, 2000. On this date restricted stock awards of 126,482 shares were granted. The shares awarded under the MRP were issued from authorized but unissued shares of common stock at no cost to the recipients. The MRP serves as a means of providing existing directors and employees of the Bank with an ownership interest in the Company. Shares of the Company's common stock awarded under the MRP vest at a rate of 33-l/3% per year with one-third immediately vesting on the date of the grant. During fiscal 2002, the remaining 42,156 shares vested to participants. The Company recorded no compensation expense associated with the MRP during the year ended September 30, 2004 and 2003 as all shares became fully vested in June 2002. Total compensation expense associated with the vesting of shares for the MRP for the year ended September 30, 2002, was $518,000.

            Ordinary and return of capital dividends declared on unvested MRP shares are awarded to holders of MRP shares once the underlying shares become vested. Accordingly, the Company recorded

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

            compensation expense for dividends on unvested MRP shares during the years ended September 30, 2004, 2003, and 2002 of $0, $0, and $194,000, respectively.

(13)  Leasing Arrangements

      Rental expense was approximately $28,000, $29,000, and $27,000, for the years ended September 30, 2004, 2003, and 2002, respectively. All leases are accounted for as operating leases. Minimum annual rents under noncancelable operating leases with remaining terms in excess of one year at September 30, 2004 are as follows (dollars in thousands):

                                                       Office
                                                     properties
                                                    -----------
             Year ending September 30:
                  2005                              $        20
                  2006                                       21
                  2007                                       21
                  2008                                       21
                  2009                                       21
                  Thereafter                                  5
                                                    -----------
                              Total                 $       109
                                                    ===========

(14)  Stock Option Plan

      On June 6, 2000, the Company's stockholders approved the 1st State Bancorp, Inc. 2000 Stock Option and Incentive Plan (the Plan). The purpose of this plan is to advance the interests of the Company through providing select key employees and directors of the Bank with the opportunity to acquire shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide incentives to the key employees and directors. Under the Plan, the Company has granted 316,312 options to purchase its $0.01 par value common stock. The exercise price per share is equal to the fair market value per share on the date of the grant. Options granted under the Stock Option Plan are 100% vested on the date of the grant. All options expire 10 years from the date of the grant. As a result of a one-time cash dividend of $5.17 paid on October 2, 2000, the exercise price for the options repriced from $18.44 to $14.71. No options were granted during the year ended September 30, 2004 and 2003. Options exercised during the year ended September 30, 2004 and 2003 were 2,077 and 0, respectively. At September 30, 2004, 314,235 options are outstanding, all of which are exercisable.

      The Company has elected to follow APB Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees and related interpretations in accounting for its stock options as permitted under SFAS No. 123 (SFAS 123), Accounting for Stock-Based Compensation. In accordance with APB 25, no compensation cost is recognized by the Company when stock options are granted because the exercise price of the Company's stock options equals the market price of the underlying common stock on the date of grant. There is no pro forma impact on the Company's net income and net income per share of applying SFAS 123 in 2004, 2003, and 2002 because no options were granted or became vested during 2004, 2003, and 2002.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

(15)  Fair Value of Financial Instruments

      SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

      The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of September 30, 2004 and 2003, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

      (d)   Deposit Accounts

            The fair value of deposits with no stated maturity, such as noninterest-bearing accounts, interest-bearing checking accounts, money market accounts, passbook, and statement savings, was, by definition, equal to the amount payable on demand as of September 30, 2004 and 2003, respectively. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      (e)   Advances from the FHLB

            The fair value of advances from the FHLB was estimated using discounted cash flow analyses, using interest rates currently offered for advances of similar remaining maturities.

            The estimated fair values of financial instruments are as follows:

                                                                              September 30, 2004
                                                                         -----------------------------
                                                                          Carrying          Estimated
                                                                            value           fair value
                                                                         -----------        ----------
                                                                             (Dollars in thousands)
            Financial assets:
                 Cash and cash equivalents                               $     9,854            9,854
                 Investment securities                                       119,612          119,577
                 Loans held for sale                                             930              930
                 Loans receivable, net of allowance for loan losses          231,763          230,807
                 Federal Home Loan Bank stock                                  2,325            2,325
                 Accrued interest receivable                                   2,124            2,124

            Financial liabilities:
                 Deposit accounts                                            262,734          262,194
                 Advances from the Federal Home Loan Bank                     44,000           42,083

                                                                              September 30, 2003
                                                                         -----------------------------
                                                                          Carrying          Estimated
                                                                            value           fair value
                                                                         -----------        ----------
                                                                             (Dollars in thousands)
            Financial assets:
                 Cash and cash equivalents                               $     9,359            9,359
                 Investment securities                                       111,171          111,106
                 Loans held for sale                                             645              645
                 Loans receivable, net of allowance for loan losses          225,725          226,772
                 Federal Home Loan Bank stock                                  1,675            1,675
                 Accrued interest receivable                                   1,967            1,967

            Financial liabilities:
                 Deposit accounts                                            262,712          263,962
                 Advances from the Federal Home Loan Bank                     31,500           33,456

            At September 30, 2004 and 2003, the Company had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no material current fair value.

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

            SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The disclosures do not include premises and equipment and certain intangible assets, such as customer relationships. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

(16)  Parent Company Financial Data

      Condensed financial information for 1st State Bancorp, Inc. is as follows:

                            Condensed Balance Sheets

                                                                          2004              2003
                                                                       -----------      -----------
                                                                           (Dollars in thousands)
      Assets:
           Cash and cash equivalents                                   $     1,112            1,243
           Investment securities:
              Available for sale (cost of $1,000 at                          1,002              995
                 September 30, 2004 and 2003)
           Due from bank subsidiary                                          2,841            3,328
           Investment in bank subsidiary                                    60,584           56,824
           Accrued interest receivable                                          15               15
           Other                                                               690              643
                                                                       -----------      -----------
                       Total assets                                    $    66,244           63,048
                                                                       ===========      ===========
      Liabilities and stockholders' equity:
           Accrued taxes and other liabilities                         $        34               50
           Dividends payable                                                   296              297
                                                                       -----------      -----------
                       Total liabilities                                       330              347
           Stockholders' equity                                             65,914           62,701
                                                                       -----------      -----------
                       Total liabilities and stockholders' equity      $    66,244           63,048
                                                                       ===========      ===========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

                         Condensed Statements of Income

                                                               2004              2003              2002
                                                           -----------       -----------       -----------
                                                                         (Dollars in thousands)
Interest on loan from bank subsidiary                      $       109               150               217
Dividends from subsidiary                                        1,000                --             7,500
Interest on investment securities                                   40                25                43
Interest on overnight deposits                                      12                31                51
                                                           -----------       -----------       -----------
                 Total income                                    1,161               206             7,811
Operating expenses                                                 237               240               918
                                                           -----------       -----------       -----------
                 Income (loss) before
                    income taxes                                   924               (34)            6,893
Income tax expense (benefit)                                       (26)              (12)             (206)
                                                           -----------       -----------       -----------
                 Income (loss) before equity in
                    undistributed net income of
                    subsidiary                                     950               (22)            7,099
Excess in undistributed net income
     (dividends) of subsidiary                                   2,514             3,942            (3,297)
                                                           -----------       -----------       -----------
                 Net income                                $     3,464             3,920             3,802
                                                           ===========       ===========       ===========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

                       Condensed Statements of Cash Flows

                                                               2004               2003              2002
                                                            -----------       -----------       -----------
                                                                       (Dollars in thousands)
Cash flows from operating activities:
     Net income                                             $     3,464             3,920             3,802
     Adjustments to reconcile net income to
        net cash provided by operating activities:
           Excess of undistributed net income
              (dividends) over dividends
              (undistributed net income) of
              bank subsidiary                                    (2,514)           (3,942)            3,297
           Deferred compensation                                    224               230               313
           Deferred tax expense (benefit)                            --                --                 4
           Vesting of MRP shares                                     --                --               712
           Payments from subsidiary for ESOP loan                   446               446               446
           Decrease in due from subsidiary                           41                 5               846
           Decrease (increase) in accrued interest
              receivable                                             --               (13)                1
           Decrease (increase) in other assets                     (124)             (100)             (217)
           Increase (decrease) in other liabilities                 735              (200)              510
                                                            -----------       -----------       -----------
                 Net cash provided by operating
                    activities                                    2,272               346             9,714
                                                            -----------       -----------       -----------
Cash flows from investing activities:
     Purchase of available for sale investment
        securities                                                   --            (1,000)           (1,000)
     Proceeds from issuer calls of available for sale
        investment securities                                        --             1,000             1,000
                                                            -----------       -----------       -----------
                 Net cash used by investing activities               --                --                --
                                                            -----------       -----------       -----------
Cash flows from financing activities:
     Purchase of treasury stock                                  (1,301)             (886)           (7,726)
     Cash dividends paid on common stock                         (1,121)           (1,004)             (948)
     Exercise of stock options                                       19                --                --
                                                            -----------       -----------       -----------
                 Net cash used by financing activities           (2,403)           (1,890)           (8,674)
                                                            -----------       -----------       -----------
                 Net increase (decrease) in cash
                    and cash equivalents                           (131)           (1,544)            1,040
Cash and cash equivalents at beginning of year                    1,243             2,787             1,747
                                                            -----------       -----------       -----------
Cash and cash equivalents at end of year                    $     1,112             1,243             2,787
                                                            ===========       ===========       ===========

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

                       Condensed Statements of Cash Flows

                                                                   2004            2003             2002
                                                                ----------      ----------       ----------
                                                                        (Dollars in thousands)
      Supplemental disclosure of cash flow information:
           Cash paid (received) during the year for
              income taxes                                      $       31              15              (31)

      Supplemental disclosure of noncash transactions:
           Cash dividends declared but not paid                 $      296             297              241
           Cash dividends on unallocated ESOP shares                    64              72               76
           Unrealized gains (losses) on available for sale
              securities                                                 7             (15)              10

(17)  Quarterly Financial Data (Unaudited)

      Summarized unaudited quarterly financial data for the year ended September 30, 2004 is as follows:

                                                 First          Second           Third          Fourth
                                                quarter         quarter         quarter         quarter
                                              ----------      ----------      ----------      ----------
                                                     (Dollars in thousands, except per share amounts)
          Interest income                     $    4,047           3,954           4,106           4,235
          Interest expense                         1,235           1,189           1,170           1,199
                                              ----------      ----------      ----------      ----------
                     Net interest income           2,812           2,765           2,936           3,036
          Provision for loan losses                   60              60              60              60
                                              ----------      ----------      ----------      ----------
                     Net interest income
                       after provision
                       for loan losses             2,752           2,705           2,876           2,976

          Other income                               526             590             686             539
          Other expense                            2,103           2,056           2,073           2,048
                                              ----------      ----------      ----------      ----------
                     Income before
                       income tax
                       expense                     1,175           1,239           1,489           1,467
          Income taxes                               417             460             516             513
                                              ----------      ----------      ----------      ----------
                     Net income               $      758             779             973             954
                                              ==========      ==========      ==========      ==========
      Per share data:
          Earnings - basic                          0.27            0.28            0.35            0.34
          Earnings - diluted                        0.26            0.26            0.33            0.32

                                                                     (Continued)

                     1ST STATE BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                       September 30, 2004, 2003, and 2002

      Summarized unaudited quarterly financial data for the year ended September 30, 2003 is as follows:

                                                 First          Second           Third          Fourth
                                                quarter         quarter         quarter         quarter
                                              ----------      ----------      ----------      ----------
                                                   (Dollars in thousands, except per share amounts)
          Interest income                     $    4,567           4,397           4,122           4,123
          Interest expense                         1,567           1,445           1,313           1,267
                                              ----------      ----------      ----------      ----------
                     Net interest income           3,000           2,952           2,809           2,856
          Provision for loan losses                   60              60              60              60
                                              ----------      ----------      ----------      ----------
                     Net interest income
                       after provision
                       for loan losses             2,940           2,892           2,749           2,796

          Other income                               761             871             908             915
          Other expense                            2,147           2,181           2,107           2,234
                                              ----------      ----------      ----------      ----------
                     Income before
                       income tax
                       expense                     1,554           1,582           1,550           1,477
          Income taxes                               571             585             562             525
                                              ----------      ----------      ----------      ----------
                     Net income               $      983             997             988             952
                                              ==========      ==========      ==========      ==========
      Per share data:
          Earnings - basic                          0.35            0.35            0.35            0.34
          Earnings - diluted                        0.33            0.34            0.34            0.32

                               BOARD OF DIRECTORS

James C. McGill                            Richard C. Keziah                        T. Scott Quakenbush
President and CEO of                       Chairman and CEO of Monarch Hosiery      Retired
1st State Bancorp, Inc. and 1st State      Mills, Inc.
Bank                                                                                Richard H. Shirley
                                           Ernest A. Koury, Jr.                     President of Dick Shirley Chevrolet,
James A. Barnwell, Jr.                     Vice President of Carolina Hosiery       Inc.
President of Huffman Oil Co., Inc.         Mills, Inc.
                                                                                    Virgil L. Stadler
Bernie C. Bean                             James G. McClure                         Retired
Retired                                    President of Green & McClure Furniture
                                           Co.

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

Frank Gavigan                              Robert W. Malburg, Jr.                    Dan Hansell
Senior Vice President                      Senior Vice President                     Manager, First Capital Services, LLC

Patty G. Blaetz                            L. Michael Dunning                        Michael Gee
Vice President                             Vice President                            Vice President

Theresa L. Joyce                           George P. Tarry, Jr.                      R. Hoyle Vickrey
Vice President                             Vice President                            Vice President

Laura H. Bailey                            Gail M. Barnette                          Myra P. Cathey
Assistant Vice President                   Assistant Vice President                  Assistant Vice President

Julie F. Miller                            Sharon Oakley                             Ward Patillo
Assistant Vice President                   Assistant Vice President                  Assistant Vice President

Sherry M. Stewart                          Glenda S. Madren                          Debbie Tucker
Assistant Vice President                   Assistant Secretary                       Assistant Secretary

Laura Bennett                              Doug Bretz                                Linda Faucette
General Auditor                            Branch Officer                            Branch Officer

Diane Jeffries
Branch Officer

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

1203 S. Main Street
Graham, North Carolina 27253

                              CORPORATE INFORMATION

Auditors                                   Transfer Agent and Registrar               Annual Report on Form 10-K

KPMG LLP                                   Registrar & Transfer Company
150 Fayetteville Street Mall, Suite 1200   10 Commerce Drive                          A copy of 1st State Bancorp,  Inc.'s
Raleigh, North Carolina  27601             Cranford, New Jersey 07016                 Annual  Report  on Form 10-K for the
                                                                                      fiscal  year  ended   September  30,
                                                                                      2004 as filed  with  the  Securities
Special Counsel                            Annual Meeting                             and  Exchange  Commission,  will  be
                                                                                      furnished    without    charge    to
Muldoon Murphy Faucette & Aguggia LLP      The  Annual  Meeting  of   Stockholders    stockholders  as of the record  date
5101 Wisconsin Avenue, NW                  will  be held on  February  8,  2005 at    for the  2005  Annual  Meeting  upon
Washington, DC  20016                      5:30  p.m.  at 1st  State  Bank's  main    written    request   to    Corporate
                                           office  located at 445 S. Main  Street,    Secretary,  1st State Bancorp, Inc.,
                                           Burlington, North Carolina 27215           445  S.  Main  Street,   Burlington,
                                                                                      North Carolina 27215.